As filed with the Securities and Exchange Commission on July 26, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NxSTAGE MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3845	04-3454702
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

439 South Union Street, 5th Floor
Lawrence, Massachusetts 08143
(978) 687-4700
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Jeffrey H. Burbank
President and Chief Executive Officer
NxStage Medical, Inc.
439 South Union Street, 5th Floor
Lawrence, Massachusetts 01843
(978) 687-4700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Susan W. Murley, Esq. Lia Der Marderosian, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 (617) 526-6000	Winifred L. Swan, Esq. Senior Vice President and General Counsel NxStage Medical, Inc. 439 South Union Street, 5th Floor Lawrence, MA 01843 (978) 687-4700	John A. Willett, Esq. Arnold & Porter LLP 399 Park Avenue New York, NY 10022 (212) 715-1000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the stock purchase agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of each Class of	to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)	per Share	Offering Price(2)	Fee
Common Stock, $0.001 par value	6,500,000	N/A	$3,181,414	$98

(1)	Based upon the estimated number of shares of common stock, $0.001 par value per share, of NxStage Medical, Inc., that are expected to be issued in connection with the stock purchase described herein.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended, based upon the aggregate book value of the Medisystems securities that may be cancelled in the acquisition computed as of March 31, 2007, the latest practicable date prior to the date of filing this registration statement. Medisystems is a private company and no market exist for its securities.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information contained herein is subject to completion or amendment. No securities may be sold until a registration statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.

SUBJECT TO COMPLETION, DATED JULY 26, 2007

PROXY STATEMENT/PROSPECTUS

NxStage Medical, Inc. and David S. Utterberg have entered into a stock purchase agreement under which we will purchase from Mr. Utterberg the issued and outstanding shares of Medisystems Corporation and Medisystems Services Corporation, 90% of the issued and outstanding shares of Medisystems Europe S.p.A. (the remaining equity of which is held by Medisystems Corporation) and 0.273% of the issued and outstanding equity participation of Medisystems Mexico s. de R.L. de C.V. (the remaining equity of which is held by Medisystems Corporation), which are collectively referred to as the MDS Entities. Our acquisition of the MDS Entities is referred to as the Stock Purchase. Following the Stock Purchase, each of the MDS Entities will be a direct or indirect wholly-owned subsidiary of ours.

We will issue Mr. Utterberg 6,500,000 shares of our common stock, subject to a post-closing working capital adjustment that may increase or decrease the number of shares of common stock we issue to Mr. Utterberg, in consideration for the Stock Purchase. The shares of our common stock issuable to Mr. Utterberg pursuant to this proxy statement/prospectus are referred to as the Shares. In addition, we may be required to issue additional shares of our common stock to Mr. Utterberg. Pursuant to the terms of the Stock Purchase, we and Mr. Utterberg have agreed to indemnify each other in the event of certain breaches or failures, and any such indemnification amounts must be paid in shares of our common stock, valued at the time of payment. However, we will not be required to issue shares for indemnification purposes that in the aggregate would exceed 20% of the then outstanding shares of our common stock without first obtaining stockholder approval, and any such shares will not be registered under the Securities Act of 1933, as amended.

Our shares of common stock are listed on the NASDAQ Global Market under the symbol “NXTM”. As of          , 2007, the last trading day before the date of this proxy statement/prospectus, the last sales price of our common stock, as quoted on the NASDAQ Global Market, was $     .

This proxy statement/prospectus has been prepared in connection with a special meeting of our stockholders to be held at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109, on          , 2007 at   a.m., local time. At the special meeting, stockholders will consider a proposal to approve the issuance of the Shares and a proposal to amend our 2005 Stock Incentive Plan to increase the number of shares of our common stock that may be issued under the plan. Pursuant to applicable NASDAQ Marketplace Rules, the issuance of the shares of our common stock pursuant to the Stock Purchase and the amendment to our 2005 Stock Incentive Plan require approval by holders of a majority of the shares of our common stock present and voting at a special meeting of stockholders at which a quorum is present.

This proxy statement/prospectus sets forth more information about NxStage, Mr. Utterberg, the MDS Entities, the Stock Purchase and the proposed amendment to our 2005 Stock Incentive Plan. We encourage you to read carefully this proxy statement/prospectus before voting, including the section entitled “Risk Factors” beginning on page 19.

Sincerely,

Winifred L. Swan, Secretary

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of our common stock to be issued in the Stock Purchase or determined whether this document is truthful or complete. Any representation to the contrary is a criminal offense.

This document is dated          , 2007, and is first being mailed to our stockholders on or about          , 2007.

NxSTAGE MEDICAL, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the stockholders of NxStage Medical, Inc.:

A special meeting of our stockholders will be held at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109, on                    , 2007 at     a.m., local time. At the special meeting, stockholders will consider and act upon the following matters:

•	the issuance of 6,500,000 shares of our common stock, plus any additional shares of common stock issuable pursuant to a post-closing adjustment, to David S. Utterberg pursuant to the stock purchase agreement, dated as of June 4, 2007, between Mr. Utterberg and NxStage (which is referred to in this notice as the stock purchase agreement), and any additional shares of our common stock that we may be required to issue Mr. Utterberg in the future to satisfy any indemnification claims payable by us for failures or breaches under the stock purchase agreement and/or the consulting agreement we intend to enter into with Mr. Utterberg; and

•	an amendment to our 2005 Stock Incentive Plan, or 2005 Plan, to increase the number of shares of our common stock that may be issued under the 2005 Plan by an additional 3,800,000 shares, of which no more than 1,500,000 shares shall be granted as restricted stock.

Pursuant to applicable NASDAQ Marketplace Rules, the issuance of shares of our common stock pursuant to the stock purchase agreement and the amendment to our 2005 Plan require approval by holders of a majority of the our shares of common stock present and voting at a special meeting of stockholders at which a quorum is present.

After careful consideration, our board of directors has approved the proposals referred to above and concluded that they are fair to, and in the best interests of, NxStage and our stockholders. Our board of directors recommends that our stockholders vote “FOR” each of the proposals referred to above.

You are entitled to vote only if you were a holder of our common stock at the close of business on          , 2007, the record date for the special meeting. Only record holders of our common stock at the close of business on that date are entitled to notice of and to vote at the special meeting and at any adjournments or postponements thereof.

The proxy statement/prospectus accompanying this notice sets forth more information about NxStage, Mr. Utterberg, the stock purchase agreement and related transactions and the proposed amendment to our 2005 Plan. The accompanying materials also provide instructions on how to vote your shares in person at the special meeting or by proxy.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to NxStage or, if the option is available to you, by granting your proxy electronically over the Internet or by telephone. If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, your shares will only be voted at the special meeting if you direct your broker to vote your shares by following the procedures established by your broker.

By order of the board of directors,

Winifred L. Swan, Secretary

                   , 2007
Lawrence, Massachusetts

i

This document incorporates by reference important business, financial and other information about NxStage that is not included in or delivered with this document. See “Where You Can Find More Information” on page 173 for a list of the documents that have been incorporated by reference into this document.

Documents incorporated by reference are available from NxStage without charge, excluding any exhibits to those documents unless the exhibits are specifically incorporated into this document by reference. Requests for these documents should be directed to NxStage at the following address and telephone number:
NxStage Medical, Inc.
439 South Union Street, 5th Floor
Lawrence, Massachusetts 08143
(978) 687-4700
Attention: General Counsel

To receive timely delivery of requested documents in advance of the special meeting, you should make your request no later than          , 2007.

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the special meeting and this proxy statement/prospectus. They may not include all the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the annexes and the other documents referred to herein.

Q:	What will happen in connection with the Stock Purchase?

A:	We are proposing to purchase from David S. Utterberg, who is a member of our board of directors and the owner of approximately 6.7% of our common stock:

• all of the issued and outstanding shares of Medisystems Corporation, or MDS;

• all of the issued and outstanding shares of Medisystems Services Corporation, or MDS Services;

• 90% of the issued and outstanding shares of Medisystems Europe S.p.A. (the remaining equity of which is held by MDS), or MDS Italy; and

• 0.273% of the issued and outstanding equity participation of Medisystems Mexico s. de R.L. de C.V. (the remaining equity of which is held by MDS), or MDS Mexico.

MDS, MDS Services, MDS Italy and MDS Mexico are referred to collectively in this proxy statement/prospectus as the MDS Entities. We refer to our acquisition of the MDS Entities under the stock purchase agreement as the Stock Purchase.

As consideration for the Stock Purchase, we will issue Mr. Utterberg 6,500,000 shares of our common stock, plus any additional shares issuable pursuant to a post-closing working capital adjustment provided for in the stock purchase agreement. We may also be required to issue Mr. Utterberg additional shares of our common stock, which we refer to as the indemnification shares, to satisfy any indemnification claims payable by us under the stock purchase agreement and/or the consulting agreement we intend to enter into with Mr. Utterberg, which is described below. In this proxy statement/prospectus, we refer to the shares to be issued to Mr. Utterberg as consideration for the Stock Purchase, together with the indemnification shares, as the Stock Purchase Shares.

Following the Stock Purchase, each of the MDS Entities will be a direct or indirect wholly-owned subsidiary of ours. A copy of the stock purchase agreement is attached to this proxy statement/prospectus as Annex A.

Q:	Why are you receiving this proxy statement/prospectus?

A:	Our stock is listed on the NASDAQ Global Market. Rule 4350(i) of the NASDAQ Marketplace Rules requires listed companies to obtain stockholder approval in certain circumstances, which include:

• when an issuance or potential issuance of securities would result in a change in control of the company, as such term has been interpreted by NASDAQ for purposes of Rule 4350(i);

• when an equity compensation arrangement is made, pursuant to which stock may be acquired by directors or directors’ affiliates; and

• when in connection with the stock or assets of another company, where due to the issuance of common stock or securities convertible into common stock, the securities to be issued represent 20% or more of the voting power or number of shares of common stock outstanding before the issuance.

You are being asked to approve the issuance of the Stock Purchase Shares because such issuance implicates each of the circumstances listed above, and, pursuant to the stock purchase agreement, our stockholders approving the issuance of the Stock Purchase Shares to Mr. Utterberg is a condition to closing the Stock Purchase. In addition, we are proposing to amend our 2005 Stock Incentive Plan, or 2005 Plan, to increase the number of shares reserved for issuance under the 2005 Plan by 3,800,000, from 3,601,459 to 7,401,459; provided that of the additional 3,800,000 shares, no more than 1,500,000 shares may be granted as restricted stock. Under NASDAQ Marketplace Rule 4350(i) and the terms of the 2005 Plan, we are required to obtain stockholder approval prior to amending the 2005 Plan to increase the number of shares issuable under the 2005 Plan. We will hold a special meeting of our stockholders to obtain approval of the issuance of the Stock Purchase Shares and the amendment to our 2005 Plan. This proxy statement/prospectus contains important information about the special meeting, the Stock Purchase, the MDS Entities Mr. Utterberg and the proposed amendments to our 2005 Plan, and you should read it carefully.

Q:	Why is NxStage proposing the Stock Purchase?

A:	We believe the Stock Purchase will provide the following benefits:

• expansion of our business on a commercial, operational and financial scale; and

• enhancement of our capability to execute operationally.

We also believe that the Stock Purchase has the potential to accelerate our profitability. For a description of the other factors considered by our board of directors in determining to approve the Stock Purchase, see “The Stock Purchase — Our Reasons for the Stock Purchase” beginning on page 55.

Q:	Does NxStage’s board of directors recommend voting in favor of the issuance of the Stock Purchase Shares and the amendment to the 2005 Plan?

A:	Proposal One — Approval of the Issuance of the Stock Purchase Shares

Yes. After careful consideration, our board of directors determined that the Stock Purchase is fair to, and in the best interests of, NxStage and our stockholders. Our board of directors recommends that our stockholders vote “FOR” the issuance of the Stock Purchase Shares.

For a description of the factors considered by our board of directors in making its determination, see “The Stock Purchase — Our Reasons for the Stock Purchase” beginning on page 55.

Proposal Two — Approval of an Amendment to our 2005 Plan

Yes. After careful consideration, our board of directors believes that the proposed amendment to our 2005 Plan is in the best interests of NxStage and our stockholders and recommends a vote “FOR” the approval of the amendment to our 2005 Plan.

For a description of the factors considered by our board of directors in making its determination, see “Matters Submitted to a Vote of NxStage Stockholders — Proposal Two — Approval of an Amendment to our 2005 Plan” beginning on page 47.

Q:	Is the Stock Purchase a related person transaction?

A:	Yes. Mr. Utterberg is a director of NxStage and currently owns approximately 6.7% of our outstanding common stock based on the number of shares of our common stock outstanding as of June 29, 2007. Pursuant to our policies and procedures concerning related person transactions, the Audit Committee of our board of directors reviewed and approved the Stock Purchase.

Q:	What will Mr. Utterberg receive as consideration for the Stock Purchase?

A:	Upon the closing of the Stock Purchase, we will issue Mr. Utterberg 6,500,000 shares of our common stock. The total number of shares payable by us to Mr. Utterberg is subject to a post-closing working capital adjustment pursuant to the stock purchase agreement that may increase or decrease the final number of shares of common stock issued to Mr. Utterberg. We will not know, until at least 60 days following the closing of the Stock Purchase how many shares, if any, we will be required to issue, or which Mr. Utterberg will be required to return, in connection with the post-closing working capital adjustment. One million of the shares issued to Mr. Utterberg will be placed into escrow to cover potential indemnification claims we may have against him. For a further discussion of the consideration payable to Mr. Utterberg, see “The Stock Purchase — Stock Purchase Consideration” on page 63 and for a further discussion of the escrow arrangement and indemnification see “The Stock Purchase Agreement — Indemnification” beginning on page 72.

Q.	Could we be required to issue Mr. Utterberg additional shares of our common stock in connection with the Stock Purchase?

A.	We may be required to issue Mr. Utterberg additional shares of our common stock in the event we are required to indemnify him for certain breaches or failures. Pursuant to the terms of the stock purchase agreement and the consulting agreement, which are described below, we and Mr. Utterberg have agreed to indemnify each other in the event of certain breaches or failures under such agreements. Indemnification amounts payable by either party, if any, must be paid in shares of our common stock, valued at the time of payment. However, we will not be required to issue shares for indemnification purposes that in the aggregate would exceed 20% of the then outstanding shares of our common stock without first obtaining stockholder approval, and any such shares will not be registered under the Securities Act of 1933, as amended. For a further discussion of indemnification see “The Stock Purchase Agreement — Indemnification” beginning on page 72.

Q:	When does NxStage expect to complete the Stock Purchase?

A:	Subject to satisfaction or waiver of all conditions, we expect to complete the Stock Purchase approximately two days following the special meeting.

For a description of the conditions to completion of the Stock Purchase, see “The Stock Purchase Agreement — Conditions to the Completion of the Stock Purchase” beginning on page 66.

Q:	Are there risks you should consider in deciding whether to vote for the issuance of the Stock Purchase Shares?

A:	Yes. In evaluating the issuance of the Stock Purchase Shares, you should carefully consider the factors discussed under the heading “Risk Factors” beginning on page 19.

Q:	Why are we proposing to amend the 2005 Plan to increase the number of shares issuable under the plan?

A:	If the Stock Purchase is completed, our employee population will grow from approximately 300 to 1,000. In order for us to grant equity incentives to these new employees and to support our continued growth and compensation needs, we are seeking to increase the number of shares available for issuance under the 2005 Plan by 3,800,000 shares, of which no more than 1,500,000 shares may be issued as restricted stock awards.

Q:	What vote is required by NxStage stockholders to approve the issuance of the Stock Purchase Shares and the 2005 Plan Amendment?

A:	Pursuant to applicable NASDAQ Marketplace Rules and our by-laws, the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy and voting on such matter at a special meeting at which a quorum is present is required to approve the issuance of the Stock Purchase Shares. In addition, pursuant to NASDAQ Marketplace Rules and the terms of our 2005 Plan, the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy and voting on such matter at a special meeting at which a quorum is present is required to approve the proposed amendment to our 2005 Plan. As of June 29, 2007, our directors and executive officers and their affiliates, including Mr. Utterberg, were entitled to vote approximately 32.6% of our outstanding shares of common stock (not including options, warrants or other convertible securities).

Q:	What do you need to do now?

A:	We urge you to carefully read and consider the information contained in this document, including the annexes, and to consider how the Stock Purchase, including the issuance of the Stock Purchase Shares, and the proposal to increase the number of shares available for issuance under our 2005 Plan will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this document and on the enclosed proxy card.

Q:	When and where is the special meeting?

A:	The special meeting of our stockholders will be held at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109, on , 2007 at a.m., local time.

Q:	How do you vote?

A:	If you are a record holder, meaning your shares are registered in your name, you may vote:

(1)  Over the Internet:  Go to the website of our tabulator, Computershare Investor Services, at www.investorvote.com. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

(2)  By Telephone:  Call 1-800-652-VOTE (8683) toll free from the United States, Canada and Puerto Rico, and follow the instructions on your enclosed proxy card. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

(3)  By Mail:  Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Computershare Investor Services. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our board of directors.

(4)  In Person at the Special Meeting:  If you attend the special meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name”, meaning they are held for your account by a broker or other nominee, you may vote:

(1) Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit Internet or telephone voting. You should follow those instructions.

(2) By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3)  In Person at the Special Meeting:  Contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the special meeting. You will not be able to vote in person at the special meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Q:	What happens if you do not vote?

A:	If you do not vote at the special meeting by submitting a proxy or otherwise, your shares will not be counted as present for the purpose of determining a quorum and will have no effect on the outcome of the proposal to approve the issuance of the Stock Purchase Shares or the proposal to increase the number of shares issuable under our 2005 Plan. If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the special meeting. If you hold shares in street name and do not instruct your broker how to vote your shares, your shares will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the special meeting. As a result, your abstention will have the same effect as a vote against such proposals. A “broker non-vote” will have no effect on, and will not be counted towards, the total vote. Each of the proposals to be considered at the special meeting requires the affirmative vote of a majority of the votes cast at the special meeting.

Q:	Can you change your vote after you have mailed your signed proxy?

A:	Yes. If you want to change your vote, send our corporate secretary a later dated, signed proxy card before the special meeting or attend the special meeting and vote in person, or you may vote over the Internet or by telephone as only your latest Internet or telephone vote received before the special meeting will be counted. You may also revoke your proxy by sending written notice to our corporate secretary before the special meeting. If you have instructed your broker to vote your shares, you must follow your broker’s directions in order to change those instructions.

Q:	Are you entitled to appraisal rights?

A:	Our stockholders are not entitled to appraisal rights in connection with any proposals to be considered at the special meeting.

Q:	Who will bear the costs of the proxy solicitation?

A:	We will bear the costs of soliciting proxies, including the printing, mailing and filing of this proxy statement/prospectus and any additional information furnished to stockholders. We have engaged Georgeson Shareholder Communications Inc., a proxy solicitation firm, to solicit proxies from our stockholders. For these services, we expect to pay a fee of approximately $7,500, plus expenses. Our directors, officers and employees may also solicit proxies by telephone, email, facsimile and in person, without additional compensation. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Q:	Whom should you call with questions?

A:	If you have any questions about the Stock Purchase or any of the proposals to be considered at the special meeting, or if you need additional copies of this document or the enclosed proxy, you should contact:

Georgeson Shareholder Communications Inc. 17 State Street, 10th Floor New York, NY 10004	NxStage Medical, Inc. 439 South Union Street, 5th Floor Lawrence, Massachusetts 08143 (978) 687-4700 Attention: General Counsel

You may also obtain additional information about us from documents filed with the Securities and Exchange Commission by following the instructions under “Where You Can Find More Information” on page 173. Documents incorporated by reference are available from NxStage without charge, excluding any exhibits to those documents unless the exhibits are specifically incorporated into this document by reference. Requests for these documents should be directed to NxStage at the address above.

SUMMARY

This summary highlights only selected information from this document and may not contain all of the information that is important to you. To better understand the Stock Purchase and the proposals being considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the stock purchase agreement, attached as Annex A, the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, attached as Annex B, and the other documents to which we refer. You may obtain further information about us by following the instructions under the heading “Where You Can Find More Information” on page 173. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Stock Purchase and the Stock Purchase Agreement (see pages 53 and 66)

We have agreed to acquire the equity interests in the MDS Entities held by Mr. Utterberg. Following the Stock Purchase, each of the MDS Entities will be a direct or indirect wholly-owned subsidiary of ours. In consideration for the Stock Purchase, we will issue 6,500,000 shares of our common stock to Mr. Utterberg, subject to a post-closing working capital adjustment that may increase or decrease the number of shares of our common stock to be issued to Mr. Utterberg. In addition, we may be required to issue additional shares of common stock to Mr. Utterberg in the event we are required to indemnify him for certain breaches or failures. Following the consummation of the Stock Purchase, Mr. Utterberg will own approximately 23.4% of our outstanding common stock, assuming he is issued 6,500,000 shares of our common stock. Mr. Utterberg is currently a member of our board of directors. He will continue to be a director following the closing of the Stock Purchase.

The stock purchase agreement, which is the legal document governing the Stock Purchase, is attached as Annex A to this document. You should read the entire agreement carefully and in its entirety.

Parties to the Stock Purchase

NxStage Medical, Inc.
439 South Union Street, 5th Floor
Lawrence, Massachusetts 08143
(978) 687-4700

We are a medical device company that develops, manufactures and markets innovative systems for the treatment of end-stage renal disease, or ESRD, and acute kidney failure. We market our principal product, the System One, to dialysis clinics for chronic hemodialysis treatment, providing clinics with improved access to the developing home hemodialysis market and the ability to expand their patient base by adding home-based patients without adding clinic infrastructure.

We were incorporated on December 31, 1998, under the name QB Medical, Inc. and changed our name to NxStage Medical, Inc. in 1999. Our principal offices are located at 439 South Union Street, 5th Floor, Lawrence, Massachusetts 08143, and our telephone number at that address is (978) 687-4700.

David S. Utterberg
c/o Medisystems Corporation
701 Pike Street, 16th Floor
Seattle, Washington 98101
(206) 834-1200

Medisystems, the business we are acquiring from Mr. Utterberg, is a medical device company that designs, manufactures, assembles, imports and distributes disposables used in dialysis and related blood treatments and procedures. Medisystems is a leader in the market for hemodialysis blood tubing sets, A.V. fistula needles, apheresis needles and hemodialysis transducer protectors in the United States. Medisystems is also the sole supplier of the disposable cartridges used in our primary product, the System One.

Mr. Utterberg, a NxStage director, is the sole stockholder of MDS, a Washington corporation incorporated in 1981, and MDS Services, a Nevada corporation incorporated in 1998. Mr. Utterberg is also the owner of 90% of the issued and outstanding shares of MDS Italy, a company organized in 1991 under the laws of Italy in Sorbara, Modena, Italy, and 0.273% of the issued and outstanding equity participation of MDS Mexico, a company organized in 1993 under the laws of Mexico in Tijuana, Baja California, Mexico. MDS holds the remaining issued and outstanding equity interests in each of MDS Italy and MDS Mexico.

Mr. Utterberg is also the sole stockholder of Medisystems Technology Corporation, or MTC, Medisystems Research Corporation, or MRC, Life Stream Medical Corporation, or LSM, and Infusion Care Services, or ICS, which entities we are not acquiring in connection with the Stock Purchase. In this proxy statement/prospectus, MTC, MRC, LSM, ICS and the MDS Entities are collectively referred to as the Medisystems Group. Unless otherwise indicated, all financial data presented in this proxy statement/prospectus with respect to Medisystems is the financial data of the Medisystems Group.

Amendment to Our 2005 Plan (see page 47)

Our board of directors has approved, subject to stockholder approval, an amendment to our 2005 Plan, increasing from 3,601,459 to 7,401,459 the number of shares of our common stock issuable under the 2005 Plan; provided that of this 3,800,000 share increase, no more than 1,500,000 shares may be issued as restricted stock awards.

Recommendations of the NxStage Board of Directors (see pages 47 and 52)

After careful consideration, our board of directors determined that the Stock Purchase is advisable, and in the best interests, of NxStage and our stockholders, and has approved the Stock Purchase. Our board of directors recommends that our stockholders vote “FOR” the issuance of the Stock Purchase Shares. Mr. Utterberg did not participate in our discussions or consideration of, or the board votes authorizing the Stock Purchase.

After careful consideration, our board of directors determined that the amendment to our 2005 Plan to increase the number of shares issuable thereunder is in the best interests of NxStage and our stockholders. Our board of directors recommends that our stockholders vote “FOR” the approval of the amendment to our 2005 Plan.

Opinion of NxStage’s Financial Advisor Regarding the Stock Purchase (see page 57)

On June 4, 2007, Merrill Lynch delivered its written opinion to our board of directors that, as of that date and subject to the assumptions, considerations and limitations set forth in its opinion, the Stock Purchase was fair, from a financial point of view, to us. Merrill Lynch provided its opinion for the information and assistance of our board of directors in connection with its consideration of the Stock Purchase. The Merrill Lynch opinion is not a recommendation as to how any NxStage stockholder should vote or take any other action with respect to the proposal to approve the issuance the Stock Purchase Shares.

The full text of the written opinion of Merrill Lynch, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached to this proxy statement/prospectus as Annex B. You are urged to read the opinion carefully and in its entirety. You should carefully consider the discussion of Merrill Lynch’s analysis under the heading “Opinion of NxStage’s Financial Advisor” beginning on page 57.

Interests of Mr. Utterberg in the Stock Purchase (see page 62)

When considering the recommendation of our board of directors, you should be aware that Mr. Utterberg, a NxStage director, has interests in the Stock Purchase that are different from yours. Mr. Utterberg owns, directly or indirectly, all of the equity interests in the MDS Entities. Mr. Utterberg will receive 6,500,000 shares of our common stock, subject to a post-closing working capital adjustment, if the Stock Purchase is approved and completed. As a result, Mr. Utterberg’s aggregate ownership of our outstanding stock will increase to approximately 23.4% of our outstanding common stock, assuming he receives 6,500,000 shares. Additionally, in connection with the Stock Purchase we will enter into a two-year consulting agreement with Mr. Utterberg pursuant to which we will pay him $200,000 annually, plus reimbursement of certain expenses, and we will receive through our ownership of MDS a license to patents and other intellectual property rights from DSU Medical Corporation, a corporation wholly-owned by Mr. Utterberg. The consulting agreement and license agreement are each more fully detailed in this proxy statement/prospectus under the heading “License Agreement and Consulting Agreement” beginning on page 73.

Given his interests in the Stock Purchase and related transactions, Mr. Utterberg did not participate in discussions held by our board of directors concerning these transactions, nor did he participate in the board votes authorizing these transactions. In addition, the Stock Purchase and consulting arrangement with Mr. Utterberg are related person transactions for purposes of applicable rules of the Securities and Exchange Commission, or SEC, and our internal policies concerning related persons. Accordingly, our Audit Committee, as well as our board of directors, reviewed and approved the transactions. Our policies and procedures regarding the review, approval and ratification of related person transactions are described under the heading “NxStage Certain Relationships and Related Transactions” beginning on page 167.

Following the Stock Purchase, Mr. Utterberg will continue to serve on our board of directors. In addition, the stock purchase agreement provides that, if Mr. Utterberg is no longer a director of NxStage, our board of directors will nominate for election to our board any director nominee proposed by Mr. Utterberg, subject to certain conditions. Our board of directors took into account these interests in considering whether to approve the Stock Purchase.

Vote Required to Approve the Stock Purchase and the 2005 Plan Amendment

Pursuant to applicable NASDAQ Marketplace Rules and our by-laws, the affirmative vote of the holders of a majority of the shares of our common stock present and voting on the matter at the special meeting is required to approve the issuance of the Stock Purchase Shares to Mr. Utterberg and to approve the amendment to our 2005 Plan.

Conditions to Completion of the Stock Purchase (see page 66)

Several conditions must be satisfied or waived before we and Mr. Utterberg complete the Stock Purchase, including those summarized below:

•	expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Act;

•	approval by our stockholders of the issuance of shares of our common stock to Mr. Utterberg in connection with the Stock Purchase;

•	effectiveness of the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part pursuant to the provisions of the Securities Act of 1933, as amended;

•	receipt by each party of the waivers, permits, consents, approvals or other authorizations required to complete the Stock Purchase, as specified in the stock purchase agreement;

•	filing by us of all filings required to be filed with NASDAQ;

•	accuracy of each party’s respective representations and warranties in the stock purchase agreement;

•	compliance by each party with its covenants in the stock purchase agreement; and

•	absence of court orders or legal proceedings that would prevent the consummation of the Stock Purchase, cause the Stock Purchase to be rescinded or have a material adverse effect on the MDS Entities.

Termination of the Stock Purchase Agreement Under Specified Circumstances (see page 70)

Under circumstances specified in the stock purchase agreement, either we or Mr. Utterberg may terminate the stock purchase agreement and, as a result, the Stock Purchase would not be completed. These circumstances generally include if:

•	the Stock Purchase is not completed on or before December 31, 2007;

•	we or Mr. Utterberg breach any representation, warranty or covenant contained in the stock purchase agreement, and such breach remains uncured, such that the conditions to the completion of the Stock Purchase regarding representations, warranties and covenants would not be satisfied;

•	our stockholders do not approve the issuance of shares of our common stock to Mr. Utterberg pursuant to the stock purchase agreement; or

•	we and Mr. Utterberg consent to the termination of the stock purchase agreement by mutual written agreement.

NxStage May be Required to Pay a Termination Fee Under Specified Circumstances (see page 71)

Under certain circumstances, we may be required to pay a termination fee to Mr. Utterberg up to an aggregate of $600,000 in reasonable documented expenses incurred by Mr. Utterberg relating to the Stock Purchase.

U.S. Federal Income Tax Consequences of the Stock Purchase (see page 64)

No gain or loss will be recognized by us or by holders of shares of our common stock as a result of the Stock Purchase.

Anticipated Accounting Treatment

We will account for the Stock Purchase as a purchase under U.S. generally accepted accounting principles, or GAAP. Under the purchase method of accounting, the assets and liabilities of the MDS Entities will be recorded as of the date of the closing of the Stock Purchase, at their respective fair values, and consolidated with those of NxStage. The results of operations of the MDS Entities will be consolidated with ours beginning on the date of the Stock Purchase.

Share Ownership of Directors and Executive Officers of NxStage (see page 169)

At the close of business on the record date of our special meeting, our directors and executive officers and their affiliates, including Mr. Utterberg, beneficially owned and were entitled to vote approximately     % of the shares of our common stock outstanding on that date.

Regulatory Matters (see page 64)

We are not aware of any governmental or regulatory approval required for completion of the Stock Purchase, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part, compliance with the Hart-Scott-Rodino Act, compliance with applicable corporate laws of Delaware, compliance with state securities laws and the filing with the NASDAQ Global Market of a Notification Form for Listing Additional Shares and a Notification Form for Change in the Number of Shares Outstanding, with respect to the shares of our common stock to be issued to Mr. Utterberg pursuant to the stock purchase agreement.

If any other governmental approvals or actions are required, we intend to try to obtain them. We cannot assure you, however, that we will be able to obtain any such approvals or actions.

Appraisal Rights

Appraisal rights are not available under the Delaware General Corporation Law with respect to the Stock Purchase.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NxSTAGE

The following tables present our summary selected consolidated statements of operations data and balance sheet data for our fiscal years 2002 through 2006 and for the three months ended March 31, 2006 and 2007. The selected financial data as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 have been derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, an independent registered public accounting firm, included in this proxy statement/prospectus beginning on Page F-21. The selected consolidated financial data as of December 31, 2002, 2003 and 2004 and for the years ended December 31, 2002 and 2003, are derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, an independent registered accounting firm, not included in this proxy statement/prospectus. The selected consolidated financial data as of March 31, 2007 and for the three months ended March 31, 2006 and 2007 are derived from our unaudited consolidated financial statements, which are included in this proxy statement/prospectus beginning on Page F-2. Our unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and notes thereto, and include, in the opinion of our management, all adjustments necessary for a fair presentation of the information for the unaudited interim period. Reclassifications have been made to our results from prior years to conform to the current presentation. You should read this information in conjunction with our consolidated financial statements, including the related notes, and “NxStage Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included elsewhere in this proxy statement/prospectus. The historical results are not necessarily indicative of results to be expected in any future period.

	Historical
						Three Months Ended
	Years Ended December 31,					March 31,
	2002	2003	2004	2005	2006	2006	2007
						(unaudited)
	(In thousands, except share and per share data)

Consolidated Statements of Operations Data:
Revenues	$30	$286	$1,885	$5,994	$20,812	$3,401	$8,374
Cost of revenues	404	940	3,439	9,585	26,121	4,857	9,917

Gross profit (deficit)	(374)	(654)	(1,554)	(3,591)	(5,309)	(1,456)	(1,543)

Operating expenses:
Selling and marketing	2,286	2,181	3,334	7,550	14,356	3,193	4,732
Research and development	5,913	4,526	5,970	6,305	6,431	1,779	1,436
Distribution	6	33	495	2,059	7,093	1,290	2,344
General and administrative	2,554	2,868	3,604	4,855	8,703	1,974	2,667

Total operating expenses	10,759	9,608	13,403	20,769	36,583	8,236	11,179

Loss from operations	(11,133)	(10,262)	(14,957)	(24,360)	(41,892)	(9,692)	(12,722)
Interest and other income	222	146	130	643	3,236	595	904
Interest and other expense	(69)	(92)	(15)	(763)	(973)	(158)	(175)

Net loss	$(10,980)	$(10,208)	$(14,842)	$(24,480)	$(39,629)	$(9,255)	$(11,993)

Basic and diluted net loss per share	$(4.66)	$(4.10)	$(5.81)	$(4.31)	$(1.60)	$(0.44)	$(0.41)

Shares used in per share calculations	2,355,527	2,489,688	2,555,605	5,680,566	24,817,020	21,182,717	29,019,836

	As of December 31,					As of
	2002	2003	2004	2005	2006	March 31, 2007
	(In thousands)

Balance Sheet Data:
Cash, cash equivalents and short-term investments	$4,028	$8,881	$18,134	$61,223	$61,802	$70,671
Working capital	5,235	11,115	19,205	62,101	64,715	75,290
Total assets	7,983	13,613	25,455	76,575	101,725	121,574
Long-term liabilities	146	30	3,006	2,106	5,494	15,018
Redeemable preferred stock	40,006	55,946	75,946	—	—	—
Accumulated deficit	(34,368)	(44,623)	(59,496)	(84,011)	(123,640)	(135,634)
Total stockholders’ equity (deficit)	(33,271)	(43,478)	(57,400)	67,354	83,408	90,079

SUMMARY SELECTED HISTORICAL COMBINED
FINANCIAL DATA OF MEDISYSTEMS GROUP

The following tables present a summary of the Medisystems Group combined statements of operations data and balance sheet data for its fiscal years 2002 through 2006 and for the three months ended March 31, 2006 and 2007. The selected financial data as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 have been derived from the audited combined financial statements of the Medisystems Group, which have been audited by Grant Thornton LLP, an independent registered public accounting firm, and are included in this proxy statement/prospectus beginning on page F-47. The selected combined financial data as of December 31, 2004 have been derived from the audited combined financial statements of the Medisystems Group, which have been audited by Grant Thornton LLP, an independent registered public accounting firm, not included in this proxy statement/prospectus. The selected financial data as of December 31, 2002 and 2003 and for the years ended December 31, 2002 and 2003, are derived from the audited combined financial statements of the Medisystems Group, which have been audited by another independent registered accounting firm, not included in this proxy statement/prospectus. The selected combined financial data as of March 31, 2007 and for the three months ended March 31, 2006 and 2007 are derived from Medisystems Group unaudited combined financial statements, which are included in this proxy statement/prospectus beginning on page F-47. The unaudited combined financial statements of the Medisystems Group have been prepared on the same basis as the audited financial statements and notes thereto, and include, in the opinion of the management of the Medisystems Group companies, all normal recurring adjustments necessary for a fair presentation of the information for the unaudited interim period. Reclassifications have been made to results from prior years to conform to the current presentation. These interim results are not necessarily an indication of the results for the full year. You should read this information in conjunction with the combined financial statements of the Medisystems Group, including the related notes, and “Medisystems Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included elsewhere in this proxy statement/prospectus. The historical results are not necessarily indicative of results to be expected in any future period.

	Historical
						Three Months Ended
	Years Ended December 31,					March 31,
	2002	2003	2004	2005	2006	2006	2007
						(unaudited)
	(In thousands)

Combined Statements of Operations Data:
Revenues	$83,515	$53,645	$62,848	$57,904	$62,577	$14,251	$15,904
Cost of revenues	59,358	41,608	46,653	44,227	47,782	10,764	11,555

Gross profit	24,157	12,037	16,195	13,677	14,795	3,487	4,349

Operating expenses: Selling and marketing	2,589	1,835	1,916	2,175	2,280	416	460
Research and development	1,686	1,464	1,638	2,186	2,317	482	424
Distribution	1,488	975	1,172	1,187	1,238	347	227
General and administrative	4,594	6,442	7,719	4,540	4,382	905	802
Royalty Expense	7,350	4,350	4,350	4,350	4,350	1,088	—

Total operating expenses	17,707	15,066	16,795	14,438	14,567	3,238	1,913

Income from operations	6,450	(3,029)	(600)	(761)	228	249	2,436
Legal settlement	—	—	—	—	5,629	—	—
Interest and other income	691	214	416	324	284	56	69
Interest and other expense	(10)	(43)	(29)	(5)	(251)	(25)	(8)

Income (loss) before provision for foreign income taxes	7,131	(2,858)	(213)	(442)	5,890	280	2,497
Provision for foreign income taxes	(206)	(261)	(140)	(175)	(199)	(44)	(52)

Net income (loss)	$6,925	$(3,119)	$(353)	$(617)	$5,691	$236	$2,445

	Historical
						As of
	As of December 31,					March 31,
	2002	2003	2004	2005	2006	2007
	(In thousands)
						(unaudited)

Balance Sheet Data:
Cash, cash equivalents and short-term investments	$5,060	$4,396	$2,918	$2,501	$1,622	$3,169
Working capital	3,190	(2,430)	(6,006)	(6,640)	(1,536)	963
Total assets	25,203	17,613	17,495	15,688	25,000	19,527
Long-term liabilities	524	641	778	725	785	754
Retained earnings (deficit)	7,325	206	(4,208)	(4,825)	866	3,311
Total stockholders’ equity (deficit)	7,484	509	(3,818)	(4,608)	1,272	3,721

SUMMARY SELECTED UNAUDITED PRO FORMA COMBINED
FINANCIAL DATA

In accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended, we have prepared a combined pro forma balance sheet as of March 31, 2007 and combined pro forma statements of operations for the three months ended March 31, 2007 and the fiscal year ended December 31, 2006. For additional information, please refer to the unaudited pro forma combined financial statements and related notes beginning on page 130.

The following tables present our summary historical and pro forma statement of operations data for the three months ended March 31, 2007 and for the year ended December 31, 2006 and our summary historical and pro forma balance sheet data as of March 31, 2007. The summary statements of operations data for the year ended December 31, 2006 are derived from our audited consolidated financial statements included in this proxy statement/prospectus beginning on page F-22. The summary statements of operations data for the three months ended March 31, 2007 and the selected balance sheet data as of March 31, 2007 have been derived from our unaudited consolidated financial statements included in this proxy statement/prospectus beginning on page F-3. Our unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and notes thereto, and include, in the opinion of our management, all adjustments necessary for a fair presentation of the information for the unaudited interim period. Our historical results for prior interim periods are not necessarily indicative of results to be expected for a full fiscal year or for any future period. You should read this data together with our financial statements and related notes included in this proxy statement/prospectus beginning on page F-1 and the information under “Summary Selected Historical Consolidated Financial Data of NxStage,” “Summary Selected Historical Combined Financial Data of Medisystems Group,” “NxStage Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Medisystems Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

The following unaudited pro forma combined financial data should be read in conjunction with our audited and unaudited historical financial statements and those of the Medisystems Group and the unaudited pro forma combined financial statements and related notes included in this proxy statement/prospectus beginning on page 130. The unaudited pro forma combined financial data has been presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred if the transaction had been completed at the dates indicated.

		Unaudited
		Pro Forma
		Combined	NxStage Historical	Pro Forma
	NxStage Historical	Year Ended	Three Months Ended	Combined
	Year Ended December 31,	December 31,	March 31,	Three Months Ended
	2006	2006	2007	March 31, 2007
	(In thousands, except share and per share amounts)

Combined Statements of Operations Data:
Revenues	$20,812	78,886	$8,374	22,151
Cost of revenues	26,121	69,917	9,917	19,642

Gross profit (deficit)	(5,309)	8,969	(1,543)	2,509

Operating expenses;
Selling and marketing	14,356	16,636	4,732	5,192
Research and development	6,431	7,892	1,436	1,678
Distribution	7,093	8,331	2,344	2,571
General and administrative	8,703	15,359	2,667	4,114

Total operating expenses	36,583	48,218	11,179	13,555

		Unaudited
		Pro Forma
		Combined	NxStage Historical	Pro Forma
	NxStage Historical	Year Ended	Three Months Ended	Combined
	Year Ended December 31,	December 31,	March 31,	Three Months Ended
	2006	2006	2007	March 31, 2007
	(In thousands, except share and per share amounts)

Loss from operations	(41,892)	(39,249)	(12,722)	(11,046)
Interest and other income	3,236	3,518	904	973
Interest and other expense	(973)	(1,224)	(175)	(183)

Loss before provision for foreign income taxes	(39,629)	(36,955)	(11,993)	(10,256)
Provision for foreign income taxes	—	199	—	52

Net loss	$(39,629)	$(37,154)	$(11,993)	$(10,308)

Basic and diluted net loss per share	$(1.60)	$(1.19)	$(0.41)	$(0.29)

Shares used in per share calculations	24,817,020	31,317,020	29,019,836	35,519,836

	Unaudited
	NxStage	Pro Forma
	Historical	Combined
	As of	As of
	March 31, 2007	March 31, 2007
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$70,671	$70,560
Working capital	75,289	73,426
Total assets	121,573	217,920
Long-term liabilities	15,018	15,772
Accumulated deficit	(135,634)	(135,634)
Total stockholders’ equity	90,079	171,329

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The information below reflects the historical net loss and net book value per share of our common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the acquisition of the MDS Entities on a purchase basis.

You should read the tables below in conjunction with the audited and unaudited financial statements of NxStage beginning on page F-2 and the audited and unaudited financial statements of the Medisystems Group beginning on page F-47 and the related notes and the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

Three Months
Ended
March 31,
2007

NxStage
Historical Per Common Share Data:
Net loss per common share — basic and diluted weighted-average shares outstanding	$(0.41)
Net book value per share outstanding	$3.01
NxStage and MDS Entities
Unaudited Pro Forma Combined Per Common Share Data:
Net loss per common share — basic and diluted weighted-average shares outstanding	$(0.29)
Net book value per pro forma share outstanding	$4.70

MARKET PRICE AND DIVIDEND INFORMATION

Our common stock has been quoted on the NASDAQ Global Market under the symbol “NXTM” since July 1, 2006, and prior to that it was quoted on the NASDAQ National Market from October 27, 2005 until June 30, 2006. Prior to that time, there was no public market for our common stock.

The following table sets forth the high and low intraday sales prices of our common stock as reported on the NASDAQ Global Market for each of the periods set forth below.

	High	Low

2007
First Quarter	$14.20	$7.90
Second Quarter	$14.43	$11.46
Third Quarter (through July 25, 2007)	$14.86	$12.78
2006
First Quarter	$15.17	$11.50
Second Quarter	$13.33	$8.33
Third Quarter	$10.18	$7.11
Fourth Quarter	$9.80	$7.29
2005
Fourth Quarter	$14.80	$9.00

The last reported sale price of our common stock on the NASDAQ Global Market on July 25, 2007 was $13.45 per share.

On June 4, 2007, the last trading day prior to announcement of the Stock Purchase, the closing price of our common stock was $12.11. Assuming the issuance of 6,500,000 shares of our common stock to Mr. Utterberg on June 4, 2007, he would have realized approximately $78.7 million in connection with the Stock Purchase. Because the market price of our common stock is subject to fluctuation, the value of the shares to be issued to Mr. Utterberg in the Stock Purchase may increase or decrease.

As of June 29, 2007, we had approximately 85 holders of record of our common stock. For detailed information regarding the beneficial ownership of our common stock see “NxStage Principal Stockholders.”

Market price data regarding the MDS Entities is not provided as there is no public market for their equity. See “Questions and Answers” for a summary of the ownership of the outstanding equity of the MDS Entities.

Given the absence of a public trading market for the outstanding equity of the MDS Entities, the foregoing per share market data may not provide meaningful information to you in determining whether to approve the issuance of the Stock Purchase Shares. Our stockholders are urged to obtain current market quotations for our common stock and to carefully review the other information contained in this proxy statement/prospectus or incorporated herein by reference in considering whether to approve the issuance of the Stock Purchase Shares. See “Where you Can Find More Information” beginning on page 173.

Dividends

We have never declared or paid any dividends on our common stock. We currently intend to retain any future earnings to finance our research and development efforts, the development of our proprietary technologies and the expansion of our business and do not intend to declare or pay cash dividends on our capital stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

Certain of the MDS Entities, which are S corporations, have paid dividends to Mr. Utterberg for compensation and tax payment purposes; however, no such dividends were declared or paid to Mr. Utterberg during the years ended December 31, 2006 and December 31, 2005, during the three months ended March 31, 2007, or during the period between March 31, 2007 and June 4, 2007. Pursuant to the terms of the stock purchase agreement, Mr. Utterberg is permitted to receive cash dividends from the MDS Entities (1) in the amount of $55,000 per month for each month from January 1, 2007 through the closing of the Stock Purchase and (2) for reimbursement of tax liability with respect to Medisystems.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed under “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the issuance of the shares of our common stock in the Stock Purchase or the increase in the number of shares issuable under our 2005 Plan. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.” Risks relating to NxStage’s business are described under “Risks Related to NxStage.” Risks relating to the Medisystems’ business are described under “Risks Related to the Combined Businesses Following the Stock Purchase.”

Risks Related to the Stock Purchase

The number of shares of common stock to be issued as consideration for the Stock Purchase is not adjustable based on the market price of our common stock and if the market price of our common stock increases, the value of the shares of common stock issued as consideration for the Stock Purchase to Mr. Utterberg could increase.

The purchase price to be paid by us to Mr. Utterberg has been set in the stock purchase agreement at 6,500,000 shares of our common stock and is only adjustable upward or downward depending upon the amount of Medisystems working capital, as calculated pursuant to the stock purchase agreement, at the time of the closing; the number of shares of our common stock that we will issue will not be adjusted as a result of changes in the market price of our common stock. Any changes in the market price of our common stock will not affect the number of shares received by Mr. Utterberg as consideration for the Stock Purchase. Therefore, if the market price of our common stock increases from the market price on the date of the Stock Purchase, Mr. Utterberg would receive consideration with a market value that is higher than the value on the date we executed the stock purchase agreement or the date of this proxy statement/prospectus.

If the working capital of Medisystems at the closing is less negative than the target amount of working capital by $250,000 or more or we are required to indemnify Mr. Utterberg for breaches or failures under the stock purchase agreement or consulting agreement, the number of shares to be issued to Mr. Utterberg will be increased.

The stock purchase agreement provides that, if the working capital of Medisystems at the closing is less negative than the target amount of working capital, as determined pursuant to the stock purchase agreement, by $250,000 or more, the number of shares of our common stock to be issued to Mr. Utterberg will be increased. The items that will constitute Medisystems’ working capital at the closing are subject to many factors. For a more detailed discussion of the calculation of Medisystems’ working capital at the closing, see “The Stock Purchase — Stock Purchase Consideration — Working Capital Adjustment Following the Stock Purchase” on page 63.

If we are required to indemnify Mr. Utterberg for failures or breaches under the stock purchase agreement or consulting agreement, we will be required to satisfy any such indemnification obligations with shares of our common stock, valued at the time of payment. Our aggregate indemnification liability is generally limited to a maximum amount equal to 50% of the value of the shares issued as consideration for the Stock Purchase, measured at the time the Stock Purchase closes, minus $1,250,000. However, because any shares issued in satisfaction of an indemnification claim will be valued at the time of payment, we do not know the maximum number of shares that we may required to issue to Mr. Utterberg. For a more detailed discussion of the indemnification requirements under the stock purchase agreement and consulting agreement, see “The Stock Purchase Agreement — Indemnification” on page 72.

Failure to complete the Stock Purchase could harm our common stock price and future business and operations.

If the Stock Purchase is not completed, we may be subject to the following risks:

•	the price of our common stock may decline;

•	we will not realize our expected benefits of the Stock Purchase;

•	under certain circumstances we will be required to pay Mr. Utterberg a termination fee of up to $600,000 in reasonable documented expenses incurred by him in connection with the Stock Purchase; and

•	the costs incurred by us related to the Stock Purchase, such as legal, accounting and certain financial advisory fees, must be paid even if the Stock Purchase is not completed.

The Stock Purchase may be completed even though material adverse changes may result from the announcement of the Stock Purchase, industry-wide changes and other causes.

In general, either party can refuse to complete the Stock Purchase if there is a material adverse change affecting the other party between June 4, 2007, the date of the stock purchase agreement, and the closing. However, certain types of changes do not permit either party to refuse to complete the Stock Purchase, even if such change would have a material adverse effect on us or Medisystems, including:

•	with respect to us, changes resulting from general economic conditions or conditions generally affecting the industry in which we operate;

•	changes due to the announcement of the Stock Purchase or the completion of the transactions contemplated by the stock purchase agreement; or

•	changes resulting from a change in the price of our common stock excluding any underlying effect that may have caused such change.

If adverse changes occur but we and Mr. Utterberg must still complete the Stock Purchase, our stock price may suffer.

Medisystems’ KeyBank Credit Commitment is with all entities within the Medisystems Group, and it is not a condition to closing that this be modified. If the parties to the agreement are not limited to the MDS Entities, Medisystems Group companies that are not MDS Entities could borrow under the KeyBank commitment, and we could be required to pay.

In January 2003, the Medisystems Group entered into a credit agreement with KeyBank National Association, or KeyBank, pursuant to which all of the assets of each Medisystems Group company, including the assets of the MDS Entities, were pledged as collateral. The credit agreement provides for a $3.5 million revolving line of credit and a $1.5 million demand line of credit. As of July 25, 2007, there were no amounts outstanding under the revolving line of credit and Medisystems Group had issued approximately $812,000 of standby letters of credit, which are securing guarantees of VAT refunds made to MDS Italy by an Italian bank. Medisystems has indicated that it will amend the KeyBank credit commitment prior to the closing of the Stock Purchase to remove from the commitment the Medisystems Group companies that we are not acquiring. However, removal of these entities from the KeyBank credit commitment is not within our control and is not a condition to closing. While they remain parties to the credit commitment, Medisystems Group companies that are not MDS Entities may borrow under the credit facility, and, if they default on any such obligations, we could be required to satisfy the obligations.

The market price of our common stock may decline as a result of the Stock Purchase.

The market price of our common stock may decline as a result of the Stock Purchase for a number of reasons including if:

•	we do not achieve the perceived benefits of the Stock Purchase as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the Stock Purchase on our business and prospects is not consistent with the expectations of financial or industry analysts; or

•	investors react negatively to the effect on our business and prospects from the Stock Purchase.

Our stockholders may not realize a benefit from the Stock Purchase commensurate with the ownership dilution they will experience in connection with the Stock Purchase.

As consideration for the Stock Purchase, we expect to issue 6,500,000 shares of our common stock, or approximately 21.7% of our outstanding common stock as of June 29, 2007. If we are unable to realize the strategic and financial benefits currently anticipated from the Stock Purchase, our stockholders will have experienced substantial dilution of their ownership interest without receiving commensurate benefit.

Risks Related to NxStage

In addition to the other information contained in this proxy statement/prospectus and the other risk factors set forth herein, you should carefully consider the following risks relating to NxStage’s business.

Risks Related to NxStage’s Business

In the event the Stock Purchase is not completed, we expect to derive substantially all of our future revenues from the rental or sale of our System One and the sale of our related disposable products used with the System One.

Since our inception, we have devoted substantially all of our efforts to the development of the System One and the related products used with the System One. We commenced marketing the System One and the related disposable products to the critical care market in February 2003. We commenced marketing the System One for chronic hemodialysis treatment in September 2004. In the event the Stock Purchase is not completed, we expect that the rental or sale of the System One and the sale of related products will account for substantially all of our revenues for the foreseeable future. Most of our related products cannot be used with any other dialysis systems and, therefore, we will derive little or no revenues from related products unless we sell or otherwise place the System One. To the extent that the System One is not a successful product or is withdrawn from the market for any reason, we do not have other products in development that could replace revenues from the System One.

We cannot accurately predict the size of the home hemodialysis market, and it may be smaller or slower to develop than we expect.

Although home hemodialysis treatment options are available, adoption has been limited. The most widely adopted form of dialysis therapy used in a setting other than a dialysis clinic is peritoneal dialysis, or PD. Based on the most recently available data from the U.S. Renal Data System, or USRDS, the number of patients receiving PD was approximately 26,000 in 2004, representing approximately 8% of all patients receiving dialysis treatment for End Stage Renal Disorder, or ESRD in the United States. Very few ESRD patients receive hemodialysis treatment outside of the clinic setting; USRDS, data indicates approximately 2,000 patients were receiving home-based hemodialysis in 2004. Because the adoption of home hemodialysis has been limited to date, the number of patients who desire to, and are capable of, administering their own hemodialysis treatment with a system such as the System One is unknown and there is limited data upon which to make estimates. Our long-term growth will depend on the number of patients who adopt home-based hemodialysis and how quickly they adopt it, and we do not know whether the number of home-based dialysis patients will be greater or fewer than the number of patients performing peritoneal dialysis. We received our home use clearance for the System One from the U.S. Food and Drug Administration, or FDA, in June 2005, and we will need to devote significant resources to developing the market. We cannot be certain that this market will develop, how quickly it will develop or how large it will be.

We will require significant capital to build our business, and financing may not be available to us on reasonable terms, if at all.

We believe that the chronic care market is the largest market opportunity for our System One hemodialysis system. Historically, we have typically billed the dialysis clinic for the rental of the equipment and the sale of the related disposable cartridges and treatment fluids. In February 2007, we entered into an agreement with DaVita Inc., or DaVita, pursuant to which DaVita agreed to purchase all of its System One equipment then being rented from us and to buy a significant percentage of its future System One equipment needs. It is not clear what percentage of our future chronic customers will purchase rather than rent System One equipment. However, it is possible that a significant percentage of our chronic customers will continue to rent rather than purchase System One equipment and that, as a result, we will generate a significant percentage of our revenues and cash flow from the use of the System One over time rather than upfront from the sale of the System One equipment. In this event, we will need significant amounts of working capital to manufacture System One equipment for rental to dialysis clinics.

We only recently began marketing our System One to dialysis clinics for the treatment of ESRD, and we have not achieved widespread market acceptance of our product. We may not be able to generate sufficient cash flow to meet our capital needs. If our existing resources are insufficient to satisfy our liquidity requirements, we may need to sell additional equity or issue debt securities. Any sale of additional equity or issuance of debt securities may result in dilution to our stockholders, and we cannot be certain that additional public or private financing will be available in amounts or on terms acceptable to us, or at all. If we are unable to obtain this additional financing when needed, we may be required to delay, reduce the scope of, or eliminate one or more aspects of our business development activities, which could harm the growth of our business.

We have limited operating experience, a history of net losses and an accumulated deficit of $(135.6) million at March 31, 2007. We cannot guarantee if, when and the extent to which we will become profitable, or that we will be able to maintain profitability if it is achieved.

Since inception, we have incurred losses every quarter, and at March 31, 2007, we had an accumulated deficit of approximately $(135.6) million. We expect to increase operating expenses as we continue to grow our business. Additionally, in the chronic care market, the cost of manufacturing the System One and related disposables currently exceeds the market price. We cannot provide assurance that we will be able to lower the cost of manufacturing the System One and related disposables below the current chronic care market price, that we will achieve profitability, when we will become profitable, the sustainability of profitability should it occur, or the extent to which we will be profitable. Our ability to become profitable is dependent in part upon achieving a sufficient scale of operations, obtaining better purchasing terms and prices, achieving efficiencies in manufacturing overhead costs, implementing design and process improvements to lower our costs of manufacturing our products and improving reliability and achieving efficient distribution of our products.

In March 2006, we received clearance from the FDA to market our PureFlow SL module as an alternative to the bagged fluid presently used with our System One in the chronic care market, and we commercially launched the PureFlow SL module in July 2006. This accessory to the System One allows for the preparation of high purity dialysate in the patient’s home using ordinary tap water and dialysate concentrate. The PureFlow SL is designed to help patients with ESRD more conveniently and effectively manage their home hemodialysis therapy by eliminating the need for bagged fluids. As of April 2007, PureFlow SL penetration has reached approximately 47% of all of our chronic patients. The product is still early in its commercial launch and we continue to work to improve product reliability and user experience, based upon customer feedback. Any failure to further improve reliability and user experience, and thereby gain rapid market acceptance of the

PureFlow SL module, including converting our installed base of patients currently using bagged fluid, could adversely affect our ability to achieve profitability.

We compete against other dialysis equipment manufacturers with much greater financial resources and better established products and customer relationships, which may make it difficult for us to penetrate the market and achieve significant sales of our products.

Our System One competes directly against equipment produced by Fresenius Medical Care AG, Baxter Healthcare, Gambro AB, B. Braun and others, each of which markets one or more FDA-cleared medical devices for the treatment of acute or chronic kidney failure.

To date, only one company has had a hemodialysis product specifically cleared for home use, Aksys Ltd., which recently announced the withdrawal of its product from the market. Products sold by our other competitors have also been used in the home, in particular Fresenius systems. Each of these competitors offers products that have been in use for a longer time than our System One and are more widely recognized by physicians, patients and providers. These competitors have significantly more financial and human resources, more established sales, service and customer support infrastructures and spend more on product development and marketing than we do. Many of our competitors also have established relationships with the providers of dialysis therapy and, Fresenius owns and operates a chain of dialysis clinics. Most of these companies manufacture additional complementary products enabling them to offer a bundle of products and have established sales forces and distribution channels that may afford them a significant competitive advantage. Finally, one of our competitors, Gambro AB, is subject to an import hold imposed by the FDA on its acute and chronic dialysis machines. It is not clear what the chronic and acute market impact will be when the import hold is lifted. We believe the overall impact of the import hold has been positive to us, however, we are not sure of the magnitude of the impact this import hold has had on revenues.

The market for our products is competitive, subject to change and affected by new product introductions and other market activities of industry participants, including increased consolidation of ownership of clinics by large dialysis chains. If we are successful, our competitors are likely to develop products that offer features and functionality similar to our System One. Improvements in existing competitive products or the introduction of new competitive products may make it more difficult for us to compete for sales, particularly if those competitive products demonstrate better safety, convenience or effectiveness or are offered at lower prices than our System One. Our ability to successfully market the System One could also be adversely affected by pharmacological and technological advances in preventing the progression of ESRD and/or in the treatment of acute kidney failure or fluid overload. If we are unable to compete effectively against existing and future competitors and existing and future alternative treatments and pharmacological and technological advances, it will be difficult for us to penetrate the market and achieve significant sales of the System One.

Our success will depend on our ability to achieve market acceptance of our System One.

The System One has limited product and brand recognition and has only been used at a limited number of dialysis clinics and hospitals. In the chronic care market, we will have to convince four distinct constituencies involved in the choice of dialysis therapy, namely operators of dialysis clinics, nephrologists, dialysis nurses and patients, that our system provides an effective alternative to other existing dialysis equipment. Each of these constituencies will use different considerations in reaching their decision. Lack of acceptance by any of these constituencies will make it difficult for us to grow our business. We may have difficulty gaining widespread or rapid acceptance of the System One for a number of reasons including:

•	the failure by us to demonstrate to patients, operators of dialysis clinics, nephrologists, dialysis nurses and others that our product is equivalent or superior to existing therapy options or, that the cost or risk associated with use of our product is not greater than available alternatives;

•	competition from products sold by companies with longer operating histories and greater financial resources, more recognizable brand names and better established distribution networks and relationships with dialysis clinics;

•	the ownership and operation of some dialysis providers by companies that also manufacture and sell competitive dialysis products;

•	the introduction of competing products or treatments that may be more effective, safer, easier to use or less expensive than ours;

•	the number of patients willing and able to perform therapy independently, outside of a traditional dialysis clinic, may be smaller than we estimate; and

•	the inability of customers to continue to obtain satisfactory reimbursement from healthcare payors, including Medicare.

Current Medicare reimbursement rates limit the price at which we can market the System One, and adverse changes to reimbursement could affect the adoption of the System One.

Our ability to attain profitability will be driven in part by our ability to set or maintain adequate pricing for our System One. As a result of legislation passed by the U.S. Congress more than 30 years ago, Medicare provides comprehensive and well-established reimbursement in the United States for ESRD. With over 80% of U.S. ESRD patients covered by Medicare, the reimbursement rate is an important factor in a potential customer’s decision to use the System One and limits the fee for which we can rent the System One and sell the related disposable cartridges and treatment fluids. Current Center for Medicare and Medicaid Services, or CMS, rules limit the number of hemodialysis treatments paid for by Medicare to three times per week, unless there is medical justification for additional treatments. Most patients using the System One in the home treat themselves, with the help of a partner, up to six times per week. To the extent that Medicare contractors elect not to pay for the additional treatments, adoption of the System One may be slowed. Changes in Medicare reimbursement rates could negatively affect demand for our products and the prices we charge for them.

As we continue to commercialize the System One, we may have difficulty managing our growth and expanding our operations successfully.

As the commercial launch of the System One continues, we will need to expand our regulatory, manufacturing, sales, marketing, distribution and on-going development capabilities or contract with other organizations to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with various partners, suppliers, manufacturers and other organizations. Our ability to manage our operations and growth requires us to continue to improve our operational, quality systems, financial and management controls and reporting systems and procedures. Such growth could place a strain on our administrative and operational infrastructure. We may not be able to make improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.

If we are unable to improve on the product reliability performance typically experienced in the early stages of a product’s life cycle, our ability to grow our business and achieve profitability could be impaired.

Our System One is still early in its product launch, and our PureFlow SL module was only introduced during the third quarter of 2006. As with all newly introduced medical devices, we continue to experience product reliability issues that are higher than we expect long-term, which lead us to incur increased service and distribution costs, as well as increase the size of our field equipment base. This, in turn, negatively impacts our gross margins and increases our working capital requirements. Additionally, product reliability issues can also lead to decreases in customer satisfaction and our ability to grow our revenues. We continue to work to improve product reliability, and have achieved significant improvements to date. If we are unable to continue to improve product reliability, our ability to achieve our growth objectives as well as profitability could be impaired.

We have a significant amount of field equipment, and our ability to effectively manage this asset could negatively impact our working capital requirements and future profitability.

Because the majority of our chronic care business continues to rely upon an equipment rental model, our ability to manage System One equipment is important to minimizing our working capital requirements. In addition, our gross margins may be negatively impacted if we have excess equipment deployed, and unused, in the field. If we are unable to successfully track, service and redeploy equipment, we could (1) incur increased costs, (2) realize increased cash requirements and/or (3) have material write-offs of equipment.

Our agreement with DaVita confers certain geographic market rights to DaVita and limits our ability to sell the System One to Fresenius, both of which may present a barrier to adoption of the System One.

Fresenius and DaVita own and operate the two largest chains of dialysis clinics in the United States. Fresenius controls approximately 33% of the U.S. dialysis clinics and is the largest worldwide manufacturer of dialysis systems. DaVita controls approximately 27% of the U.S. dialysis clinics, and has entered into a preferred supplier agreement with Gambro pursuant to which Gambro will provide a significant majority of DaVita’s dialysis equipment and supplies for a period of at least 10 years. Each of Fresenius and DaVita may choose to offer their dialysis patients only the dialysis equipment manufactured by them or their affiliates, to offer the equipment they contractually agreed to offer or to otherwise limit access to the equipment manufactured by competitors.

Our recent agreement with DaVita confers certain market rights for the System One and related supplies for home hemodialysis therapy. DaVita is granted exclusive rights in a small percentage of geographies, which geographies collectively represent less than 10% of the U.S. ESRD patient population, and limited exclusivity in the majority of all other U.S. geographies, subject to DaVita’s meeting certain requirements, including patient volume commitments and new patient training rates. Under the agreement, we can continue to sell to other clinics in the majority of geographies. If certain minimum patient numbers or training rates are not achieved, DaVita can lose all or part of its preferred geographic rights. The agreement further limits, but does not prohibit, the sale by NxStage of the System One for chronic home patient hemodialysis therapy to any provider that is under common control or management of a parent entity that collectively provides dialysis services to more than 25% of U.S. chronic dialysis patients and that also supplies dialysis products. Therefore, our ability to sell the System One for chronic home patient hemodialysis therapy to Fresenius is presently limited.

It is not yet clear what impact this agreement may have on the market acceptance for our product. It is also not yet clear to what extent DaVita will purchase the System One from us. For the three months ended March 31, 2007, sales to DaVita represented 23% of our total revenues. Although we expect that DaVita will continue to be a significant customer of ours, the agreement imposes no purchase obligations upon DaVita and we cannot be certain whether DaVita will continue to purchase and/or rent the System One from us in the future. We believe that any future decision by DaVita to stop or limit the use of the System One would adversely affect our business, at least in the near term.

If kidney transplantation becomes a viable treatment option for more patients, the market for our System One may be limited.

While kidney transplantation is the treatment of choice for most ESRD patients, it is not currently a viable treatment for most patients due to the limited number of donor kidneys, the high incidence of kidney transplant rejection and the higher surgical risk associated with older ESRD patients. According to the most recent USRDS data, in 2004 approximately 17,000 patients received kidney transplants in the United States. The development of new medications designed to reduce the incidence of kidney transplant rejection, progress in using kidneys harvested from genetically engineered animals as a source of transplants or any other advances in kidney transplantation could limit the market for our System One.

If we are unable to convince hospitals and healthcare providers of the benefits of our products for the treatment of acute kidney failure and fluid overload, we may not be successful in penetrating the critical care market.

We sell the System One for use in the treatment of acute kidney failure and fluid overload. Physicians currently treat most acute kidney failure patients using conventional hemodialysis systems or dialysis systems designed specifically for use in the intensive care unit, or ICU. We will need to convince hospitals and healthcare providers that using the System One is as effective as using conventional hemodialysis systems or ICU specific dialysis systems for treating acute kidney failure and that it provides advantages over conventional systems or other ICU specific systems because of its significantly smaller size and ease of operation.

We are subject to the risk of costly and damaging product liability claims and may not be able to maintain sufficient product liability insurance to cover claims against us.

If our System One is found to have caused or contributed to injuries or deaths, we could be held liable for substantial damages. Claims of this nature may also adversely affect our reputation, which could damage our position in the market. As is the case with a number of other medical device companies, it is likely that product liability claims will be brought against us. Since their introduction into the market, our products have been subject to two voluntary recalls and one voluntary product withdrawal. Our first voluntary recall occurred in February 2001 in Canada and related to a software glitch that we detected in our predecessor system, which could have increased the likelihood of a clotted filter during treatment. There were no patient injuries associated with this recall, and the software glitch was remedied with a subsequent software release. The second voluntary recall occurred in April 2004 in the United States relating to pinhole-sized dialysate leaks in our cartridge. The leaks were readily observable and required a cartridge replacement to continue treatment. There were no patient injuries associated with this recall. We subsequently switched suppliers and instituted additional testing requirements to minimize the chance for leaks in our cartridges. The voluntary market withdrawal occurred in the United States in May 2002 when we suspended sales of our predecessor system while we addressed issues involving limited instances of contaminated hemofiltration fluids compounded by a pharmacy and supplied by a third party. Six patients exposed to contaminated fluids reported fevers and/or chills, with no lasting clinical effect. We subsequently modified our cartridge to allow for an additional filter to remove contaminants from fluids used with our product. Our products may be subject to further recalls or withdrawals, which could increase the likelihood of product liability claims. We have also received several reports of operator error from both patients in the home hemodialysis setting and nurses in the critical care setting. We have sought to address many potential sources of operator error with product design changes to simplify the operator process. In addition, we made improvements in our training materials and product labeling. However, instances of operator error cannot be eliminated and could also increase the likelihood of product liability claims.

Although we maintain insurance, including product liability insurance, we cannot provide assurance that any claim that may be brought against us will not result in court judgments or settlements in amounts that are in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance.

Any product liability claim brought against us, with or without merit, could result in the increase of our product liability insurance rates or the inability to secure additional insurance coverage in the future. A product liability claim, whether meritorious or not, could be time consuming, distracting and expensive to defend and could result in a diversion of management and financial resources away from our primary business, in which case our business may suffer.

We maintain insurance at levels deemed adequate by management, however, future claims could exceed our applicable insurance coverage.

We maintain insurance for property and general liability, directors’ and officers’ liability, workers compensation, and other coverage in amounts and on terms deemed adequate by management based on our expectations for future claims. Future claims could, however, exceed our applicable insurance coverage, or our coverage could not cover the applicable claims.

We have had limited sales, marketing, customer service and distribution experience. We need to expand our sales and marketing, customer service and distribution infrastructures to be successful in penetrating the dialysis market.

We currently market and sell the System One through our own sales force, and we have had limited experience in sales, marketing and distribution of dialysis products. As of March 31, 2007, we had 90 employees in our sales, marketing and distribution organization, including 29 direct sales representatives. We plan to expand our sales, marketing, customer service and distribution infrastructures as we continue to grow. We cannot provide assurance that we will be able to retain or attract experienced personnel and build an adequate sales and marketing, customer service and distribution staff or that the cost will not be prohibitive.

We face risks associated with having international manufacturing operations, and if we are unable to manage these risks effectively, our business could suffer.

In addition to our operations in Lawrence, Massachusetts, we operate a filter manufacturing facility in Rosdorf, Germany, we purchase components and supplies from foreign vendors and we have recently established manufacturing operations in Fresnillo, Mexico. We are subject to a number of risks and challenges that specifically relate to these international operations, and we may not be successful if we are unable to meet and overcome these challenges. These risks include fluctuations in foreign currency exchange rates that may increase the U.S. dollar cost of the disposables we purchase from foreign third-party suppliers, costs associated with sourcing and shipping goods internationally, difficulty managing operations in multiple locations and local regulations that may restrict or impair our ability to conduct our operations.

Risks Related to the Regulatory Environment

We are subject to significant regulation, primarily by the FDA. We cannot market or commercially distribute our products without obtaining and maintaining necessary regulatory clearances or approvals.

Our System One and related products, including the disposables required for its use, are all medical devices subject to extensive regulation in the United States, and in foreign markets we may wish to enter. To market a medical device in the United States, approval or clearance by the FDA is required, either through the pre-market approval process or the 510(k) clearance process, unless the device is exempt. We have obtained the FDA clearances necessary to sell our current products under the 510(k) clearance process. Medical devices may only be promoted and sold for the indications for which they are approved or cleared. In addition, even if the FDA has approved or cleared a product, it can take action affecting such product approvals or clearances if serious safety or other problems develop in the marketplace. We may be required to obtain 510(k) clearances or pre-market approvals for additional products, product modifications or for new indications for the System One. We cannot provide assurance that such clearances or approvals would be forthcoming, or, if forthcoming, what the timing and expense of obtaining such clearances or approvals might be. Delays in obtaining clearances or approvals could adversely affect our ability to introduce new products or modifications to our existing products in a timely manner, which would delay or prevent commercial sales of our products.

Modifications to our marketed devices may require new regulatory clearances or pre-market approvals, or may require us to cease marketing or recall the modified devices until clearances or approvals are obtained.

Any modifications to a 510(k) cleared device that could significantly affect its safety or effectiveness, or would constitute a major change in its intended use, requires the submission of another 510(k) pre-market notification to address the change. Although in the first instance we may determine that a change does not rise to a level of significance that would require us to make a pre-market notification submission, the FDA may disagree with us and can require us to submit a 510(k) for a significant change in the labeling, technology, performance specifications or materials or major change or modification in intended use, despite a documented rationale for not submitting a pre-market notification. We have modified various aspects of the System One and have filed and received clearance from the FDA with respect to some of the changes in the design of our products. If the FDA requires us to submit a 510(k) for any modification to a previously cleared device, or in the future a device that has received 510(k) clearance, we may be required to cease marketing the device, recall it, and not resume marketing until we obtain clearance from the FDA for the modified version of the device. Also, we may be subject to regulatory fines, penalties and/or other sanctions authorized by the Federal Food, Drug, and Cosmetic Act. In the future, we intend to introduce new products and enhancements and improvements to existing products. We cannot provide assurance that the FDA will clear any new product or product changes for marketing or what the timing of such clearances might be. In addition, new products or significantly modified marketed products could be found to be not substantially equivalent and classified as products requiring the FDA’s approval of a pre-market approval application, or PMA, before commercial distribution would be permissible. PMAs usually require substantially more data than 510(k) submissions and their review and approval or denial typically takes significantly longer than a 510(k) decision of substantial equivalence. Also, PMA products require approval supplements for any change that affects safety and effectiveness before the modified device may be marketed. Delays in our receipt of regulatory clearance or approval will cause delays in our ability to sell our products, which will have a negative effect on our revenues growth.

Even if we obtain the necessary FDA clearances or approvals, if we, our suppliers or our providers of operations services fail to comply with ongoing regulatory requirements, our products could be subject to restrictions or withdrawal from the market.

We are subject to the Medical Device Reporting, or MDR, regulations that require us to report to the FDA if our products may have caused or contributed to patient death or serious injury, or if our device malfunctions and a recurrence of the malfunction would likely result in a death or serious injury. We must also file reports of device corrections and removals and adhere to the FDA’s rules on labeling and promotion. Our failure to comply with these or other applicable regulatory requirements could result in enforcement action by the FDA, which may include any of the following:

•	untitled letters, warning letters, fines, injunctions and civil penalties;

•	administrative detention, which is the detention by the FDA of medical devices believed to be adulterated or misbranded;

•	customer notification, or orders for repair, replacement or refund;

•	voluntary or mandatory recall or seizure of our products;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusal to review pre-market notification or pre-market approval submissions;

•	rescission of a substantial equivalence order or suspension or withdrawal of a pre-market approval; and

•	criminal prosecution.

Our products are subject to market withdrawals or product recalls after receiving FDA clearance or approval, and market withdrawals and product recalls could cause the price of our stock to decline and expose us to product liability or other claims or could otherwise harm our reputation and financial results.

Complex medical devices, such as the System One, can experience performance problems in the field that require review and possible corrective action by us or the product manufacturer. We cannot provide assurance that component failures, manufacturing errors, design defects and/or labeling inadequacies, which could result in an unsafe condition or injury to the operator or the patient will not occur. These could lead to a government mandated or voluntary recall by us. The FDA has the authority to require the recall of our products in the event a product presents a reasonable probability that it would cause serious adverse health consequences or death. Similar regulatory agencies in other countries have similar authority to recall devices because of material deficiencies or defects in design or manufacture that could endanger health. We believe that the FDA would request that we initiate a voluntary recall if a product was defective or presented a risk of injury or gross deception. Any recall would divert management attention and financial resources, could cause the price of our stock to decline and expose us to product liability or other claims, including contractual claims from parties to whom we sold products, and harm our reputation with customers. A recall involving the System One could be particularly harmful to our business and financial results, because the System One is our only product.

If we or our contract manufacturers fail to comply with FDA’s Quality System regulations, our manufacturing operations could be interrupted, and our product sales and operating results could suffer.

Our finished goods manufacturing processes, and those of some of our contract manufacturers, are required to comply with the FDA’s Quality System regulations, or QSRs, which cover the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our devices. The FDA enforces its QSRs through periodic unannounced inspections of manufacturing facilities. We and our contract manufacturers have been, and anticipate in the future being, subject to such inspections. Our U.S. manufacturing facility has previously had three FDA QSR inspections. The first resulted in one observation, which was rectified during the inspection and required no further response from us. Our last two inspections, including our most recent inspection in March 2006, resulted in no observations. We cannot provide assurance that any future inspections would have the same result. If one of our manufacturing facilities or those of any of our contract manufacturers fails to take satisfactory corrective action in response to an adverse QSR inspection, the FDA could take enforcement action, including issuing a public warning letter, shutting down our manufacturing operations, embargoing the import of components from outside the United States, recalling our products, refusing to approve new marketing applications, instituting legal proceedings to detain or seize products or imposing civil or criminal penalties or other sanctions, any of which could cause our business and operating results to suffer.

Changes in reimbursement for treatment for ESRD could affect the adoption of our System One and the level of our future product revenues.

In the United States, all patients who suffer from ESRD, regardless of age, are eligible for coverage under Medicare, after a requisite coordination period if other insurance is available. As a result, more than 80% of patients with ESRD are covered by Medicare. Although we rent and sell our products to hospitals, dialysis centers and other healthcare providers and not directly to patients, the reimbursement rate for ESRD treatments is an important factor in a potential customer’s decision to purchase the System One. The dialysis centers that purchase our product rely on adequate third-party payor coverage and reimbursement to maintain their ESRD facilities. The CMS provides the composite rate for dialysis services, which is subject to regional variation and varies depending upon whether the facility is hospital-based or an independent clinic. The composite rate is intended to cover most items and services related to the treatment of ESRD, but does not include payment for physician services or separately billable laboratory services or drugs. Changes in Medicare reimbursement rates could negatively affect demand for our products and the prices we charge for them.

Most ESRD patients who use our product for dialysis therapy in the home treat themselves six times per week. CMS rules, however, limit the number of hemodialysis treatments paid for by Medicare to three a week, unless there is medical justification for the additional treatments. The determination of medical justification must be made at the local Medicare contractor level on a case-by-case basis. If daily therapy is prescribed, a clinic’s decision as to how much it is willing to spend on dialysis equipment and services will be at least partly dependent on whether Medicare will reimburse more than three treatments per week for the clinic’s patients.

Unlike Medicare reimbursement for ESRD, Medicare only reimburses healthcare providers for acute kidney failure and fluid overload treatment if the patient is otherwise eligible for Medicare, based on age or disability. Medicare and many other third-party payors and private insurers reimburse these treatments provided to hospital inpatients under a traditional diagnosis-related group, or DRG, reimbursement system. Under this system, reimbursement is determined based on a patient’s primary diagnosis and is intended to cover all costs of treating the patient. The presence of acute kidney failure or fluid overload increases the severity of the primary diagnosis and, accordingly, may increase the amount reimbursed. For care of these patients to be cost-effective, hospitals must manage the longer hospitalization stays and significantly more nursing time typically necessary for patients with acute kidney failure and fluid overload. If we are unable to convince hospitals that our System One provides a cost-effective treatment alternative under this diagnosis related group reimbursement system, they may not purchase our product. In addition, changes in Medicare reimbursement rates for hospitals could negatively affect demand for our products and the prices we charge for them.

Legislative or regulatory reform of the healthcare system may affect our ability to sell our products profitably.

In both the United States and foreign countries, there have been legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. The federal government and some states have enacted healthcare reform legislation, and further federal and state proposals are likely. We cannot predict the exact form this legislation may take, the probability of passage, or the ultimate effect on us. Our business could be adversely affected by future healthcare reforms or changes in Medicare.

Failure to obtain regulatory approval in foreign jurisdictions would prevent us from marketing our products outside the United States.

Although we have not initiated any marketing efforts in jurisdictions outside of the United States and Canada, we intend in the future to market our products in other markets. In order to market our products in the European Union or other foreign jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies from country to country and can involve additional testing. The time required to obtain approval abroad may be longer than the time required to obtain FDA clearance. The foreign regulatory approval process includes many of the risks associated with obtaining FDA clearance and we may not obtain foreign regulatory approvals on a timely basis, if at all. FDA clearance does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market outside the United States, which could negatively effect our overall market penetration.

We currently have obligations under our contracts with dialysis clinics and hospitals to protect the privacy of patient health information.

In the course of performing our business we obtain, from time to time, confidential patient health information. For example, we learn patient names and addresses when we ship our System One supplies to home hemodialysis patients. We may learn patient names and be exposed to confidential patient health information when we provide training on System One operations to our customer’s staff. Our home hemodialysis patients may also call our customer service representatives directly and, during the call, disclose confidential patient health information. U.S. Federal and state laws protect the confidentiality of certain patient health information, in particular, individually identifiable information, and restrict the use and disclosure of that information. At the federal level, the Department of Health and Human Services promulgated health information and privacy and security rules under the Health Insurance Portability and Accountability Act, or HIPAA. At this time, we are not a HIPAA covered entity and consequently are not directly subject to HIPAA. However, we have entered into several business associate agreements with covered entities that contain commitments to protect the privacy and security of patients’ health information and, in some instances, require that we indemnify the covered entity for any claim, liability, damage, cost or expense arising out of or in connection with a breach of the agreement by us. If we were to violate one of these agreements, we could lose customers and be exposed to liability and/or our reputation and business could be harmed. In addition, conduct by a person that is not a covered entity could potentially be prosecuted under aiding and abetting or conspiracy laws if there is an improper disclosure or misuse of patient information.

Many state laws apply to the use and disclosure of health information, which could affect the manner in which we conduct our business. Such laws are not necessarily preempted by HIPAA, in particular, those laws that afford greater protection to the individual than does HIPAA. Such state laws typically have their own penalty provisions, which could be applied in the event of an unlawful action affecting health information.

We are subject to federal and state laws prohibiting “kickbacks” and false and fraudulent claims which, if violated, could subject us to substantial penalties. Additionally, any challenges to or investigation into our practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm our business.

The Medicare/Medicaid anti-kickback laws, and several similar state laws, prohibit payments that are intended to induce physicians or others either to refer patients or to acquire or arrange for or recommend the acquisition of healthcare products or services. These laws affect our sales, marketing and other promotional activities by limiting the kinds of financial arrangements, including sales programs, we may have with hospitals, physicians or other potential purchasers or users of medical devices. In particular, these laws influence, among other things, how we structure our sales and rental offerings, including discount practices, customer support, education and training programs and physician consulting and other service arrangements. Although we seek to structure such arrangements in compliance with applicable requirements, these laws are broadly written, and it is often difficult to determine precisely how these laws will be applied in specific circumstances. If one of our sales representatives were to offer an inappropriate inducement to purchase our System One to a customer, we could be subject to a claim under the Medicare/Medicaid anti-kickback laws.

Other federal and state laws generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payments from Medicare, Medicaid or other third-party payors that are false or fraudulent, or for items or services that were not provided as claimed. Although we do not submit claims directly to payors, manufacturers can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by providing inaccurate billing or coding information to customers, or through certain other activities. In providing billing and coding information to customers, we make every effort to ensure that the billing and coding information furnished is accurate and that treating physicians understand that they are responsible for all billing and prescribing decisions, including the decision as to whether to order dialysis services more frequently than three times per week. Nevertheless, we cannot provide assurance that the government will regard any billing errors that may be made as inadvertent or that the government will not examine our role in providing information to our customers concerning the benefits of daily therapy. Anti-kickback and false claims laws prescribe civil, criminal and administrative penalties for noncompliance, which can be substantial. Moreover, an unsuccessful challenge or investigation into our practices could cause adverse publicity and be costly to respond to, and thus could harm our business and results of operations.

Foreign governments tend to impose strict price controls, which may adversely affect our future profitability.

Although we have not initiated any marketing efforts in jurisdictions outside of the United States and Canada, we intend in the future to market our products in other markets. In some foreign countries, particularly in the European Union, the pricing of medical devices is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to supply data that compares the cost-effectiveness of the System One to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, it may not be profitable to sell our products outside of the United States, which would negatively affect the long-term growth of our business.

Our business activities involve the use of hazardous materials, which require compliance with environmental and occupational safety laws regulating the use of such materials. If we violate these laws, we could be subject to significant fines, liabilities or other adverse consequences.

Our research and development programs as well as our manufacturing operations involve the controlled use of hazardous materials. Accordingly, we are subject to federal, state and local laws governing the use, handling and disposal of these materials. Although we believe that our safety procedures for handling and disposing of these materials comply in all material respects with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or failure to comply with environmental laws, we could be held liable for resulting damages, and any such liability could exceed our insurance coverage.

Risks Related to Operations

We depend on the services of our senior executives and certain key engineering, scientific, manufacturing, clinical and marketing personnel, the loss of whom could negatively affect our business.

Our success depends upon the skills, experience and efforts of our senior executives and other key personnel, including our chief executive officer, certain members of our engineering staff, our marketing executives and managers, our manufacturing executives and managers and our clinical educators. Much of our corporate expertise is concentrated in relatively few employees, the loss of which for any reason could negatively affect our business. Competition for our highly skilled employees is intense and we cannot prevent the resignation of any employee. Virtually all of our employees have agreements which impose obligations that may prevent a former employee of ours from working for a competitor for a period of time; however, these clauses may not be enforceable, or enforceable only in part, or the company may choose not to seek enforcement. We do not maintain “key man” life insurance on any of our senior executives, other than our chief executive officer.

We obtain some of the components, subassemblies and completed products included in the System One from a single source or a limited group of manufacturers or suppliers, and the partial or complete loss of one of these manufacturers or suppliers could cause significant production delays, an inability to meet customer demand and a substantial loss in revenues.

We depend on single source suppliers for some of the components and subassemblies we use in the System One. KMC Systems, Inc. is our primary contract manufacturer of the System One cycler; B. Braun Medizintechnologie GmbH is our only supplier of bicarbonate-based dialysate used with the System One; Membrana GmbH is our only supplier of the fiber used in our filters; PISA is our primary supplier of lactate-based dialysate; and Medisystems Corporation is the only supplier of our disposable cartridge and several cartridge components. Medisystems is a related party to NxStage. David Utterberg, the chief executive officer and sole stockholder of Medisystems, is a member of our board of directors and, at March 31, 2007, held approximately 6.7% of our common stock. We also obtain certain other components included in the System One from other single source suppliers or a limited group of suppliers. Our dependence on single source suppliers of components, subassemblies and finished goods exposes us to several risks, including disruptions in supply, price increases, late deliveries, and an inability to meet customer demand. This could lead to customer dissatisfaction, damage to our reputation, or customers switching to competitive products. Any interruption in supply could be particularly damaging to our customers using the System One to treat chronic ESRD and who need access to the System One and related disposables.

Finding alternative sources for these components and subassemblies would be difficult in many cases and may entail a significant amount of time and disruption. In the case of B. Braun, for bicarbonate, and Membrana, for fiber, we are contractually prevented from obtaining an alternative source of supply, except in certain limited instances. In the case of Medisystems, we are contractually prevented from obtaining an alternative source of supply for more than 10% of our North American requirements, except in certain limited instances. In the case of other suppliers, we would need to change the components or subassemblies if we sourced them from an alternative supplier. This, in turn, could require a redesign of our System One and, potentially, further FDA clearance or approval of any modification, thereby causing further costs and delays.

Certain of our products are recently developed and we, and certain of our third party manufacturers, have limited manufacturing experience with these products.

We continue to develop new products and make improvements to existing products. As such, we and certain of our third party manufacturers, have limited manufacturing experience with certain of our products, including key products such as the PureFlow SL and related disposables. We are, therefore, more exposed to risks relating to product quality and reliability until the manufacturing processes for these new products mature.

We do not have long-term supply contracts with many of our third-party suppliers.

We purchase components and subassemblies from third-party suppliers, including some of our single source suppliers, through purchase orders and do not have long-term supply contracts with many of these third-party suppliers. Many of our third-party suppliers, therefore, are not obligated to perform services or supply products to us for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order.

We do not maintain large volumes of inventory from most of our suppliers. If we inaccurately forecast demand for components or subassemblies, our ability to manufacture and commercialize the System One could be delayed and our competitive position and reputation could be harmed. In addition, if we fail to effectively manage our relationships with these suppliers, we may be required to change suppliers, which would be time consuming and disruptive and could lead to disruptions in product supply, which could permanently impair our customer base and reputation.

Risks Related to Intellectual Property

If we are unable to protect our intellectual property and prevent its use by third parties, we will lose a significant competitive advantage.

We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws to protect our proprietary technology and prevent others from duplicating our products. However, these means may afford only limited protection and may not:

•	prevent our competitors from duplicating our products;

•	prevent our competitors from gaining access to our proprietary information and technology; or

•	permit us to gain or maintain a competitive advantage.

Any of our patents may be challenged, invalidated, circumvented or rendered unenforceable. We cannot provide assurance that we will be successful should one or more of our patents be challenged for any reason. If our patent claims are rendered invalid or unenforceable, or narrowed in scope, the patent coverage afforded our products could be impaired, which could make our products less competitive.

At March 31, 2007, we had 50 pending patent applications, including foreign, international and U.S. applications, and 25 U.S. and international issued patents. We cannot specify which of these patents individually or as a group will permit us to gain or maintain a competitive advantage. We cannot provide assurance that any pending or future patent applications we hold will result in an issued patent or that if patents are issued to us, that such patents will provide meaningful protection against competitors or against competitive technologies. The issuance of a patent is not conclusive as to its validity or enforceability. The U.S. federal courts or equivalent national courts or patent offices elsewhere may invalidate our patents or find them unenforceable. Competitors may also be able to design around our patents. Our patents and patent applications cover particular aspects of our products. Other parties may develop and obtain patent protection for more effective technologies, designs or methods for treating kidney failure. If these developments were to occur, it would likely have an adverse effect on our sales.

The laws of foreign countries may not protect our intellectual property rights effectively or to the same extent as the laws of the United States. If our intellectual property rights are not adequately protected, we may not be able to commercialize our technologies, products or services and our competitors could commercialize similar technologies, which could result in a decrease in our revenues and market share.

Our products could infringe the intellectual property rights of others, which may lead to litigation that could itself be costly, could result in the payment of substantial damages or royalties and/or could prevent us from using technology that is essential to our products.

The medical device industry in general has been characterized by extensive litigation and administrative proceedings regarding patent infringement and intellectual property rights. Products to provide kidney replacement therapy have been available in the market for more than 30 years and our competitors hold a significant number of patents relating to kidney replacement devices, therapies, products and supplies. Although no third party has threatened or alleged that our products or methods infringe their patents or other intellectual property rights, we cannot provide assurance that our products or methods do not infringe the patents or other intellectual property rights of third parties. If our business is successful, the possibility may increase that others will assert infringement claims against us.

Infringement and other intellectual property claims and proceedings brought against us, whether successful or not, could result in substantial costs and harm to our reputation. Such claims and proceedings can also distract and divert management and key personnel from other tasks important to the success of the business. In addition, intellectual property litigation or claims could force us to do one or more of the following:

•	cease selling or using any of our products that incorporate the asserted intellectual property, which would adversely affect our revenues;

•	pay substantial damages for past use of the asserted intellectual property or pay contractual claims to certain parties that have purchased the System One;

•	obtain a license from the holder of the asserted intellectual property, which license may not be available on reasonable terms, if at all and which could reduce profitability; and

•	redesign or rename, in the case of trademark claims, our products to avoid infringing the intellectual property rights of third parties, which may not be possible and could be costly and time-consuming if it is possible to do so.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers, advisors and others. These agreements may not effectively prevent disclosure of confidential information and trade secrets and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover or reverse engineer trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Costly and time consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive position.

We may be subject to damages resulting from claims that our employees or we have wrongfully used or disclosed alleged trade secrets of other companies.

Many of our employees were previously employed at other medical device companies focused on the development of dialysis products, including our competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Even if we are successful in defending against these claims, litigation could result in substantial costs, damage to our reputation and be a distraction to management.

Risks Related to our Common Stock

Our stock price is likely to be volatile, and the market price of our common stock may drop.

The market price of our common stock could be subject to significant fluctuations. Market prices for securities of early stage companies have historically been particularly volatile. As a result of this volatility, you may not be able to sell your common stock at or above the price you paid for the stock. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	timing of market acceptance of our products;

•	timing of achieving profitability and positive cash flow from operations;

•	changes in estimates of our financial results or recommendations by securities analysts or the failure to meet or exceed securities analysts’ expectations;

•	actual or anticipated variations in our quarterly operating results;

•	disruptions in product supply for any reason, including product recalls or the failure of third party suppliers to deliver needed products or components;

•	reports by officials or health or medical authorities, the general media or the FDA regarding the potential benefits of the System One or of similar dialysis products distributed by other companies or of daily or home dialysis;

•	announcements by the FDA of non-clearance or non-approval of our products, or delays in the FDA or other foreign regulatory agency review process;

•	product recalls;

•	regulatory developments in the United States and foreign countries;

•	changes in third-party healthcare reimbursements, particularly a decline in the level of Medicare reimbursement for dialysis treatments;

•	litigation involving our company or our general industry or both;

•	announcements of technical innovations or new products by us or our competitors;

•	developments or disputes concerning our patents or other proprietary rights;

•	our ability to manufacture and supply our products to commercial standards;

•	significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	departures of key personnel; and

•	investors’ general perception of our company, our products, the economy and general market conditions.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.

Anti-takeover provisions in our restated certificate of incorporation and amended and restated bylaws and under Delaware law could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our restated certificate of incorporation and our amended and restated bylaws may delay or prevent an acquisition of us. In addition, these provisions may frustrate or prevent attempts by our stockholders to replace or remove members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. These provisions include:

•	a prohibition on actions by our stockholders by written consent;

•	the ability of our board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors;

•	advance notice requirements for nominations of directors or stockholder proposals; and

•	the requirement that board vacancies be filled by a majority of our directors then in office.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. These provisions would apply even if the offer may be considered beneficial by some stockholders.

If there are substantial sales of our common stock in the market by our existing stockholders, our stock price could decline.

If our existing stockholders sell a large number of shares of our common stock or the public market perceives that existing stockholders might sell shares of common stock, the market price of our common stock could decline significantly. We have 29,953,367 shares of common stock outstanding at June 29, 2007. Shares held by our affiliates may only be sold in compliance with the volume limitations of Rule 144. These volume limitations restrict the number of shares that may be sold by an affiliate in any three-month period to the greater of 1% of the number of shares then outstanding, which approximates 299,533 shares, or the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. During the four calendar weeks preceding June 29, 2007, the average weekly trading volume of our common stock on the NASDAQ Global Market was 1,738,442.

At June 29, 2007, subject to certain conditions, holders of an aggregate of approximately 13,511,174 shares of common stock have rights with respect to the registration of these shares of common stock with the SEC. If we register any of these holders’ shares of common stock, they will be able to sell those shares in the public market without being subject to the volume limitations described above.

At June 29, 2007, 3,203,202 shares of common stock are authorized for issuance under our stock incentive plan, employee stock purchase plan and outstanding stock options. At June 29, 2007, 3,153,724 shares were subject to outstanding options, of which 1,879,783 were exercisable and which can be freely sold in the public market upon issuance, subject to the restrictions imposed on our affiliates under Rule 144.

Our costs have increased significantly as a result of operating as a public company, and our management is required to devote substantial time to comply with public company regulations.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC and the NASDAQ Global Market, have imposed various new requirements on public companies, including changes in corporate governance practices. Our management and other personnel now need to devote a substantial amount of time to these new requirements. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. As part of these obligations, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our compliance with Section 404 requires that we incur substantial accounting expense and expend significant management efforts. If we or our independent registered public accounting firm identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the NASDAQ Global Market, the SEC or other regulatory authorities.

We do not anticipate paying cash dividends, and accordingly stockholders must rely on stock appreciation for any return on their investment in us.

We anticipate that we will retain our earnings for future growth and therefore do not anticipate paying cash dividends in the future. As a result, only appreciation of the price of our common stock will provide a return to investors. Investors seeking cash dividends should not invest in our common stock.

Risks Related to the Combined Businesses Following the Stock Purchase

In addition to the other information included in this proxy statement/prospectus, you should carefully consider the following risks before deciding whether to vote for approval of the issuance of the shares of our common stock in the Stock Purchase or the increase in the number of shares issuable under our 2005 Plan. Risks related to NxStage’s business are described above under “Risks Related to NxStage.” In the event the Stock Purchase is completed, we will also face the following risks.

The combined businesses of NxStage and Medisystems will continue to rely upon the sale of a limited number of products.

The Medisystems’ business relies nearly exclusively upon the sale of a few key disposable products, including bloodlines and needles, and this is expected to continue for the foreseeable future. NxStage’s business relies nearly exclusively upon the sale of the System One, and this is expected to continue for the foreseeable future. Although the acquisition of Medisystems’ business will broaden NxStage’s product offerings, the combined business will continue to rely upon the sale of a limited number of key products primarily applicable to the dialysis business. To the extent that any of the combined businesses’ primary products are no longer successful or are withdrawn from the market for any reason, our combined businesses will suffer and we do not have other significant products in development that could replace these revenues.

The future growth of Medisystems’ business will depend on the successful launch and market acceptance of Medisystems’ StreamLine2 bloodline product.

The future growth of the Medisystems’ business depends upon the successful launch and market acceptance of Medisystems’ latest generation bloodline product, StreamLine2. StreamLine2 is designed to be a high-quality, high-performance bloodline that promises to yield valuable savings and improved patient outcomes for those clinics that adopt it for use. Market penetration of this product is quite limited to date, and it is not possible to predict whether and to what extent current and future customers will elect to use this product instead of more established Medisystems’ or competitive bloodlines. If we are unable to convert customers to the StreamLine2 product and receive more widespread commercial acceptance of this product, our ability to achieve our growth objectives for the Medisystems’ business could be impaired.

The future profitability, growth and success of our combined businesses will also depend on our ability to achieve further product cost reductions by our combined operations.

The future profitability and growth of our combined businesses depends upon our ability to achieve further product cost reductions by our combined operations including improved manufacturing efficiencies at Medisystems’ manufacturing facilities and product design synergies. If product cost reductions are not achieved on a timely basis, the future profitability of our combined businesses will be delayed and may not be delivered.

The combined businesses will need to invest capital to expand Medisystems’ manufacturing facilities in Mexico and Italy to support anticipated increased product demand for System One cartridges and StreamLine2. We cannot guarantee that cash from operations will be sufficient to finance this expansion, or that we will complete this expansion on a timely and cost-effective basis.

To support the expected increased demand for the System One disposable cartridges and StreamLine2, we will need to increase the scale of Medisystems’ manufacturing and molding operations in Mexico and Italy. This will require the investment of capital over the next two years. It is possible that cash flow from our combined operations may not be sufficient to support our capital needs, and that we may require additional financing to fund the expansion. We cannot be certain that financing will be available in the amounts or on terms acceptable to us, or at all. If we are unable to obtain this additional financing when needed, we may be required to delay, reduce the scope of, or eliminate one or more aspects of our capacity expansion plans, which could harm the growth or profitability of our combined businesses.

The planned expansion of Medisystems’ manufacturing facilities will also require the purchase of specialized equipment and specialized construction. We cannot guarantee that we will be able to purchase all of the necessary equipment on satisfactory terms or timing, or that the necessary construction will be completed on a cost-effective or timely basis. Any delay in purchasing equipment or construction could harm the growth or profitability of our combined businesses.

Medisystems currently relies upon a third-party manufacturer to manufacture a significant percentage of its bloodline products using Medisystems’ supplied components. This manufacturer’s contractual obligation to manufacture such products for Medisystems expires in June 2008. In the event this agreement is not renewed or extended upon favorable terms, if at all, or in the event Medisystems is unable to sufficiently expand its manufacturing capabilities prior to June 2008 to support its requirements, the combined businesses’ growth and ability to meet customer demand would be impaired.

Historically, Medisystems has relied upon a third-party manufacturer, Kawasumi Laboratories, Inc. which we refer to as Kawasumi, to manufacture a significant percentage of its bloodline products using Medisystems’ supplied components. This third party has a strong history of manufacturing high-quality product for Medisystems. Kawasumi’s contractual obligation to manufacture bloodlines for Medisystems expires in June 2008. We cannot be certain this agreement will be renewed or extended on favorable terms, if at all, that we would be able to manufacture independently the volume of products currently manufactured by Kawasumi, or that we would be able to manufacture products at the same cost at which Medisystems could purchase products from Kawasumi under a new agreement, the failure of any of which could impair our combined businesses.

Medisystems also relies upon Kawasumi to supply all of its finished goods needles.

Medisystems depends solely on Kawasumi for all of its finished goods needles. Kawasumi’s obligation to supply needles to Medisystems expires in February 2011. In the event this agreement is not renewed or extended upon favorable terms, if at all, the revenues and profitability of the combined businesses will be impaired. It is not certain whether Medisystems would be able to obtain another source of quality needles if its agreement with Kawasumi is not renewed.

Medisystems’ business relies heavily upon third-party distributors.

The majority of Medisystems’ revenues comes from three distributors, which collectively accounted for approximately 90% of Medisystems’ revenues in 2006, with its primary distributor, Schein, accounting for 65% of Medisystems’ revenues in 2006. Schein recently agreed to extend its distribution relationship with Medisystems through July 2009. Medisystems’ contracts with its other two distributors are scheduled to expire in October 2008 and July 2009. Medisystems’ relationship with Schein, in particular, is very significant for its business and any failure to continue this relationship would be harmful to the combined businesses, because Medisystems has no direct sales force and NxStage’s sales force has no experience selling bloodlines or needles.

The combined businesses will continue to rely heavily upon DaVita as a key customer. The partial or complete loss of DaVita as a customer could materially impair our combined financial results.

We expect that DaVita will continue to be a significant customer of the combined businesses. Sales through distributors to DaVita of Medisystems’ products accounted for approximately 38% of Medisystems’ revenues in 2006, and NxStage’s sales to DaVita accounted for approximately 19% of our revenues in 2006. Medisystems’ contract with DaVita includes certain minimum order requirements; however, these can be reduced significantly under certain circumstances. DaVita’s contractual commitments to purchase Medisystems’ needles expire in December 2007; and its commitments to purchase Medisystems’ bloodlines expire in September 2008. We cannot guarantee we will be able to negotiate an extension of Medisystems’ agreement with DaVita on favorable terms, if at all, or the extent to which DaVita will purchase Medisystems’ products following the completion of the Stock Purchase. NxStage’s agreement with DaVita does not impose minimum purchase requirements, and expires as early as 2010. The partial or complete loss of DaVita as a customer of our combined businesses would materially impair our combined financial results.

Medisystems, like NxStage, obtains some of its raw materials or components from a single source or a limited group of suppliers. It obtains sterilization services from a single supplier. The partial or complete loss of one of these suppliers could cause significant production delays, an inability to meet customer demand and a substantial loss in revenues.

Medisystems, like NxStage, depends on a number of single-source suppliers for some of the raw materials and components it uses in its products. It also obtains sterilization services from a single supplier. The dependence of the combined companies on single-source suppliers of raw materials, components and production services will continue to expose us to several risks, including disruptions in supply, price increases, late deliveries and an inability to meet customer demand. This could lead to customer dissatisfaction, damage to our reputation or customers switching to competitive products.

Finding alternative sources for these raw materials, components and production services would be difficult in several cases and may entail a significant amount of time and disruption. In other cases, it may not be possible to find an alternative source of supply.

Resin is a key input material to the manufacture of Medisystems products and our System One cartridge. Rising oil prices affect both the pricing and availability of this material. Continued escalation of oil prices could affect our ability to obtain sufficient supply of resin at the prices we need to manufacture our products at current rates of profitability.

Medisystems currently sources resin from a small number of suppliers. Rising oil prices over the last several years have resulted in significant price increases for this material. We cannot guarantee that prices will not continue to increase. NxStage’s and Medisystems’ contracts with customers restrict each of our ability to immediately pass on these price increases, and we cannot guarantee that future pricing to customers will be sufficient to accommodate increasing input costs.

Medisystems has labor agreements with its production employees in Italy and in Mexico. We cannot guarantee that Medisystems will not in the future face strikes, work stoppages, work slowdowns, grievances, complaints, claims of unfair labor practices, other collective bargaining disputes or in Italy, anti-union behavior, that may cause production delays and negatively impact our ability to deliver our products on a timely basis.

MDS Italy has a national labor contract with Contratto collettivo nazionale di lavoro per gli addetti all’industria della gomma cavi elettrici ed affini e all’industria delle materie plastiche, and MDS Mexico has entered into a collective bargaining agreement with a Union named Mexico Moderno de Trabajadores de la Baja California C.R.O.C. Medisystems has not to date experienced strikes, work stoppages, work slowdowns, grievances, complaints, claims of unfair labor practices, other collective bargaining disputes, or in Italy, anti-union behavior, however we cannot guarantee that Medisystems will not be subject to such activity in the future. Any such activity would likely cause production delays, and negatively affect our ability to deliver our production commitments to customers, which could adversely affect our reputation and cause our combined businesses and operating results to suffer.

Medisystems and NxStage each have recently developed products and have limited manufacturing experience with these products.

Both Medisystems and NxStage continue to develop new products and make improvements to existing products. As such, both businesses have limited manufacturing experience with certain of their products, including Medisystems’ StreamLine2 product. The combined companies will continue to be exposed to risks relating to product quality, reliability and cost to produce until the manufacturing processes for these new products mature.

Medisystems does not have long-term supply contracts with many of its third-party suppliers.

Medisystems purchases raw materials and components from third-party suppliers, including some single source suppliers, through purchase orders and does not have long-term supply contracts with many of these third-party suppliers. Many of its third-party suppliers, therefore, are not obligated to perform services or supply products for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order.

Medisystems does not maintain large volumes of inventory from most of its suppliers. If the combined businesses inaccurately forecast demand for finished goods, our ability to meet customer demand could be delayed and our competitive position and reputation could be harmed. In addition, if we fail to effectively manage our relationships with these suppliers, we may be required to change suppliers, which would be time consuming and disruptive and could lead to disruptions in product supply, which could permanently impair our customer base and reputation.

Medisystems’ historical bloodline business has been a commodities business subject to pricing pressure and the significant influences of consolidated buying power. Unless Medisystems can demonstrate sufficient product differentiation in its bloodline business through StreamLine2 or products that we introduce in the future, Medisystems will continue to be susceptible to further pressures to reduce product pricing and more vulnerable to the loss of its bloodline business to competitors in the dialysis industry.

Medisystems’ bloodline business has historically been a commodities business. Medisystems has competed favorably and gained share through the development of a high quality, low-cost, standardized blood tubing set, that could be used on several different dialysis machines. Medisystems continues to compete favorably in the dialysis bloodline business, but is increasingly subject to pricing pressures, especially given recent market consolidation in the dialysis services industry, with Fresenius and DaVita collectively controlling approximately 61% of U.S. dialysis services business. NxStage’s product, the System One, has been less subject to these pressures given its significant product differentiation from other competitive products, and its unique suitability to the home hemodialysis application. If the Stock Purchase is completed, the combined businesses will be subject to the pressures of a commodities business, unless we can successfully demonstrate to customers the differentiating features of the

StreamLine2 product or products that we introduce in the future. If we are unsuccessful in establishing this differentiation, we may be susceptible to further pressures to reduce Medisystems product pricing and more vulnerable to the loss of Medisystems’ bloodline business to competitors in the dialysis industry.

The combined businesses will be subject to an increased risk of costly and damaging product liability claims and may not be able to maintain sufficient product liability insurance to cover claims against us.

With the expansion of our product offerings, the combined companies will be subject to an increased risk of product liability claims. If any of our products is found to have caused or contributed to injuries or deaths, we could be held liable for substantial damages. Claims of this nature may also adversely affect our reputation, which could damage our position in the market. Although NxStage has not been a party to any such claims, Medisystems has been, and it is reasonably likely that the combined businesses will be, party to future product liability claims. Although we maintain insurance, including product and excess liability insurance, we cannot provide assurance that any claim that may be brought against us will not result in court judgments or settlements in amounts that are in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance.

Any product liability claim brought against us, with or without merit, could result in the increase of our product liability insurance rates or the inability to secure additional insurance coverage in the future. A product liability claim, whether meritorious or not, could be time consuming, distracting and expensive to defend and could result in a diversion of management and financial resources away from our primary business, in which case our business may suffer.

We expect to increase the level of our insurance coverage following the completion of the proposed Stock Purchase, however, future claims could exceed our applicable insurance coverage.

The combined companies will continue to maintain insurance for property and general liability, directors’ and officers’ liability, products liability, workers compensation and other coverage in amounts and on terms deemed adequate by management based on our expectations for future claims. Although we may increase the level of our insurance coverage following the completion of the Stock Purchase, future claims could exceed our applicable insurance coverage, or in some instances our coverage may not cover the applicable claims.

The combined businesses will have increased reliance upon international manufacturing operations, and if we are unable to manage these risks effectively, our combined businesses could suffer.

In addition to NxStage’s operations in Germany and its new operations in Mexico, the combined businesses will have operations in Italy and additional operations in Mexico. The combined businesses will also have increased reliance upon foreign vendors for the purchase of finished goods and supplies. We will be subject to increased risks and challenges that specifically relate to these international operations, and we may not be successful if we are unable to meet and overcome these challenges. These risks include fluctuations in foreign currency exchange rates that may increase the U.S. dollar cost of foreign third-party supplies, increased costs associated with sourcing and shipping goods internationally, increased difficulty managing operations in multiple locations and local regulations that may restrict or impair our ability to conduct our operations.

The activities of the combined businesses will involve the import of finished goods into the United States from foreign countries, subject to customs inspections and duties, and the export of components and certain other products from other countries into Mexico and Thailand. If we misinterpret or violate these laws, or if laws governing our exemption from certain duties changes, we could be subject to significant fines, liabilities or other adverse consequences.

Medisystems imports into the United States disposable medical supplies from Thailand and Mexico. Medisystems also imports into the United States disposable medical components from Germany, Italy and Thailand and exports components and assemblies into Mexico and Italy. The import and export of these items are subject to extensive laws and regulations with which the combined businesses will need to comply. To the extent we fail to comply with these laws or regulations, or fail to interpret our obligations accurately, we may be subject to significant fines, liabilities and a disruption to our ability to deliver product, which could cause our combined businesses and operating results to suffer.

To the extent there are modifications to Generalised System of Preferences or cancellation of the Nairobi Protocol Classification such that our products would be subject to duties, our profitability would also be negatively impacted.

The activity of the combined businesses will involve the purchase of finished goods, components and assemblies from foreign countries, which involves exchange rate risk.

The combined businesses will be exposed to significant exchange rate risk in the Thai Baht, Euro and Peso. The U.S. dollar has weakened significantly against the Euro and Thai Baht over the last five years and may continue to do so. To the extent we fail to control our exchange rate risk, our profitability may suffer and our ability to maintain mutually beneficial and profitable relationships with key vendors could be impaired.

We may face challenges in integrating Medisystems’ business with NxStage’s and, as a result, may not realize the expected benefits of the proposed Stock Purchase.

Even though NxStage’s and Medisystems’ businesses are relatively distinct, integrating the operations and personnel of Medisystems and NxStage will require a significant investment of management’s time and effort as well as the investment of capital, particularly with respect to information systems. The successful integration of Medisystems and NxStage will require, among other things, coordination of certain manufacturing operations and sales and marketing operations and the integration of Medisystems’ operations into the NxStage organization. The diversion of the attention of NxStage’s and Medisystems’ senior management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of the combined businesses.

The inability to successfully integrate the operations and personnel of Medisystems and NxStage, or any significant delay in achieving integration, could have a material adverse effect on the combined businesses after the completion of the acquisition, and, as a result, on the market price of NxStage’s common stock.

NxStage expects to incur significant costs associated with the proposed Stock Purchase.

NxStage estimates that it will incur direct transaction costs of approximately $3.5 million in connection with the proposed Stock Purchase. In addition, the combined businesses may incur charges to operations that they cannot currently reasonably estimate in the quarter in which the Stock Purchase is completed or the following quarters to reflect costs associated with integrating the two businesses. There can be no assurance that the combined businesses will not incur additional charges relating to the transaction in subsequent periods.

The success of the combined businesses will depend on the services of each of our senior executives as well as certain key engineering, scientific, manufacturing, clinical and marketing personnel, the loss of whom could negatively affect the combined businesses.

Our success has always depended upon the skills, experience and efforts of our senior executives and other key personnel, including our research and development and manufacturing executives and managers. Following the completion of the Stock Purchase, this will be even more important as we work to integrate our businesses. For both Medisystems and NxStage, much of our expertise is concentrated in relatively few employees, the loss of whom for any reason could negatively affect our business. Medisystems has experienced the loss of certain key employees recently, and the failure of further employees to remain with the combined businesses could be harmful to the success of the combined businesses. In March 2006, Medisystems’ Chief Financial Officer and Corporate Controller resigned. In October 2006, Medisystems’ Vice President of Regulatory and Quality Assurance resigned. Competition for our highly skilled employees is intense and we cannot prevent the future resignation of any employee. Most of the combined businesses’ employees have agreements which impose obligations that may prevent a former employee from working for a competitor for a period of time; however, these clauses may not be enforceable, or may be enforceable only in part.

The combined business, like NxStage, will continue to require significant capital to build the business, and financing may not be available to us on reasonable terms, if at all.

The combined business will continue to require significant working capital for the manufacture and rental of equipment by our customers as well as the expansion and integration of Medisystems’ operations. If our existing resources are insufficient to satisfy our liquidity requirements, we may need to sell additional equity or debt securities. Any sale of additional equity or debt securities may result in additional dilution to our stockholders, and we cannot be certain that we will be able to obtain additional public or private financing in amounts, or on terms, acceptable to us, or at all.

Our executive officers and directors, together with their affiliates and related persons, own a large percentage of our voting common stock and could limit new stockholders’ influence on corporate decisions or could delay or prevent a change in corporate control.

Our directors and executive officers, together with their affiliates and related persons, beneficially own, in the aggregate, approximately 57.9% of our outstanding common stock assuming the issuance of 6,500,000 shares of our common stock to Mr. Utterberg pursuant to the Stock Purchase. As a result, these stockholders, if acting together, will have the ability to determine the outcome of all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets and other extraordinary transactions. The interests of this group of stockholders may not always coincide with our corporate interests or the interests of other stockholders, and they may act in a manner with which you may not agree or that may not be in the best interests of other stockholders. This concentration of ownership may have the effect of:

•	delaying, deferring or preventing, or alternatively, accelerating or causing, a change in control of our company;

•	entrenching our management and/or board of directors;

•	impeding a merger, consolidation, takeover or other business combination involving our company; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this proxy statement/prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects and plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying any of our forward-looking statements are reasonable, these expectations may prove to be incorrect and all of these statements are subject to risks and uncertainties. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. We have identified below some important factors that could cause our forward-looking statements to differ materially from actual results, performance or financial conditions:

•	failure of the home hemodialysis market to expand or expand at the rate we expect;

•	our inability to grow our customer base and increase the adoption rate of home hemodialysis;

•	our inability to grow and sustain our critical care business;

•	our inability to adequately grow our operations and attain sufficient operating scale;

•	our inability to obtain adequate profit margins;

•	changes in Medicare dialysis reimbursement policies, the composite rate or the reimbursement policies or rates of other governmental or private payors;

•	regulatory action by the FDA and changes in, or our failure to comply with, government regulations;

•	our inability to achieve product development milestones or the introduction of technical innovations or new products by our competitors;

•	our inability to effectively protect our intellectual property and not infringe on the intellectual property of others;

•	our inability to raise sufficient capital when necessary;

•	loss of any significant suppliers, especially sole-source suppliers;

•	loss of key personnel;

•	liability resulting from litigation;

•	failure to complete the Stock Purchase or to realize the benefits of the proposed Stock Purchase;

•	failure to successfully integrate NxStage and the MDS Entities; and

•	other factors discussed elsewhere in this prospectus/proxy statement.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. We have included important factors in the cautionary statements included in this proxy statement/prospectus, particularly in the section entitled “Risk Factors” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

THE SPECIAL MEETING OF NxSTAGE STOCKHOLDERS

General

We are furnishing this proxy statement/prospectus to our stockholders in connection with the solicitation of proxies by our board of directors for use at the special meeting of stockholders to be held on          , 2007 and at any adjournment, postponement or continuation thereof. This document is first being furnished to our stockholders on or about          , 2007.

Date, Time and Place

The special meeting of our stockholders will be held at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109, on          , 2007 at   a.m., local time.

Purpose of the Special Meeting

At the special meeting, our stockholders will consider and act upon the following matters:

•	Proposal One — approval of the issuance of the Stock Purchase Shares; and

•	Proposal Two — approval of an amendment to our 2005 Plan to increase the number of shares of our common stock that may be issued under the 2005 Plan by an additional 3,800,000 shares, of which no more than 1,500,000 shares may be issued as restricted stock awards.

Record Date, Shares of Common Stock Outstanding and Entitled to Vote

We have fixed the close of business on          , 2007 as the record date for determining the holders of our common stock entitled to notice of and to attend and to vote at the special meeting or at any adjournment thereof. As of the close of business on          , 2007, there were           shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles its holder to one vote on each of the matters presented at the special meeting.

Quorum and Vote of NxStage Stockholders Required

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if shares of our common stock representing a majority of the votes entitled to be cast are represented in person or by proxy. If a quorum is not present at the special meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies. Abstentions, votes “FOR”, votes “AGAINST” and “broker non-votes” count as being present to establish a quorum. A “broker non-vote” occurs when a broker is not permitted to vote because the broker does not have instructions from the beneficial owner of the shares of common stock.

The proposals to be voted on at the special meeting will require the following approvals:

•	Proposal One — the approval of the Stock Purchase Shares requires the affirmative vote of a majority of the votes cast at the special meeting at which a quorum is present.

•	Proposal Two — the approval of the proposed amendment to our 2005 Plan requires the affirmative vote of a majority of the votes cast at the special meeting at which a quorum is present.

If you do not submit a proxy card or vote at the special meeting, your shares of common stock will not be counted as present for the purpose of determining a quorum and will have no effect on the outcome of the proposal to approve Proposal One or Proposal Two.

Voting Instructions

The following section summarizes important information on how to vote your shares of common stock.

Voting by Proxy

If you are a record holder, meaning your shares are registered in your name, you may vote over the Internet, by telephone, by mail or in person at the special meeting pursuant to the following instructions:

Over the Internet:  Go to the website of our tabulator, Computershare Investor Services, at www.investorvote.com. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

By Telephone:  Call 1-800-652-VOTE (8683) toll free from the United States, Canada and Puerto Rico, and follow the instructions on your enclosed proxy card. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

By Mail:  Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Computershare Investor Services. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our board of directors.

In Person at the Special Meeting:  If you attend the special meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

Voting of Shares Held in Street Name

If your shares are held in “street name”, meaning they are held for your account by a broker or other nominee, you will receive instructions from your broker or other nominee regarding how to vote your shares over the Internet, by telephone or by mail. You should follow those instructions. If you wish to vote your shares in person at the special meeting, contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the special meeting. You will not be able to vote in person at the special meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Voting of Proxies at the Special Meeting

All properly executed proxies that we receive prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the issuance of the Stock Purchase Shares and the amendment to our 2005 Plan.

Properly executed proxies, other than proxies voting against the issuance of the Stock Purchase Shares and/or the amendment to our 2005 Plan, will also be voted for any adjournment or postponement of our special meeting of stockholders for the purpose of soliciting additional votes to approve Proposal One and Proposal Two, if necessary. Our board of directors does not currently intend to bring any other business before the special meeting and, so far as NxStage’s board of directors knows, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting, the proxies will vote in accordance with their own judgment.

Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, employees or agents of NxStage in person or by telephone, telegram or other means of communication. No additional compensation will be paid to directors, officers or other regular employees of NxStage for such services.

Revocation of Proxies

Stockholders may revoke their proxies at any time prior to use by delivering to our corporate secretary a signed notice of revocation or a later-dated signed proxy, or by attending the special meeting in person and revoking the proxy by signing a notice of revocation. If you vote your shares over the Internet or by telephone, only your latest Internet or telephone vote will be counted at the special meeting. Attendance at the special meeting does not in itself constitute the revocation of a proxy. Stockholders who have instructed their broker to vote their shares of common stock must follow their broker’s directions in order to change those instructions. You may also attend the special meeting in person instead of submitting a proxy; however, please see the instructions above under “Voting of Shares Held in Street-Name” if you wish to vote such shares in person at the special meeting.

Solicitation of Proxies

We will pay for all costs incurred in connection with the solicitation of proxies from our stockholders on behalf of our board of directors, including assembly, printing and mailing of this document, its related attachments, and the proxy card. We have engaged Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to solicit proxies from our stockholders. For these services, we expect to pay a fee of approximately $7,500 plus expenses. Our directors, officers and employees may solicit proxies by telephone, email, facsimile and in person, without additional compensation. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

MATTERS BEING SUBMITTED TO A VOTE OF NxSTAGE STOCKHOLDERS

Proposal One — Approval of the Issuance of the Stock Purchase Shares

At the special meeting and any adjournment or postponement thereof, our stockholders will be asked to consider and vote upon a proposal to approve the issuance of the Stock Purchase Shares.

Further information with respect to the issuance of the Stock Purchase Shares, the Stock Purchase, the MDS Entities and Mr. Utterberg is contained elsewhere in this proxy statement/prospectus, including the sections “The Stock Purchase” beginning on page 53 and “The Stock Purchase Agreement” beginning on page 66.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ISSUANCE OF THE STOCK PURCHASE SHARES TO MR. UTTERBERG IN CONNECTION WITH THE STOCK PURCHASE

Proposal Two — Approval of an Amendment to Our 2005 Plan

Overview

At the special meeting and any adjournment thereof, our stockholders will be asked to consider and vote upon a proposal to increase by 3,800,000 the number of shares of our common stock available for issuance under the 2005 Plan. Of the 3,800,000 additional shares, no more than 1,500,000 shares may be granted as restricted stock awards. Our board of directors believes that our continued growth and profitability depends, in large part, on our ability to maintain a competitive position in attracting, retaining and motivating key employees with experience and ability. We believe the 2005 Plan furthers these objectives. As of the date of this proxy statement/prospectus, the maximum number of shares we are currently authorized to issue, subject to adjustment in the event of stock splits and other similar events, pursuant to awards granted under the 2005 Plan, is 3,601,459. At June 29, 2007, options for the purchase of 471,855 shares of our common stock remained available for grant under the plan.

If the Stock Purchase is completed, our employee population will grow from approximately 300 to 1,000. In order for us to be able to grant equity incentives to these new employees and to support our continued growth and compensation needs, our board of directors has amended the 2005 Plan, subject to stockholder approval, to increase the total number of shares that may be issued under the plan by 3,800,000 shares, of which no more than 1,500,000 may be granted as restricted stock awards.

Our board of directors approved several additional amendments to the 2005 Plan which did not require the approval of our stockholders. The 2005 Plan was amended: (1) to remove the “evergreen” provision, which provided for an annual automatic increase of the number of shares available under the plan, (2) to eliminate the return of shares received by us in connection with the net exercise of options to the available pool under the plan, (3) to provide that all options granted under the 2005 Plan must be granted at fair market value on the date of grant and have a term no more than 10 years, and (4) to provide that stock options issued under the plan may not be (a) repriced by (x) lowering the option exercise price of an option or (y) canceling an outstanding stock option and replacing it with a stock option with a lower exercise price, or (b) cashed out by us, unless such action has been approved by our stockholders.

Summary of the 2005 Plan

The following is a brief summary of the 2005 Plan, a copy of which is attached as Annex C to this proxy statement. The following summary is qualified in its entirety by reference to the 2005 Plan.

Types of Awards

The 2005 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards as described below, collectively referred to as Awards.

Incentive Stock Options and Nonstatutory Stock Options.  Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price equal to or greater than the fair market value of the common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than 100% of the fair market value of our common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of NxStage). Options may not be granted for a term in excess of ten years. The 2005 Plan permits the following forms of payment of the exercise price of options: (i) payment by cash, check or through a broker providing for such method of payment, (ii) subject to certain conditions, surrender to us of shares of our common stock, (iii) delivery to us of a promissory note on terms determined by our board of directors, (iv) any other lawful means, or (v) any combination of these forms of payment.

Stock Appreciation Rights.  A stock appreciation right, or SAR, is an award entitling the holder, upon exercise, to receive an amount in our common stock determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock. SARs may be granted independently or in tandem with an option.

Restricted Stock Awards; Restricted Stock Units.  Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award. Restricted stock units entitle recipients to receive shares of common stock to be delivered at the time such shares of common stock vest.

Other Stock-Based Awards.  Under the 2005 Plan, our board of directors has the right to grant other Awards based upon our common stock having such terms and conditions as the board may determine, including the grant of shares based upon certain conditions, the grant of Awards that are valued in whole or in part by reference to, or otherwise based on, shares of common stock, and the grant of Awards entitling recipients to receive shares of common stock to be delivered in the future.

Transferability of Awards

Except as our board of directors may otherwise determine or provide in an Award, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, Awards are exercisable only by the participant.

Eligibility to Receive Awards

Our employees, officers, directors, consultants and advisors are eligible to be granted Awards under the 2005 Plan. Under present law, however, incentive stock options may only be granted to our employees. The maximum number of shares with respect to which Awards may be granted to any participant under the 2005 Plan may not exceed 1,000,000 shares per calendar year.

Plan Benefits

As of June 29, 2007, approximately 259 persons were eligible to receive Awards under the 2005 Plan, including our 5 named executive officers and 6 non-employee directors.

The following table sets forth, as of June 29, 2007, the stock option and restricted stock grants made under the 2005 Plan since its adoption.

No. of Options/
Shares Granted

Executive Officers:
Jeffrey H. Burbank	—
Robert S. Brown	200,000
Philip R. Licari	221,989
Winifred L. Swan	10,000
Joseph E. Turk, Jr.	—
All Executive Officers as a Group	431,989
All Directors who are not Executive Officers as a Group	309,499
Each Associate of any of such Directors or Executive Officers	—
Each Other Person who Received or is to Receive 5% of Awards under the 2005 Plan	—
All Employees, who are not Executive Officers, as a Group(1):	3,129,604

(1)	This number excludes stock options that expired prior to being exercised.

Administration

The 2005 Plan is administered by our board of directors. The board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2005 Plan and to interpret the provisions of the 2005 Plan. Pursuant to the terms of the 2005 Plan, the board may delegate authority under the 2005 Plan to one or more committees or subcommittees of the board.

Subject to any applicable limitations contained in the 2005 Plan, the board of directors, the compensation committee, or any other committee to whom the board of directors delegates authority, as the case may be, selects the recipients of Awards and determines (1) the number of shares of common stock covered by options and the dates upon which such options become exercisable, (2) the exercise price of options, (3) the duration of options (which may not exceed 10 years), and (4) the number of shares of common stock subject to any SAR, restricted stock award, restricted stock unit award or other stock-based Awards and the terms and conditions of such Awards, including conditions for repurchase, issue price and repurchase price.

We will be required to make appropriate adjustments in connection with the 2005 Plan and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization.

The 2005 Plan also contains provisions addressing the consequences of any “Reorganization Event”, which is defined as (a) any merger or consolidation of NxStage with or into another entity as a result of which all of our common stock converted into or exchanged for the right to receive cash, securities or other property, or is cancelled or (b) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of NxStage. Upon the occurrence of a reorganization event, all outstanding options will be assumed or equivalent options substituted by the successor corporation. If the reorganization event also constitutes a change in control event (as defined in the 2005 Plan), 50% of the shares that underlie each option outstanding under the 2005 Plan and that are unvested as of the date of the reorganization event will become immediately exercisable. If a change of control event occurs and within one year of the change in control event an option holder’s employment with us or our succeeding corporation is terminated by such holder for good reason (as defined in the 2005 Plan) or is terminated by us or the succeeding corporation without cause (as defined in the 2005 Plan), each option held by the holder will become immediately exercisable for the remaining 50% of the shares that had been unvested as of the date of the change of control event. Notwithstanding the foregoing, if the acquiring or succeeding corporation in a reorganization event does not agree to assume or substitute for outstanding options, our board of directors will provide that all unexercised options will become exercisable in full prior to the reorganization event and the options, if unexercised, will terminate on the date the reorganization event takes place. If under the terms of the reorganization event holders of our common stock receive cash for their shares, our board may instead provide for a cash-out of the value of any outstanding options less the applicable exercise price.

Upon the occurrence of a reorganization event, or the signing of an agreement with respect to a reorganization event, our repurchase and other rights with respect to shares of restricted stock will inure to the benefit of our successor and will apply equally to the cash, securities or other property into which our common stock is then converted.

Upon the occurrence of a change in control event (as defined in the 2005 Plan) that does not also constitute a reorganization event, 50% of the shares that underlie each option outstanding under the 2005 Plan and that are unvested as of the date of the change of control event will become immediately exercisable. If a change of control event occurs and within one year of the change in control event an option holder’s employment with us or our succeeding corporation is terminated by such holder for good reason (as defined in the 2005 Plan) or is terminated by us or the succeeding corporation without cause (as defined in the 2005 Plan), each option held by the holder will become immediately exercisable for the remaining 50% of the shares that had been unvested as of the date of the change of control event.

Upon the occurrence of a change in control event that does not also constitute a reorganization event, 50% of the shares of restricted stock outstanding under any award will become immediately free of all restrictions and conditions. If within one year of a change in control event a restricted stock holder’s employment with us or our succeeding corporation is terminated by such holder for good reason or is terminated by us or the succeeding corporation without cause, the remaining 50% of such holder’s restricted stock that had been unvested as of the date of the change of control event will become immediately free of all restrictions and conditions.

Our board of directors or the compensation committee may at any time provide that any Award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

If any Award expires or is terminated, surrendered, canceled without having been fully exercised, or forfeited in whole or in part, the unused shares of our common stock covered by such Award will again be available for grant under the 2005 Plan, subject, however, in the case of incentive stock options, to any limitations under the Code.

Substitute Options

In connection with a merger or consolidation of an entity with NxStage or the acquisition by us of property or stock of an entity, our board of directors may grant options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute options may be granted on such terms, as the board deems appropriate in the circumstances, notwithstanding any limitations on options contained in the 2005 Plan.

Amendment or Termination

No Award may be made under the 2005 Plan after September 7, 2015 but Awards previously granted may extend beyond that date. The board of directors may at any time amend, suspend or terminate the 2005 Plan; provided that, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until such stockholder approval is obtained.

Federal Income Tax Consequences of the 2005 Plan

The following generally summarizes the U.S. federal income tax consequences that generally will arise with respect to awards granted under the 2005 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement/prospectus. This summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code, as amended, or the Code, relating to nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options.  A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or a 50% or more owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss, meaning sales proceeds are less than the exercise price, then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options.  A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Restricted Stock.  A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards.  The tax consequences associated with any other stock-based award granted under the 2005 plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to NxStage.  There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE 2005 PLAN

THE STOCK PURCHASE

The following is a description of the material aspects of the Stock Purchase, including the stock purchase agreement. While we believe that the following description covers the material terms of the Stock Purchase, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement/prospectus, including the stock purchase agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the Stock Purchase.

Background of the Stock Purchase

Medisystems has been a significant supplier to NxStage since our inception. Prior to 2005, Medisystems was the primary supplier of components for our System One disposable cartridges. Since 2006, Medisystems has supplied the completed disposable cartridge for our System One. Medisystems is wholly-owned by Mr. Utterberg, a significant stockholder and director of NxStage since 1999. Historically, our supply arrangement with Medisystems was conducted on a purchase order basis. During 2006, we began negotiating a long-term supply agreement with Medisystems for our disposable cartridges. We and Medisystems entered into this long-term supply agreement on January 4, 2007.

In the course of negotiating the supply agreement, in late December 2006, Mr. Utterberg approached our chief executive officer, Jeff Burbank, about our possible acquisition of Medisystems. On January 3, 2007, our board of directors authorized Mr. Burbank to pursue preliminary discussions pertaining to the possible acquisition of Medisystems.

Between January 5 and January 8, 2007, Mr. Burbank and Mr. Licari, our chief operating officer, accompanied Mr. Utterberg and Mr. Azel, the Medisystems vice president of operations, on a facility tour of Medisystems’ manufacturing facilities in Mexico and Italy.

In addition to the trips to Mexico and Italy, we conducted preliminary financial and contractual due diligence using materials supplied by Medisystems between January 6 and January 22, 2007.

On January 23, 2007, at a meeting of the board of directors, our management and the board of directors, excluding Mr. Utterberg, discussed our possible acquisition of Medisystems and reviewed the due diligence completed by our management to date. Based on the information provided, our board of directors discussed potential risks and benefits of the proposed transaction, possible deal structures and next steps, including engaging appropriate experts to assist in diligence efforts, valuation estimates and deal structuring. It was agreed that the board of directors should continue to have outside counsel present for all discussions regarding a potential transaction with Medisystems.

On January 30, 2007 at a meeting of the board of directors, management reviewed with the board of directors, excluding Mr. Utterberg, financial information received to date from Medisystems and discussed Medisystems’ corporate structure, business and financial position, as well as some of the risks and benefits of a potential Medisystems acquisition. The board of directors asked management to proceed with its evaluation of Medisystems as a possible acquisition target and report to the board of directors on its findings.

On February 5 and 6, 2007, Mr. Brown, our chief financial officer of NxStage, went to Seattle to review the Medisystems financial information and talk to members of the Medisystems management team.

On February 7, 2007, Mr. Burbank and Mr. Brown met with representatives of Merrill Lynch to discuss Medisystems and Merrill Lynch’s role as financial advisor to NxStage.

Between February 12, 2007 and February 23, 2007, representatives of NxStage and Merrill Lynch engaged in a review of financial information and development of financial projections for a potential acquisition of Medisystems.

On February 26, 2007, at a special meeting of our board of directors, excluding Mr. Utterberg, management and representatives of Merrill Lynch continued discussions regarding NxStage’s evaluation of a potential acquisition of Medisystems. Representatives of Merrill Lynch reviewed their analysis to date of a potential acquisition of Medisystems, and they summarized business information learned to date about Medisystems, including historical sales performance and future growth opportunities as well as certain business rationales for acquiring Medisystems, including a broader product line, control of System One cartridge manufacturing and possible acceleration of profitability. Representatives of Merrill Lynch reviewed their preliminary valuation analysis of a Medisystems acquisition, including potential transaction structures. The directors and management then discussed next steps and proposed a future negotiation process with Merrill Lynch and management. Management agreed to proceed according to the process discussed and to report back to the board of directors.

On March 1, 2007, Mr. Burbank and James Boylan of Merrill Lynch met with Mr. Utterberg in Seattle to deliver a term sheet outlining our proposed terms for the transaction, including the structure of the proposed transaction, the consideration to be paid in the transaction and other terms and conditions.

On March 7, 2007, Mr. Burbank and Mr. Boylan met with Mr. Utterberg in Lawrence, Massachusetts to continue discussions regarding the terms and conditions and possible structure of a Medisystems acquisition, including the structure of the proposed transaction, the type, amount, and timing, of consideration to be paid in the transaction and the assets to be acquired.

Between March 7 and March 16, 2007, our management and Mr. Utterberg continued to negotiate terms and conditions of a possible acquisition of Medisystems.

On March 26, 2007, Mr. Burbank, Mr. Brown and Mr. Boylan met with Mr. Utterberg and Ann Kelly, financial advisor to Mr. Utterberg, in Chicago to discuss valuation of the Medisystems acquisition.

Between March 26 and April 13, 2007, the Company and Mr. Utterberg continued to negotiate terms and conditions of a possible acquisition of Medisystems, including the structure of the proposed transaction, the type, amount, and timing of consideration to be paid in the transaction and the assets to be acquired and the terms of the consulting agreement with Mr. Utterberg.

On April 13, 2007 at a special meeting of our board of directors, excluding Mr. Utterberg, management and the board discussed the summary of key business terms and strategic rationale for a Medisystems acquisition. Management and the board of directors reviewed certain preliminary financial analyses of the proposed transaction and discussed different structuring alternatives for the transaction. Management and the board of directors then discussed the process for approving the proposed acquisition, given its status as a related party transaction. Pursuant to the requirements of the Audit Committee Charter, the Audit Committee would be required to vote on all related party transactions, and it was agreed that the Audit Committee would follow a process substantially similar to the process used in approving our supply agreement with Medisystems. Following the conclusion of these discussions, management reviewed the ongoing diligence efforts relating to the proposed acquisition. At the conclusion of these discussions, members agreed that management should continue to negotiate the proposed acquisition of Medisystems according to the general terms reviewed with the board of directors.

Between April 17 and April 20, 2007, Mr. Burbank and Mr. Brown were in Seattle to meet with Mr. Utterberg and Ms. Kelly to negotiate terms and conditions of the acquisition and review financial information related to the acquisition. Negotiations at this meeting focused primarily on the timing of the consideration to be paid in the transaction, the assets to be acquired in the transaction, the terms of an on-going consulting agreement between the parties and what restriction, if any, would be placed on any shares issued to Mr. Utterberg as deal consideration.

On April 19, 2007 at a meeting of our board of directors, excluding Mr. Utterberg, management and the board of directors discussed proposed key business terms for the acquisition and discussed how certain terms had changed from those previously presented to the board of directors. Members discussed the proposed deal structure at length, as well as other key business terms. At the conclusion of these discussions, members agreed that Mr. Burbank should continue to negotiate the proposed acquisition of Medisystems according to the general terms reviewed with the board of directors.

On April 25, 2007, our Audit Committee met to discuss, among other things, the status of ongoing diligence and negotiations with Medisystems. On April 26, 2007, the same information was shared with our full board or directors, excluding Mr. Utterberg. Merrill Lynch also presented information at this meeting regarding its ongoing valuation analysis of Medisystems and its perceptions regarding other deal terms, including the timing of deal consideration and the assets being transferred.

Between April 26, 2007 and May 30, 2007, several meetings of the Audit Committee were held to review the status of due diligence efforts and ongoing negotiations as well as any changes to key business terms arising in the course of ongoing negotiations.

An initial draft of the stock purchase agreement was delivered by our counsel, WilmerHale, to Medisystems and its counsel, Arnold & Porter, on April 27, 2007. We received Medisystems’ and its counsel’s preliminary comments to the stock purchase agreement on May 1 and 2, 2007, and we received a revised draft of the stock purchase agreement on May 3, 2007. WilmerHale distributed a revised draft of the stock purchase agreement to Medisystems and its counsel on May 4th. Arnold & Porter delivered an issues list in response to the revised draft on May 5, 2007, and the parties participated in a conference call, with their respective counsel, on May 6th to discuss the issues list. Arnold & Porter distributed a revised draft of the stock purchase agreement responsive to many of the matters discussed in that conference call on May 7, 2007.

The parties, with their counsel, met in Boston, Massachusetts to negotiate the stock purchase agreement on May 8th and 9th. WilmerHale distributed a revised draft of the stock purchase agreement reflective of what the parties had agreed to during these meetings on May 15, 2007. Arnold & Porter delivered a draft response to the stock purchase agreement on May 23, 2007. Mr. Burbank, our Chief Executive Officer, delivered a revised draft of the stock purchase agreement to Mr. Utterberg on May 25, 2007, and Mr. Utterberg delivered a revised draft in response to Mr. Burbank on May 27, 2007. Mr. Burbank delivered further revised drafts of the stock purchase agreement to Mr. Utterberg on May 29, 30 and 31, 2007. Mr. Utterberg and Mr. Burbank exchanged revised drafts of the stock purchase agreement to each other on May 31st. On June 1, 2007, WilmerHale sent revisions to the stock purchase agreement to Arnold & Porter, and Arnold & Porter distributed a revised draft of the stock purchase agreement to WilmerHale on the same day. Arnold & Porter distributed additional changes to the stock purchase agreement on June 2, 2007, and final changes to the stock purchase agreement on June 4, 2007, the date on which the stock purchase agreement was definitively approved by our board of directors and signed by both parties.

During April and May 2007, representatives of NxStage and Medisystems engaged in substantial due diligence in connection with the proposed business combination, including financial, intellectual property, regulatory and legal due diligence. Outside experts were engaged to assist in these efforts. Diligence reports from all outside experts were obtained and shared with our Audit Committee and our full board of directors, other than Mr. Utterberg.

On June 3 and 4, 2007, meetings of our Audit Committee and our full board of directors, excluding Mr. Utterberg, were held to review the final documents in detail as well as management’s recommendations with respect to the transaction. Representatives of Merrill Lynch and WilmerHale were present at these meetings. Merrill Lynch reviewed its final analysis of the transaction and deal structure and delivered its oral fairness opinion. Merrill Lynch also delivered its written fairness opinion on June 4, 2007.

On June 4, 2007, our Audit Committee and our full board of directors, excluding Mr. Utterberg, approved the Stock Purchase and later that day, we executed the stock purchase agreement and issued a press release announcing the Stock Purchase.

Our Reasons for the Stock Purchase

Our board of directors has determined that the terms of the Stock Purchase and the stock purchase agreement are fair to, and in the best interests of, NxStage and our stockholders. Our board of directors consulted with senior management, as well as legal counsel, and financial advisors in reaching its decision to approve the Stock Purchase. Our board of directors considered a number of factors in its deliberations, including the following:

•	historical information concerning NxStage’s and Medisystems’ respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including, without limitation, reports concerning results of operations during the most recent fiscal year and fiscal quarter for each corporation;

•	our management’s view of the financial condition, results of operations and businesses of NxStage and Medisystems before and after giving effect to the Stock Purchase;

•	current financial market conditions and historical market prices, volatility and trading information with respect to our common stock;

•	the relationship between the market value of our common stock and the consideration to be paid by us in the Stock Purchase and a comparison of comparable transactions;

•	the terms of the stock purchase agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations;

•	detailed financial analysis and pro forma and other information with respect to the companies presented by Merrill Lynch in presentations to the board of directors, including Merrill Lynch’s opinion that the consideration to be paid under the stock purchase agreement is fair from a financial point of view to our stockholders;

•	reports from management, financial and tax advisors, independent auditors, outside legal experts and others as to the results of the due diligence investigation of Medisystems;

•	the prices paid in comparable transactions involving other medical device companies, as well as the trading performance for comparable companies in the industry;

•	beliefs shared by our senior management that the prospects of the combined entity were more favorable than our prospects as a separate entity, due to:

−	the benefits associated with gaining manufacturing scale and controlling the manufacture of our key disposable product;

−	the benefits associated with an expanded product line;

−	the belief that the transaction may accelerate our timeline to profitability; and

−	the belief that the transaction may enable us to accelerate the development of additional products in the dialysis market.

•	the cost of acquiring Medisystems’ disposable manufacturing operations and leadership team compared to the time to internally develop the same capabilities; and

•	the interests of our officers and directors in the Stock Purchase, including the matters described under “The Stock Purchase — Interests of Mr. Utterberg in the Stock Purchase” on page 62 and the impact of the Stock Purchase on our stockholders and employees, including the fact that Mr. Utterberg is a member of our board of directors.

Our board of directors also considered potential negative factors relating to the Stock Purchase, including:

•	the potential negative effect on our common stock price if product development expectations for Medisystems are not met;

•	the risk that the Medisystems business will not perform as expected;

•	the risk that the transaction will not accelerate our timeline to profitability;

•	the risk that the Medisystems StreamLine2 product will not achieve commercial acceptance;

•	the risk that the transaction will not result in the anticipated cost savings;

•	the risk that the Stock Purchase may not be completed in a timely manner, if at all;

•	the risk that we will be unable to retain and recruit employees critical to the ongoing success of the combined company’s operations;

•	the risk of adverse reactions of Medisystems’ customers and vendors to the acquisition;

•	the risk that the integration of the Medisystems business could be more costly and time consuming than anticipated, which could adversely affect the combined company’s operating results and preclude the achievement of benefits anticipated from the Stock Purchase;

•	the risk of Medisystems being acquired by another entity;

•	the risk that our management’s attention will be diverted from other strategic and operational priorities to implement the merger; and

•	the other risks and uncertainties discussed above under “Risk Factors” beginning on page 19

The foregoing discussion of the items that our board of directors considered is not intended to be exhaustive, but includes all material items. In view of the complexity and wide variety of factors, both positive and negative, that our board of directors considered, our board of directors did not find it practical to quantify, rank or otherwise weight the factors considered. In considering the various factors, individual members of our board of directors considered all of these factors as a whole and concluded that, on balance, the benefits of the Stock Purchase to NxStage and our stockholders outweighed the risks.

Recommendation of Our Board of Directors

After careful consideration, our board of directors, without Mr. Utterberg, determined that the proposed Stock Purchase is fair to, and in the best interests of, our company and stockholders. Our board of directors recommends that our stockholders vote “FOR” the issuance of our common stock in the Stock Purchase.

In considering the recommendation of our board of directors with respect to the Stock Purchase, our stockholders should be aware that Mr. Utterberg has interests in the Stock Purchase and the related transactions that are different from the interests of our stockholders generally. See “— Interests of Mr. Utterberg in the Stock Purchase” beginning on page 62.

Opinion of NxStage’s Financial Advisor

Our board of directors retained Merrill Lynch to act as its financial advisor in connection with the proposed Stock Purchase. Merrill Lynch delivered its oral opinion to our board of directors, which was subsequently confirmed in writing, that, as of June 4, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion (which are described below), the consideration to be paid by us in connection with the Stock Purchase was fair, from a financial point of view, to NxStage.

The full text of the written opinion of Merrill Lynch, dated June 4, 2007, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Annex B to this proxy statement/prospectus. The summary of Merrill Lynch’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Our shareholders are urged to read the opinion carefully in its entirety.

The Merrill Lynch opinion was addressed to our board of directors for its use and benefit and only addresses the fairness, from a financial point of view, as of the date of the opinion, of the consideration to be paid by us in connection with the Stock Purchase. The opinion does not address the merits of our underlying decision to engage in the Stock Purchase and does not constitute, nor should it be construed as, a recommendation as to how any of our stockholders should vote with respect to the proposed stock issuance or any other matter. In addition, Merrill Lynch was not asked to address nor does its opinion address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of ours.

In preparing its opinion to our board of directors, Merrill Lynch performed various financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying Merrill Lynch’s opinion or the presentation made by Merrill Lynch to our board of directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information presented in tabular format, without considering all of the analyses and factors or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.

In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, us or the MDS Entities. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, Merrill Lynch’s opinion was among several factors taken into consideration by our board of directors in making its determination to approve the stock purchase agreement and the Stock Purchase. Consequently, Merrill Lynch’s analyses should not be viewed as determinative of the decision of our board of directors to enter into the stock purchase agreement or to engage in the Stock Purchase.

In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to us that Merrill Lynch deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of us and Medisystems;

•	conducted discussions with members of senior management of Medisystems and NxStage concerning the matters described in the preceding two bullet points, as well as their respective businesses and prospects before and after giving effect to the Stock Purchase;

•	reviewed the market prices and valuation multiples for our common stock and for certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the results of operations of Medisystems and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the Stock Purchase with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of Medisystems and NxStage and their financial and legal advisors;

•	reviewed the potential pro forma impact of the Stock Purchase on our business;

•	reviewed the stock purchase agreement, the license agreement between DSU Medical Corporation and MDS, and the form of consulting agreement to be entered into by and among us, DSU Medical Corporation and Mr. Utterberg; and

•	reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information and did not undertake any independent evaluation or appraisal of any of the assets or liabilities of NxStage or Medisystems and it was not furnished with any such evaluation or appraisal, nor did it evaluate the solvency or fair value of NxStage or Medisystems under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of NxStage or Medisystems. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Medisystems or NxStage, Merrill Lynch assumed that this information had been reasonably prepared and reflected the best currently available estimates and judgment of NxStage’s or Medisystems’ management as to the expected future financial performance of NxStage or Medisystems, as the case may be. Merrill Lynch expressed no opinion as to such financial forecast information or the assumptions on which it was based.

The opinion of Merrill Lynch is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, June 4, 2007, the date of its written opinion. Merrill Lynch has no obligation to update its opinion to take into account events occurring after the date that its opinion was delivered to our board of directors. Circumstances could develop prior to consummation of the Stock Purchase that, if known at the time Merrill Lynch rendered its opinion, would have altered its opinion.

Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals, contractual or otherwise, for the Stock Purchase, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Stock Purchase. Merrill Lynch did not express any opinion as to the prices at which our common stock would trade following the announcement or the consummation of the Stock Purchase. Although Merrill Lynch evaluated the fairness, from a financial point of view, of the consideration, Merrill Lynch was not requested to, and did not, recommend the specific consideration payable in the Stock Purchase, which consideration was determined through negotiations between us and Mr. Utterberg and approved by our board of directors.

Merrill Lynch assumed that the representations and warranties of each party contained in the stock purchase agreement were true and correct as of June 4, 2007, the date of its written opinion, that each party will perform all of its respective covenants and agreements contained in the stock purchase agreement and that the Stock Purchase will be consumed in accordance with the terms of the stock purchase agreement without waiver, modification or amendment. Merrill Lynch does not render accounting, legal, tax or intellectual property advice and understood that we were relying upon our own accounting, legal, tax and intellectual property advisors as to accounting, tax, legal and intellectual property matters in connection with the Stock Purchase.

The following is a summary of the material analyses performed by Merrill Lynch in connection with its opinion to our board of directors dated June 4, 2007. Some of the financial analyses summarized below include information presented in tabular format. In order to understand fully Merrill Lynch’s financial analyses, the tables must be read together with the text of the summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch’s financial analyses.

Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information, Merrill Lynch compared financial and operating information and ratios for Medisystems with the corresponding information for a selected group of publicly traded companies. Merrill Lynch selected these companies because they engage in businesses and have operating profiles reasonably similar to those of Medisystems. The selected companies were:

•	Greatbatch;

•	Zoll Medical;

•	Cantel Medical;

•	Medical Action Industries; and

•	Microtek Medical.

Merrill Lynch calculated an equity value for each of these companies based on their respective closing share prices as of June 1, 2007 and the number of shares, options and convertible securities outstanding as reflected in publicly available information. Using these equity values, Merrill Lynch calculated an enterprise value for each company by adding to these equity values the amount of each company’s net debt, preferred stock and minority interest as reflected in its most recent publicly available balance sheet.

Using estimates of earnings before interest, taxes, depreciation and amortization, or EBITDA, and earnings per share, or EPS, for each of these companies derived from estimates published by selected Wall Street research analysts, Merrill Lynch calculated the following multiples for each company:

•	Enterprise value as a multiple of revenue based on calendar year 2006 or CY 2006, revenue and calendar year 2007 and 2008, or CY 2007 and CY 2008, respectively, estimated revenues;

•	Enterprise value as a multiple of EBITDA based on CY 2006 EBITDA and CY 2007 and 2008 estimated EBITDA;

•	Price/earnings, or P/E multiples, based on CY 2007 and 2008 estimated EPS and the closing share price as of June 1, 2007; and

•	Price/earnings to growth, or PEG multiples, based on CY 2007 and 2008 estimated EPS, the closing share price as of June 1, 2007 and the Long-term EPS Growth Rate.

Merrill Lynch also calculated similar implied multiples for us using an enterprise value and a share price for us based on our closing share price of $12.09 as of June 1, 2007, the last trading day before the meeting of the board of directors at which the board of directors approved the Stock Purchase and the stock purchase agreement, and estimates of revenue reflected in Wall Street research.

Merrill Lynch compared the maximum, mean, median and minimum implied multiples it calculated for the comparable companies to the implied multiples it calculated for us. The results of Merrill Lynch’s comparison are reflected in the following table:

	CY 2006	CY 2007E	CY 2008E	CY 2006	CY 2007E	CY 2008E
	Revenue	Revenue	Revenue	EBITDA	EBITDA	EBITDA	CY 2007E	CY 2008E	CY 2007E	CY 2008E
	Multiple	Multiple	Multiple	Multiple	Multiple	Multiple	P/E Multiple	P/E Multiple	PEG	PEG

Maximum	2.65x	2.34x	2.12x	13.2x	10.8x	8.5x	27.0x	22.2x	2.07x	1.71x
Mean	1.69x	1.44x	1.61x	11.9x	9.5x	8.2x	23.2x	18.4x	1.50x	1.33x
Median	1.43x	1.20x	1.61x	11.9x	9.4x	8.2x	21.6x	17.5x	1.38x	1.30x
Minimum	1.34x	1.06x	1.09x	10.8x	7.9x	8.0x	20.2x	16.8x	1.17x	0.97x
NxStage	15.06x	7.13x	3.55x	NA	NA	NA	NA	NA	NA	NA

Based on the foregoing and Merrill Lynch’s analyses of the various comparable companies and on qualitative judgments involving non-mathematical considerations, Merrill Lynch applied multiples ranging from:

•	1.35x to 1.65x to the fiscal 2006 revenue and calculated implied enterprise values for Medisystems ranging from $89 million to $109 million as compared to the $79 million transaction value;

•	11.0x to 13.0x to the fiscal 2006 EBITDA and calculated implied enterprise values for Medisystems ranging from $83 million to $98 million as compared to the $79 million transaction value;

•	1.10x to 1.50x to our management’s estimates of fiscal 2007 revenue and calculated implied enterprise values for Medisystems ranging from $79 million to $107 million based on the fiscal 2007 revenue estimate derived from the management projections as compared to the $79 million transaction value; and

•	8.0x to 11.0x to our management’s estimates of fiscal 2007 EBITDA and calculated implied enterprise values for Medisystems ranging from $110 million to $151 million based on the fiscal 2007 EBITDA estimate derived from the management projections as compared to the $79 million transaction value.

None of the selected comparable companies is identical to Medisystems. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected comparable companies and other factors that could affect the public trading dynamics of the selected comparable companies.

Analysis of Selected Comparable Acquisitions.  Using publicly available information, Merrill Lynch calculated the multiple of revenue and EBITDA for Medisystems reflected by the transaction value of each of the transactions listed below.

Date Announced	Acquiror	Target

4/30/2007	Greatbatch	Enpath Medical
6/30/2006	Blackstone Group	Encore Medical
4/20/2006	Integra LifeSciences	Miltex, Inc.
3/8/2006	Philips	Witt Biomedical
2/27/2006	Orthopedics, Inc.	Aircast Inc.
2/21/2006	Coherent	Excel Technology
9/7/2005	Integra LifeSciences	Radionics
6/16/2005	Gyrus Corp	ACMI Corp
1/18/2005	Elekta AB	Impac Medical Systems
8/9/2004	Encore Medical	Empi, Inc.

Merrill Lynch calculated the transaction value for each transaction by multiplying the amount of the announced per share consideration paid or payable in each transaction by the number of fully-diluted outstanding shares of the target company based upon publicly available information and adding to the result the amount of the company’s net debt as of the date of the target company’s most recent balance sheet prior to announcement of the transaction.

For each of the transactions, Merrill Lynch calculated the transaction value as a multiple of revenue and EBITDA for the most recently reported 12 months prior to the date of announcement of the transaction, which we refer to as the LTM Revenue Multiple and the LTM EBITDA Multiple. The average LTM Revenue Multiple for all the transactions was 2.46x and the average LTM EBITDA Multiple for all the transactions, was 14.2x.

Based on the foregoing and Merrill Lynch’s analyses of the various transactions and on qualitative judgments involving non-mathematical considerations, Merrill Lynch applied multiples ranging from:

•	1.60x to 2.60x to the revenue for the last 12 months as of March 31, 2007 and calculated implied enterprise values for Medisystems ranging from $106 million to $173 million as compared to the $79 million transaction value; and

•	9.0x to 18.0x to the LTM EBITDA as of March 31, 2007 to derive a range of implied enterprise values for Medisystems and calculated implied enterprise values for Medisystems ranging from $77 million to $154 million as compared to the $79 million transaction value.

None of the transactions analyzed by Merrill Lynch is identical to the proposed transaction. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies party to those transactions as well as the transactions and other factors that could affect the proposed Stock Purchase.

Discounted Cash Flow Analysis.  Merrill Lynch performed a discounted cash flow analysis of the estimated free cash flows of Medisystems’ business (exclusive of its contract with us described below) reflected in the management projections. Merrill Lynch also performed a discounted cash flow analysis of the estimated free cash flows expected to be derived from the contract between Medisystems and us pursuant to which Medisystems has agreed to provide disposable cartridges to us for a seven-year term reflected in the management projections. In performing its discounted cash flow analysis of Medisystems’ business (exclusive of our contract with Medisystems), Merrill Lynch calculated ranges of the present value as of June 30, 2007 of the estimated free cash flows of Medisystems’ business (exclusive of our contract with Medisystems) over the period from the third quarter of 2007 through fiscal 2014 by applying discount rates ranging from 12.5%-15.0% to those estimates. In addition, Merrill Lynch calculated ranges of the present value as of June 30, 2007 of the estimated Terminal Value of the Medisystems’ business (exclusive of our contract with Medisystems), based on applying a perpetuity growth rate of 0.0% to the fiscal 2014 free cash flow and applying discount rates ranging from 12.5%-15.0%. In performing its discounted cash flow analysis of our contract with Medisystems, Merrill Lynch calculated ranges of the present value as of June 30, 2007 of the estimated free cash flows of our contract with Medisystems over the period from the third quarter of 2007 through fiscal

2014 by applying discount rates ranging from 15.0%-17.5%. No Terminal Value was calculated for our contract with Medisystems because the agreement exists for a finite period of seven years. Merrill Lynch added together the net present value ranges as of June 30, 2007 that it derived for Medisystems’ business (exclusive of the NxStage Contract) and for our contract with Medisystems. Based upon the foregoing, Merrill Lynch calculated an implied net present value of the estimated future cash flows of Medisystems ranging from $126 million to $150 million as compared to the $79 million transaction value.

The discount rates utilized in these analyses were based on Merrill Lynch’s estimates of the weighted average cost of capital of both Medisystems and us, based on its review of publicly available business and financial information of Medisystems and us, and the respective business and financial characteristics of comparable companies, respectively. In performing its weighted average cost of capital analysis of Medisystems, Merrill Lynch compared financial and business characteristics of comparable mature, steady growth medical device companies. In performing its weighted average cost of capital analysis of NxStage, Merrill Lynch compared financial and business characteristics of comparable high growth medical device companies.

Pro Forma Stock Purchase Analysis.  Merrill Lynch analyzed the pro forma impact of the proposed Stock Purchase on our EPS for the fiscal years ending December 31, 2007, 2008, 2009, 2010 and 2011. For purposes of this analysis Merrill Lynch used the financial information and projections provided by our management. Based on this analysis, Merrill Lynch concluded that the proposed Stock Purchase would be accretive to our EPS in 2007 and subsequent years.

Other Factors.  In the course of preparing its opinion, Merrill Lynch also reviewed and considered other information and data, including the following:

•	our trading characteristics;

•	historical market prices for our common stock;

•	our financial, operating and stock market data and selected publicly traded companies in the specialty medical technology industry; and

•	selected research analysts reports on NxStage, including stock price estimates of those analysts.

General.  Merrill Lynch is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Merrill Lynch is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The board of directors selected Merrill Lynch as its financial adviser because of Merrill Lynch’s qualifications, expertise and reputation.

Under the terms of its engagement, we have agreed to pay Merrill Lynch a fee for its services, which is contingent upon the consummation of the Stock Purchase. In addition, we have agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with providing its services and to indemnify Merrill Lynch, its affiliates and related parties against certain liabilities arising out of Merrill Lynch’s engagement.

Merrill Lynch has, in the past, provided financial advisory and financing services to us and our affiliates and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade our common stock and our other securities for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Mr. Utterberg in the Stock Purchase

When considering the recommendation of our board of directors, you should be aware that Mr. Utterberg, a NxStage director, has interests in the Stock Purchase that are different from yours. Mr. Utterberg owns, directly or indirectly, all of the equity interests that we are purchasing in the MDS Entities. Accordingly, Mr. Utterberg will receive 6,500,000 shares of our common stock, subject to a post-closing working capital adjustment, if the Stock Purchase is approved and completed. As a result, Mr. Utterberg’s aggregate ownership of our outstanding stock will increase to approximately 23.4% of our outstanding common stock if he receives

6,500,000 shares. As of June 4, 2007, the last trading day prior to the announcement of the Stock Purchase, the aggregate market value of the 6,500,000 shares of common stock issuable to Mr. Utterberg was $78.7 million, based on a per share price of $12.11, which was the last sales price of our common stock on the NASDAQ Global Market on that day.

Additionally, in connection with the Stock Purchase we will enter into a two-year consulting agreement with Mr. Utterberg. Under the consulting agreement, Mr. Utterberg will receive aggregate payments from us of $200,000 per year, plus expenses. The terms of the consulting agreement are more fully detailed in this proxy statement/prospectus under the heading “License Agreement and Consulting Agreement” beginning on page 73.

Following the Stock Purchase, Mr. Utterberg will continue to serve on our board of directors. In addition, the stock purchase agreement provides that, if Mr. Utterberg is no longer a director of NxStage, our board of directors will nominate for election to our board any director nominee proposed by Mr. Utterberg, subject to certain conditions.

Our board of directors took into account these interests in considering whether to approve the Stock Purchase. Mr. Utterberg did not participate in discussions held by our board of directors concerning these transactions, nor did he participate in the board votes authorizing these transactions.

Our Current Relationship with Mr. Utterberg

Currently, Medisystems supplies the completed disposable cartridges used with our System One product. We purchased approximately $4.6 million of goods and services during fiscal 2006 from Medisystems. In January 2007, we entered into a seven-year agreement with Medisystems pursuant to which Medisystems will supply to us no less than 90% of our North American requirements for disposable cartridges for use with the System One. If the Stock Purchase is approved by our stockholders, following the closing we intend to terminate this supply agreement.

Intellectual Property

We will not acquire patents in connection with the Stock Purchase. All patented intellectual property presently used in connection with the business of the MDE Entities is licensed by MDS from DSU under a perpetual, royalty-free, fully paid license agreement entered into between the parties on June 1, 2007. For a description of the license agreement, see “License Agreement and Consulting Agreement” on page 73.

Stock Purchase Consideration

Base Purchase Price

Upon the closing of the Stock Purchase, we will issue Mr. Utterberg 6,500,000 shares of our common stock. The total number of shares payable by us to Mr. Utterberg is also subject to a post-closing working capital adjustment as discussed below.

Working Capital Adjustment Following Closing

Following the closing of the Stock Purchase, we and Mr. Utterberg will determine the amount of working capital held by the MDS Entities as of the closing. We and Mr. Utterberg have agreed to a targeted working capital amount as of closing equal to negative $1,850,000, which amount will be increased by the sum of the amount of Medisystems’ net income, plus depreciation and amortization for the period from January 1, 2007 through the closing of the Stock Purchase, and decreased by the sum of the amounts of (1) the royalties payable under the license agreement between MDS and DSU, described below, (2) cash dividends equal to $55,000 per month for each month from January 1, 2007 through the closing of the Stock Purchase, (3) cash dividends payable to Mr. Utterberg pursuant to the stock purchase agreement for reimbursement of tax liability with respect to Medisystems and (4) the amount of Medisystems’ capital expenditures permitted under the terms of the stock purchase agreement for the period from January 1, 2007 through the closing of the Stock Purchase. The base purchase price payable by us to Mr. Utterberg will be adjusted depending on whether the amount of working capital at closing is greater than or less than this targeted working capital amount by $250,000 or more. The amount of the working capital adjustment will not be known until at least 60 days following the closing and, therefore, the total amount of the shares of our common stock to be paid to Mr. Utterberg will not be known until following the closing.

Escrow Arrangements

At the closing of the Stock Purchase, 1,000,000 of the 6,500,000 shares payable by us to Mr. Utterberg will be placed into escrow to cover potential indemnification claims we may have against Mr. Utterberg. The escrow fund will have a duration of two years following the closing of the Stock Purchase, with 500,000 shares released after the first year. For further information about the parties’ respective indemnification obligations, see ‘‘The Stock Purchase Agreement — Indemnification” beginning on page 72.

Lien on Medisystems’ Assets

All of the assets held by the MDS Entities are currently subject to a lien. In January 2003, the Medisystems Group entered into a credit agreement with KeyBank National Association, pursuant to which all of the assets of each Medisystems Group company have been pledged as collateral. The credit agreement provides for a $3.5 million revolving line of credit and a $1.5 million demand line of credit. As of July 25, 2007, there were no amounts outstanding under the revolving line of credit and Medisystems Group had issued approximately $812,000 of standby letters of credit. We expect that at or prior to the closing of the Stock Purchase, any surviving obligations against the Medisystems Groups’ credit commitments will be resolved by Medisystems and the credit commitments, other than the currently issued KeyBank letters of credit, which are securing guarantees of VAT refunds made to MDS Italy by one of the Italian banks. Medisystems has indicated that it will amend the KeyBank credit commitment prior to the closing of the Stock Purchase to remove from the commitment the Medisystems Group companies that we are not acquiring. However, removal of these entities from the KeyBank credit commitment is not within our control and is not a condition to closing. Medisystems Group companies that are not MDS Entities may borrow under the credit facility, and, if they default on any such obligation, we could be required to satisfy their obligations.

Effective Time of the Stock Purchase

The closing of the Stock Purchase shall occur, and the Stock Purchase shall be effective, no later than two business days after the satisfaction or waiver of all the conditions and the obligations of NxStage and Mr. Utterberg to the transactions contemplated by the stock purchase agreement, including approval of the issuance of shares of NxStage common stock to Mr. Utterberg by our stockholders.

Regulatory Approvals

We are not aware of any governmental or regulatory approval required for completion of the Stock Purchase, other than the effectiveness of the registration statement of which this document is a part, compliance with the Hart-Scott Rodino Act, compliance with applicable corporate laws of Delaware, compliance with state securities laws and the filing with the NASDAQ Global Market of a Notification Form for Listing Additional Shares and a Notification Form for Change in the Number of Shares Outstanding, with respect to the shares of our common stock to be issued to Mr. Utterberg pursuant to the stock purchase agreement.

If any other governmental approvals or actions are required, we intend to try to obtain them. We cannot assure you, however, that we will be able to obtain any such approvals or actions.

U.S. Federal Income Tax Consequences

No gain or loss will be recognized by us or by holders of shares of our common stock as a result of the Stock Purchase.

NASDAQ Listing

With respect to the shares of common stock issuable as consideration for the Stock Purchase, we have agreed with Mr. Utterberg to file with the NASDAQ Global Market a Notification Form for Listing Additional Shares and a Notification Form for Changes in the Number of Shares Outstanding.

Restrictions on the Resale of the Stock Purchase Shares

Mr. Utterberg has agreed to certain resale restrictions on the Stock Purchase Shares. Notably, he may not sell or otherwise dispose of shares of our common stock acquired by him in short sales or in trades to a single party exceeding 250,000 shares, without our prior written consent. These restrictions will apply to the shares of our common stock acquired by Mr. Utterberg until the earlier of (1) a change in control of NxStage and (2) two years following the closing of the Stock Purchase.

In addition, Mr. Utterberg is currently a director of NxStage and, therefore, subject to the volume limitation on resales pursuant to Rule 144. Mr. Utterberg will continue to be subject to such restrictions for as long as he is a director and/or affiliate of NxStage.

Registration Rights

We have agreed that following the Stock Purchase, Mr. Utterberg will have “piggyback” registration rights if we propose to register shares of our common stock under the Securities Act of 1933, as amended. We will provide Mr. Utterberg with notice of a registration of our shares and provide Mr. Utterberg with the opportunity to include the shares of our common stock he received in the Stock Purchase in the registration, subject to certain cut back and lock-up restrictions.

THE STOCK PURCHASE AGREEMENT

The following is a summary of the material terms of the stock purchase agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. The stock purchase agreement has been attached to this document to provide you with information regarding its terms. It is not intended to provide any other factual information about us, Mr. Utterberg or the MDS Entities. The following description does not purport to be complete and is qualified in its entirety by reference to the stock purchase agreement. You should refer to the full text of the stock purchase agreement for details of the Stock Purchase and the terms and conditions of the stock purchase agreement.

General

Under the stock purchase agreement, we will acquire from Mr. Utterberg:

•	all of the issued and outstanding shares of MDS;

•	all of the issued and outstanding shares of MDS Services;

•	90% the issued and outstanding shares of MDS Italy (the remaining equity of which is held by MDS); and

•	0.273% of the issued and outstanding equity participation of MDS Mexico (the remaining equity of which is held by MDS).

The closing of the Stock Purchase will occur no later than the second business day after the last of the conditions to the Stock Purchase have been satisfied or waived, or at another time as the parties mutually agree. However, because the Stock Purchase is subject to a number of conditions, we cannot predict exactly when the closing will occur or if it will occur at all.

Stock Purchase Consideration and Adjustment

At the closing of the Stock Purchase, Mr. Utterberg will receive 6,500,000 shares of our common stock as consideration for the Stock Purchase. Following the closing of the Stock Purchase, we and Mr. Utterberg will work to determine the amount of working capital held by the MDS Entities as of the closing. We and Mr. Utterberg have agreed to a targeted working capital amount as of closing equal to negative $1,850,000, subject to adjustment as provided in the stock purchase agreement. The base purchase price payable by us to Mr. Utterberg will be adjusted depending on whether the amount of working capital at closing is greater than or less than this targeted working capital amount by $250,000 or more. The amount of the working capital adjustment will not be known until at least 60 days following the closing and, therefore, the total amount of the shares of our common stock to be paid to Mr. Utterberg will not be known until following the closing.

Conditions to the Completion of the Stock Purchase

Each party’s obligation to complete the Stock Purchase is subject to the satisfaction or waiver by each of the parties, at or prior to the closing, of various conditions, which include the following:

•	all applicable waiting periods, and any extensions thereof, under the Hart-Scott-Rodino Act will have expired or otherwise been terminated;

•	each party will have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, required on the part of each party in the stock purchase agreement;

•	certain of the representations and warranties by the other party in the stock purchase agreement, and any representations and warranties by the other party set forth in the stock purchase agreement that are qualified as to materiality will be true and correct in all respects, and all other representations and warranties of the other party set forth in the stock purchase agreement will be true and correct in all material respects, in each case as of the date of the stock purchase agreement and as of the date of the closing as though made as of the date of the closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date);

•	the other party will have performed or complied with the agreements and covenants required to be performed or complied with in the stock purchase agreement as of or prior to the closing;

•	no legal proceeding will be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction would (1) prevent consummation of the transactions contemplated by the stock purchase agreement, (2) cause the transactions contemplated by the stock purchase agreement to be rescinded following consummation or (3) have, individually or in the aggregate, a material adverse effect, and no such judgment, order, decree, stipulation or injunction will be in effect;

•	the parties will have received (1) a duly executed escrow agreement; and (2) a duly executed consulting agreement; and

•	each party will have delivered the documents required under the stock purchase agreement for the closing, including good standing certificates and certificates from certain officers.

Our obligation to complete the Stock Purchase is subject to the satisfaction or waiver, at or prior to the Stock Purchase, of various additional conditions, which include the following:

•	our stockholders will have approved the issuance of shares of our common stock to Mr. Utterberg pursuant to the terms of the stock purchase agreement;

•	we will have received the financial statements, information and other documents required to be provided by the stock purchase agreement;

•	Mr. Utterberg will have caused each MDS Entity to hold a meeting of its stockholder(s) to approve the resignation of the outgoing directors and officers of each respective MDS Entity and the appointment of incoming directors and officers, as specified by us, effective as of the closing; and

•	we will have received copies of the resignations, effective as of the closing, of each director and officer (in the case of MDS Italy, this will include the board of statutory auditors), of each of the MDS Entities, and such other documentation that may be required under relevant local law or reasonably requested by NxStage to implement the resignation of the outgoing directors and officers and the appointment of the incoming directors and officers, including full waivers from the outgoing directors releasing the MDS Entities from any claims.

Mr. Utterberg’s obligation to complete the Stock Purchase is subject to the satisfaction or waiver, at or prior to the Stock Purchase, of various additional conditions, which include the following:

•	a registration statement on Form S-4 will have become effective in accordance with the provisions of the Securities Act of 1933, as amended, and there will not be in effect any stop order suspending the effectiveness of the Form S-4 or any proceedings seeking such a stop order; and

•	NxStage will have filed with NASDAQ (1) a notification form for listing of additional shares and (2) a notification form for change in the number of shares outstanding, with respect to the shares of our common stock issuable pursuant to the terms of stock purchase agreement.

No Solicitation

Mr. Utterberg has agreed he will not, and will cause each of the MDS Entities not to, and will cause each of the MDS Entities to require each of its officers, directors, employees, representatives and agents not to, directly or indirectly:

•	initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than NxStage) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving any of the MDS Entities or any division of any of the MDS Entities;

•	furnish any non-public information concerning the business, properties or assets of any of the MDS Entities or any division of any of the MDS Entities to any party (other than NxStage); or

•	engage in discussions or negotiations with any party (other than NxStage) concerning any such transaction.

Mr. Utterberg has also agreed to, and to cause each of the MDS Entities to, immediately notify any party with which discussions or negotiations of the nature described above were pending that Mr. Utterberg or the MDS Entities, as the case may be, is terminating such discussions or negotiations. If Mr. Utterberg or any of the MDS Entities receives any inquiry, proposal or offer of the nature described above, Mr. Utterberg has agreed to, or cause the MDS Entities to, as the case may be, to, within one business day after receipt, notify us of such inquiry, proposal or offer, including the identity of the other party and the terms of the inquiry, proposal or offer.

Meeting of Stockholders

We are obligated under the stock purchase agreement to hold and convene a special meeting of our stockholders for purposes of considering the issuance of the Stock Purchase Shares. We are required to prepare and file a proxy statement and registration statement on Form S-4 with the SEC and, upon effectiveness, distribute it to our stockholders for purposes of convening the special meeting and obtaining stockholder approval.

Covenants, Conduct of Business Pending the Stock Purchase

Mr. Utterberg has agreed to cause each of the MDS Entities to conduct its operations in the ordinary course of business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to ensure that its goodwill and ongoing business will not be impaired in any material respect. Prior to the closing, Mr. Utterberg has agreed to prevent each of the MDS Entities from doing any of the following without our written consent:

•	issue or sell any stock, or equity participation or other securities of any MDS Entity or any options, warrants or rights to acquire any such stock, or equity participation or other securities, or repurchase or redeem any stock, or equity participation or other securities of any MDS Entity;

•	split, combine or reclassify any shares of or equity participation in its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

•	create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

•	enter into, adopt or amend any employee benefit plan or any employment or severance agreement or arrangement described in the stock purchase agreement or (except for normal increases in the ordinary course of business for employees who are not affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for certain existing payment obligations set forth in the stock purchase agreement) or hire any new officers or (except in the ordinary course of business) any new employees;

•	acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the ordinary course of business;

•	mortgage or pledge any of its property or assets or subject any property or assets to any security interest;

•	discharge or satisfy any security interest or pay any obligation or liability other than in the ordinary course of business;

•	amend its charter, bylaws or other organizational documents;

•	change its accounting methods, principles or practices, except as may be required by a generally applicable change in GAAP or make any new elections, or changes to any current elections, with respect to taxes;

•	enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature described in the stock purchase agreement;

•	make or commit to make any capital expenditure in excess of $10,000 per item or $50,000 in the aggregate, other than amounts set forth in the capital budget of the MDS Entities for 2007;

•	institute or settle any legal proceeding;

•	take any action or fail to take any action permitted by the stock purchase agreement with the knowledge that the action or failure to take action would result in (1) any of the representations and warranties of Mr. Utterberg set forth in stock purchase agreement becoming untrue or (2) certain conditions set forth in the stock purchase agreement not being satisfied; or

•	agree in writing or otherwise to take any of the above actions.

Other Agreements

We and Mr. Utterberg have agreed to use reasonable best efforts to:

•	take all actions necessary to complete the Stock Purchase;

•	obtain all waivers, permits, consents, approvals or authorizations from governmental entities required in connection with the transactions; and

•	effect all registrations, filings and notices with or to governmental entities required in connection with the transactions.

We and Mr. Utterberg have agreed that:

•	Mr. Utterberg will use reasonable best efforts to obtain all waivers, consents or approvals from third parties and give all notices to third parties as specified in the stock purchase agreement;

•	Mr. Utterberg will cause each of the MDS Entities to provide us with access to certain information relating to the MDS Entities;

•	Mr. Utterberg will cause the MDS Entities to provide information and otherwise assist in the preparation of certain financial statements relating to the MDS Entities and us;

•	Each party will provide the other with notice of any changes that would make the representations and warranties untrue or inaccurate, cause a breach of any covenant, or cause a material adverse effect on the MDS Entities or us, respectively;

•	We will make certain filings with NASDAQ to list the shares of our common stock issued to Mr. Utterberg in connection with the Stock Purchase;

•	Mr. Utterberg will cause the MDS Entities to satisfy certain obligations and liabilities identified in the stock purchase agreement;

•	Mr. Utterberg and his affiliates will maintain in confidence certain information about the MDS Entities;

•	Mr. Utterberg will not solicit or hire former employees of the MDS Entities for two years following the closing;

•	Mr. Utterberg will be subject to certain restrictions on resale of shares of our common stock after the Stock Purchase;

•	Mr. Utterberg will be restricted from acquiring additional shares of our common stock for two years following the closing;

•	Mr. Utterberg will have certain director nomination rights after he completes his service on our board of directors;

•	We will maintain and provide for certain matters relating to employees and employee benefit plans;

•	We will acquire and maintain product liability insurance relating to the MDS Entities’ products for six years following the closing; and

•	We will continue to honor certain indemnification rights of the MDS Entity directors and officers for six years following the closing.

Registration Rights

We have agreed that following the Stock Purchase, Mr. Utterberg will have “piggyback” registration rights if we propose to register shares of our common stock under the Securities Act of 1933, as amended. We will provide Mr. Utterberg with notice of a registration of our shares and provide him with the opportunity to include the shares of our common stock he received in the Stock Purchase in the registration, subject to certain cut back and lock-up restrictions.

Termination

The stock purchase agreement may be terminated at any time prior to the closing, whether before or after we have obtained stockholder approval:

•	by mutual written consent of us and Mr. Utterberg;

•	by us by giving written notice to Mr. Utterberg in the event he is in breach of any representation, warranty or covenant contained in the stock purchase agreement, and such breach (1) individually or in combination with any other such breach, would cause certain conditions not to be satisfied and (2) is not cured within 20 days following delivery by us to Mr. Utterberg of written notice of such breach;

•	by Mr. Utterberg by giving written notice to us in the event we are in breach of any representation, warranty or covenant contained in the stock purchase agreement, and such breach (1) individually or in combination with any other such breach, would cause certain conditions not to be satisfied and (2) is not cured within 20 days following delivery by Mr. Utterberg to us of written notice of such breach;

•	by either us or Mr. Utterberg by giving written notice to the other party at any time after our stockholders have voted on whether to approve the issuance of our common stock in the event the proposed issuance of our common stock failed to receive the approval of our stockholders; or

•	by either of us by giving written notice to the other if the closing will not have occurred on or before December 31, 2007 by reason of the failure of any condition precedent required by the stock purchase agreement (unless the failure results primarily from a breach of any representation, warranty or covenant contained in the stock purchase agreement by the party providing notice).

Expenses and Reimbursement

If the stock purchase agreement is terminated as a result of our board of directors’ decision to modify or withdraw its recommendation to our stockholders, we agree to reimburse Mr. Utterberg up to $600,000 for reasonable expenses incurred by him relating to the stock purchase agreement.

Except as set forth in the preceding sentence, all fees and expenses incurred in connection with the Stock Purchase, the stock purchase agreement and the transactions contemplated by the stock purchase agreement will be paid by the party incurring such fees or expenses.

Representations and Warranties

The stock purchase agreement contains customary representations and warranties of Mr. Utterberg on behalf of himself and the MDS Entities relating to, among other things:

•	title;

•	noncontravention;

•	appropriate approvals;

•	residency;

•	corporate organization, qualification and corporate power;

•	capital structure;

•	authorization, due execution and delivery of the stock purchase agreement;

•	subsidiaries;

•	financial statements;

•	absence of material changes;

•	undisclosed liabilities;

•	certain tax matters;

•	ownership of assets and real property;

•	certain matters relating to real property leases;

•	intellectual property;

•	inventory;

•	the validity of material contracts to which the parties or their subsidiaries are a party and the absence of any violation, default or breach to such contracts;

•	accounts receivable;

•	powers of attorney;

•	insurance;

•	litigation matters;

•	warranties;

•	employees, employee benefits and related matters;

•	environmental matters;

•	compliance with certain laws;

•	customers and suppliers;

•	permits;

•	certain business relationships with affiliates;

•	the absence of brokerage or finders’ fees or agents’ commissions;

•	books and records;

•	disclosure;

•	controls and procedures;

•	governmental contracts;

•	questionable payments;

•	privacy and related matters;

•	customs; and

•	the absence of any conflicts or violations of each party’s agreements as a result of the Stock Purchase or the stock purchase agreement.

The stock purchase agreement contains certain customary representations and warranties of NxStage relating to, among other things:

•	corporate organization, qualification and corporate power;

•	capital structure;

•	authorization, due execution and delivery of the stock purchase agreement;

•	the absence of any conflicts or violations as a result of the stock purchase agreement or the Stock Purchase;

•	the absence of required consents, other than those specified;

•	compliance with reporting obligations;

•	financial statements; and

•	absence of material changes.

The representations and warranties are subject to materiality and knowledge qualifiers in many respects. With certain exceptions, the representations and warranties, will survive the Stock Purchase closing for 24 months. Certain of the representation and warranties will survive the closing beyond 24 months.

This description of the representations and warranties is included to provide investors with information regarding the terms of the stock purchase agreement. It is not intended to provide any other factual information about us, Mr. Utterberg or the MDS Entities. The assertions embodied in the representations and warranties are subject to qualifications and exceptions. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Indemnification

The stock purchase agreement and consulting agreement,which are described below, require Mr. Utterberg and us to indemnify each other in the event of certain breaches and failures under such agreements. Subject to certain limited exceptions, each party’s aggregate indemnification liability is limited to a maximum amount equal to 50% of the value of the shares of our common stock received in the Stock Purchase, measured as of the consummation of the Stock Purchase, minus $1,250,000. The agreements further provide that any amounts payable by either party in connection with any such indemnification claim be paid by delivery of additional shares of our common stock, valued at the time of payment. However, we will not be required to issue shares for indemnification purposes that in the aggregate would exceed 20% of the then outstanding shares of our common stock without stockholder approval. Any shares issued by us for indemnification purposes will not be registered under the Securities Act of 1933, as amended. Mr. Utterberg has agreed to place 1,000,000 of the shares he will receive as consideration for the Stock Purchase into escrow to secure his indemnification obligations to us and to satisfy any purchase price adjustments following the closing.

LICENSE AGREEMENT AND CONSULTING AGREEMENT

In connection with the Stock Purchase and as a result of MDS, one of the MDS Entities, becoming a direct or indirect wholly-owned subsidiary of ours, we will acquire rights under an existing license agreement between MDS and DSU Medical Corporation, a Nevada corporation, wholly-owned by Mr. Utterberg, or DSU. Additionally, as a condition to the parties’ obligations to consummate the Stock Purchase, Mr. Utterberg and DSU will enter into a consulting agreement with us. The license agreement and the consulting agreement are detailed further below.

License Agreement

Under the license agreement dated as of June 1, 2007 by and between MDS and DSU, MDS received an exclusive, irrevocable, sublicensable, royalty-free, fully paid license to certain DSU patents, or the Licensed Patents, in exchange for a one-time payment of $2,661,000. The Licensed Patents fall into two categories, those patents that are used exclusively by the MDS Entities, referred to as the Class A Patents, and those patents that are used by the MDS Entities and other companies owned by Mr. Utterberg, referred to as the Class B Patents. Pursuant to the terms of the license agreement, MDS has a license to (1) the Class A Patents, to practice in all fields for any purpose and (2) the Class B Patents, solely with respect to certain defined products for use in the treatment of Extracorporeal Fluid Treatments and/or Renal Insufficiency Treatments. The license agreement further provides that MDS’ rights under the agreement are qualified by certain sublicenses previously granted to third parties. We have agreed that Mr. Utterberg will retain the right to the royalty income under one of these sublicenses.

Consulting Agreement

Under this consulting agreement, Mr. Utterberg and DSU will provide consulting, advisory and related services to us for a period of two years following the consummation of the Stock Purchase. In addition, under the terms of the consulting agreement, Mr. Utterberg and DSU will agree during the term of the agreement not to compete with us in the field defined in the consulting agreement and not to encourage or solicit any employees, customers or suppliers of ours to alter its relationship with us. The consulting agreement will further provide that (1) Mr. Utterberg and DSU will assign to us certain inventions and proprietary rights received by him/it during the term of the agreement and (2) we will grant Mr. Utterberg and DSU an exclusive, worldwide, perpetual, royalty-free irrevocable, sublicensable, fully paid license under such assigned inventions and proprietary rights for any purpose outside the inventing field, as defined in the consulting agreement. Under the terms of the consulting agreement, Mr. Utterberg and DSU will receive an aggregate of $200,000 per year, plus expenses, in full consideration for the services and other obligations provided for under the terms of the consulting agreement. The consulting agreement also requires us and Mr. Utterberg to indemnify each other in the event of certain breaches and failures under the agreement and requires that any such indemnification liability be satisfied with shares of our common stock, valued at the time of payment.

NxSTAGE BUSINESS

Recent Developments

In March 2006, we received clearance from the FDA to market our PureFlow SL module as an alternative to the bagged fluid presently used with our System One in the chronic care market, and we commercially launched the PureFlow SL module in July 2006. This accessory to the System One allows for the preparation of high purity dialysate in the patient’s home using ordinary tap water and dialysate concentrate.

We closed a follow-on public offering of our common stock on June 14, 2006, which resulted in the issuance of 6,325,000 shares of common stock at $8.75 per share. We received net proceeds from the offering of approximately $51.3 million.

At December 31, 2006, 1,022 ESRD patients were using the System One at 174 dialysis clinics, compared to 292 ESRD patients at 70 dialysis clinics at December 31, 2005. In addition, at December 31, 2006, 77 hospitals were using the System One for critical care therapy, compared to 50 hospitals at December 31, 2005.

Medisystems.  In January 2007, we entered into a seven-year agreement with Medisystems Corporation pursuant to which Medisystems will supply to us no less than 90% of our North American requirements for disposable cartridges for use with the System One. The agreement may be terminated upon a material breach, generally following a 120-day cure period. Medisystems is a related party to NxStage. David Utterberg, the president and sole stockholder of Medisystems, is a director and significant stockholder of the Company.

On June 4, 2007 we entered into a stock purchase agreement with Mr. Utterberg, who is a member of our board of directors and owns 6.7% of our outstanding common stock, pursuant to which we will acquire all of the outstanding equity of each MDS Entity and each MDS Entity will become a direct or indirect wholly-owned subsidiary of ours. Mr. Utterberg will receive 6,500,000 shares of our common stock, subject to a post-closing working capital adjustment as consideration for the Stock Purchase.

Membrana.  In January 2007, we entered into a long-term supply agreement with Membrana pursuant to which Membrana has agreed to supply, on an exclusive basis, capillary membranes for use in the filters used with the System One for ten years. In exchange for Membrana’s agreement to pricing reductions based on volumes ordered, we have agreed to purchase a base amount of membranes per year. The agreement may be terminated upon a material breach, generally following a 60-day cure period.

DaVita.  On February 7, 2007, we entered into a National Service Provider Agreement with DaVita, our largest customer. Pursuant to the terms of the agreement, we granted to DaVita certain market rights for the System One and related supplies for home hemodialysis therapy. We granted DaVita exclusive rights in a small percentage of geographies, which geographies collectively represent less than 10% of the U.S. ESRD patient population, and limited exclusivity in the majority of all other U.S. geographies, subject to DaVita’s meeting certain requirements, including patient volume commitments and new patient training rates. Under the agreement, we can continue to sell to other clinics in the majority of geographies. If certain minimum patient numbers or training rates are not achieved, DaVita can lose all or part of its preferred geographic rights. Under the agreement, DaVita commits to purchase all of its existing System One equipment currently being rented from us (for a purchase price of approximately $5.0 million) and to buy a significant percentage of its future System One equipment needs.

The agreement has an initial term of three years, terminating on December 31, 2009, and DaVita has the option of renewing the agreement for four additional periods of six months if DaVita meets certain patient volume targets.

In connection with the National Service Provider Agreement, on February 7, 2007, DaVita purchased 2,000,000 shares of our common stock for a purchase price of $10.00 per share.

Entrada.  During the three months ended March 31, 2007, we entered into a long-term agreement with the Entrada Group, or Entrada, to establish manufacturing and service operations in Mexico, initially for our cycler and PureFlow SL disposables and later for our PureFlow SL hardware. The agreement obligates Entrada to provide us with manufacturing space, support services and a labor force through 2012. The agreement may be terminated upon material breach, generally following a 30-day cure period.

Overview

We are a medical device company that develops, manufactures and markets innovative systems for the treatment of ESRD and acute kidney failure. Our primary product, the System One, is a small, portable, easy-to-use hemodialysis system designed to provide physicians and patients improved flexibility in how hemodialysis therapy is prescribed and delivered. Given its design, the System One is particularly well-suited for home hemodialysis and more frequent, or “daily,” dialysis, which clinical literature suggests provides patients better clinical outcomes and improved quality of life. The System One is specifically cleared by the FDA for home hemodialysis as well as hospital and clinic-based dialysis. We believe the largest market opportunity for our product is the home hemodialysis market for the treatment of ESRD.

ESRD, which affects approximately 472,000 people in the United States, is an irreversible, life-threatening loss of kidney function that is treated predominantly with dialysis. Dialysis is a kidney replacement therapy that removes toxins and excess fluids from the bloodstream and, unless the patient receives a kidney transplant, is required for the remainder of the patient’s life. Over 70% of ESRD patients in the United States rely on life-sustaining dialysis treatment. Hemodialysis, the most widely prescribed type of dialysis, typically consists of treatments in a dialysis clinic three times per week, with each session lasting three to five hours. Approximately 8% of U.S. ESRD dialysis patients receive some form of dialysis treatment at home, most of whom treat themselves with peritoneal dialysis, or PD, although surveys of physicians and healthcare professionals suggest that a larger proportion of patients could take responsibility for their own care. We believe there is an unmet need for a hemodialysis system that allows more frequent and easily administered therapy at home and have designed our system to address this and other kidney replacement markets.

Measuring 15x15x18 inches, the System One is the smallest, commercially available hemodialysis system. It consists of a compact, portable and easy-to-use cycler, disposable drop-in cartridge and high purity premixed fluid. The System One has a self-contained design and simple user interface making it easy to operate by a trained patient and his or her trained partner in any setting prescribed by the patient’s physician. Unlike traditional dialysis systems, our System One does not require any special disinfection and its operation does not require specialized electrical or plumbing infrastructure or modifications to the home. Patients can bring the System One home, plug it in to a conventional electrical outlet and operate it, thereby eliminating what can be expensive plumbing and electrical household modifications required by other traditional dialysis systems. Given its compact size and lack of infrastructure requirements, the System One is portable, allowing patients freedom to travel. We believe these features provide patients and their physicians new treatment options for ESRD.

We market the System One to dialysis clinics for chronic hemodialysis treatment, providing clinics with improved access to a developing market, the home hemodialysis market, and the ability to expand their patient base by adding home-based patients without adding clinic infrastructure. The clinics in turn provide the System One to ESRD patients. For each month that a patient is treated with the System One, we bill the clinic for the purchase of the related disposable cartridges and treatment fluids necessary to perform treatment. Typically, our customers have rented the System One equipment on a month to month basis, although early in 2007, two of our dialysis chain customers have elected to purchase rather than rent System One equipment. Clinics receive reimbursement from Medicare, private insurance and patients for dialysis treatments. We commenced marketing the System One for chronic hemodialysis treatment in September 2004. As of March 31, 2007, 1,295 ESRD patients were using the System One at 200 different dialysis clinics. Substantially all of these patients are treated at home or are in training to treat themselves at home; the remaining patients are doing therapy in a clinic.

We are not responsible for, and do not provide, patient training. Training is provided by the patient’s dialysis clinic and takes place at the clinic primarily during the patient’s prescribed, often daily, two to three hour treatment sessions. Patient training, which typically takes two to three weeks, includes basic instruction on ESRD, operation of the System One and insertion by the patient or their partner of needles into the patient’s vascular access site. Clinics provide testing to patients and their partners at the conclusion of training to verify skills and an understanding of System One operation. Training sessions are reimbursed by Medicare, and there may be a co-payment requirement to the patient associated with this training.

Medicare reimburses the same amount per treatment for home and in-center hemodialysis treatments, up to three treatments per week. Payment for more than three treatments per week is available with appropriate medical justification. The adoption of our System One for more frequent therapy for ESRD could be slowed if Medicare is reluctant or refuses to pay for these additional treatments.

We also market the System One in the critical care market to hospitals for treatment of acute kidney failure and fluid overload. It is estimated that there are over 200,000 cases of acute kidney failure in the United States each year. The System One provides an effective, simple-to-operate alternative to dialysis systems currently used in the hospital to treat these acute conditions. We commenced marketing the System One to the critical care market in February 2003. As of December 31, 2006, 77 hospitals were using the System One to deliver acute kidney failure and fluid overload therapy.

We were incorporated in Delaware in 1998 under the name QB Medical, Inc., and later changed our name to NxStage Medical, Inc. Our principal executive offices are located at 439 South Union Street, Fifth Floor, Lawrence, Massachusetts 01843.

Our Products and Services

The System One

Our primary product, the System One, is a small, portable, easy-to-use hemodialysis system, which incorporates multiple design technologies and design features.

The System One includes the following components:

•	The NxStage Cycler. A compact portable electromechanical device containing pumps, control mechanisms, safety sensors and remote data capture functionality.

•	The NxStage Cartridge. A single-use, disposable, integrated treatment cartridge that loads simply and easily into the cycler. The cartridge incorporates a proprietary volumetric fluid management system and includes a pre-attached dialyzer.

•	Premixed Dialysate. The System One uses high-purity premixed dialysate for hemodialysis applications. The volume of fluids used varies with treatment options and prescription, but typical weekly volumes are similar to the amount of dialysate used by a patient on PD. We supply our premixed dialysate in sterile five liter bags or through the use of our PureFlow SL module, which received FDA clearance in March 2006 and was made available to our customers beginning in July 2006. The PureFlow SL module allows for the preparation of dialysate fluid in the patient’s home using ordinary tap water and dialysate concentrate thereby eliminating the need for bagged fluids.

For the ESRD market, the System One is designed to make home treatment and more frequent treatment easier and more practical. Although most are not performed using our product, clinical studies suggest that therapy administered five to six times per week, commonly referred to as daily therapy, better mimics the natural functioning of the human kidney and can lead to improved clinical outcomes, including reduction in hypertension, improved anemia status, reduced reliance on pharmaceuticals, improved nutritional status, reduced hospitalizations and overall improvement in quality of life. Other published literature also supports the clinical and quality of life benefits associated with home dialysis therapy.

For the critical care market, our System One is designed to offer clinicians an alternative that simplifies the delivery of acute kidney replacement therapy and makes longer or continuous critical care therapies easier to deliver. The ability of our system to perform hemofiltration and/or isolated ultrafiltration, for which the System One is also FDA cleared, is advantageous, as many clinicians choose to prescribe this therapy for patients with acute kidney failure.

Competition

Chronic Care

The dialysis therapy market is mature, consolidated and competitive. We compete with suppliers of hemodialysis and peritoneal dialysis devices and certain dialysis device manufacturers that also provide dialysis services. We currently face direct competition in the United States primarily from Fresenius Medical Care AG, or Fresenius, Baxter Healthcare, or Baxter, Gambro AB or Gambro, B. Braun or B. Braun, and others. Fresenius, Baxter and Gambro each have large and well-established dialysis products businesses.

We believe the competition in the market for kidney dialysis equipment and supplies is based primarily on:

•	product quality;

•	ease-of-use;

•	cost effectiveness;

•	sales force coverage; and

•	clinical flexibility.

We believe that we compete favorably in terms of product quality and ease of use due to our System One design, portability, drop-in cartridge and use of premixed fluids. We believe we also compete favorably on the basis of clinical flexibility, given the System One’s ability to work well in acute and chronic settings and to perform hemofiltration, hemodialysis and ultrafiltration. We believe we compete favorably in terms of cost-effectiveness to clinics. Although our product is priced at a premium compared to some competitive products in the market, we allow clinics to reduce labor costs by offering their patients a home treatment alternative. We compete unfavorably in terms of sales force coverage and branding because we have only recently commenced commercial sales of our System One in the chronic care market and have a smaller sales force than most of our competitors.

Our primary competitors are large, well-established businesses with significantly more financial and personnel resources than us. They also have significantly greater commercial infrastructures than we have. We believe our ability to compete successfully will depend largely on our ability to:

•	establish the infrastructures necessary to support a growing home and critical care dialysis products business;

•	maintain and improve product quality;

•	continue to develop sales and marketing capabilities;

•	achieve cost reductions; and

•	access the capital needed to support the business.

Our ability to successfully market the System One, and any products we may develop in the future, for the treatment of kidney failure could also be adversely affected by pharmacological and technological advances in preventing the progression of chronic ESRD and/or in the treatment of acute kidney failure, technological developments by others in the area of dialysis, the development of new medications designed to reduce the incidence of kidney transplant rejection and progress in using kidneys harvested from genetically-engineered animals as a source of transplants. There can be no assurance that competitive pressure or pharmacological or technological advancements will not have a material adverse effect on our business.

Critical Care

We believe that competition in the critical care market will be affected by system functionality, ease-of-use, reliability, portability and infrastructure requirements. In the fluid overload market, we believe competition will be further affected by physicians’ willingness to adopt ultrafiltration as a viable treatment alternative to pharmaceutical therapy. In the critical care market, we face direct competition from Gambro, Baxter, B. Braun and Fresenius.

In the fluid overload market, drug therapy is currently the most common and preferred treatment. To date, ultrafiltration has not been broadly adopted and, if the medical community does not accept ultrafiltration as clinically useful, cost-effective and safe, we will not be able to successfully compete against existing pharmaceutical therapies. Our ability to successfully market the System One for the treatment of fluid overload associated with multiple diseases, including congestive heart failure, or CHF, could also be adversely affected by pharmacological and technological advances in preventing or treating fluid overload.

Sales and Marketing

We sell our products in two markets: the chronic care market and the critical care market. We have separate marketing and sales efforts dedicated to each market. In 2006, sales to DaVita, Inc. represented 19.4% of our total revenues, and DaVita is expected to remain a significant customer of ours in 2007. No other single customer represented 10% or more of our revenues in 2006. In 2005, sales to Clarian Health Partners represented 10.0% of our total revenues, sales to Renal Care Group represented 12.4% of our total revenues and sales to Wellbound, Inc. represented 10.5% of our total revenues. No other single customer represented 10% or more of our revenues in 2005.

Chronic Care

In the chronic care market, our customers are independent dialysis clinics as well as dialysis clinics that are part of national chains. Since Medicare regulations require that all chronic ESRD patients be under the care of a dialysis clinic, whether they are treated at-home, in-clinic or with a kidney transplant, we do not, and cannot, sell the System One directly to chronic care patients.

We have a chronic care direct sales force that calls on dialysis clinics. In addition to specialized sales representatives, we also employ nurses on our chronic care sales force to serve as clinical educators to support our sales efforts.

Currently, there are approximately 4,500 Medicare-certified dialysis outpatient facilities in the United States. Ownership of these clinics is highly consolidated with DaVita controlling approximately 27% and Fresenius controlling approximately 33% after giving effect to Fresenius’ acquisition of Renal Care Group. Smaller chains and independent clinics and hospitals represent the approximately 40% of remaining clinics. Our customers include independent clinics as well as large and smaller chains.

In February 2007, we entered into an agreement with DaVita that grants DaVita certain market rights for the System One and related supplies for home hemodialysis therapy. Under this agreement, we granted DaVita exclusive rights in a small percentage of geographies, which geographies collectively represent less than 10% of the U.S. ESRD patient population, and limited exclusivity in the majority of all other U.S. geographies, subject to DaVita’s meeting certain requirements, including patient volume commitments and new patient training rates. We will continue to sell to other clinics in the majority of geographies. The agreement limits, but does not prohibit, the sale by NxStage of the System One for chronic home hemodialysis therapy to any provider that is under common control or management of a parent entity that collectively provides dialysis services to more than 25% of U.S. chronic dialysis patients and that also supplies dialysis products. NxStage is, therefore, limited to some extent in its ability to sell the System One for chronic home hemodialysis therapy to Fresenius.

After renting or selling a System One to a clinic, our sales representatives and clinical educators train the clinic’s nurses and dialysis technicians on the proper use of the system using proprietary training materials. We then rely on the trained technicians and nurses to train home patients and other technicians and nurses using the System One, rather than sending our sales representatives and nurses back to the clinic to train each new patient, nurse or technician. This approach also allows the clinic and physician to select, train and support the dialysis patients that will use our system, much the same way as they manage their patients who are on PD therapy.

We began marketing the System One to perform hemodialysis for ESRD patients in September 2004. As of March 31, 2007, there were 1,295 patients with chronic ESRD using the System One.

Critical Care

In the critical care market, because both acute kidney failure and fluid overload are typically treated in hospital intensive care units, our customers are hospitals. We are specifically focusing our sales efforts in the critical care market on those large institutions that we believe are most dedicated to increased and improved dialysis therapy for patients with acute kidney failure and believe in ultrafiltration as an earlier-stage treatment option for fluid overload associated with multiple diseases, including CHF.

We have a critical care direct sales force that calls on hospitals. In addition to specialized sales representatives, we also employ nurses in our critical care sales force to serve as clinical educators to support our sales efforts.

The System One for the critical care market has a list price of $28,000; this price does not include the related disposables required for each treatment. After selling or placing a System One in a hospital, our sales representatives and clinical educators train the hospital’s intensive care unit, or ICU, and acute dialysis nurses on the proper use of the system using proprietary training materials. We then rely on the trained nurses to train other nurses. By adopting this “train the trainer” approach, our sales representatives and nurses do not need to return to the hospital each time a new nurse needs to be trained.

We began promoting our System One product for use in the critical care market in February 2003. As of March 31, 2007, we had 82 hospitals as critical care customers.

Customer Support Services

We primarily use a depot service model for equipment servicing and repair for the chronic care market. If a device malfunctions and requires repair, we arrange for a replacement device to be shipped to the site of care, whether it is a patient’s home, clinic or hospital, and for pick up and return to us of the system requiring service. This shipment is done by common carrier, and, as there are no special installation requirements, the patient, clinic or hospital can quickly and easily set up the new machine. In addition, we ship monthly supplies via common carrier and courier services directly to chronic care patients, dialysis clinics and hospitals.

In addition to depot service, the critical care market also demands field service calls for cycler servicing and repair. The nature of the hospital environment, coupled with the practices of other ICU dialysis equipment suppliers, frequently necessitates on-site clinical support for our systems installed in this environment.

We maintain telephone service coverage 24-hours a day, seven days a week, to respond to technical questions raised by patients, clinics and hospitals concerning our System One product.

Research and Development

Our research and development organization has focused on developing innovative technical approaches that address the limitations of current dialysis systems. Our development team has skills across the range of technologies required to develop and maintain dialysis systems. These areas include filters, tubing sets, mechanical systems, fluids, software and electronics. In response to physician and patient feedback and our own assessments, we are continually working on enhancements to our product designs to improve ease-of-use, functionality, reliability and safety. We also seek to develop new products that supplement positively our existing product offerings and intend to continue to actively pursue opportunities for the research and development of complementary products.

For the years ended December 31, 2006, 2005 and 2004, we incurred research and development expenses of $6.4 million, $6.3 million and $6.0 million, respectively.

Intellectual Property

We seek to protect our investment in the research, development, manufacturing and marketing of our products through the use of patent, trademark, copyright and trade secret law. We own or have rights to a number of patents, trademark, copyrights, trade secrets and other intellectual property directly related and important to our business.

As of December 31, 2006, we had 25 issued U.S. and international patents and 49 U.S., international and foreign pending patent applications.

Patent No.	Regime	Filed	Expiration Date	Description

6,254,567	U.S.	2/23/2000	2/26/2019	Addresses fluids requirement by regenerating dialysate
6,554,789	U.S.	2/25/2000	2/14/2017	Panels defined by seals and overlying panels
6,572,576	U.S.	7/7/2001	7/2/2021	Leak detection by flow reversal
6,572,641	U.S.	4/9/2001	4/9/2021	Fluid warmer that removes air
6,579,253	U.S.	2/25/2000	2/14/2017	Balancing chambers are defined by panels of the circuit
6,582,385	U.S.	2/19/1998	2/19/2018	Addresses fluids requirement by purifying waste
6,589,482	U.S.	2/25/2000	2/14/2017	Panels form a combination to mutually displace waste and replacement fluid
6,595,943	U.S.	2/25/2000	2/14/2017	Blood pressure control in filter to optimize throughput
6,638,477	U.S.	2/25/2000	2/14/2017	Divert part of waste stream to control ultrafiltration or rinse
6,638,478	U.S.	2/25/2000	2/14/2017	Mechanically coupled flow assemblies that balance flow of incoming and outgoing fluid streams, respectively
6,649,063	U.S.	7/12/2001	10/7/2021	Using the filter to generate sterile replacement fluid
6,673,314	U.S.	2/25/2000	2/14/2017	Supply notification including third-party notification by network
6,702,561	U.S.	7/12/2001	9/8/2021	Potting distribution channel molded into filter housing
6,743,193	U.S.	7/17/2001	7/17/2021	Hermetic valve design
6,830,553	U.S.	2/25/2000	2/14/2017	Sterile filter in replacement fluid line
6,852,090	U.S.	5/24/2001	12/10/2017	Balancing chambers are defined by circuit portions defined in cooperation with the base
6,872,346	U.S.	3/20/2003	5/14/2023	Manufacturing method for filters using radiant heat to seal filter fibers
6,955,655	U.S.	6/27/2001	10/7/2017	Frequent treatment with simple setup
6,979,309	U.S.	1/7/2002	6/19/2017	New frequent hemofiltration
7,004,924	U.S.	10/19/1998	2/11/2018	Methods, systems, and kits for the extracorporeal processing of blood
7,040,142	U.S.	1/4/2002	2/9/2022	Method and apparatus for leak detection in blood circuits combining external fluid detection and air infiltration detection
7,087,033	U.S.	7/8/2002	8/22/2021	Method and apparatus for leak detection in a fluid line
7,112,273	U.S.	9/26/2003	10/4/2023	Volumetric fluid balance control for extracorporeal blood treatment
7,147,613	U.S.	3/8/2004	8/29/2020	Measurement of fluid pressure in a blood treatment device
EP969887	EP (UK)	2/5/1998	2/14/2017	Frequent treatment with simple setup

Patents for individual products extend for varying periods of time according to the date a patent application is filed or a patent is granted and the term of the patent protection available in the jurisdiction granting the patent. The scope of protection provided by a patent can vary significantly from country to country.

In addition to our patents and pending patent applications in the United States and selected non-U.S. markets, we possess trade secrets and proprietary know-how relating to our products. Any of our trade secrets, know-how or other technology not protected by a patent could be misappropriated, or independently developed by, a competitor and could, if independently invented and patented by a competitor, under some circumstances, be used to prevent us from further use of such secrets.

Our strategy is to develop patent portfolios for our research and development projects. We monitor the activities of our competitors and other third parties with respect to their use of intellectual property. We intend to aggressively defend the patents we hold, and we intend to vigorously contest claims other patent holders may bring against us.

The medical device industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. While we attempt to ensure that our products and methods do not infringe other parties’ patents and proprietary rights, our competitors may assert that our products, or the methods that we employ, are covered by patents held by them. In addition, our competitors may assert that future products and methods we may market infringe their patents.

We require our employees, consultants and advisors to execute confidentiality agreements in connection with their employment, consulting or advisory relationship with us. We also require our employees to agree to disclose and assign to us all inventions conceived by them during their employment with us. Similar obligations are imposed upon consultants and advisors performing work for us relating to the design or manufacture of our products. Despite efforts taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary.

Manufacturing

The manufacture of our products is accomplished through a complementary combination of outsourcing and internal production. Specifically, we assemble, package and label our PureFlow SL disposables within our 45,000 square foot facility in Lawrence, Massachusetts and 24,000 square foot facility in North Andover, Massachusetts. We recently commenced manufacture of PureFlow SL disposables in Fresnillo, Mexico. We also manufacture our dialyzers internally, within our 5,000 square foot facility in Rosdorf, Germany. We outsource the manufacture of our disposable cartridges, premixed dialysate and the System One cycler, although we have just initiated internal manufacture of the cycler as well in Fresnillo, Mexico.

We have single-source suppliers of components, but in most instances there are alternative sources of supply available. Where obtaining a second source is more difficult, we have tried to establish supply agreements that better protect our continuity of supply. These agreements, currently in place with several key suppliers, are intended to establish commitments to supply product. We do not have supply agreements in place with all of our single-source suppliers.

We have certain agreements that grant certain suppliers exclusive or semi-exclusive supply rights. In January 2007, we entered into a long-term supply agreement with Membrana GmbH pursuant to which Membrana has agreed to supply, on an exclusive basis, capillary membranes for use in the filters used with the System One for ten years. In exchange for Membrana’s agreement to pricing reductions based on volumes ordered, we have agreed to purchase a base amount of membranes per year. The agreement may be terminated upon a material breach, generally following a 60-day cure period.

In January 2007 we also entered into a seven-year agreement with MDS pursuant to which MDS will supply to us no less than 90% of our North American requirements for disposable cartridges for use with the System One. The agreement may be terminated upon a material breach, generally following a 120-day cure period. MDS is a related party to NxStage. David Utterberg, the president and sole stockholder of MDS, is a director and significant stockholder of NxStage. In accordance with our Audit Committee Charter, the MDS supply agreement was approved by our audit committee as well as our board of directors.

KMC Systems, Inc. manufactures the System One cycler for us pursuant to an agreement that obligates KMC to continue to provide product to us at least through mid-2008. This agreement also allows us the option to manufacture for ourself an increasing portion of cyclers as we deem appropriate over the remaining term. The contract may be terminated upon a material breach, generally following a 30-day cure period.

We purchase bicarbonate-based premixed dialysate from B. Braun and our lactate-based premixed dialysate from Laboratorios PISA. We have a long-term supply agreement with B. Braun that obligates B. Braun to supply the dialysate to us through 2009 in exchange for modest minimum purchase requirements of approximately $100,000 per year. The contract may be terminated upon a material breach, generally following a 30-day cure period. We have entered into a supply agreement with PISA that obligates PISA to supply dialysate to us through 2008 in exchange for annual purchase commitments of approximately $1.0 million. The contract may be terminated upon a material breach, generally following a 30-day cure period.

We are currently purchasing our PureFlow SL module and chassis from Enercon. We are operating under a short-term supply agreement with Enercon that obligates Enercon to supply this equipment to us through July 2007. There are no minimums or exclusivity clauses associated with this agreement, and the agreement renews on a year-to-year basis, unless prior written notice is given by either party. The contract may be terminated upon a material breach, generally following a 30-day cure period.

Government Regulation

Food and Drug Administration

In the United States, our products are subject to regulation by the FDA, which regulates our products as medical devices. The FDA regulates the clinical testing, manufacture, labeling, distribution, import and export, sale and promotion of medical devices. Noncompliance with applicable FDA requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing clearances or approvals and criminal prosecution.

Unless an exemption applies, all medical devices must receive either prior 510(k) clearance or pre-market approval from the FDA before they may be commercially distributed in the United States. Submissions to obtain 510(k) clearance and pre-market approval must be accompanied by a user fee, unless exempt. In addition, the FDA can also impose restrictions on the sale, distribution or use of devices at the time of their clearance or approval, or subsequent to marketing.

The FDA classifies medical devices into one of three classes: Class I, Class II or Class III — depending on the FDA’s assessment of the degree of risk associated with the device and the controls it deems necessary to reasonably ensure the device’s safety and effectiveness. The FDA has deemed our System One to be a Class II medical device and we have marketed it as such in the United States.

Class I devices are those for which safety and effectiveness can be assured by adherence to a set of general controls, which include compliance with facility registration and product listing requirements, reporting of adverse events, and appropriate, truthful and non-misleading labeling, advertising and promotional materials. Class II devices are also subject to these same general controls, as well as any other special controls deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries and FDA guidelines. Pre-market review and clearance by the FDA for Class II devices is accomplished through the 510(k) pre-market notification procedure, unless the device is exempt. When 510(k) clearance is required, a manufacturer must submit a pre-market notification to the FDA demonstrating that the proposed device is substantially equivalent in intended use and in safety and effectiveness to a legally marketed device that is not subject to pre-market approval, i.e., a device that was legally marketed prior to May 28, 1976 and for which the FDA has not yet required pre-market approval; a device which has been reclassified from Class III to Class II or I; or a novel device classified into Class I or II through de novo classification. If the FDA agrees that the device is substantially equivalent to the predicate, it will subject the device to the same classification and degree of regulation as the predicate device, thus effectively granting clearance to market it. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or possibly a pre-market approval. Class III devices are devices for which insufficient information exists that general or special controls will provide reasonable assurance of safety and effectiveness, and the devices are life-sustaining, life-supporting, or implantable, or of substantial importance in preventing the impairment of human health, or present a potential, unreasonable risk of illness or injury. Class III devices requiring an approved pre-market approval application to be marketed are devices that were regulated as new drugs prior to May 28, 1976, devices not found substantially equivalent to devices marketed prior to May 28, 1976 and Class III pre-amendment devices, which are devices introduced in the U.S. market prior to May 28, 1976, that by regulation require pre-market approval.

FDA Regulatory Clearance Status

We currently have all of the regulatory clearances required to market the System One in the United States in both the chronic and critical care markets. The FDA has cleared the System One for the treatment, under a physician’s prescription, of renal failure or fluid overload using hemofiltration, hemodialysis and/or ultrafiltration. The FDA has also specifically cleared the System One for home hemodialysis use under a physician’s prescription.

We received our first clearance from the FDA for a predecessor model to the System One in January 2001 for hemofiltration and ultrafiltration. In July 2003, we received expanded clearance from the FDA for the System One for hemodialysis, hemofiltration and ultrafiltration. Most recently, in June 2005, we received FDA clearance specifically allowing us to promote home hemodialysis using the System One. We have received a total of 20 product clearances from the FDA since our inception in December 1998. We continue to seek opportunities for product improvements and feature enhancements, which will, from time to time, require FDA clearance before market launch.

FDA Clearance Procedures

510(k) Clearance Pathway.  When we are required to obtain a 510(k) clearance for a device, which we wish to market, we must submit a pre-market notification to the FDA demonstrating that the device is substantially equivalent to a device that was legally marketed prior to May 28, 1976 and for which the FDA has not yet required pre-market approval; a device which has been reclassified from Class III to Class II or I; or a novel device classified into Class I or II through de novo classification. The FDA attempts to respond to a 510(k) pre-market notification within 90 days of submission of the notification (or in some instances 30 days under what is referred to as “special” 510(k) submission), but the response may be a request for additional information or data, sometimes including clinical data. As a practical matter, pre-market clearance can take significantly longer, including up to one year or more.

After a device receives 510(k) clearance for a specific intended use, any modification that could significantly affect its safety or effectiveness, or that constitutes a major change in its intended use, would require a new 510(k) clearance or could require pre-market approval. In the first instance, the manufacturer may determine that a change does not require a new 510(k) clearance. The FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination that a new clearance or approval is not required for a particular modification, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or pre-market approval is obtained.

Pre-market Approval Pathway.  A pre-market approval application must be submitted if the device cannot be cleared through the 510(k) process. The pre-market approval process is much more demanding than the 510(k) pre-market notification process. A pre-market approval application must be supported by extensive data and information including, but not limited to, technical, preclinical, clinical trials, manufacturing and labeling to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device.

After the FDA determines that a pre-market approval application is complete, the FDA accepts the application and begins an in-depth review of the submitted information. The FDA, by statute and regulation, has 180 days to review an accepted pre-market approval application, although the review generally occurs over a significantly longer period of time, and can take up to several years. During this review period, the FDA may request additional information or clarification of information already provided. Also during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. In addition, the FDA will conduct a pre-approval inspection of the manufacturing facility to ensure compliance with the Quality System Regulations. New pre-market approval applications or supplemental pre-market approval applications are required for significant modifications to the manufacturing process, labeling, use and design of a device that is approved through the pre-market approval process. Pre-market approval supplements often require submission of the same type of information as a pre-market approval application, except that the supplement is limited to information needed to support any changes from the device covered by the original pre-market approval application, and may not require as extensive clinical data or the convening of an advisory panel.

Clinical Trials.  A clinical trial is almost always required to support a pre-market approval application and is sometimes required for a 510(k) pre-market notification. Clinical trials for devices that involve significant risk, referred to as significant risk devices, require submission of an application for an investigational device exemption, or IDE, to the FDA. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. Clinical trials for a significant risk device may begin once the IDE application is approved by the FDA and the institutional review board, or IRB, overseeing the clinical trial. If FDA fails to respond to an IDE application within 30 days of receipt, the application is deemed approved, but IRB approval would still be required before a study could begin. Products that are not significant risk devices are deemed to be “non-significant risk devices” under FDA regulations, and are subject to abbreviated IDE requirements, including informed consent, IRB approval of the proposed clinical trial, and submitting certain reports to the IRB. Clinical trials are subject to extensive recordkeeping and reporting requirements. Our clinical trials must be conducted under the oversight of an IRB at each clinical study site and in accordance with applicable regulations and policies including, but not limited to, the FDA’s good clinical practice, or GCP, requirements.

Continuing FDA Regulation

After a device is placed on the market, numerous regulatory requirements apply. These include, among others:

•	Quality System Regulations, which require manufacturers to have a quality system for the design, manufacture, packaging, labeling, storage, installation, and servicing of finished medical devices;

•	labeling regulations, which govern product labels and labeling, prohibit the promotion of products for unapproved, or off-label, uses and impose other restrictions on labeling and promotional activities;

•	medical device reporting, or MDR, regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur; and

•	recalls and notices of correction or removal.

MDR Regulations.  The MDR regulations require that we report to the FDA any incident in which our product may have caused or contributed to a death or serious injury, or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to a death or serious injury. At December 31, 2006, we had submitted 266 MDRs. Most of these have been submitted to comply with FDA’s blood loss policy for routine dialysis treatments. This policy requires manufacturers to file MDR reports related to routine dialysis treatments if the patient experiences blood loss greater than 20cc.

FDA Inspections.  We have registered with the FDA as a medical device manufacturer. The FDA seeks to ensure compliance with regulatory requirements through periodic, unannounced facility inspections by the FDA, and these inspections may include the manufacturing facilities of our subcontractors. Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following:

•	warning letters or untitled letters;

•	fines, injunctions, and civil penalties;

•	administrative detention;

•	voluntary or mandatory recall or seizure of our products;

•	customer notification, or orders for repair, replacement or refund;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusal to review pre-market notification or pre-market approval submissions;

•	rescission of a substantial equivalence order or suspension or withdrawal of a pre-market approval; and

•	criminal prosecution.

The FDA has inspected our facility and quality systems three times. In our first inspection, one observation was made, but was rectified during the inspection, requiring no further response from us. Our last two inspections, including our most recent inspection in March 2006, resulted in no observations. We cannot provide assurance that we can maintain a comparable level of regulatory compliance in the future at our facilities.

Foreign Regulation of Medical Devices

Clearance or approval of our products by regulatory authorities comparable to the FDA may be necessary in foreign countries prior to the commencement of marketing of the product in those countries, whether or not FDA clearance has been obtained. The regulatory requirements for medical devices vary significantly from country to country. They can involve requirements for additional testing and may be time consuming and expensive. We have not sought approval for our products outside of the United States, Canada and the European Union. We cannot provide assurance that we will be able to obtain regulatory approvals in any other markets.

The System One cycler and related cartridges are regulated as medical devices in Canada under the Canadian Medical Device Regulations and in the European Union, or EU, under the Medical Device Directive. We have received four product licenses from Canada, although these licenses are not up to date to reflect the product that is currently being marketed in the United States. Although we have obtained CE marking approval in the EU for our System One, this CE marking is not up to date. Before we would be able to market our current products in the EU, we would be required to submit additional regulatory documentation. We are not currently marketing any products in Canada or in the EU.

Fraud and Abuse Laws

Anti-Kickback Statutes

The federal healthcare program Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the furnishing, arranging for or recommending a good or service for which payment may be made in whole or part under a federal healthcare program such as Medicare or Medicaid. The definition of remuneration has been broadly interpreted to include anything of value, including for example gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash and waivers of payments. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals or otherwise generate business involving goods or services reimbursed in whole or in part under federal healthcare programs, the statute has been violated. The law contains a few statutory exceptions, including payments to bona fide employees, certain discounts and certain payments to group purchasing organizations. Violations can result in significant penalties, imprisonment and exclusion from Medicare, Medicaid and other federal healthcare programs. Exclusion of a manufacturer would preclude any federal healthcare program from paying for its products. In addition, kickback arrangements can provide the basis for an action under the Federal False Claims Act, which is discussed in more detail below.

The Anti-Kickback Statute is broad and potentially prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements, the Office of Inspector General of Health and Human Services, or OIG, issued a series of regulations, known as the safe harbors, beginning in July 1991. These safe harbors set forth provisions that, if all the applicable requirements are met, will assure healthcare providers and other parties that they will not be prosecuted under the Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities such as the OIG. Arrangements that implicate the Anti-Kickback Law, and that do not fall within a safe harbor, are analyzed by the OIG on a case-by-case basis.

Government officials have focused recent enforcement efforts on, among other things, the sales and marketing activities of healthcare companies, and recently have brought cases against individuals or entities with personnel who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business. Settlements of these cases by healthcare companies have involved significant fines and/or penalties and in some instances criminal pleas.

In addition to the Federal Anti-Kickback Law, many states have their own kickback laws. Often, these laws closely follow the language of the federal law, although they do not always have the same exceptions or safe harbors. In some states, these anti-kickback laws apply with respect to all payors, including commercial health insurance companies.

False Claims Laws

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid. Manufacturers can be held liable under false claims laws, even if they do not submit claims to the government, if they are found to have caused submission of false claims. The Federal Civil False Claims Act also includes whistle blower provisions that allow private citizens to bring suit against an entity or individual on behalf of the United States and to recover a portion of any monetary recovery. Many of the recent highly publicized settlements in the healthcare industry related to sales and marketing practices have been cases brought under the False Claims Act. The majority of states also have statutes or regulations similar to the federal false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, criminal fines, and imprisonment.

Privacy and Security

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, and the rules promulgated thereunder require certain entities, referred to as covered entities, to comply with established standards, including standards regarding the privacy and security of protected health information, or PHI. HIPAA further requires that covered entities enter into agreements meeting certain regulatory requirements with their business associates, as such term is defined by HIPAA, which, among other things, obligate the business associates to safeguard the covered entity’s PHI against improper use and disclosure. While not directly regulated by HIPAA, a business associate may face significant contractual liability pursuant to such an agreement if the business associates breaches the agreement or causes the covered entity to fail to comply with HIPAA. In the course of our business operations, we have entered into several business associate agreements with certain of our customers that are also covered entities. Pursuant to the terms of these business associate agreements, we have agreed, among other things, not to use or further disclose the covered entity’s PHI except as permitted or required by the agreements or as required by law, to use reasonable safeguards to prevent prohibited disclosure of such PHI and to report to the covered entity any unauthorized uses or disclosures of such PHI. Accordingly, we incur compliance related costs in meeting HIPAA-related obligations under business associate agreements to which we are a party. Moreover, if we fail to meet our contractual obligations under such agreements, we may incur significant liability.

In addition, HIPAA’s criminal provisions could potentially be applied to a non-covered entity that aided and abetted the violation of, or conspired to violate HIPAA, although we are unable at this time to determine conclusively whether our actions could be subject to prosecution in the event of an impermissible disclosure of health information to us. Also, many state laws regulate the use and disclosure of health information, and are not necessarily preempted by HIPAA, in particular those laws that afford greater protection to the individual than does HIPAA. Finally, in the event we change our business model and become a HIPAA covered entity, we would be directly subject to HIPAA, its rules and its civil and criminal penalties.

Reimbursement

Chronic Care

Medicare regulations require that all chronic ESRD patients be under the care of a dialysis clinic, whether they are treated at home or in-clinic. We rent or sell our System One to dialysis clinics; these clinics are, in turn, reimbursed by Medicare, Medicaid and private insurers. According to the 2005 USRDS report, Medicare is the primary payor for approximately 81% of patients using hemodialysis and PD. It is believed that 15% of patients are covered by commercial insurance, with the remaining 4% of patients classified by the USRDS as “other” or “unknown”. Certain centers have reported that the NxStage daily home dialysis therapy attracts a higher percentage of commercial insurance patients than other forms of dialysis.

Medicare.  Medicare generally provides health insurance coverage for persons who are age 65 or older and for persons who are completely disabled. For ESRD patients, however, Medicare coverage is not dependent on age or disability. For patients eligible for Medicare based solely on ESRD, generally patients under age 65, Medicare eligibility begins three months after the month in which the patient begins dialysis treatments. During this three-month waiting period either Medicaid, private insurance or the patient is responsible for payment for dialysis services. Medicare generally waives this waiting period for individuals who participate in a self-care dialysis training program, or are hospitalized for a kidney transplant and the surgery occurs within a specified time period.

For ESRD patients under age 65 who have any employer group health insurance coverage, regardless of the size of the employer or the individual’s employment status, Medicare coverage is generally secondary to the employer coverage during the 30-month period that follows the establishment of Medicare eligibility or entitlement based on ESRD. During the period, the patient’s existing insurer is responsible for paying primary benefits at the rate specified in the plan, which may be a negotiated rate or the healthcare provider’s usual and customary rate. As the secondary payor during this period, Medicare will make payments up to the applicable composite rate for dialysis services reimbursed based on the composite rate to supplement any primary payments by the employer group health plan if the plan covers the services but pays only a portion of the charge for the services.

Medicare generally is the primary payor for ESRD patients after the 30-month period. Under current rules, Medicare is also the primary payor for ESRD patients during the 30-month period under certain circumstances. Medicare remains the primary payor when an individual becomes eligible for Medicare on the basis of ESRD if, (1) the individual was already age 65 or over or was eligible for Medicare based on disability and (2) the individual’s private insurance coverage is not by reason of current employment or, if it is, the employer has fewer than 20 employees in the case of eligibility by reason of age, or fewer than 100 employees in the case of eligibility by reason of disability. The rules regarding entitlement to primary Medicare coverage when the patient is eligible for Medicare on the basis of both ESRD and age, or disability, have been the subject of frequent legislative and regulatory changes in recent years and there can be no assurance that these rules will not be unfavorably changed in the future.

When Medicare is the primary payor for services furnished by dialysis clinics, it reimburses dialysis clinics for 80% of the composite rate, leaving the secondary insurance or the patient responsible for the remaining 20%. The Medicare composite rate is set by Congress and is intended to cover virtually all costs associated with each dialysis treatment, excluding physician services and certain separately billable drugs and laboratory services.

There is some regional variation in the composite rate, but, the national average for the last three quarters of 2007 is currently approximately $152 per treatment for independent clinics and $157 per treatment for hospital-based dialysis facilities. This is an increase from approximately $149 per treatment for independent clinics and $154 per treatment for hospital-based dialysis facilities in 2006, due to two recent changes in Medicare reimbursement. As a result of legislation enacted in 2003 and first implemented in 2005, the Centers for Medicare and Medicaid Services, or CMS, shifted a portion of Medicare reimbursement dollars for dialysis from separately billable drugs to the composite rate for dialysis services. This drug add-on to the composite rate is subject to an increase based on the estimated rate of growth of drugs and biologicals. For 2007, an additional 0.5% has been shifted from separately billable drugs to the composite rate. In addition, Congress recently passed an additional 1.6% increase to the composite rate for treatments received on or after April, 2007. Depending upon patient case mix, reimbursement may be further improved, based on the case-mix adjustment to the composite rate implemented as a result of the 2003 legislation. Under the case-mix adjustment, Medicare now pays more for larger patients and those under the age of 65. This may be beneficial to our customers, as to date our patient population has tended to be younger and larger than the ESRD national average.

CMS rules limit the number of hemodialysis treatments paid for by Medicare to three per week, unless there is medical justification for the additional treatments. The determination of medical justification must be made at the local Medicare contractor level on a case-by-case basis. A clinic’s decision as to how much it is willing to spend on dialysis equipment and services will be at least partly dependent on whether Medicare will reimburse more than three treatments per week for the clinic’s patients.

Medicaid.  Medicaid programs are state-administered programs partially funded by the federal government. These programs are intended to provide coverage for certain categories of patients whose income and assets fall below state defined levels and who are otherwise uninsured. For those who are eligible, the programs serve as supplemental insurance programs for the Medicare co-insurance portion and provide certain coverage, for example, self-administered outpatient prescription medications, that is not covered by Medicare. For ESRD treatment, state regulations generally follow Medicare reimbursement levels and coverage without any co-insurance amounts, which is pertinent mostly for the three-month waiting period. Certain states, however, require beneficiaries to pay a monthly share of the cost based upon levels of income or assets.

Private Insurers.  Some ESRD patients have private insurance that covers dialysis services. Healthcare providers receive reimbursement for ESRD treatments from the patient or private insurance during a waiting period of up to three months before the patient becomes eligible for Medicare. In addition, if the private payor is an employer group health plan, it is generally required to continue to make primary payments for dialysis services during the 30-month period following eligibility or entitlement to Medicare. In general, employers may not reduce coverage or otherwise discriminate against ESRD patients by taking into account the patient’s eligibility or entitlement to Medicare benefits. It is generally believed that private insurance pays significantly more for dialysis services than Medicare and these patients with private insurance are generally viewed as more profitable to dialysis service providers.

Critical Care

For Medicare patients, both acute kidney failure and fluid overload therapies provided in an in-patient hospital setting are reimbursed under a traditional diagnosis related group, or DRG, system. Under this system, reimbursement is determined based on a patient’s primary diagnosis and is intended to cover all costs of treating the patient. The presence of acute kidney failure or fluid overload increases the severity of the primary diagnosis and, accordingly, could increase the amount reimbursed. The longer hospitalization stays and higher labor needs, which are typical for patients with acute kidney failure and fluid overload, must be managed for care of these patients to be cost-effective. We believe that there is a significant incentive for hospitals to find a more cost-efficient way to treat these patients in order to improve hospital economics for these therapies.

Employees

As of June 30, 2007, we had 312 full-time employees, 3 part-time employees and 58 seasonal or temporary employees. From time to time we also employ independent contractors to support our engineering, marketing, sales, clinical and administrative organizations.

NxSTAGE MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. Some information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans and strategy for our business, future events and future financial performance, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this proxy statement/prospectus for a discussion of important factors that could cause actual result to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Recent Events

As discussed above, on June 4, 2007 we entered into a stock purchase agreement with Mr. Utterberg, who is a member of our board of directors and owns 6.7% of our outstanding common stock, pursuant to which we will acquire all of the outstanding equity of each MDS Entity and each MDS Entity will become a wholly-owned subsidiary of ours. Mr. Utterberg will receive 6,500,000 shares of our common stock, subject to a post-closing working capital adjustment as consideration for the Stock Purchase. In addition, in connection with the Stock Purchase, we will enter into a consulting agreement with Mr. Utterberg, pursuant to which he will receive $200,000 per year, plus expenses, for a period of two years following the closing of the Stock Purchase.

Overview

We are a medical device company that develops, manufactures and markets innovative systems for the treatment of ESRD, acute kidney failure and fluid overload. Our primary product, the System One, is a small, portable, easy-to-use hemodialysis system designed to provide physicians and patients improved flexibility in how hemodialysis therapy is prescribed and delivered. We believe the largest market opportunity for our product is the home hemodialysis market for the treatment of ESRD.

From our inception in 1998 until 2002, our operations consisted primarily of start-up activities, including designing and developing the System One, recruiting personnel and raising capital. Historically, research and development costs have been our single largest operating expense. However, with the launch of the System One in the home chronic care market, selling and marketing costs became our largest operating expense in 2006 and continued to be our largest operating expense during the three months ended March 31, 2007 as we expanded our U.S. sales force to increase market share and grow revenues.

Our overall strategy since inception has been to (1) design and develop new products for the treatment of kidney failure, (2) establish that the products are safe, effective and cleared for use in the United States, (3) further enhance the product design through field experience from a limited number of customers, (4) establish reliable manufacturing and sources of supply, (5) execute a market launch in both the chronic and critical care markets and establish the System One as a preferred system for the treatment of kidney failure, (6) obtain the capital necessary to finance our working capital needs and build our business and (7) achieve profitability. The evolution of NxStage, and the allocation of our resources since we were founded, reflects this plan. We believe we have largely completed steps (1) through (4), and we plan to continue to pursue the other strategic objectives described above.

We sell our products in two markets: the chronic care market and the critical care market. We define the chronic care market as the market devoted to the treatment of patients with ESRD and the critical care market as the market devoted to the treatment of hospital-based patients with acute kidney failure or fluid overload. We offer a different configuration of the System One for each market. The FDA has cleared both configurations for hemodialysis, hemofiltration and ultrafiltration. Our product may be used by our customers to treat patients suffering from ESRD or acute kidney failure and we have separate marketing and sales efforts dedicated to each market.

We received clearance from the FDA in July 2003 to market the System One for treatment of renal failure and fluid overload using hemodialysis as well as hemofiltration and ultrafiltration. In the first quarter of 2003, we initiated sales of the System One in the critical care market to hospitals and medical centers in the United States. In late 2003, we initiated sales of the System One in the chronic care market and commenced full commercial introduction in the chronic market in September 2004 in the United States. At the time of these early marketing efforts, our System One was cleared by the FDA under a general indication statement, allowing physicians to prescribe the System One for hemofiltration, hemodialysis and/or ultrafiltration at the location, time and frequency they considered in the best interests of their patients. Our original indication did not include a specific home clearance, and we were not able to promote the System One for home use at that time. The FDA cleared the System One in June 2005 for hemodialysis in the home.

In March 2006, we received clearance from the FDA to market our PureFlow SL module as an alternative to the bagged fluid presently used with our System One in the chronic care market, and we commercially launched the PureFlow SL module in July 2006. This accessory to the System One allows for the preparation of high purity dialysate in the patient’s home using ordinary tap water and dialysate concentrate. The PureFlow SL is designed to help patients with ESRD more conveniently and effectively manage their home hemodialysis therapy by eliminating the need for bagged fluids. Since its launch, PureFlow SL penetration has reached approximately 47% of all of our chronic patients. The product is still early in its commercial launch and we continue to work to improve product reliability and user experience, based upon customer feedback. We expect that over time our chronic care home patients will predominantly use our PureFlow SL module at home and will use bagged fluid for travel and use outside of the home. Bagged fluids will continue to be used in the critical care market.

Medicare provides comprehensive and well-established reimbursement in the United States for ESRD. Reimbursement claims for therapy using the System One are typically submitted by the dialysis clinic or hospital to Medicare and other third-party payors using established billing codes for dialysis treatment or, in the critical care setting, based on the patient’s primary diagnosis. Expanding Medicare reimbursement over time to cover more frequent therapy may be critical to our market penetration and revenue growth in the future.

Our System One is produced through internal and outsourced manufacturing. We purchase many of the components and subassemblies included in the System One, as well as the disposable cartridges used in the System One, from third-party manufacturers, some of which are single source suppliers. In addition to outsourcing with third-party manufacturers, we assemble, package and label a quantity of disposable products in our leased facilities in Lawrence, Massachusetts and North Andover, Massachusetts. NxStage GmbH & Co. KG, our wholly-owned German subsidiary, is the sole manufacturer of the dialyzing filter that is a component of the disposable cartridge used in the System One. During the three months ended March 31, 2007, we entered into a long-term agreement with Entrada, to establish manufacturing and service operations in Mexico, initially for our cycler and PureFlow SL disposables and later for our PureFlow SL hardware. The agreement obligates Entrada to provide us with manufacturing space, support services and a labor force through 2012. The agreement may be terminated upon material breach, generally following a 30-day cure period. We have initiated manufacturing at Entrada’s facilities in Fresnillo, Mexico of our PureFlow SL disposables, and more recently, our System One cycler.

We market the System One through a direct sales force in the United States primarily to dialysis clinics and hospitals and we expect revenue from this source to continue to increase in the near future. Our revenues were $8.4 million for the three months ended March 31, 2007, a 146% increase from revenues of $3.4 million in the three months ended March 31, 2006 and a 14% increase from revenues of $7.4 million for the three months ended December 31, 2006. We have increased the number of sales representatives in our combined sales force from 25 at March 31, 2006 to 29 at March 31, 2007. We expect to add additional sales and marketing personnel as needed in the future. At March 31, 2007, 1,295 ESRD patients were using the System One at 200 dialysis clinics, compared to 459 ESRD patients at 97 dialysis clinics at March 31, 2006, and compared to 1,022 ESRD patients at 174 dialysis clinics at December 31, 2006. In addition, at March 31, 2007, 82 hospitals were using the System One for critical care therapy, compared to 54 and 77 hospitals at March 31, 2006 and December 31, 2006, respectively.

The following table sets forth the amount and percentage of revenues derived from each market for the periods indicated:

							Three Months Ended
	Years Ended December 31,						March 31,
	2006		2005		2004		2007		2006

Critical care	$8,079,992	38.8%	$2,829,960	47.2%	$1,332,053	70.7%	$2,939,297	35.1%	$1,584,607	46.6%
Chronic care	12,732,072	61.2%	3,163,779	52.8%	552,516	29.3%	5,434,696	64.9%	1,816,115	53.4%

Total	$20,812,064	100%	$5,993,739	100%	$1,884,569	100%	$8,373,993	100%	$3,400,722	100%

We have not been profitable since inception, and we expect to incur net losses for the foreseeable future as we expand our sales efforts and operations. Our accumulated deficit at March 31, 2007 was $135.6 million. We expect our revenue in the chronic care market to increase faster than those in the critical care market and believe they will continue to represent the majority of our revenues.

Statement of Operations

Revenues

Our product consists of the System One, an electromechanical device used to circulate the patient’s blood during therapy (the cycler); a single-use, disposable cartridge, which contains a preattached dialyzer, and dialysate fluid used in our therapy, sold either in premixed bags or prepared with our PureFlow SL module. We distribute our products in two markets: the chronic care market and the critical care market. We define the chronic care market as the market devoted to the treatment of ESRD patients in the home and the critical care market as the market devoted to the treatment of hospital-based patients with acute kidney failure or fluid overload. We offer a different configuration of the System One for each market. The FDA has cleared both configurations for hemodialysis, hemofiltration and ultrafiltration. Our product may be used by our customers to treat patients suffering from either condition and we have separate marketing and sales efforts dedicated to each market.

We derive our revenue from the sale and rental of equipment and the sale of the related disposable products. In the critical care market, we generally sell the System One and disposables to hospital customers. In the chronic care market, customers rent or purchase the machine and then purchase the related disposable products based on a specific patient prescription. We generally recognize revenue when a product has been delivered to our customer, or, in the chronic care market, for those customers that rent the System One, we recognize revenue on a monthly basis in accordance with a contract under which we supply the use of a cycler and the amount of disposables needed to perform a set number of dialysis therapy sessions during a month. For customers that purchase the System One in the chronic care market, we recognize revenue from the equipment sale ratably over the expected service obligation period, while disposable product revenue is recognized upon delivery.

Our rental contracts with dialysis centers for ESRD patients generally include terms providing for the sale of disposable products to accommodate up to 26 treatments per month per patient and the purchase or monthly rental of System One cyclers and, in some instances, our PureFlow SL module. These contracts typically have a term of one year and are cancelable at any time by the dialysis clinic with 30 days’ notice. Under these contracts, if home hemodialysis is prescribed, supplies are shipped directly to patient homes and paid for by the treating dialysis clinic. We also include vacation delivery terms, providing for the free shipment of products to a designated vacation destination. We derive an insignificant amount of revenues from the sale of ancillary products, such as extra lengths of tubing. Over time, as more chronic patients are treated with the System One and more systems are placed in patient homes under monthly agreements that provide for the rental of the machine and the purchase of the related disposables, we expect this recurring revenue stream to continue to grow.

During the three months ended March 31, 2007, we entered into long-term contracts with three larger dialysis chains, including DaVita, which was our largest customer during the three months ended March 31, 2007. Revenues from DaVita represented approximately 23% of our revenues during the three months ended

March 31, 2007, and we expect revenue from DaVita will continue to account for a significant portion of our revenues for the remainder of 2007. Each of these agreements has a term of at least three years, and may be cancelled upon a material breach, subject to certain curing rights. These contracts provide the customer the option to purchase as well as rent the System One equipment, and, in the case of the DaVita contract, DaVita has agreed to purchase rather than rent a significant percentage of its future System One equipment needs. During the three months ended March 31, 2007, two of these dialysis chain customers elected to purchase, rather than rent, a significant percentage of their System One equipment currently in use. It is not clear what percentage of our customers, if any, will migrate to this model, and we expect, at least in the near term, that the majority of our customers will continue to rent the System One in the chronic care market.

Cost of Revenues

Cost of revenues consists primarily of direct product costs, including material and labor required to manufacture our products, service of System One equipment that we rent and sell to customers and production overhead. It also includes the cost of inspecting, servicing and repairing equipment prior to sale or during the warranty period and stock-based compensation. The cost of our products depends on several factors, including the efficiency of our manufacturing operations, the cost at which we can obtain labor and products from third party suppliers, product reliability and related servicing costs and the design of the products.

We are currently operating at negative gross profit as we continue to build a base of recurring revenue. We expect the cost of revenues as a percentage of revenues to decline over time for four general reasons. First, we anticipate that increased sales volume and realization of economies of scale will lead to better purchasing terms and prices along with broader options and efficiencies in indirect manufacturing overhead costs. Second, we are introducing several process and product design changes that have inherently lower costs than our current products. For example, in July 2006 we commercially released our PureFlow SL module, which is expected to reduce our cost of revenues and distribution costs by reducing the volume of dialysate fluid which we currently purchase and ship to customers. Third, we plan to move the manufacture of certain of our products, including the System One cycler, to lower labor cost markets. Fourth, and finally, we continue to improve product reliability.

Operating Expenses

Selling and Marketing.  Selling and marketing expenses consist primarily of salary, benefits and stock-based compensation for sales and marketing personnel, travel, promotional and marketing materials and other expenses associated with providing clinical training to our customers. Included in selling and marketing are the costs of clinical educators, usually nurses, we employ to teach our customers about our products and prepare our customers to instruct their patients in the operation of the System One. We anticipate that selling and marketing expenses will continue to increase as we broaden our marketing initiatives to increase public awareness of the System One in the chronic care market and as we add additional sales and marketing personnel.

Research and Development.  Research and development expenses consist primarily of salary, benefits and stock-based compensation for research and development personnel, supplies, materials and expenses associated with product design and development, clinical studies, regulatory submissions, reporting and compliance and expenses incurred for outside consultants or firms who furnish services related to these activities. We expect limited research and development expense increases in the foreseeable future as we continue to improve and enhance our core products.

Distribution.  Distribution expenses include the freight cost of delivering our products to our customers or our customers’ patients, depending on the market and the specific agreement with our customers, and salary, benefits and stock-based compensation for distribution personnel. We use common carriers and freight companies to deliver our products, and we do not operate our own delivery service. Also included in this category are the expenses of shipping products from customers back to our service center for repair if the product is under warranty, and the related expense of shipping a replacement product to our customers. We expect that distribution expenses will increase at a lower rate than revenue due to expected efficiencies gained from increased business volume, the expected customer adoption of our PureFlow SL module, which significantly reduces the weight and quantity of monthly disposable shipments, and improved reliability of System One equipment.

General and Administrative.  General and administrative expenses consist primarily of salary, benefits and stock-based compensation for our executive management, legal and finance and accounting staff, fees for outside legal counsel, fees for our annual audit and tax services and general expenses to operate the business, including insurance and other corporate-related expenses. Rent, utilities and depreciation expense are allocated to operating expenses based on personnel and square footage usage. We expect that general and administrative expenses will increase in the near term as we add additional administrative support for our growing business.

Results of Operations

The following table presents, for the periods indicated, information expressed as a percentage of revenues. This information has been derived from our consolidated statements of operations included elsewhere in this proxy statement/prospectus. You should not draw any conclusions about our future results from the results of operations for any period.

	Three Months Ended
	March 31,
	2007	2006

Revenues	100%	100%
Cost of revenues	118	143

Gross profit (deficit)	(18)	(43)

Operating expenses:
Selling and marketing	57	94
Research and development	17	52
Distribution	28	38
General and administrative	32	58

Total operating expenses	134	242

Loss from operations	(152)	(285)

Other income (expense):
Interest income	11	18
Interest expense	(2)	(5)

	9	13

Net loss	(143)%	(272)%

Comparison of Three Months Ended March 31, 2007 to Three Months Ended March 31, 2006

Revenues

Our revenues for the three months ended March 31, 2007 and 2006 were as follows:

	Three Months Ended
	March 31,	March 31,		Percentage
	2007	2006	Increase	Increase
	(In thousands, except percentages)

Revenues	$8,374	$3,401	$4,973	146%

The increase in revenues was attributable to increased sales and rentals of the System One in both the critical care and chronic care markets, primarily as a result of an increase in the number of chronic care patients on therapy resulting from increased sales and marketing efforts. The number of chronic care patients on therapy was 1,295 at March 31, 2007 compared to 459 at March 31, 2006. In addition, during the three months ended March 31, 2007 we increased the number of dialysis clinics offering the System One by 26, bringing the total number of clinics to 200. Revenues in the chronic care market increased to $5.4 million in the three months ended March 31, 2007 compared to $1.8 million in the three months ended March 31, 2006, an increase of 199%, while revenues in the critical care market increased 85% to $2.9 million in the three months ended March 31, 2007, compared to $1.6 million in the three months ended March 31, 2006. During the three months ended March 31, 2007, we increased by five the number of hospitals using the System One for critical care patients, bringing the total number of hospitals to 82.

Cost of Revenues and Gross Profit (Deficit)

	Three Months Ended
	March 31,	March 31,		Percentage
	2007	2006	Increase	Increase
	(In thousands, except percentages)

Cost of revenues	$9,917	$4,857	$5,060	104%

Gross profit (deficit)	$(1,543)	$(1,456)	$87	6%

Gross profit percentage	(18.4)%	(42.8)%

The increase in cost of revenues was attributable primarily to our increased sales volume. For the chronic care market, we added 273 net patients during the three months ended March 31, 2007 and 836 net patients during the twelve months ended March 31, 2007, which resulted in a $3.6 million increase in cost of revenues. In addition, cost of revenues increased during the three months ended March 31, 2007 because of an increase in manufacturing personnel, which resulted in additional salaries, health benefits and payroll taxes of $0.9 million and increased inbound freight costs of $0.4 million to support our higher production volume. The introduction of PureFlow SL had a negative impact on gross margin of approximately six percentage points in the quarter as a result of increased labor, inbound freight and extra disposables related to the introduction of this product. These increased costs are expected to last until production is moved to Mexico later in the year. We are currently operating at negative gross profit as we continue to build our base of recurring revenues. The improvement in gross margin during the three months ended March 31, 2007 was attributable to (i) increased sales volume and realization of economies of scale that led to better purchasing terms and prices, and efficiencies in indirect manufacturing overhead costs, (ii) lower labor costs for the manufacture of certain of our products, and (iii) continued improvement in reliability of the System One cycler. We expect the cost of revenues as a percentage of revenues to continue to decline over time for these same reasons. In addition, over the long-term, we expect the new PureFlow SL to help reduce future costs of our product offerings. Inventory at March 31, 2007 and December 31, 2006 has been reduced to net realizable value through charges to cost of revenues.

Selling and Marketing

	Three Months Ended
	March 31,	March 31,		Percentage
	2007	2006	Increase	Increase
	(In thousands, except percentages)

Selling and marketing	$4,732	$3,193	$1,539	48%

Selling and marketing as a percentage of revenues	57%	94%

The increase in selling and marketing expenses was the result of several factors. Approximately $1.2 million of the increase was due to higher salary, benefits and stock-based compensation from increased headcount. We increased our combined sales force from 25 sales representatives at March 31, 2006 to 29 sales representatives at March 31, 2007. The increase in selling and marketing expense was also the result of $191,000 related to consulting and recruiting costs, and a higher level of sales and marketing activity in both the chronic and critical care markets. We anticipate that selling and marketing expenses will continue to increase in absolute dollars as we broaden our marketing initiatives to increase public awareness of the System One in the chronic care market and as we add additional sales and marketing personnel.

Research and Development

	Three Months Ended
	March 31,	March 31,		Percentage
	2007	2006	Decrease	Decrease
	(In thousands, except percentages)

Research and development	$1,436	$1,779	$(343)	(19)%

Research and development as a percentage of revenues	17%	52%

The decrease in research and development expenses was attributable to decreased salary, benefits and payroll taxes of $135,000 as a result of decreased headcount and a $217,000 reduction in PureFlow SL development costs. We expect limited research and development expense increases in the foreseeable future as a substantial portion of the development effort on the System One and PureFlow SL has been completed and future expenditures will be limited to enhancements. We expect research and development expenses to continue to decline as a percentage of revenues.

Distribution

	Three Months Ended
	March 31,	March 31,		Percentage
	2007	2006	Increase	Increase
	(In thousands, except percentages)

Distribution	$2,344	$1,290	$1,054	82%

Distribution as a percentage of revenues	28%	38%

The increase in distribution expenses during the three months ended March 31, 2007 compared to the same period in 2006 was due to increased volume of shipments of disposable products to a growing number of patients in the chronic care market. We expect that distribution expenses will increase at a lower rate than revenues during the remainder of 2007 due to expected shipping efficiencies gained from increased business volume and density of customers within geographic areas, and the reduction of higher cost deliveries associated with bagged fluid due to the commercial launch of our PureFlow SL module which began in July 2006.

General and Administrative

	Three Months Ended
	March 31,	March 31,		Percentage
	2007	2006	Increase	Increase
	(In thousands, except percentages)

General and administrative	$2,667	$1,975	$692	35%

General and administrative as a percentage of revenues	32%	58%

The increase in general and administrative expenses was the result of several factors. Approximately $270,000 of the increase was due to higher salary, benefits and stock-based compensation from increased headcount. The increase in general and administrative expense was also the result of $404,000 of legal and administrative expenses incurred as a result of operating as a public company. We expect that general and administrative expenses will continue to increase in absolute dollars, but decrease as a percentage of revenue, in the near term as we add support structure for our growing business and as a result of costs related to operating as a public company.

Interest Income and Interest Expense

Interest income is derived primarily from U.S. government securities, certificates of deposit, commercial paper and money market accounts. For the three months ended March 31, 2007, interest income increased by $309,000 compared to the same period in 2006 due to increased cash and investment balances available for investment resulting from the sale of our common stock to DaVita and our follow-on public offering and, to a lesser degree, higher interest rates.

Interest expense during the three months ended March 31, 2007 totaled approximately $175,000 and related to gross borrowings of $8.4 million under our equipment line of credit. Interest expense during the three months ended March 31, 2006 totaled approximately $158,000 and related to gross borrowings of $5.0 million, which included amortization of debt discount and interest relating to a final balloon payment. We expect interest expense will continue to increase in the future if interest rates increase or if we utilize the available funds under our equipment line of credit.

Comparison of Years Ended December 31, 2006 and 2005

Revenues

Our revenues for 2006 and 2005 were as follows:

	Years Ended
	December 31,	December 31,		Percentage
	2006	2005	Increase	Increase
	(In thousands, except percentages)

Revenues	$20,812	$5,994	$14,818	247%

The increase in revenues was attributable to increased sales and rentals of the System One in both the critical care and chronic care markets, primarily as a result of an increase in the number of chronic care patients on therapy resulting from increased sales and marketing efforts. The number of chronic care patients on therapy was 1,022 at December 31, 2006 compared to 292 at December 31, 2005. In addition, we added 104 dialysis clinics in 2006 offering the System One. Revenues in the chronic care market increased to $12.7 million in 2006 from $3.2 million in 2005, an increase of 302%, while revenues in the critical care market increased 186% to $8.1 million in 2006, compared to $2.8 million in 2005. We added an additional 27 hospitals in 2006 that offer the System One.

Cost of Revenues and Gross Profit (Deficit)

	Years Ended
	December 31,	December 31,		Percentage
	2006	2005	Increase	Increase
	(In thousands, except percentages)

Cost of revenues	$26,121	$9,585	$16,536	173%

Gross profit (deficit)	$(5,309)	$(3,591)	$1,718	48%

Gross profit percentage	(25.5)%	(59.9)%

The increase in cost of revenues was attributable primarily to our increased sales volume. For the chronic care market, we added 730 net patients during 2006, which contributed to a $12.9 million increase in cost of revenues. In addition, cost of revenues increased during 2006 because of an increase in manufacturing personnel which resulted in additional salaries, health benefits and payroll taxes of $1.6 million, higher servicing costs of $0.8 million and increased inbound freight costs of $1.1 million to support our higher production volume. We are currently operating at negative gross profit as we continue to build our base of recurring revenues. The improvement in gross margin during 2006 was attributable to (i) increased sales volume and realization of economies of scale that led to better purchasing terms and prices, and efficiencies in indirect manufacturing overhead costs, (ii) lower labor costs for the manufacture of certain of our products, and (iii) continued improvement in product reliability. We expect the cost of revenues as a percentage of revenues to continue to decline over time for these same reasons. In addition, we expect the new PureFlow SL to help reduce future costs of our product offerings. Inventory at December 31, 2006 and December 31, 2005 has been reduced to net realizable value through charges to cost of revenues.

Selling and Marketing

	Years Ended
	December 31,	December 31,		Percentage
	2006	2005	Increase	Increase
	(In thousands, except percentages)

Selling and marketing	$14,356	$7,550	$6,806	90%

Selling and marketing as a percentage of revenues	69%	126%

The increase in selling and marketing expenses was the result of several factors. Approximately $4.6 million of the increase was due to higher salary and benefits resulting from increased headcount, $550,000 related to stock-based compensation as a result of the adoption in January 2006 of Statement of Financial Accounting Standards, or SFAS, No. 123R, “Share-Based Payment”. The increase in selling and marketing expense was also the result of $1.3 million related to a higher level of sales and marketing activity in both the chronic and critical care markets. We increased our combined sales force from 20 sales representatives at December 31, 2005 to 24 sales representatives at December 31, 2006. We anticipate that selling and marketing expenses will continue to increase in absolute dollars as we broaden our marketing initiatives to increase public awareness of the System One in the chronic care market and as we add additional sales and marketing personnel.

Research and Development

	Years Ended
	December 31,	December 31,		Percentage
	2006	2005	Increase	Increase
	(In thousands, except percentages)

Research and development	$6,431	$6,305	$126	2%

Research and development as a percentage of revenues	31%	105%

The increase in research and development expenses was attributable to increased salary, benefits and payroll taxes of $306,000 as a result of increased headcount, approximately $124,000 of stock-based compensation as a result of the adoption in January 2006 of SFAS No. 123R, offset by a decrease of $339,000 of development costs associated with our PureFlow SL module which we incurred in 2005 that did not recur in 2006. We expect limited research and development expense increases in the foreseeable future as a substantial portion of the development effort on the System One and PureFlow SL has been completed and future expenditures will be limited to enhancements. We expect research and development expenses to continue to decline as a percentage of revenues.

Distribution

	Years Ended
	December 31,	December 31,		Percentage
	2006	2005	Increase	Increase
	(In thousands, except percentages)

Distribution	$7,093	$2,059	$5,034	244%

Distribution as a percentage of revenues	34%	34%

The increase in distribution expenses in 2006 was due to increased volume of shipments of disposable products to a growing number of patients in the chronic care market. We expect that distribution expenses will increase at a lower rate than revenues during 2007 due to expected shipping efficiencies gained from increased business volume and density of customers, and the reduction of higher cost deliveries associated with bagged fluid due to the commercial launch of our PureFlow SL module which began in July 2006.

General and Administrative

	Years Ended
	December 31,	December 31,		Percentage
	2006	2005	Increase	Increase
	(In thousands, except percentages)

General and administrative	$8,703	$4,855	$3,848	79%

General and administrative as a percentage of revenues	42%	81%

The increase in general and administrative expenses was primarily due to approximately $2.0 million of stock-based compensation as a result of the adoption in January 2006 of SFAS No. 123R, and approximately $1.5 million of legal and administrative expenses incurred as a result of operating as a public company. We expect that general and administrative expenses will continue to increase in absolute dollars in the near term as we add support structure for our growing business and as a result of costs related to operating as a public company.

Interest Income and Interest Expense

Interest income is derived primarily from U.S. government securities, certificates of deposit, commercial paper and money market accounts. For the year ended December 31, 2006, interest income increased by $2.6 million due to increased cash and investment balances available for investment resulting from our initial public offering and follow-on public offering and, to a lesser degree, higher interest rates.

Interest expense increased during the year ended December 31, 2006 compared to the same period in 2005 due to the early payoff of a debt agreement, which resulted in the early recognition of approximately $434,000 of interest expense during the second quarter of 2006. We expect interest expense will continue to increase in the future as a result of our 2006 gross borrowings and continued availability under our equipment line of credit.

Comparison of Years Ended December 31, 2005 and 2004

Revenues

Our revenues for 2005 and 2004 were as follows:

	Years Ended
	December 31,	December 31,		Percentage
	2005	2004	Increase	Increase
	(In thousands, except percentages)

Revenues	$5,994	$1,885	$4,109	218%

The increase in revenues was attributable to increased sales and rentals of the System One in both the chronic and critical care markets, primarily as a result of increased sales and marketing efforts as we continued our commercial launch of the System One. Revenues in the chronic care market increased to $3.2 million in 2005 from $0.6 million in 2004, an increase of 473%, while revenues in the critical care market increased 112% to $2.8 million in 2005, compared to $1.3 million in 2004.

Cost of Revenues and Gross Profit (Deficit)

	Years Ended
	December 31,	December 31,		Percentage
	2005	2004	Increase	Increase
	(In thousands, except percentages)

Cost of revenues	$9,585	$3,439	$6,146	179%

Gross profit (deficit)	$(3,591)	$(1,554)	$2,037	131%

Gross profit percentage	(59.9)%	(82.4)%

The increase in cost of revenues was attributable to our increased sales volume. Contributing to the 2005 negative gross margin was a lower of cost or market valuation allowance in the amount of $0.3 million relating to disposable cartridge and fluid inventory designated for the chronic care market, as well as service costs of approximately $0.5 million to upgrade 100 older cyclers to meet the specifications of our current product generation.

Selling and Marketing

	Years Ended
	December 31,	December 31,		Percentage
	2005	2004	Increase	Increase
	(In thousands, except percentages)

Selling and marketing	$7,550	$3,334	$4,216	126%

Selling and marketing as a percentage of revenues	126%	177%

The increase in selling and marketing expenses was the result of several factors. Approximately $2.7 million of the increase was due to higher salary and benefits resulting from increased headcount, approximately $0.8 million of the increase related to higher travel expenses and the balance of the increase was due to a generally higher level of sales and marketing activity in both the chronic and critical care markets. We increased our sales force from six sales representatives as of December 31, 2004, to 20 sales representatives as of December 31, 2005.

Research and Development

	Years Ended
	December 31,	December 31,		Percentage
	2005	2004	Increase	Increase
	(In thousands, except percentages)

Research and development	$6,305	$5,970	$335	6%

Research and development as a percentage of revenues	105%	317%

The increase in research and development expenses was attributable to increased salary and benefits of approximately $840,000 as a result of increased headcount and development costs associated with our PureFlow SL module, partially offset by a decrease of approximately $520,000 in clinical trial expenses due to the completion of the IDE home trial for System One in 2004.

Distribution

	Years Ended
	December 31,	December 31,		Percentage
	2005	2004	Increase	Increase
	(In thousands, except percentages)

Distribution	$2,059	$495	$1,564	316%

Distribution as a percentage of revenues	34%	26%

The increase in distribution expenses was due to increased volume of shipments of disposable products to a growing number of patients in the chronic market. We expect that distribution expenses will increase at a lower rate than revenues due to expected efficiencies from increased business volume and the use of an outsourced logistics provider located in the central part of the continental United States.

General and Administrative

	Years Ended
	December 31,	December 31,		Percentage
	2005	2004	Increase	Increase
	(In thousands, except percentages)

General and administrative	$4,855	$3,604	$1,251	35%

General and administrative as a percentage of revenues	81%	191%

The increase in general and administrative expenses was primarily due to an increase in salary and benefits as a result of the addition of four employees to headcount as well as the adoption of a management bonus plan in 2005.

Interest Income and Interest Expense

Interest income is derived primarily from U.S. government securities, certificates of deposit and money market accounts. For the year ended December 31, 2005, interest income increased to $0.6 million from $0.1 million in 2004 primarily due to increased cash and investment balances after our initial public offering and slightly higher interest rates in 2005.

Interest expense relates to a debt agreement signed in December 2004. Interest expense increased from $15,000 to $763,000, or approximately $748,000 in 2005 compared to 2004 due to this indebtedness being outstanding for a full calendar year.

Liquidity and Capital Resources

We have operated at a loss since our inception in 1998. At March 31, 2007, our accumulated deficit was $(135.6) million and we had cash, cash equivalents and short term investments of approximately $70.7 million. On February 7, 2007, we issued and sold 2,000,000 shares of common stock to DaVita in which we received net proceeds, after deducting legal expenses, of approximately $20.0 million. On June 14, 2006, we closed a follow-on public offering in which we received net proceeds, after deducting underwriting discounts, commissions and expenses, of approximately $51.3 million from the sale and issuance of 6,325,000 shares of common stock. On May 15, 2006, we entered into an equipment line of credit agreement for the purpose of financing field equipment purchases and placements. The line of credit agreement provides for the availability of up to $20.0 million through December 31, 2007, and borrowings bear interest at the prime rate plus 0.5% (8.75% at March 31, 2007). Under the line of credit agreement, $10.0 million was available through December 31, 2006 and an additional $10.0 million is available from January 1, 2007 through December 31, 2007. The availability of the line of credit is subject to a number of covenants, including maintaining certain levels of liquidity, adding specified numbers of patients and operating within certain net loss parameters. We are also required to maintain operating and/or investment accounts with the lender in an amount at least equal to the outstanding debt obligation. Borrowings are secured by all of our assets other than intellectual property and are payable ratably over a three-year period from the date of each borrowing. At March 31, 2007, we had outstanding borrowings of $6.7 million and $11.6 million of borrowing availability under the equipment line of credit.

The following table sets forth the components of our cash flows for the periods indicated (in thousands):

	Three Months Ended
	March 31,
	2007	2006

Net cash used in operating activities	$(10,610)	$(10,480)
Net cash used in investing activities	(610)	(671)
Net cash provided by (used in) financing activities	20,199	(396)
Effect of exchange rate changes on cash	(110)	51

Net cash flow	$8,869	$(11,496)

Net Cash Used in Operating Activities.  For each of the periods above, net cash used in operating activities was attributable primarily to net losses after adjustment for non-cash charges, such as depreciation, amortization and stock-based compensation expense. Significant uses of cash from operations include increases in accounts receivable and increased inventory requirements for production and placements of the System One, offset by increases in accounts payable, accrued expenses and deferred revenue. Non-cash transfers from inventory to field equipment for the placement of rental units with our chronic care customers represented $6.6 million and $2.9 million, respectively, during the three months ended March 31, 2007 and 2006.

Net Cash Used in Investing Activities.  For each of the periods above, net cash used in investing activities reflected purchases of property and equipment, primarily for research and development, information technology, manufacturing operations and capital improvements to our facilities. Excluded from these figures is the purchase of $5.6 million and $14.7 million, respectively, of short-term investments purchased during the three months ended March 31, 2007 and 2006.

Net Cash Provided By (Used In) Financing Activities.  Net cash provided by financing activities during the three months ended March 31, 2007 included approximately $20.0 million of net proceeds received from the sale of 2,000,000 shares of common stock to DaVita and $0.9 million of proceeds from the exercise of stock options, offset by debt payments of $0.7 million. Net cash used in financing activities during the three months ended March 31, 2006 included $412,000 of debt payments, offset by $15,000 of proceeds from exercise of stock options.

We expect to continue to incur net losses for the foreseeable future. We believe we have sufficient cash to meet our funding requirements at least through 2007. We expect to be able to extend the availability of our cash resources through the sale rather than rental of our System One cyclers to chronic customers in the future. In February 2007, we entered into long-term agreements with three large dialysis chains, who are existing chronic customers, that provide them the option, and in the case of DaVita, the obligation, to purchase, rather than rent, some portion of their System One equipment. To date, these customers have purchased nearly $7.4 million of equipment. Also in February 2007, we received cash proceeds of $20.0 million from the sale to DaVita of our common stock. Cash received from the sale of our common stock and sale of equipment will be used for working capital purposes. If our existing resources are insufficient to satisfy our liquidity requirements, we may need to sell additional equity or issue debt securities. Any sale of additional equity or issuance of debt securities may result in dilution to our stockholders, and we cannot be certain that additional public or private financing will be available in amounts or on terms acceptable to us, or at all. If we are unable to obtain this additional financing when needed, we may be required to delay, reduce the scope of, or eliminate one or more aspects of our business development activities, which could harm the growth of our business.

The following table summarizes our contractual commitments at March 31, 2007 (unaudited) and the effect those commitments are expected to have on liquidity and cash flow in future periods:

		Payments Due by Period
		Less Than			More Than
	Total	One Year	1-3 Years	3-5 Years	5 Years
	(In thousands)

Notes payable	$6,717	$2,800	$3,917	$—	$—
Operating leases	4,062	743	1,561	1,571	187
Purchase obligations(1)	43,279	30,380	4,757	2,442	5,700

Total	$54,058	$33,923	$10,235	$4,013	$5,887

(1)	Purchase obligations include purchase commitments for System One components, primarily for equipment and fluids pursuant to contractual agreements with several of our suppliers. Certain of these commitments may be extended and/or canceled at our option.

Summary of Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. These items are regularly monitored and analyzed by management for changes in facts and circumstances, and material changes in these estimates could occur in the future. Changes in estimates are recorded in the period in which they become known. We base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ substantially from our estimates.

A summary of those accounting policies and estimates that we believe are most critical to fully understanding and evaluating our financial results is set forth below. This summary should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus.

Revenue Recognition

We recognize revenues from product sales and services when earned in accordance with Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition, and Emerging Issues Task Force, or EITF 00-21, Revenue Arrangements with Multiple Deliverables. Revenues are recognized when: (a) there is persuasive evidence of an arrangement, (b) the product has been shipped or services and supplies have been provided to the customer, (c) the sales price is fixed or determinable and (d) collection is reasonably assured.

Chronic Care Market

Prior to 2007, we derived revenue in the chronic care market from short-term rental arrangements with our customers as our principal business model in the chronic care market. These rental arrangements, which combine the use of the System One with a specified number of disposable products supplied to customers for a fixed amount per month, are recognized on a monthly basis in accordance with agreed upon contract terms and pursuant to a binding customer purchase order and fixed payment terms. Rental arrangements continue to represent the majority of the arrangements we have with our customers in the chronic care market.

Beginning in 2007, we entered into long-term customer contracts to sell System One and PureFlow SL equipment along with the right to purchase disposable products and service on a monthly basis. Some of these agreements include other terms such as development efforts, training, market collaborations, limited market exclusivity, and volume discounts. The equipment and related items provided to our customers in these arrangements are considered a multiple-element sales arrangement pursuant to EITF 00-21. When a sales arrangement involves multiple elements, the deliverables included in the arrangement are evaluated to determine whether they represent separate units of accounting. We have determined that we cannot account for the sale of equipment as a separate unit of accounting. Therefore, fees received upon the completion of delivery of equipment are deferred, and recognized as revenue on a straight line basis over the expected term of our obligation to supply disposables and service, which is five to seven years. We have deferred both the unrecognized revenue and direct costs relating to the delivered equipment, which costs are being amortized over the same period as the related revenue.

We entered into a national service provider agreement and a stock purchase agreement with DaVita on February 7, 2007. Pursuant to EITF 00-21, we consider these agreements a single arrangement. In connection with the stock purchase agreement, DaVita purchased 2,000,000 shares of our common stock for $10.00 per share, which represented a premium of $1.50 per share, or $3.0 million over the current market price. We have recorded the $3.0 million premium as deferred revenue and will recognize this revenue ratably over seven years, consistent with our equipment service obligation to DaVita. During the three months ended March 31, 2007, we recognized revenue of $71,428 associated with the $3.0 million premium.

Critical Care Market

In the critical care market, sales are structured as direct product sales or as a disposables-based program in which a customer acquires the equipment through the purchase of a specific quantity of disposables over a specific period of time. We recognize revenues from direct product sales at the later of the time of shipment or, if applicable, delivery in accordance with contract terms. Under a disposables-based program, the customer is granted the right to use the equipment for a period of time, during which the customer commits to purchase a minimum number of disposable cartridges or fluids at a price that includes a premium above the otherwise average selling price of the cartridges or fluids to recover the cost of the equipment and provide for a profit. Upon reaching the contractual minimum purchases, ownership of the equipment transfers to the customer. Revenues under these arrangements are recognized over the term of the arrangement as disposables are delivered. During the reported periods, the majority of our critical care revenues were derived from direct product sales.

Our contracts provide for training, technical support and warranty services to our customers. We recognize training and technical support revenue when the related services are performed. In the case of extended warranty, the revenue is recognized ratably over the warranty period.

Inventory Valuation

Inventories are valued at the lower of cost (weighted-average) or estimated market. We regularly review our inventory quantities on hand and related cost and record a provision for excess or obsolete inventory primarily based on an estimated forecast of product demand for each of our existing product configurations. We also review our inventory value to determine if it reflects lower of cost or market, with market determined based on net realizable value. Appropriate consideration is given to inventory items sold at negative gross margins, purchase commitments and other factors in evaluating net realizable value. The medical device industry is characterized by rapid development and technological advances that could result in obsolescence of inventory. Additionally, our estimates of future product demand may prove to be inaccurate.

Field Equipment

We capitalize field equipment at cost and amortize field equipment through cost of revenues using the straight-line method over an estimated useful life of five years. We review the estimated useful life of five years periodically for reasonableness. Factors considered in determining the reasonableness of the useful life include industry practice and the typical amortization periods used for like equipment, the frequency and scope of service returns, actual equipment disposal rates and the impact of planned design improvements. We believe the five-year useful life to be reasonable at March 31, 2007.

Accounting for Stock-Based Awards

Until December 31, 2005, we accounted for stock-based employee compensation awards in accordance with Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees”, and

related interpretations. Accordingly, compensation expense was recorded for stock options awarded to employees and directors to the extent that the option exercise price was less than the fair market value of our common stock on the date of grant, where the number of shares and exercise price were fixed. The difference between the fair value of our common stock and the exercise price of the stock option, if any, was recorded as deferred compensation and was amortized to compensation expense over the vesting period of the underlying stock option. Prior to becoming a public company on October 27, 2005, there had been no public market for our common stock. Absent an objective measure of the fair value of our common stock, the determination of fair value required judgment. Our board of directors periodically estimated the fair value of our common stock in connection with any stock option grants. The fair value of our common stock was estimated based on factors such as independent valuations, sales of preferred stock, the liquidation preference, dividends, voting rights of the various classes of stock, our financial and operating performance, progress on development goals, the issuance of patents, the value of other companies involved in dialysis, general economic and market conditions and other factors that we believed would reasonably have a significant bearing on the value of our common stock.

Prior to January 1, 2006, we followed the disclosure requirements of Statement of Financial Accounting Standard, or SFAS No. 123, “Accounting for Stock-Based Compensation” for stock-based awards granted to employees. All stock-based awards granted to non-employees were accounted for at their fair value in accordance with SFAS No. 123 and related interpretations. For purposes of the pro forma disclosures required by SFAS No. 123, stock options granted subsequent to July 19, 2005, the date of filing our initial registration statement with the SEC, were valued using the Black-Scholes option-pricing model. Prior to July 19, 2005, we used the minimum value method permitted under SFAS No. 123.

We adopted SFAS No. 123R, “Share-Based Payment”, on January 1, 2006. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. In addition, SFAS 123R requires the use of the prospective method for any outstanding stock options that were previously valued using the minimum value method. Accordingly, with the adoption of SFAS 123R, we did not recognize the remaining compensation cost for any stock option awards which had previously been valued using the minimum value method. In addition, SFAS 123R prohibits the use of pro forma disclosures for stock option awards valued under the minimum value method (i.e., our pre-July 19, 2005 stock option awards). Stock option awards granted prior to July 19, 2005, the date on which we filed our preliminary prospectus with the SEC, that are subsequently modified, repurchased or cancelled after January 1, 2006 shall be subject to the provisions of SFAS 123R.

We used the modified prospective method under SFAS 123R for any stock options granted after July 19, 2005. The aggregate value of the unvested portion of stock options issued between July 19, 2005 and December 31, 2005 totaled $4.4 million as of December 31, 2005, net of estimated forfeitures. Beginning in 2006, we began recognizing this aggregate value as compensation expense in our consolidated statement of operations ratably over the remaining vesting period.

As a result of adopting SFAS 123R on January 1, 2006, our net loss for the three months ended March 31, 2007 and 2006 was $609,823 and $443,350 higher, respectively, than if we had continued to account for share-based compensation under APB No. 25. Basic and diluted loss per share for the three months ended March 31, 2007 and 2006 was $0.02 and $0.02 higher, respectively, than if we had continued to account for share-based compensation under APB No. 25. Management continues to evaluate the use of stock-based awards and may consider other forms of equity-based compensation arrangements (such as restricted stock units) or reduce the volume of stock option grants in the future.

Pursuant to SFAS 123R, we reclassified $259,910 of deferred compensation relating to non-qualified stock options awarded to an executive and a consultant to additional paid-in capital on January 1, 2006.

Prospectively, we use the Black-Scholes option-pricing model to estimate the fair value of stock-based compensation awards on the dates of grant. In accordance with SAB 107, based upon our stage of development and the short period of time that our common stock has been publicly traded on the NASDAQ Global Market, we have used the following assumptions in the Black-Scholes option-pricing model to estimate the fair value of equity-based compensation awards:

Expected Term — the expected term has been determined using the simplified method, as defined in SAB 107, for estimating expected option life of “plain-vanilla” options. Unless otherwise determined by the Board or the Compensation Committee, stock options granted under the 2005 Plan have a contractual term of seven years, resulting in an expected term of 4.75 years calculated under the simplified method.

Risk-Free Interest Rate — the risk-free interest rate for each grant is equal to the U.S. Treasury rate in effect at the time of grant for instruments with an expected life similar to the expected option term.

Volatility — the objective in estimating expected volatility is to ascertain the assumption about expected volatility that marketplace participants would likely use in determining an exchange price for an option. Because we have no options that are traded publicly and because of our limited trading history as a public company, our volatility assumption has been based upon an analysis of the stock volatility experienced by similar companies in the medical device and technology industries, consistent with the methodology used in 2005. For the year ended December 31, 2006, we used a volatility rate assumption of 85% for stock option grants. During the three months ended March 31, 2007, we updated our stock volatility analysis, which yielded a volatility rate of 75%. For the three months ended March 31, 2007, we used a volatility rate assumption of 75% for stock option grants. Our common stock will reach its two-year trading anniversary during the fourth quarter of 2007. With two years of historical trading activity, we expect to have sufficient trading activity of our common stock on which to base our assumption about expected volatility.

We also estimated expected forfeitures of stock options upon adoption of SFAS 123R. In developing a forfeiture rate estimate, we considered our historical experience, our growing employee base and the limited trading history of our common stock. Actual forfeiture activity may differ from our estimated forfeiture rate.

Accounting for Income Taxes

We account for federal and state income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under the liability method specified by SFAS No. 109, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates. Due to uncertainty surrounding the realization of deferred tax assets through future taxable income, we have provided a full valuation allowance and no benefit has been recognized for the net operating loss and other deferred tax assets. Accordingly, a valuation allowance for the full amount of the deferred tax asset has been established at March 31, 2007 and December 31, 2006 to reflect these uncertainties.

In June 2006, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 48, or FIN, “Accounting for Uncertainty in Income Taxes”, which clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We adopted FIN 48 on January 1, 2007. The adoption of FIN 48 did not have a material impact on the Company’s financial position or results of operations. Upon adoption and as of March 31, 2007, we had no unrecognized tax benefits recorded.

We file federal, state and foreign tax returns. We have accumulated significant losses since our inception in 1998. Since the net operating losses may potentially be utilized in future years to reduce taxable income, all of our tax years remain open to examination by the major taxing jurisdictions to which we are subject.

We recognize interest and penalties for uncertain tax positions in income tax expense. Upon adoption and as of March 31, 2007, we had no interest and penalty accrual or expense.

Related-Party Transactions

Medisystems Supply Arrangement

MDS is currently our sole supplier of completed cartridges, tubing and certain other components used in the System One disposable cartridge. Mr. Utterberg is the chief executive officer and sole stockholder of MDS, is a member of our board of directors and owns approximately 6.7% of our outstanding common stock at March 31, 2007. We purchased approximately $2.1 million and $759,000 during the three months ended March 31, 2007 and 2006, respectively, of goods and services from this related party. At March 31, 2007, amounts owed to MDS totaled $658,000 and we have commitments to purchase approximately $2.7 million of products from MDS.

On January 4, 2007, we entered into a seven-year Supply Agreement, which we refer to as the Medisystems Supply Agreement, with MDS that expires on December 31, 2013. Prior to entering into the Medisystems Supply Agreement, we purchased products from MDS through purchase orders. Pursuant to the terms of the Medisystems Supply Agreement, we will purchase no less than ninety percent (90%) of our North American requirements for disposal cartridges, or MDS products, for use with our System One from MDS.

As further described in this proxy statement/prospectus, on June 4, 2007, we entered into a stock purchase agreement with Mr. Utterberg pursuant to which we will acquire all of the outstanding equity of each MDS Entity and each MDS Entity will become a direct or indirect wholly-owned subsidiary of ours.

DaVita Inc.

On February 7, 2007, we entered into a national service provider agreement with DaVita our largest customer. Pursuant to the terms of the DaVita agreement, we granted DaVita certain market rights for the System One and related supplies for home hemodialysis therapy. DaVita is granted exclusive rights in a small percentage of geographies, which geographies collectively represent less than 10% of the U.S. ESRD patient population, and limited exclusivity in the majority of all other U.S. geographies, subject to DaVita’s meeting certain requirements, including patient volume commitments and new patient training rates. Under the agreement, we can continue to sell to other clinics in the majority of geographies. If certain minimum patient numbers or training rates are not achieved, DaVita can lose all or part of its preferred geographic rights. The DaVita agreement limits, but does not prohibit, our sale of the System One for chronic patient home hemodialysis therapy to any provider that is under common control or management of a parent entity that collectively provides dialysis services to more than 25% of U.S. chronic dialysis patients and that also supplies dialysis products.

The DaVita agreement has an initial term of three years, terminating on December 31, 2009, and DaVita has the option of renewing the DaVita agreement for four additional periods of six months each if DaVita meets certain patient volume targets.

Under the DaVita agreement, DaVita purchased all of its existing System One equipment currently being rented from us, for a purchase price of approximately $5.0 million, and committed to buy a significant percentage of its future System One equipment needs. DaVita is granted most favored nations pricing for the products purchased under the agreement, provided that DaVita achieves certain requirements, including certain patient volume targets. Further, the agreement contemplates certain collaborations between us and DaVita, including efforts dedicated towards advancing market awareness of our therapies and home and more frequent hemodialysis.

In connection with the DaVita agreement, we issued and sold to DaVita 2,000,000 shares of our common stock at a purchase price of $10.00 per share, for an aggregate purchase price of $20.0 million pursuant to the terms of the stock purchase agreement dated as of February 7, 2007 by and between us and DaVita. These shares represented approximately 7% of our issued and outstanding shares of common stock as of March 31, 2007. As discussed in Note 1 to our financial statements, this ownership percentage qualified DaVita as an affiliate for financial statement presentation purposes. As of June 30, 2007, DaVita had sold the majority of these shares and, therefore, we do not expect to report DaVita as an affiliate in the future.

In connection with the issuance of the shares, we and DaVita entered into a registration rights agreement. Pursuant to the registration rights agreement, on April 2, 2007, we filed a registration statement on Form S-3 with respect to the resale by DaVita of its 2,000,000 shares, which was declared effective by the SEC on May 8, 2007. In addition, we agreed to use commercially reasonable efforts to keep the registration statement continuously effective until the date which is the earliest of (1) two years after the registration statement was declared effective by the SEC, (2) such time as all the shares covered by the registration statement have been publicly sold or (3) such time as all the shares registered under the registration statement may be sold pursuant to Rule 144(k) without volume restrictions. If we are unable to meet the above registration requirements, we must (a) transfer cash consideration to DaVita equal to 1.0% of the aggregate purchase price paid for the shares, or $200,000, and (b) make a monthly pro rata cash payment equal to 1.0% of the aggregate purchase price until cured. The registration rights agreement provides for no limitation to the maximum potential consideration that may be paid by us. We believe the likelihood is remote that we will owe an obligation resulting from the registration rights agreement.

Consistent with the requirements of our Audit Committee Charter, these transactions were reviewed and approved by our Audit Committee, which is comprised solely of independent directors, as well as our board of directors.

Off-Balance Sheet Arrangements

Since inception we have not engaged in any off-balance sheet financing activities except for leases which are properly classified as operating leases and disclosed in the “Liquidity and Capital Resources” section above.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which addresses the measurement of “fair value” where such measure is required for recognition or disclosure purposes under GAAP. Among other provisions, SFAS No. 157 includes (i) a new definition of fair value, (ii) a fair value hierarchy used to classify the source of information used in fair value measurements, (iii) new disclosure requirements of assets and liabilities measured at fair value based on their level in the hierarchy, and (iv) a modification of the accounting presumption that the transaction price of an asset or liability equals its initial fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 (i.e., beginning in 2008 for NxStage). We are currently evaluating the impact of SFAS No. 157 on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115,” which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We are currently evaluating if we will elect the fair value option for any of our eligible financial instruments and other items.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT NXSTAGE’S MARKET RISK

Interest Rate Exposure

Our investment portfolio consists primarily of high-grade commercial paper, certificates of deposit and debt obligations of various governmental agencies. We manage our investment portfolio in accordance with our investment policy. The primary objectives of our investment policy are to preserve principal, maintain a high degree of liquidity to meet operating needs and obtain competitive returns subject to prevailing market conditions. Investments are made with a maturity of no more than 180 days. These investments are subject to risk of default, changes in credit rating and changes in market value. These investments are also subject to interest rate risk and will decrease in value if market interest rates increase. Due to the conservative nature of our investments and relatively short effective maturities of the debt instruments, we believe interest rate risk is mitigated. Our investment policy specifies the credit quality standards for our investments and limits the amount of exposure from any single issue, issuer or type of investment.

As of December 31, 2006, we had outstanding debt obligations of $7.4 million with a floating interest rate equal to one-half percentage point (0.50%) above the prime rate (8.75% at December 31, 2006). Movements in market interest rates could impact the fair value of our debt. As of December 31, 2006, the carrying amount of our debt approximated fair value.

Foreign Currency Exposure

We operate a manufacturing and research facility in Rosdorf, Germany. We purchase materials for that facility and pay our employees at that facility in Euros. In addition, we purchase products for resale in the United States from foreign companies and have agreed to pay them in currencies other than the U.S. dollar. We also have contracts with key suppliers that expose us to foreign currency risks. As a result, our expenses and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. In periods when the U.S. dollar declines in value as compared to the foreign currencies in which we incur expenses, our foreign-currency based expenses increase when translated into U.S. dollars. Although it is possible to do so, we do not currently hedge our foreign currency since the exposure has not been material to our historical operating results. A 10% movement in the Euro would have had an overall impact to the statement of operations of approximately $633,000 for 2006, which would have been approximately 1.1% of total annual expenses.

Equity Security Price Risk

As a matter of policy, we do not invest in marketable equity securities; therefore, we do not currently have any direct equity price risk.

There were no material changes in our market risk exposure since December 31, 2006.

MEDISYSTEMS BUSINESS

Overview

MDS is a privately held, medical device company that designs, manufactures, assembles, imports, exports and distributes disposables used in dialysis and related blood treatments and procedures, primarily in the United States. MDS is headquartered in Seattle, Washington and operates its business in conjunction with the other MDS Entities, which are collectively referred to as Medisystems and include:

•	MDS Italy, which molds and assembles components for end-products at a manufacturing facility in Sorbara, Modena, Italy;

•	MDS Mexico, which manufactures and assembles finished goods at a manufacturing facility located in Tijuana, Baja California, Mexico; and

•	MDS Services, which provides contract employee services to MDS from its base operations in Las Vegas, Nevada.

Medisystems is also affiliated with the following entities that are not being acquired by NxStage in the Stock Purchase:

•	DSU Medical, which holds the intellectual property relating to Medisystems’ products;

•	MRC, which is a research and development facility with an office outside Chicago, Illinois;

•	MTC, which merged with DSU Medical in May 2007, and had been responsible for securing intellectual property licenses for the components utilized in Medisystems’ products and funding the research and development activities of MRC; and

•	LSM and ICS, neither of which has operations of significance.

Medisystems products address two markets for use: hemodialysis and apheresis, with hemodialysis historically being the more significant market. Products are produced through internal and outsourced manufacturing and are marketed and sold under the Medisystems brand name, primarily through distributors, to clinics in the United States. A portion of products are sold to distributors for resale under the distributor’s brand name.

Hemodialysis Market

The market for dialysis equipment and disposables in the United States has undergone rapid growth since 1972, the year Congress extended Medicare coverage to all patients, regardless of age, with ESRD. ESRD, which affects approximately 472,000 people in the United States, is an irreversible, life-threatening loss of kidney function that is treated predominantly with dialysis. Dialysis is a kidney replacement therapy that removes toxins and excess fluids from the bloodstream and, unless the patient receives a kidney transplant, is required for the remainder of the patient’s life. Over 70% of ESRD patients in the United States rely on life-sustaining dialysis treatment. Demographic factors, including an aging population and the increasing incidence of diabetes and hypertension, two diseases that typically presage the onset of ESRD, along with increasing life expectancy due to improved treatment methods, have helped grow the market for dialysis treatment in the United States.

Hemodialysis, the most widely prescribed form of dialysis, typically consists of treatments in a clinic three times per week, with each session lasting three to five hours. The process involves a range of equipment and supplies. Machinery is required to pump the blood, prepare and deliver dialysate (a blood cleansing solution containing salts and glucose), and generally monitor the system for safe operation. In addition, dialyzers (filters that act like an artificial kidney), bloodlines, needles and assorted other items are needed in dialysis. The industry typically makes a distinction between “equipment,” such as the blood pump and delivery system used in dialysis, and “disposables,” such as the dialyzer, blood lines and needles that are usually disposed of after each use. There is also a range of “consumables” used during the process, that include the dialysate, heparin (a drug used to prevent blood clotting) and saline (the solution used to prime and rinse the dialyzer).

During the hemodialysis procedure, blood is conducted via external, single-use, disposable blood tubing, referred to as bloodlines, through a dialyzer, where toxins and excess fluids are removed. An arteriovenous, or AV, fistula, which is a passageway between an artery and a vein, is created using a special needle set to provide access to the patient’s blood stream for the procedure.

Prior to 1981, disposables for use in hemodialysis were custom designed by each dialysis clinic customer. Medisystems’ initial strategy was to create high quality, low cost, standardized hemodialysis disposables, specifically targeting the lowest cost disposable bloodlines and needles. In 1981, Medisystems began offering FDA-approved, standardized blood tubing sets, AV fistula needle sets and dialysis priming sets.

In 1983, in an effort to control rapidly increasing hemodialysis costs, the U.S. government changed the reimbursement scheme for dialysis treatment from a cost-plus reimbursement to the composite rate structure that remains in place today. The change had three main effects: shifting the majority of procedure volumes from hospitals to lower-cost independently-owned clinics; prompting the consolidation of independently-owned clinics among a few, large-scale owners as a means of reducing overhead cost and maximizing profitability; and refocusing the hemodialysis industry on opportunities to control treatment delivery costs.

Medisystems, with its focus on high-quality, low-cost, standardized disposables, was able to take advantage of the treatment providers’ need to reduce costs and their resulting shift from custom disposables to standardized disposables during the mid-1980s and establish itself as a leading supplier of bloodlines and needle disposables for hemodialysis.

Products for the Hemodialysis Market

Medisystems’ hemodialysis bloodlines products include the Readyset High Performance Blood Tubing sets, the first integrated bloodline sets on the market; and its latest generation bloodline set, the StreamLine2 Blood Tubing System, designed to achieve better patient outcomes at lower costs to clinics.

Medisystems has offered AV fistula needle sets in the United States since 1981. In 1991, the Occupational Safety and Health Administration in the United States, or OSHA, issued a recommendation that encouraged employers to evaluate and implement devices to improve workplace safety by minimizing the risk of blood exposure through needle-stick or other injuries when dealing with blood borne pathogens. That same year, Medisystems introduced the AV Fistula Needles with PointGuard Anti-Stick Needle Protectors, the first safety guard for AV fistula needles marketed in the United States. In 1995, Medisystems introduced its second generation safety guard, MasterGuard, which has been shown in a published study to reduce needlestick injuries. In 2000, the U.S. Congress passed the Needlestick Safety and Prevention Act, authorizing OSHA to require employers, including office-based physicians, to select safer medical devices, including self-sheathing needles.

Most hemodialysis patients require treatment at least three times a week for the rest of their lives. Clinical experience demonstrates that the incidence of pain, hematoma, infection and infiltrations at the needle insertion site can be reduced by using what is called the “constant-site technique” — inserting the fistula needle in the same place each treatment. Medisystems has developed the Buttonhole Needle Set, an anti-stick, dull bevel needle set specifically designed for use with this constant-site technique.

Other hemodialysis products that Medisystems manufactures and sells include:

•	safety devices and access management devices, including the ViraGuard patient-transducer protector, a connection device that includes a membrane providing protection for hemodialysis pressure monitors and for maintaining the sterility of the fluid pathway;

•	the Medic plastic anti-stick needle/connector device, designed to help reduce the risk of accidental needlesticks;

•	dialysis priming sets, which are used to expel air and set the solution before connecting to the patient, specifically designed for hemodialysis that feature needleless access ports, large inner diameter tubing intended to allow relatively fast and easy flows, and a unique spike and chamber design to help prevent air bubbles from entering the line; and

•	the Access Alert Pressure Measurement Filter, for use with Medisystems’ AV fistula needles, designed to easily measure static intra-access pressure.

Apheresis Market

Therapeutic apheresis is a technique for removing harmful components from a patient’s blood and is used in the treatment of autoimmune diseases and other disorders.

Therapeutic apheresis services are generally provided upon the request of a hospital, which has received an order from a patient’s physician. Therapeutic treatments are administered using blood cell separator equipment and the disposables needed to perform the procedure.

Therapeutic apheresis is the primary therapy for patients suffering from:

•	Goodpasture syndrome — a rare autoimmune disease affecting the lungs and kidneys;

•	thrombotic thrombocytopenic purpura — a life-threatening blood disease;

•	sickle cell disease — an inherited blood disorder affecting the red blood cells;

•	Guillain-Barre syndrome — an autoimmune disorder affecting the nervous system; and

•	chronic inflammatory demyelinating polyneuropathy — a rare neurological disorder.

Therapeutic apheresis is also used as a supportive or adjunct therapy for patients suffering from diseases such as multiple myeloma, a cancer of the plasma cells; Lambert-Eaton myasthenic syndrome, an autoimmune disease causing muscle weakness; systemic lupus erythematosus, an autoimmune disorder causing chronic inflammation of connective tissues; and systemic vasculitis, inflammation of the blood vessels. The main providers of therapeutic apheresis are regional and community blood banks, although many dialysis clinics also offer these services.

Medisystems received its first FDA clearance to market needle sets used during apheresis procedures in 1986. Its primary apheresis needle is the Apheresis Needle with MasterGuard Anti-Stick Needle Protector, designed to protect against needle sticks immediately upon removal and through time of disposal. Medisystems also designed its Medic plastic anti-stick needle/connector for use with apheresis procedures.

Medisystems Strategy

Medisystems’ overall strategy since inception has been to (1) design, develop, and manufacture high quality, low cost disposables for use in dialysis and blood treatments and procedures in the United States; (2) continue to enhance the function of products by continuously innovating the design and methods for treatment delivery; (3) protect innovations by patenting designs and methods in the United States and in key markets worldwide; (4) educate customers on the value of enhanced product designs; (5) establish reliable manufacturing and sources of supply; (6) establish reliable sources of distribution; and (7) maintain sufficient cash flow and profitability to fund growth in operations without the need for significant outside capital.

Recent Developments

In January 2007, Medisystems entered into a seven-year agreement with NxStage to supply no less than 90% of their North American requirements for disposable cartridges for use with their primary home hemodialysis product, the System One.

In May 2007, MTC merged into DSU Medical, with DSU Medical being the surviving entity.

For the period January 1, 2007 through May 31, 2007, at the discretion of the sole common stockholder, Mr. Utterberg, and in contemplation of a renegotiation of existing agreements, DSU Medical did not charge royalty payments to MTC, and MTC, in turn, did not charge royalty to MDS. Effective June 1, 2007, DSU Medical and MDS terminated the royalty sublicense agreement to MDS for consideration of $2.7 million to be paid to DSU Medical. A new, royalty-free license agreement between DSU Medical and MDS was entered into effective June 1, 2007.

In June 2007, Mr. Utterberg, the common stockholder of the Medisystems Group, entered into an agreement with NxStage, pursuant to which NxStage has agreed to purchase the issued and outstanding shares of MDS, MDS Services, MDS Italy and MDS Mexico in exchange for 6,500,000 shares of NxStage common stock, subject to adjustment. The transaction is expected to close in 2007.

Medisystems Products

Medisystems manufactures and distributes a number of different products, including private label products, for use predominantly in hemodialysis. Its primary sources of revenue are from blood tubing sets, used for hemodialysis, and needle sets, used in hemodialysis and apheresis. In 2006, revenues from blood tubing sets accounted for 56% of Medisystems’ gross revenues. Revenues from needle sets accounted for 29%, and revenues from the sale of products to NxStage accounted for 7%, of Medisystems’ gross revenues in 2006.

Readyset

The Readyset High Performance Blood Tubing Sets, which Medisystems introduced for use in hemodialysis in 1993, feature a proprietary pump segment and proprietary material designed to deliver reliable, accurate flows throughout the treatment. The kink-resistant blood tubing is designed to be easy to handle and to enable relatively fast priming, or removal of air from the dialysate solution. These technological advances, along with a patented process for treatment delivery, are intended to result in Kt/V, which is the measure for how much waste is removed from the patient’s blood during dialysis, that better reflects the Kt/V prescribed by a patient’s physician.

StreamLine2

In 2006, Medisystems introduced its latest generation bloodline product, StreamLine2. The StreamLine2 product line is covered by a number of U.S. and foreign patents. Also, a number of U.S. and foreign patent applications have been submitted, though there can be no assurance any of these applications will be granted. StreamLine2’s airless design and other technologies have been shown in two clinical studies to result in superior clinical and economic performance. StreamLine also includes Medisystems patented LockSite needleless access sites, eliminating the need for dangerous needles and expensive guarded needles, improving a clinic’s ability to meet OSHA anti-stick requirements.

AV Fistula and Apheresis Needles with MasterGuard Anti-Stick Needle Protectors

Medisystems has designed its AV fistula and apheresis needles to achieve a smooth blood flow throughout the treatment, intended to result in less clotting, lower pressure drops, and less stress on the patient’s blood. In addition, in a published study, Medisystems’ AV fistula and apheresis needles with Masterguard anti-stick needle protectors were shown to significantly reduce needle stick injuries compared to conventional, unguarded needles.

ButtonHole Needle Set

The constant-site technique is used worldwide to insert the needle in the vascular access site for hemodialysis patients with native, or human, AV fistulaes. Clinical experience demonstrates that the incidence of pain, hematoma, infection and infiltrations at the needle insertion site can be reduced by utilizing the constant-site technique. Medisystems’ ButtonHole AV fistula needle has an anti-stick, dull bevel design ideally suited for the constant-site technique, while also reducing the risk of accidental needle sticks.

Transducer Protectors with ViraGuard

Transducer protectors are single-use air filter devices used to protect hemodialysis pressure monitors during treatments. Medisystems’ transducer protectors include the ViraGuard membrane, designed to maintain the sterility of the fluid pathway and act as a bacterial and viral barrier as well as a unique airflow design, intended to allow for a quick response time with few false alarms.

Medic

The Medic needle/connector device was engineered to help reduce the risk of accidental needle sticks, as required by OSHA. Medic performs the functions of a traditional needle but its precisely-shaped tip is made of plastic. Medic can be used with any standard syringe, and is used in hemodialysis procedures with catheters, AV fistula needles, blood tubing sets and dialysis priming sets. For apheresis procedures, Medic is designed to easily access drug vials and blood collection tubes.

Access Alert

Vascular access complications are a leading cause of complications during dialysis. To facilitate early identification and intervention for access-related problems, dialysis clinics have instituted routine measurement and trend analysis of access pressures. Medisystems has developed the Access Alert Pressure Measurement Filter for use with Medisystems’ AV fistula needles to measure static intra-access pressure, with no interruption of therapy. These readings can be used to detect venous, mid-graft and arterial inflow stenosis, which is the narrowing of a vein or artery that restricts bloodflow.

System One Cartridge

Medisystems manufactures the disposable cartridge used in the System One hemodialysis system. The cartridge is a single-use, disposable, integrated treatment device that loads simply and easily into the cycler. The cartridge includes a pre-attached dialyzer supplied by NxStage. Medisystems manufactures the components and bloodlines for the cartridge and assembles the final device. These cartridges are sold under the NxStage brand name. In 2006, sales of NxStage cartridges represented 7% of Medisystems’ gross revenues.

Other Private Label Products

Medisystems also manufactures bloodlines and Medics for B. Braun and sells needles to Fenwal Inc. for distribution under their own respective brand names.

Competition

Medisystems’ primary competitors are a vertically-integrated chain clinic operator and foreign manufacturers. Fresenius is the largest manufacturer of dialysis products and operator of dialysis clinics in the United States. It represents approximately 32% of the dialysis services market in the United States and manufactures its own dialysis machines and disposables. In addition, Fresenius sells equipment and disposables to non-affiliated dialysis clinics. Gambro manufactures equipment and disposables for U.S. clinics. Foreign dialysis product manufacturers, such as Nipro and JMS, also compete with Medisystems. To the extent these firms successfully gain market share, this would further limit the available market for, and potential profitability of, Medisystems’ products.

Sales and Marketing

The customer and clinic services team at Medisystems markets its tubing sets and/or blood access devices under the Medisystems brand name.

To support bloodline and access needle sales, clinic services personnel regularly visit or call clinic operators, excluding Fresenius. Clinics owned by Fresenius predominantly use Fresenius-manufactured bloodlines.

The majority of sales are made through three major distributors because Medisystems is able through these distributors to leverage national networks, shipping efficiencies, and existing customer relationships. Sales through Medisystems’ primary distributor, Schein, accounted for 65% and 66% of net sales for the years ended December 31, 2006 and 2005, respectively, and 64% of net sales for the three months ended March 31, 2007. Medisystems’ contract with Schein was recently extended through July 2009. Distribution agreements with Medisystems’ current second and third most significant distributors currently expire in October 2008 and July 2009, respectively.

Medisystems also has a customer agreement with DaVita for bloodline products that expires in September 2008, and a separate agreement for needle sets and other products that expires in December 2007. Distribution of products under both agreements is fulfilled by Schein, Medisystems’ primary distributor.

Medisystems plans production against distributor purchase orders. Finished goods are shipped directly to distributor warehouses.

Research and Development

Research and development for existing products is conducted at MDS and MDS Mexico. As of March 31, 2007, there were nine Medisystems employees primarily focused on research and development. In response to physician and patient feedback and internal assessments, Medisystems is continually working on enhancements to its product designs to improve ease-of-use, functionality, reliability and safety.

Research and development expenses for the MDS Entities for the years ending December 31, 2006, 2005 and 2004, were $2.3 million, $2.2 million and $1.6 million, respectively.

Research and development expenses for the MDS Entities for the three months ended March 31, 2007, and 2006 were $424,000 and $482,000, respectively.

Intellectual Property

The underlying technology included in the products and components produced by the MDS Entities is covered by patents developed and owned by DSU Medical, a separate company owned by Mr. Utterberg. DSU Medical issues financial statements separate from the Medisystems Group’s combined financial statements. NxStage will not purchase DSU Medical from Mr. Utterberg. Through a series of license and sublicense agreements executed in 1998, DSU Medical granted MTC a nonexclusive license to this technology, which in turn granted a nonexclusive sublicense to the technology to MDS. In April 2001, both the license and sublicense agreements were amended to grant exclusive rights and license to use certain subject patents referenced in the original license and sublicense agreements. These amendments also increased the annual royalty payment, payable quarterly, in advance, from MDS under the sublicense agreement from $5,700,000 to $5,800,000. The license agreement, also executed in October 1998, requires MTC to pay a royalty to DSU Medical in an amount ranging from 75% to 100% of any sublicense royalties received by MTC.

For the period January 1, 2007 through May 31, 2007, DSU Medical, MTC and MDS suspended royalty payments in contemplation of a renegotiation of the license and sublicense agreements. In May 2007, MTC merged into DSU Medical, with DSU Medical being the surviving entity. Effective June 1, 2007 DSU Medical and MDS terminated the royalty sublicense agreement for consideration of $2,661,000 to be paid to DSU Medical. A new royalty-free license agreement between DSU Medical and MDS was entered into effective June 1, 2007. This new license agreement will survive the Stock Purchase.

The following table lists all of the issued patents licensed by MDS from DSU Medical that are fundamental to the manufacture and sale of Medisystems’ core products and are licensed pursuant to the license agreement described under the heading “License Agreement and Consulting Agreement” beginning on page 73:

Subject Matter	Patent Number	Patent Expiration

Pump Segment Having Connected, Parallel Branch Line	US 5360395	11/1/2011
Pump Segment Having Connected, Parallel Branch Line: Continuation	US 6440095	5/5/2017

Subject Matter	Patent Number	Patent Expiration

Blood Set Priming Method & Apparatus	US 5895368	9/23/2016
Blood Set Priming Method & Apparatus: Div	US 6290665	3/11/2018
Reversing Flow Blood Processing System	US 6177409	6/10/2018
New Reverso	US 6695807	1/18/2022
Turbo Cap for Blood Processing	US 6517508	11/3/2019
Measuring Vascular Access Pressure - Access Alert	US 6346084	1/10/2020
Universal Connector - MEDIC	US 5071413	12/10/2008
Guarded Winged Needle Assembly: File Wrapper Continuation (FWC)	US 5112311	5/12/2009
Guarded Winged Needle Assembly: FWC-2	US 5266072	11/30/2010
Guarded Winged Needle Assembly (Method): Div. Of Continuation	US 5433703	7/18/2012
Easy Use Needle Protector Sheath	US 5704924	1/11/2016
European Guarded Winged Needle Assembly	EUR 436646	8/31/2011
European Guarded Winged Needle Assembly: Divisional	EUR 558162	1/9/2010
Japan Easy Use Needle Protector Sheath	JP 3809563	12/20/2016
Luer Connector with Integral Closure	US 5385372	1/31/2012
Squeeze Clamp for Flexible Tubing	US 6089527	10/3/2017
Squeeze Clamp for Flexible Tubing	US 6113062	5/20/2018
Divisional Squeeze Clamp for Flexible Tubing	US 6196519	9/15/2019
Canada Squeeze Clamp for Flexible Tubing	CN 2308052	9/22/2018
Injection Site for Male Luer - LocksiteTM	US 7025744	10/4/2022

In addition to the above licensed patents, the license agreement between MDS and DSU Medical includes rights to numerous patent applications, however, no assurance can be made that any such patent applications will be granted.

Manufacturing

Medisystems products are produced through internal and outsourced manufacturing. Medisystems contracts for the manufacture of the majority of its finished goods ReadySet bloodlines (but no StreamLine2 bloodlines) and all its needles under supply contracts with Kawasumi Laboratories Inc., or KLT, headquartered in Tokyo, Japan, with manufacturing facilities in Thailand. Any disruption in this arrangement could have a material adverse effect on the Medisystems business.

The current agreement with KLT for the manufacture of bloodlines expires in June 2008. Under the terms of this agreement, MDS Italy supplies KLT with molded component parts and KLT in turn uses these components to manufacture finished goods bloodlines, which are then purchased by Medisystems. Medisystems has committed to purchase from KLT a minimum of 80% of an agreed bloodlines purchase goal over the term of the agreement. KLT and Medisystems are currently in negotiation to determine if this current supply agreement for bloodlines will be extended beyond June 2008.

KLT and Medisystems also have an agreement for the manufacture of Medisystems needle sets. Virtually all of these needle sets rely on Medisystems’ patented guarded needle set technology. The only other current competitors in the U.S., JMS and Nipro, have their own needle guard technology. Medisystems and KLT agreed in February 2007 to extend their needle set supply agreement through February 2011. Medisystems has committed to purchase from KLT a minimum of 80% of an agreed needle set purchase goal over the three-year extended term of the contract.

MDS Italy molds the components used in Medisystems’ self manufacturing as well as components for finished goods manufactured by KLT for Medisystems. MDS Mexico manufactures all other bloodlines, including all StreamLine2, Medics, transducer protectors, and disposable cartridges for NxStage.

Government Regulation

Food and Drug Administration

Medisystems products are subject to regulation by the FDA as medical devices. The FDA regulates the clinical testing, manufacture, labeling, distribution, import and export, sale and promotion of medical devices. Noncompliance with applicable FDA requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing clearances or approvals and criminal prosecution.

Unless an exemption applies, all medical devices must receive either prior 510(k) clearance or pre-market approval from the FDA before they may be commercially distributed in the United States. Submissions to obtain 510(k) clearance and pre-market approval must be accompanied by a user fee, unless exempt. In addition, the FDA can also impose restrictions on the sale, distribution or use of devices at the time of their clearance or approval, or subsequent to marketing.

MDR Regulations  The MDR regulations require that Medisystems report to the FDA any incident in which a product may have caused or contributed to a death or serious injury, or in which a product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to a death or serious injury. Medisystems has submitted 226 MDRs to the FDA since 2004. Most of these have been submitted to comply with the FDA’s blood loss policy for routine dialysis treatments. This policy requires manufacturers to file MDR reports related to routine dialysis treatments if the patient experiences blood loss greater than 20cc.

FDA Inspections.  Medisystems has registered with the FDA as a medical device specification developer and initial importer. The FDA seeks to ensure compliance with regulatory requirements through periodic, unannounced facility inspections, and these inspections may include Medisystems’ corporate office as well as the manufacturing facilities of Medisystems’ contract manufacturers. Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following:

•	warning letters or untitled letters;

•	fines, injunctions, and civil penalties;

•	administrative detention;

•	voluntary or mandatory recall or seizure of Medisystems’ products;

•	customer notification, or orders for repair, replacement or refund;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusal to review pre-market notification or pre-market approval submissions;

•	rescission of a substantial equivalence order or suspension or withdrawal of a pre-market approval; and

•	criminal prosecution.

The MDS Italy facility is not required to be registered with the FDA so is not currently subject to inspection. The MDS Mexico facility is registered with the FDA as a contract manufacturer and is subject to inspection. KLT facilities involved in supplying Medisystems products are registered with the FDA as a contract manufacturer and are subject to FDA inspection. All FDA inspections of Medisystems Group facilities have resulted in no action indicated.

Foreign Regulation of Medical Devices

Clearance or approval of Medisystems products by regulatory authorities comparable to the FDA may be necessary in foreign countries prior to the commencement of marketing of the product in those countries, whether or not FDA clearance has been obtained. The regulatory requirements for medical devices vary significantly from country to country. They can involve requirements for additional testing and may be time consuming and expensive. Medisystems has not sought approval for its products outside of the United States,

Canada and the European Union, and cannot provide assurance that it will be able to obtain regulatory approvals in any other markets.

The Medisystems blood tubing sets, AV fistula needles, apheresis needles, dialysis priming sets, transducer protectors, Reverso, and Medic are regulated as medical devices in Canada under the Canadian Medical Device Regulations and in the European Union, or EU, under the Medical Device Directive. Medisystems maintains six Medical Device Licenses with Health Canada for these products. Medisystems has received CE marketing approval in the EU for AV fistula needles, apheresis needles, and its Reverso product. At this time no other Medisystems products have been approved for CE marketing.

Employees

As of March 31, 2007, Medisystems and MDS Services had 29 total full-time employees, MDS Italy had 49 full-time equivalent employees, and MDS Mexico had 619 full-time equivalent employees. From time to time, Medisystems employs independent contractors to support engineering, marketing, sales, regulatory, clinical and administrative functions.

MEDISYSTEMS MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Medisystems financial conditions and results of operations together with the Medisystems Group’s combined financial statements and related notes included elsewhere in this proxy statement/prospectus. Some information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to Medisystems’ plans and strategy for its business, future events and future financial performance, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this proxy statement/prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

The MDS Entities

Medisystems is a medical device company that designs, manufactures, assembles, imports, exports and distributes disposables used in dialysis and related blood treatments and procedures. It is a major supplier of hemodialysis blood tubing sets, AV fistula needles, apheresis needles and hemodialysis transducer protectors in the United States. Medisystems is also the sole supplier for the disposable cartridges used in connection with the System One. Medisystems and its related affiliated entities, are owned and controlled, directly or indirectly, by Mr. Utterberg, and are referred to as the Medisystems Group.

The MDS Entities, which NxStage will acquire in the Stock Purchase, comprise the manufacturing, sales and marketing operations for the Medisystems bloodlines and needles products businesses. Specifically:

•	MDS includes the company headquarters and associated employees located in Seattle, Washington;

•	MDS Italy molds and assemblies components for end-products at a manufacturing facility located in Sorbara, Modena, Italy;

•	MDS Mexico manufactures and assembles finished goods at a manufacturing facility located in Tijuana, Baja California, Mexico; and

•	MDS Services provides contract employee services to MDS from its base of operations in Las Vegas, Nevada.

NxStage is not acquiring the following Medisystems Group companies: MRC, MTC, LSM and ICS. In addition, NxStage is not acquiring DSU Medical Corporation, or DSU Medical, which is wholly-owned by Mr. Utterberg and holds intellectual property relating to the Medisystems business and products.

The Medisystems Group companies not being acquired by NxStage in connection with the Stock Purchase are not primarily involved in the core bloodlines and needles products businesses that NxStage is acquiring. However, DSU Medical owns intellectual property relating to these businesses. Pursuant to the license agreement between MDS and DSU Medical dated June 1, 2007, MDS has a royalty-free and irrevocable license to this intellectual property. Accordingly, NxStage will have access to DSU Medical patents and technologies that are significant to the acquired blood tubing and hemodialysis business.

The Medisystems Business

Medisystems products address two markets for use: hemodialysis and apheresis, with hemodialysis historically being the more significant market. Products are produced through internal and outsourced manufacturing and are marketed and sold under the Medisystems brand name, primarily through distributors, to clinics in the United States. A portion of products are sold to distributors for resale under the distributor’s brand name.

Medisystems’ hemodialysis products consist primarily of blood tubing and needle sets. The blood tubing products include the ReadySet High Performance Blood Tubing Sets and the StreamLine2 Tubing Sets, both single-use, disposable devices for use with multiple hemodialysis systems. Medisystems’ hemodialysis needle products include the AV Fistula Needles with MasterGuard Anti-Stick Needle Protectors and the Buttonhole Needle Sets, which are both single-use patient cannulation devices used during the hemodialysis procedure. The private label products include the NxStage disposable cartridge; bloodlines to B. Braun Medical’s Renal Therapy Division; and sterile needle assemblies to Fenwal Inc. (formerly Baxter Healthcare).

Medisystems’ apheresis products consist of the Apheresis Needles with Masterguard Anti-Stick Needle Protectors and the Medic Plastic Anti-Stick Needle/Connector.

Basis of Presentation

Historically, combined financial statements for the Medisystems Group have included the MDS Entities, as well as MRC, LSM and ICS. Prior to June 2007, the combined financial statements also included MTC. MRC and MTC primarily reflect intercompany transactions and balances, which have been eliminated in combination. The operations of LSM and ICS are immaterial.

DSU Medical is not included in the combined Medisystems Group since its activities are substantially unrelated to the Medisystems Group’s activities and revenue generated from the Medisystems Group member companies is not significant in relation to DSU’s revenue, and as such, DSU Medical is not economically dependent on revenue from the Medisystems Group.

The following discussion and analysis reflects the combined financials of the Medisystems Group.

Statement of Operations

Revenues

Medisystems derives the majority of its revenues from supply and distribution contracts with distributors of its hemodialysis and apheresis products. Medisystems’ revenues are highly concentrated in several significant purchasers of its products. Revenues from Schein, Medisystems’ primary distributor, represented approximately 64% and 65% of Medisystems’ revenues as of March 31, 2007 and December 31, 2006, respectively. Revenues from Medisystems’ two other primary distribution relationships accounted for an additional 18% and 25% of revenues as of March 31, 2007 and December 31, 2006. Medisystems’ most significant customer contract is with DaVita. Sales to DaVita, fulfilled through the Schein distributor agreement, accounted for 38% of Medisystems’ revenues for 2006. Under that agreement, DaVita’s purchase obligations with respect to needles expires in December 2007, and its purchase obligations with respect to bloodlines expires in September 2008. The contractual arrangements with these distributors and Medisystems’ other key customers are described further under the heading “Medisystems Business — Sales and Marketing.”

Medisystems’ distribution and customer contracts contain minimum volume commitments with negotiated pricing triggers at different volume tiers. Each agreement may be cancelled upon a material breach, subject to certain curing rights, and in many instances minimum volume commitments can be reduced or eliminated upon certain events. In addition to contractually determined volume discounts, Medisystems offers rebates based on sales to specific end customers and discount incentives for payment within 20 days. Medisystems’ sales revenues are presented net of these rebates, incentives, discounts and returns.

Medisystems’ agreement with Schein, its primary distributor, will expire in July 2009. Medisystems’ agreements with its other primary two distributors are scheduled to expire in October 2008 and July 2009.

Cost of Revenues

Cost of revenues consists primarily of direct product costs, including the material, labor and overhead required to manufacture Medisystems products and the cost of freight to Medisystems’ distributors’ warehouses. The cost of Medisystems’ products depends on several factors, including the efficiency of manufacturing operations; the costs established by its third-party manufacturer; the cost of raw materials from third-party suppliers; and the variability of freight costs. Medisystems uses freight companies and common carriers to deliver its products. Medisystems does not own its own delivery service.

Operating Expenses

Selling and Marketing.  Selling expenses consist primarily of salary and benefits for sales and customer support personnel, travel, promotional materials, rent and other expenses associated with providing clinical training to its customers.

Research and Development.  Research and development expenses consist primarily of salary and benefits for research and development personnel, supplies, materials and expenses associated with product design and development.

Distribution.  Distribution expenses include the cost of warehousing and coordinating delivery of products to customers, including warehouse rental expense and logistics and document control employees’ expense.

General and Administrative.  General and administrative expenses consist primarily of salary and benefits for Medisystems’ executive management team and its non-manufacturing personnel. The latter includes, finance and accounting, logistics and operations support, corporate engineering staff, regulatory, and information technology and administrative personnel. Medisystems also incurs fees from outside legal counsel, fees for annual audits and tax services, and consulting service fees for third-party marketing and regulatory services. The general expenses to operate the business include rent, utilities, non-manufacturing depreciation, insurance and miscellaneous office supply and facility repair expenses. Medisystems does not anticipate any material changes to its current level of general and administrative expenses in the foreseeable future.

Royalty Expense (to Affiliate).  Effective June 1, 2007, MDS terminated its royalty sublicense agreement it had with MTC, and MTC terminated its license agreement with DSU Medical. Effective June 1, 2007, DSU Medical and MDS entered into a royalty-free, irrevocable license for consideration of $2.7 million. From 2003 through 2006, royalty expenses had remained constant at $4.35 million a year as reflected in the historical financials.

Results of Operations

The following discussion for the periods indicated have been derived from the combined statement of operations of the Medisystems Group included elsewhere in this proxy statement/prospectus. You should not draw any conclusions about future results of operations for any period based on these historical results.

Comparison of Three Months Ended March 31, 2006 and March 31, 2007

Revenues — Revenues increased by 11.6% to $15.9 million for the three months ended March 31, 2007 from $14.3 million for the three months ended March 31, 2006. The increase in revenues was attributable primarily to increased sales to NxStage.

Cost of Revenues — Cost of revenues increased by 7.4% to $11.6 million for the three months ended March 31, 2007 from $10.8 million for the three months ended March 31, 2006. The increase in cost of revenues was entirely attributable to our increased sales volume.

Operating Expenses — Operating expenses decreased by 40.9% to $1.9 million for the three months ended March 31, 2007 from $3.2 million for the three months ended March 31, 2006. The overall decrease was due to the elimination of the royalty expense and lower employee and related costs from fewer corporate employees and lower legal and professional services fees principally due to the settlement of patent litigation.

Comparison of Years Ended December 31, 2006 and 2005

Revenues — Revenues increased by 8.1% to $62.6 million for the year ended December 31, 2006 from $57.9 million for the year ended December 31, 2005. The increase in revenues was attributable to increased sales to NxStage of $3.6 million and increased needles product sales of $2.7 million. This was partially offset by a slight decline in bloodlines sales.

Cost of Revenues — Cost of revenues increased by 8.0% to $47.8 million for the year ended December 31, 2006 from $44.2 million for the year ended December 31, 2005. The increase in cost of revenues was entirely attributable to our increased sales volume.

Operating Expenses — Operating expenses increased by 0.9% to $14.6 million for the year ended December 31, 2006 from $14.4 million for the year ended December 31, 2005. There was no significant variability in operating expenses during this period of time either in total dollars or as a percentage of revenues.

Comparison of Years Ended December 31, 2005 and 2004

Revenues — Revenues decreased by 7.9% to $57.9 million for the year ended December 31, 2006 from $62.8 million for the year ended December 31, 2005. The decrease in revenues was primarily attributable to $3.5 million lower sales for bloodlines and the discontinuation of the OEM relationship with Fresenius resulting in a decrease of $4.0 million of revenue. The decrease was somewhat offset by an increase in revenues from the needles segment of $1.7 million and an increase in revenues from NxStage of $0.9 million.

Cost of Revenues — Cost of revenues decreased by 5.2% to $44.2 million for the year ended December 31, 2005 from $46.7 million for the year ended December 31, 2004. The decrease in cost of revenues was primarily due to the decreased sales volume. This decrease was partially offset by production variances at the Mexico facility.

Operating Expenses — Operating expenses decreased by 14.0% to $14.4 million for the year ended December 31, 2005 from $16.8 million for the year ended December 31, 2004. This decrease was attributable to a decrease of $3.2 million in legal expenses due to the conclusion of patent litigation offset slightly by increased employee costs.

Liquidity and Capital Resources

As of March 31, 2007, Medisystems’ accumulated retained earnings was $3.3 million and cash and cash equivalents totaled approximately $3.2 million. Medisystems has financed its operations primarily through cash flow generated by its operating activities.

In January 2003, the Medisystems Group secured a $10 million credit commitment from KeyBank National Association, or the Bank, that expired January 31, 2006. The commitment consisted of an $8.5 million revolving line of credit and a $1.5 million letter of credit facility. Through amendments in December 2003 and August 2004, the Bank reduced its combined credit commitment to the Medisystems Group to $5 million, consisting of a $3.5 million revolving line of credit and a $1.5 million demand line of credit. The agreement was renewed in January 2006 and will expire January 2009. The interest on outstanding borrowings is equal to a Prime-Based Rate (minus 0.75%) or a LIBOR (London Inter-Bank Offered Rate) Based Rate (plus 1.75%) depending on whether a LIBOR Rate Election has been made in accordance with provisions of the respective Promissory Notes supporting the credit loan agreement. As of March 31, 2007, there were no outstanding amounts due under the revolving line of credit. The accounts receivable, inventory, and property of the Medisystems Group, including the MDS Entities, have been pledged as collateral for the credit commitment. As of March 31, 2007, KeyBank had issued on behalf of Medisystems €607,000 (U.S. $812,000) of standby letters of credit expiring through December 2010. Prime rate at March 31, 2007 and December 31, 2006 was 8.25%, and the LIBOR range was 5.3195% for one month to 5.2200% for 12 months at March 31, 2007 and was 5.3256% for one month to 5.32938% for 12 months at December 31, 2006, according to published sources.

MDS Italy has three separate working capital lines of credit from two Italian banks totaling €432,000 (U.S. $578,000) and €432,000 ($570,000), respectively, and bearing interest ranging from 8.6% to 11.375% at March 31, 2007. The lines of credit have no stated expiration. There were no amounts outstanding under these lines of credit as of March 31, 2007 and as of December 31, 2006. However, MDS Italy has one loan outstanding as of March 31, 2007 totaling € 182,000 ($243,000) and as of December 31, 2006 totaling €191,000 ($252,000) which is due in September, 2011. The interest on outstanding borrowings is equal to

EURIBOR for 3 months (plus 1.15%), subject to an interest rate swap agreement at rates greater than 4%. When EURIBOR (3 months) plus 1.15% exceeds 4%, interest is calculated on a blended basis, with 50% of the nominal value of the loan subject to a fixed rate of 4%, and the remaining 50% subject to the EURIBOR (3 months) plus 1.15%, EURIBOR for 3 months at March 31, 2007 and December 31, 2006 was 3.924% and 3.725%, respectively, according to published sources. Interest expense reflects the applied blended interest rate calculation.

We expect that at or prior to the closing of the Stock Purchase, any surviving obligations against the Medisystems Groups’ credit commitments will be resolved by Medisystems and the credit commitments terminated, except the KeyBank credit commitment, which will continue to be used to secure guarantees of VAT refunds made to MDS Italy by an Italian bank. Medisystems has indicated that it will amend the KeyBank credit commitment prior to the closing of the Stock Purchase to remove from the commitment the Medisystems Group companies that are not being acquired by NxStage.

The following table sets forth the components of the cash flows for Medisystems for the periods indicated (in thousands):

	Three Months Ended
	March 31,		Years Ended December 31,
	2007	2006	2006	2005	2004

Net cash provided by operating activities	$1,672	$(949)	$802	$533	$2,557
Net cash used in investing activities	(129)	(228)	(1,796)	(852)	(722)
Net cash provided by (used in) financing activities	—	(74)	49	74	(3,400)
Effect of exchange rate changes on cash	4	17	66	(172)	87

Net cash flow	1,547	(1,234)	(879)	(417)	(1,478)

Net Cash Provided by Operating Activities.  For each of the periods above, net cash provided by operating activities was attributable primarily to net profits after adjustment for non-cash depreciation and amortization charges. Significant uses of cash from operations include increases in accounts receivable and increased inventory requirements, offset by increases in accounts payable and accrued expenses.

Net Cash Used in Investing Activities.  For each of the periods above, net cash used in investing activities reflected purchases of property and equipment, primarily for manufacturing operations, capital improvements to Medisystems’ facilities, information technology and research and development.

Net Cash Used In Financing Activities.  There were no financing activities for the three months ended March 31, 2007. For the year ended December 31, 2006, net cash from financing activities included a net capital contribution by the sole shareholder of $123,000 to LMS and ICS and payment by MDS Italy of $74,000 to resolve a bank overdraft made in the period ending December 31, 2005. In the period ending December 31, 2004, net cash from financing activities included $3.4 million in dividends paid to the sole shareholder and a $74,000 bank overdraft made by MDS Italy.

The following table summarizes our contractual commitments as of March 31, 2007 and the effect those commitments are expected to have on liquidity and cash flow in future periods. The table does not include purchases that are made in the ordinary course of business.

	Payments Due by Period as of March 31, 2007 (in thousands)
	Total	2007	2008 to 2010	2011 to 2013	Thereafter

Notes payable	273	46	181	46	—
Royalty payable	4,421	4,421	—	—	—
Operating leases	4,298	1,003	2,544	751	—
Purchase obligations	339	339	—	—	—

Total contractual cash obligations	9,331	5,809	2,725	797	—

Summary of Critical Accounting Policies and Estimates

The discussion and analysis of the financial condition and results of operations are based upon the combined financial statements of the Medisystems Group, which have been prepared in accordance with GAAP. The preparation of these combined financial statements requires the Medisystems Group to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. These items are regularly monitored and analyzed by management for changes in facts and circumstances, and material changes in these estimates could occur in the future. Changes in estimates are recorded in the period in which they become known. The Medisystems Group bases their estimates on historical experience and various other assumptions that they believe to be reasonable under the circumstances. Actual results may differ substantially from their estimates.

A summary of those accounting policies and estimates that the Medisystems Group management believes are most critical to fully understanding and evaluating our financial results is set forth below.

Inventories — Inventories are stated at the lower of cost (first-in, first-out basis) or market.

Property and Equipment — Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated primarily on a straight-line basis over the estimated useful lives of the related assets, ranging from 3 to 15 years.

Long-Lived Assets — The Medisystems Group’s management periodically reevaluates long-lived assets consisting primarily of property, equipment, and leasehold improvements to determine whether there has been any impairment of the value of these assets and the appropriateness of their estimated remaining lives. No such impairment was recognized as of March 31, 2007 and December 31, 2006 and 2005, respectively.

Revenue Recognition — The Medisystems Group recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed and determinable, and collectibility is reasonably assured. The Medisystems Group sells its goods based on terms which define transfer title and risk of loss at a specific location, typically FOB destination. In addition, the Medisystems Group periodically evaluates whether an allowance for sales returns is necessary. Historically, the level of returns has been insignificant.

Foreign Currency Translation — Assets and liabilities denominated in foreign currencies are translated to U.S. dollars at the exchange rate on the balance sheet date. Revenues, costs and expenses are translated at average rates of exchange prevailing during the year. The translation adjustment resulting from the translation of foreign currencies of combining companies is presented either separately in stockholders’ equity if the combining company’s functional currency is its local currency, or as a remeasurement gain or loss in the statement of income, comprehensive income and retained earnings (deficit) if the combining company’s functional currency is the U.S. dollar.

Foreign Income Taxes — The Medisystems Group accounts for foreign income taxes under the asset and liability method whereby deferred income taxes are recorded for the temporary differences between the amounts of assets and liabilities for financial reporting purposes and amounts as measured for tax purposes.

Related-Party Transactions

The underlying technology included in the products and components produced by the Medisystems Group are covered by patents developed and owned by DSU Medical. Through a series of license and sublicense agreements executed in 1998, DSU Medical granted MTC a nonexclusive license to this technology, which in turn granted a nonexclusive sublicense to the technology to Medisystems. During April 2001, both the license and sublicense agreements were amended to grant exclusive right and license to use certain subject patents referenced in the original license and sublicense agreements. These amendments also increased the annual royalty payment, payable quarterly, in advance, from Medisystems under the sublicense agreement from $5.7 million to $5.8 million. The license agreement, also dated October 1, 1998, requires MTC to pay a royalty to DSU Medical in an amount ranging from 75% to 100% of any sublicense royalties received by MTC.

As of and for the three months ended March 31, 2007, under these license and royalty agreements, MDS incurred no royalty expense but owed $4.4 million payable to MTC and MTC incurred no royalty expense but owed $4.4 million payable to DSU Medical.

As of and for the period ended December 31, 2006, under these license and royalty agreements, MDS incurred royalty expense of $5.8 million and owed $5.8 million payable to MTC and MTC incurred royalty expense of $4.4 million and owed $11.2 million payable to DSU Medical.

As of and for the period ending December 31, 2005, under these license and royalty agreements, MDS incurred royalty expense of $5,800,000 and owed $12.7 million payable to MTC and MTC incurred royalty expense of $4.4 million and owed $8.8 million payable to DSU Medical.

All royalty amounts paid and received between MDS and MTC under their sublicense agreement have been eliminated in the accompanying financial statements.

The Medisystems Group has an amount payable to DSU Medical of $93,000 at March 31, 2007 and $121,000 at December 31, 2006 for reimbursement of travel expenses paid on behalf of MDS during 2006. The Medisystems Group has an amount payable to Mr. Utterberg of $55,000 at March 31, 2007 and December 31, 2006 and an amount receivable from Mr. Utterberg at $83,000 at December 31, 2005.

The Medisystems Group made sales of $2.1 million for the three months ended March 31, 2007 and $4.6 million and $1 million for the years ended December 31, 2006 and 2005, respectively to NxStage, which is partly owned by Mr. Utterberg of the Medisystems Group. At March 31, 2007, Medisystems had receivables due from NxStage totaling $658,000.

Off-Balance Sheet Arrangements

Except for the interest rate swap described above under the heading “— Liquidity and Capital Resources” the Medisystems Group has not engaged in any off-balance sheet activities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MEDISYSTEMS’ MARKET RISK

Interest Rate Exposure

Under the Medisystems Group’s current credit facilities in the United States, the Medisystems Group may borrow at the lender’s prime rate between minus 75 basis points or a LIBOR Based Rate plus 175 basis points. Prime rate at March 31, 2007 was 8.25% and the LIBOR range was 5.3195% for 1 month to 5.22000% for 12 months at March 31, 2007, according to published sources. As of March 31, 2007, there were no outstanding amounts due under the revolving lines of credit.

At March 31, 2007, MDS Italy had three separate working capital lines of credit from two Italian banks totaling €432,000 (U.S. $578,000), bearing interest ranging from 8.6% to 11.375% at March 31, 2007. The lines of credit have no stated expiration. There were no amounts outstanding under these lines of credit as of March 31, 2007.

MDS Italy had one loan outstanding as of March 31, 2007 totaling €182,000 ($243,000) which expires in September, 2011. The interest on outstanding borrowings is equal to EURIBOR for 3 months (plus 1.15%) subject to an interest rate swap agreement at rates greater than 4%. When EURIBOR (3 months) plus 1.15% exceeds 4%, interest is calculated on a blended basis, with 50% of the nominal value of the loan subject to a fixed rate of 4%, and the remaining 50% subject to the EURIBOR (3 months) plus 1.15% rate. EURIBOR for 3 months at March 31, 2007 was 3.924% and 3.725%, respectively, according to published sources.

As of March 31, 2007, management estimates that a 100 basis point change in these interest rates would have an insignificant impact on net income due to the level of debt outstanding at March 31, 2007.

Foreign Currency Exposure

We operate manufacturing facilities in Modena, Italy and Tijuana, Mexico and, as a result, purchase materials for these facilities and pay our employees in Euros and Mexican Pesos, respectively. In addition, we purchase products for resale in the United States from certain suppliers and have agreed to pay them in currencies other than the US Dollar, most significantly, in the case of Kawasumi, in the Thai Baht. As a result, our expenses and cash flows are subject to fluctuations due to changes in foreign exchange rates. In the period the U.S. dollar declines in value as compared to the foreign currencies in which we incur expenses, our foreign currency based expenses increase when translated into US dollars. Although it is possible to do so, we do not hedge our foreign currency since the exposure has not been material to our historical operating results. A 10% movement in the Euro and Peso would have had an overall impact to the financial statements of approximately $0 and $24,000 for the periods ending March 31, 2007 and December 31, 2006, respectively.

MANAGEMENT FOLLOWING THE STOCK PURCHASE

Resignation of the MDS Entities’ Current Officers and Directors

Immediately prior to the closing of the Stock Purchase, each officer and director of the MDS Entities shall resign. Upon the closing of the Stock Purchase, we, as the controlling stockholder of the MDS Entities, will appoint new directors and officers.

Executive Officers and Directors of NxStage Following the Stock Purchase

Following the Stock Purchase, the management and the board of directors of NxStage is expected to remain unchanged. The following table lists the names and ages as of July 25, 2007 of our current executive officers and directors.

Name	Age	Position

Jeffrey H. Burbank	45	President, Chief Executive Officer and Director
Robert S. Brown	48	Senior Vice President and Chief Financial Officer
Philip R. Licari	48	Senior Vice President and Chief Operating Officer
Winifred L. Swan	43	Senior Vice President, General Counsel and Secretary
Joseph E. Turk, Jr.	39	Senior Vice President, Commercial Operations
Philippe O. Chambon	49	Chairman of the Board of Directors
Daniel A. Giannini	57	Director
Craig W. Moore	62	Director
Reid S. Perper	48	Director
Peter P. Phildius	77	Director
David S. Utterberg	61	Director

NxStage Executive Officers

Jeffrey H. Burbank has been our President and Chief Executive Officer and a director of NxStage since 1999. Prior to joining NxStage, Mr. Burbank was a founder and the Chief Executive Officer of Vasca, Inc., a medical device company that developed and marketed a blood access device for dialysis patients. Mr. Burbank currently serves on the board of directors of the National Kidney Foundation. He holds a B.S. from Lehigh University.

Robert S. Brown has been our Senior Vice President, Chief Financial Officer and Treasurer since November 2006. Prior to joining NxStage, Mr. Brown held several leadership positions in Boston Scientific Corporation’s financial group including Vice President, Corporate Analysis & Control from 2005 until he joined us in 2006, where he and his team were responsible for Boston Scientific’s financial, compliance and operational audits and reported directly to the Audit Committee of the Board of Directors. Mr. Brown also served as Vice President, International from 1999 through 2004, where he was responsible for the financial functions of Boston Scientific’s international division in over forty countries. Previous experience also includes financial reporting and special projects at United Technologies and public accounting and consulting at Deloitte & Touche. He holds a B.B.A. degree in Accounting from the University of Toledo and an M.B.A. from the University of Michigan, and is a certified public accountant.

Philip R. Licari has been our Senior Vice President since January 2005 and our Vice President and Chief Operating Officer since October 2004. From August 1996 to October 2004, Mr. Licari was employed at Boston Scientific Corporation, a worldwide developer, manufacturer and marketer of medical devices, where he held vice president positions in Global Supply Chain, Clinical Operations, and Corporate Sales/National Accounts. Mr. Licari earned a B.S. in Biomedical Engineering from Tufts University and an M.B.A. in finance from the University of Chicago Graduate School of Business.

Winifred L. Swan has been our Senior Vice President since January 2005 and our Vice President and General Counsel since November 2000. From July 1995 to November 2000, Ms. Swan was Senior Corporate

Counsel at Boston Scientific Corporation. She holds a B.A., cum laude, in Economics and Public Policy from Duke University and a J.D., cum laude and Order of the Coif, from the University of Pennsylvania Law School.

Joseph E. Turk, Jr. has been our Senior Vice President, Commercial Operations since January 2005 and our Vice President, Sales and Marketing since May 2000. From August 1998 to May 2000, Mr. Turk was employed at Boston Scientific Corporation as Director of New Business Development. Mr. Turk holds an A.B. degree in Economics from Wabash College and an M.B.A. in Marketing and Finance from Northwestern University’s Kellogg School of Management.

NxStage Directors

Philippe O. Chambon, M.D., Ph.D. has served as a director of NxStage since 1998, has been Chairman of our board of directors since December 2004 and currently serves on our Compensation and Nominating and Corporate Governance Committees. Dr. Chambon is a Managing Director and founder of New Leaf Venture Partners, a spin-off from The Sprout Group. He joined Sprout in May 1995 and became a General Partner in January 1997. He invests broadly in healthcare technology companies. He is currently on the board of Auxilium Pharmaceuticals and PharSight Corporation, as well as several private companies. Previously, Dr. Chambon served as Manager in the Healthcare Practice of The Boston Consulting Group from May 1993 to April 1995. From September 1987 to April 1993, he was an executive with Sandoz Pharmaceutical, where he led strategic product development, portfolio management and pre-marketing activities in his capacity as Executive Director of New Product Management. Dr. Chambon did graduate research in molecular immunology at The Pasteur Institute and earned a MD, Ph.D. from the University of Paris. He also has an MBA from Columbia University in New York.

Daniel A. Giannini has served as a director of NxStage since October 2005 and currently serves as chair of our Audit Committee and a member of our Nominating and Corporate Governance Committee. Mr. Giannini is currently an executive advisor at the Advanced Technology Development Center of the Georgia Institute of Technology. He retired in June 2005, after a more than 30-year career, as a Certified Public Accountant with PricewaterhouseCoopers LLP. During his last five years at PricewaterhouseCoopers LLP, Mr. Giannini served as an audit partner and led the firm’s Atlanta office’s Technology, Information, Communications and Entertainment practice. Mr. Giannini received a B.S. degree in Business Administration from LaSalle University.

Craig W. Moore has served as a director of NxStage since 2002 and currently serves as chair of our Compensation Committee and a member of our Audit Committee. From 1986 to 2001, Mr. Moore was chairman of the board of directors and chief executive officer at Everest Healthcare Services Corporation, a provider of dialysis to patients with renal failure. Since 2001, Mr. Moore has acted as a consultant to various companies in the healthcare services industry. From 1986 through 2001, Mr. Moore was President of Continental Health Care, Ltd., an extracorporeal services and supply company and, from 1990 through 2004, he was President of New York Dialysis Management, a dialysis management business. Mr. Moore serves as a director on several private company boards.

Reid S. Perper has served as a director of NxStage since September 2005 and currently serves as a member of our Audit Committee. Since January 2004, Mr. Perper has been a Managing Director of Healthcare Investment Partners LLC. From November 2000 through June 2003, Mr. Perper was a Managing Director and Co-Head of Europe for CSFB Private Equity. Prior to joining CSFB, Mr. Perper was a Managing Director of DLJ Merchant Banking Partners. Mr. Perper joined Donaldson, Lufkin & Jenrette in 1988. Mr. Perper also served as an investment professional for Caxton Europe Asset Management Ltd. from July 2001 through July 2005.

Peter P. Phildius has served as a director of NxStage since 1998 and served as Chairman of our board of directors from 1998 until December 2004 and currently serves as the chair of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee. Since 1986, Mr. Phildius has been the Chairman and Chief Executive Officer of Avitar, Inc., which develops, manufactures and markets products for the oral fluid diagnostic and clinical testing markets, as well as customized polyurethane applications used in wound dressings. Since 1985, Mr. Phildius has been a partner in PKS Consulting Services. Mr. Phildius also previously served as the President and Chief Operating Officer of National Medical Care, Inc. (now Fresenius Medical Care) and Vice President and President of the Parenteral, Artificial Organs and Fenwal Divisions of Baxter Laboratories, the predecessor of Baxter Healthcare Corp.

David S. Utterberg has served as a director of NxStage since 1998. Since 1981, Mr. Utterberg has been the Chief Executive Officer, President and the sole stockholder of MDS, which supplies the completed disposable cartridges used with our System One, and since 1996, he has been the President and sole stockholder of DSU Medical Corporation. MDS is a designer, manufacturer and supplier of disposable medical devices for the extracorporeal blood therapy market and DSU Medical Corporation holds and licenses over 90 U.S. and foreign patents and other intellectual property in medical technology focused on extracorporeal therapy devices. Mr. Utterberg was also a director of Vasca, Inc., a medical device company that developed and marketed a blood access device for dialysis patients.

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Dr. Chambon and Messrs. Giannini, Perper, Phildius and Moore each do not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules. In determining the independence of the directors listed above, our board of directors considered the transaction discussed in “NxStage Certain Relationships and Related Transactions.”

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The unaudited pro forma combined financial statements combine the historical consolidated financial information of NxStage with historical combined financial information of certain Medisystems Group companies.

The historical financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Stock Purchase and (2) factually supportable. With respect to the statements of operations, the pro forma adjustments give effect to events that are expected to have a continuing impact on the combined results. You should read this information in conjunction with the:

•	Accompanying notes to the unaudited pro forma combined financial statements contained in this proxy statement/prospectus;

•	Separate historical audited combined financial statements of the Medisystems Group as of December 31, 2006 and 2005 and for the three years ended December 31, 2006, and Medisystems Group, unaudited combined financial statements as of and for the three months ended March 31, 2007 and 2006 included in this proxy statement/prospectus; and

•	Separate historical audited consolidated financial statements of NxStage as of and for the years ended December 31, 2006 and 2005 and for the three years ended December 31, 2006 included in this proxy statement/prospectus, NxStage’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2007 and 2006 included in this proxy statement/prospectus.

The pro forma financial statements are presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the Stock Purchase been completed at the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company after completion of the Stock Purchase.

The pro forma financial statements were prepared using the purchase method of accounting. Accordingly, NxStage’s cost to acquire certain Medisystems Group companies, which are referred to as the MDS Entities, will be allocated to the assets acquired and liabilities assumed based on their fair values as of the date of completion of the Stock Purchase. This allocation is dependent upon certain valuations and other studies that have not progressed to a stage where sufficient information is available to make a definitive allocation. The purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma combined financial statements are preliminary and have been made solely for the purpose of preparing these statements.

The pro forma adjustments are based upon available information and certain assumptions that NxStage believes are reasonable under the circumstances. A final determination of the fair value of the assets acquired and liabilities assumed, which cannot be made prior to the completion of the acquisition, may differ materially from the preliminary estimates. This final valuation will be based on the actual tangible and intangible assets and liabilities of the MDS Entities that are acquired as of the date of completion of the Stock Purchase. The final valuation may change the purchase price allocation, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a change to the unaudited pro forma combined financial statements.

The pro forma financial statements reflect the elimination of certain corporations included in Medisystems Group combined financial statements that will not be acquired by NxStage, which are referred to as the Excluded Entities in the unaudited pro forma combined financial statements.

The unaudited pro forma combined financial statements do not reflect the realization of potential cost savings or any related restructuring costs. Certain cost savings may result from the Stock Purchase. However, there can be no assurance that these cost savings will be achieved. Cost savings, if achieved, could result from, among other things, the reduction of overhead expenses, changes in corporate infrastructure, the elimination of duplicative facilities and the leveraging of consolidated annual external purchases.

The unaudited pro forma combined financial statements do not include accruals in excess of amounts recorded by Medisystems Group companies for any pre-Stock Purchase contingencies.

Upon the closing of the Stock Purchase, Mr. Utterberg is expected to receive 6,500,000 shares of NxStage common stock with an estimated value of $81.3 million (based on the average trading price of our shares of common stock on the NASDAQ Global Market for five days before and five days following June 4, 2007), subject to a post-closing working capital adjustment that may increase or decrease the number of shares issued, in exchange for all of his equity interests in the MDS Entities. The stock purchase agreement contains certain indemnification provisions that may result in additional shares of NxStage common stock being issued to Mr. Utterberg. See “Stock Purchase — Stock Purchase Consideration — Working Capital Adjustment Following Closing” section for additional information regarding potential adjustments to the purchase price.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
MARCH 31, 2007
(In thousands)

The following unaudited pro forma combined balance sheet gives effect to the Stock Purchase as if it was completed on March 31, 2007 and combines the MDS Entities’ March 31, 2007 unaudited combined balance sheet with NxStage’s March 31, 2007 unaudited consolidated balance sheet. The MDS Entities Historical column reflects the elimination of certain assets and liabilities included in the Medisystems Group combined balance sheet that will not be acquired by NxStage.

		MDS	Pro Forma
		Entities	Acquisition
	NxStage	Historical	Adjustments		Pro Forma
	Historical	(Note 2)	(Note 1)		Combined

ASSETS
Current assets:
Cash and cash equivalents	$53,190	$3,012	$(3,123	)(a)(b)	$53,079
Short-term investments	17,481	—			17,481
Accounts receivable, net	7,073	3,440	(1,035	)(b)	9,478
Inventory	13,302	8,070	795	(c)	22,167
Prepaid and other current assets	719	1,321	—		2,040

Total current assets	91,765	15,843	(3,363)		104,245
Property and equipment, net	3,235	3,157	—		6,392
Field equipment, net	19,794	—	—		19,794
Other assets	6,779	136	—		6,915
Intangible assets	—	—	32,360	(d)	32,360
Goodwill	—	—	48,214	(e)	48,214

Total assets	$121,573	$19,136	$77,211		$217,920

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$8,993	$8,206	$(658	)(b)	$16,541
Accrued expenses	4,683	6,795	—		11,478
Current portion of long-term debt	2,800	—	—		2,800

Total current liabilities	16,476	15,001	(658)		30,819
Deferred rent obligation	633	54	—		687
Deferred revenue	10,468	—	—		10,468
Long-term obligations	3,917	700	—		4,617

Total liabilities	31,494	15,755	(658)		46,591

Undesignated preferred stock	—	—	—		—
Common stock	30	287	(280	)(f)	37
Additional paid-in capital	225,505	—	81,243	(f)	306,748
Accumulated (deficit) earnings	(135,634)	3,132	(3,132	)(f)	(135,634)
Accumulated other comprehensive income (loss)	178	(38)	38	(f)	178

Total stockholders’ equity	90,079	3,381	77,869		171,329

Total liabilities and stockholders’ equity	$121,573	$19,136	$77,211		$217,920

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED
MARCH 31, 2007
(In thousands, except share and per share amounts)

The following unaudited pro forma combined statement of operations gives effect to the Stock Purchase as if it was completed on January 1, 2007 and combines the MDS Entities’ unaudited statement of operations for the three months ended March 31, 2007 with NxStage’s unaudited statement of operations for the three months ended March 31, 2007. The MDS Entities Historical column reflects the elimination of the results of operations of the Excluded Entities, that are included in the Medisystems Group combined unaudited statement of operations for the three months ended March 31, 2007 that will not be acquired by NxStage.

		MDS	Pro Forma
		Entities	Acquisition
	NxStage	Historical	Adjustments		Pro Forma
	Historical	(Note 4)	(Note 1)		Combined

Revenues	$8,374	$15,904	$(2,127	)(g)	$22,151
Cost of revenues	9,917	11,555	(1,830	)(g)	19,642

Gross (deficit) profit	(1,543)	4,349	(297)		2,509

Operating expenses:
Selling and marketing	4,732	460	—		5,192
Research and development	1,436	242	—		1,678
Distribution	2,344	227	—		2,571
General and administrative	2,667	724	723	(h)	4,114

Total operating expenses	11,179	1,653	723		13,555

(Loss) income from operations	(12,722)	2,696	(1,020)		(11,046)

Other income (expense):
Interest and other income	904	69	—		973
Interest and other expense	(175)	(8)	—		(183)

Total other income (expense)	729	61	—		790

(Loss) income before foreign income taxes	(11,993)	2,757	(1,020)		(10,256)
Provision for foreign income taxes	—	52	—		52

Net (loss) income	$(11,993)	$2,705	$(1,020)		$(10,308)

Net loss per share:
Basic and diluted	$(0.41)				$(0.29)

Number of weighted average shares:
Basic and diluted	29,019,836		6,500,000	(j)	35,519,836

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED
DECEMBER 31, 2006
(In thousands, except share and per share amounts)

The following unaudited pro forma combined statement of operations gives effect to the Stock Purchase as if it was completed on January 1, 2006 and combines the MDS Entities’ statement of operations for the year ended December 31, 2006 with NxStage’s consolidated statement of operations for the year ended December 31, 2006. The MDS Entities Historical column reflects the elimination of the results of operations of the Excluded Entities, that are included in the Medisystems Group combined statement of operations for the year ended December 31, 2006 that will not be acquired by NxStage.

		MDS	Pro Forma
		Entities	Acquisition
	NxStage	Historical	Adjustments		Pro Forma
	Historical	(Note 6)	(Note 1)		Combined

Revenues	$20,812	$62,575	$(4,501	)(g)	$78,886
Cost of revenues	26,121	47,782	(3,986	)(g)	69,917

Gross (deficit) profit	(5,309)	14,793	(515)		8,969

Operating expenses:
Selling and marketing	14,356	2,280	—		16,636
Research and development	6,431	1,461	—		7,892
Distribution	7,093	1,238	—		8,331
General and administrative	8,703	3,762	2,894	(h)	15,359
Royalty expense	—	5,800	(5,800	)(i)	—

Total operating expenses	36,583	14,541	(2,906)		48,218

(Loss) income from operations	(41,892)	252	2,391		(39,249)

Other income (expense):
Interest and other income	3,236	282	—		3,518
Interest and other expense	(973)	(251)			(1,224)

Total other income (expense)	2,263	31	—		2,294

(Loss) income before foreign income taxes	(39,629)	283	2,391		(36,955)
Provision for foreign income taxes	—	199	—		199

Net (loss) income	$(39,629)	$84	$2,391		$(37,154)

Net loss per share:
Basic and diluted	$(1.60)				$(1.19)

Number of weighted average shares:
Basic and diluted	24,817,020		6,500,000	(j)	31,317,020

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
MARCH 31, 2007

Description of the Medisystems Acquisition and Basis of Presentation

Medisystems Acquisition

Under the terms of the Stock Purchase, the equity interests of certain Medisystems Group companies held by Mr. Utterberg will be exchanged for 6,500,000 shares of NxStage common stock. The Stock Purchase is subject to customary closing conditions, including the approval of NxStage stockholders and receipt of certain regulatory approvals. Subject to these conditions, NxStage currently expects the Stock Purchase will close in the fourth quarter of 2007.

NxStage will account for the Stock Purchase as a purchase under GAAP. Under the purchase method of accounting, the assets and liabilities of the MDS Entities will be recorded as of the closing date of the Stock Purchase at their respective fair values and consolidated with those of NxStage. The results of operations of the MDS Entities will be consolidated with those of NxStage beginning on the closing date of the Stock Purchase.

NxStage expects the Stock Purchase to be treated as a non-taxable transaction within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended; therefore, the amortization or write-off of intangible assets, including goodwill, will not be tax deductible.

Basis of Presentation

The Medisystems Group is composed of various domestic and international corporations related through common ownership and interdependency of their operations. The Medisystems Group is involved in the design, manufacture, assembly, import, export and distribution of disposable medical devices primarily for use in dialysis and related blood therapies. Certain members of the Medisystems Group represent contract manufacturers that sell their products exclusively to the other members of the Medisystems Group.

The commonality of ownership within the Medisystems Group is through a single stockholder, Mr. Utterberg, who directly or indirectly owns and controls all the outstanding equity of the Medisystems Group.

The following entities will be acquired by NxStage. These entities are included in the historical combined financial statements of the Medisystems Group and are collectively referred to herein as the MDS Entities:

Medisystems Corporation, or MDS — MDS designs, imports and distributes the Medisystems Group’s products and is principally located in Seattle, Washington. MDS owns equipment located in Italy and Mexico that is utilized in the manufacturing and assembly operations of other members of the Medisystems Group;

Medimexico, S. de R.L. de C.V., or MDM — MDM provides manufacturing and assembly services of components and finished products to MDS under a Maquiladora contract and is located in Tijuana, Baja California, Mexico. All products produced by MDM are sold under a contract manufacturing agreement to MDS for inclusion in its final products;

Medisystems Europe S.p.A., or MDE — Formerly known as Amtech, S.r.L., MDE provides manufacturing and assembly services of components to MDS. MDE’s operations are located in Sorbara, Modena, Italy, and utilize certain manufacturing and assembly equipment owned by MDS. All of MDE’s production is sold under a contract manufacturing agreement to MDS for inclusion in its final products;

Medisystems Services Corporation, or MSC — MSC, located in Las Vegas Nevada, provides contract employment services exclusively to Medisystems Group companies.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

The following entities will not be acquired by NxStage. These entities are included in the historical combined financial statements of the Medisystems Group and are collectively referred to herein as the Excluded Entities:

Medisystems Research Group, or MRC — MRC conducts research and development activities and is located outside of Chicago, Illinois.

Medisystems Technology Corporation, or MTC — MTC, located in Las Vegas, Nevada, is responsible for securing intellectual property licenses for the components used in the Medisystems Group’s products. Effective June 1, 2007, MTC was merged into DSU Medical and DSU Medical assumed a license agreement for technology and trade names to the Medisystems Group. The assets, liabilities and equity of MTC and DSU Medical are not among the companies being acquired by NxStage in the Stock Purchase. Effective June 1, 2007, the MDS Entities will have a royalty-free, irrevocable license to use the intellectual property owned by DSU Medical;

Life Stream Medical Corporation, or LSM — LSM has no operating activities of significance and will not be acquired in the Stock Purchase; and

Infusion Care Services, or ICS — ICS has no operating activities of significance and will not be acquired in the Stock Purchase.

Estimated Purchase Price

For purposes of preparing the pro forma combined financial statements the $81.3 million estimated purchase price has been allocated based on preliminary estimates of the fair values of assets acquired and liabilities assumed at the closing date. The estimated purchase price was determined by taking the 6,500,000 shares of NxStage common stock to be issued in exchange for the MDS Entities valued at $12.50 per share. The $12.50 per share was computed by taking the average trading price of the NxStage common stock for five days before and after June 4, 2007, the date the stock purchase agreement was entered into and publicly announced.

Certain restructuring and integration charges may be recorded subsequent to the acquisition, which under purchase accounting may or may not be treated as part of the purchase price. Any such costs are not factually supportable at this time and therefore have not been included as pro forma adjustments. The stock purchase agreement contains a working capital adjustment provision that may increase or decrease the number of shares being issued and certain indemnification provisions that may also result in additional shares being issued. See “The Stock Purchase — Stock Purchase Consideration — Working Capital Adjustment Following Closing” for additional information regarding potential adjustments to the purchase price.

For purposes of preparing the pro forma combined financial statements the estimated purchase price has been allocated based on the following preliminary estimates:

Net book value of the MDS Entities	$3,381
Increase in inventory	795
Identifiable intangible assets	32,360
Goodwill	48,214

Estimated purchase price	$84,750

Purchase Consideration and Costs:
Fair value of common stock exchanged	$81,250
Estimated closing costs and fees	3,500

Total estimated purchase consideration and costs	$84,750

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

1.	Pro forma acquisition adjustments:

(a)	Estimated Closing Costs and Fees

All transaction related costs and fees will be recorded as of the closing date of the Stock Purchase. The estimated closing costs and fees of $3.5 million included in the pro forma combined financial statements represent management’s best estimates based on the information available as of the date of this proxy statement/prospectus.

(b)	Accounts Receivable/Accounts Payable

Represents elimination of amounts NxStage owes the MDS Entities of $1,035,000 at March 31, 2007 less cash in transit of $377,000.

(c)	Inventory

Amount required to increase MDS Entities’ inventory on hand at March 31, 2007 to $795,000, its estimated selling price less costs of disposal and reasonable profit (step up).

(d)	Intangible Assets

Entry to record approximately $32.4 million of acquired definite-lived intangible assets. These definite-lived intangible assets are expected to be amortized over periods ranging from 4 to 13 years with an average life of 11.9 years. The estimated value of these definite-lived intangible assets was primarily based on information and assumptions developed by NxStage management and certain publicly available information. These estimates may be adjusted based upon the results of the final valuation, which is expected to be completed within 12 months after the completion of the Stock Purchase.

For purposes of preparing the pro forma combined financial statements the purchase price has been allocated to definite-lived intangible assets as follows:

•	$25.0 million of customer-related intangible assets, customer contracts and related customer relationships and non-contractual customer relationships;

•	$6.3 million of technology-based intangible assets, patented and unpatented technology, as well as core and completed technology, trade secrets and manufacturing know-how; and

•	$1.1 million of marketing-related intangible assets, trade marks and trade names and currently-marketed products.

(e)	Goodwill

The $48.2 million estimated excess of the purchase price over the amounts assigned to acquired assets and liabilities, and any acquired intangible assets that cannot be recognized apart from goodwill, has been recorded as goodwill in accordance with Statement of Financial Accounting Standards, or SFAS, No. 141, Business Combinations. Goodwill and other intangible assets acquired that have indefinite lives will not be amortized in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.

NxStage believes the factors contributing to a purchase price that results in the recognition of goodwill include (but are not limited to), increased manufacturing capacity and efficiency, securing long-term rights to certain technology and brand names and strengthening long-term customer relationships common to Medisystems and NxStage.

(f)  To eliminate Medisystems historical equity and record issuance of 6,500,000 shares of NxStage common stock upon closing of the Stock Purchase. The value of the common stock to be issued is

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

approximately $81.3 million based upon the trading price of NxStage’s common stock for five days before and after June 4, 2007, the date the stock purchase agreement was entered into and publicly announced as follows:

Common stock	$7
Additional paid-in-capital	81,243
Elimination of Medisystems common stock	(287)
Elimination of Medisystems accumulated earnings	(3,132)
Elimination of Medisystems accumulated other comprehensive income	38

$77,869 i

(g)	To eliminate sales and cost of sales from Medisystems to NxStage of $2.1 million and $1.8 million for the three months ended March 31, 2007, respectively, and $4.5 million and $4.0 million for the year ended December 31, 2006, respectively.

(h)	To record amortization of definite-lived intangibles. Had the definite-lived intangibles been acquired at the beginning of the periods presented, related amortization expense would have been $723,000 for the three months ended March 31, 2007, and $2.9 million for the year ended December 31, 2006.

(i)	To eliminate royalty expense incurred by the MDS Entities of $5.8 million for the period ended December 31, 2006. The expense will no longer be incurred as a result of a fully paid license agreement executed on June 1, 2007, between MDS Entities and DSU Medical. As part of this agreement, no royalties were incurred by the MDS Entities subsequent to December 31, 2006.

(j)	Weighted Average Shares Outstanding

The 6,500,000 shares of NxStage common stock expected to be issued in connection with the Stock Purchase are included in the computation of weighted average shares outstanding for the three months ended March 31, 2007 as if they were issued on January 1, 2007 and for the year ended December 31, 2006 as if they were issued on January 1, 2006.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

2.	MDS Entities Historical — Assets, Liabilities and Stockholder’s Equity

The Medisystems Group Combined column below includes the balances of MDS, MDM, MDE, MRC, MTC, MSC, LSM, and ICS. Intercompany transactions and balances have been eliminated in the combination. The Excluded Entities column includes amounts related to entities not being acquired by NxStage but included in the Medisystems Group combined financial statements.

	As of March 31, 2007
	Medisystems	Excluded
	Group	Entities	MDS
	Combined	(Note 3)	Entities

ASSETS
Current assets:
Cash and cash equivalents	$3,169	$(157)	$3,012
Accounts receivable, net	3,440	—	3,440
Inventory	8,070	—	8,070
Prepaid and other current assets	1,336	(15)	1,321

Total current assets	16,015	(172)	15,843
Property and equipment, net	3,373	(216)	3,157
Other assets	139	(3)	136

Total assets	$19,527	$(391)	$19,136

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable	$8,282	$(76)	$8,206
Accrued expenses	2,256	—	2,256
Due to affiliate	4,514	25	4,539

Total current liabilities	15,052	(51)	15,001
Deferred rent obligation	54	—	54
Long-term obligations	700	—	700

Total liabilities	15,806	(51)	15,755

Common stock	448	(161)	287
Accumulated earnings	3,311	(179)	3,132
Accumulated other comprehensive income	(38)	—	(38)

Total stockholder’s equity	3,721	(340)	3,381

Total liabilities and stockholder’s equity	$19,527	$(391)	$19,136

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

3.	Excluded Entities — Assets, Liabilities and Stockholder’s Equity

Provided below are the assets, liabilities and stockholder’s equity of the Excluded Entities, which are included in the Medisystems Group March 31, 2007 combined balance sheet but will not be acquired by NxStage:

	As of March 31, 2007				Excluded
	MTC	MRC	LSM	ICS	Entities

ASSETS
Current assets:
Cash and cash equivalents	$3	$19	$126	$9	$157
Accounts receivable, net	—	—	—	—	—
Inventory	—	—	—	—	—
Prepaid and other current assets	4	7	4	—	15

Total current assets	7	26	130	9	172
Property and equipment, net	—	216	—	—	216
Other assets	—	3	—	—	3

Total assets	$7	$245	$130	$9	$391

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable	$—	$76	$—	$—	$76
Accrued expenses	(25)	—	—	—	(25)

Total current liabilities	(25)	76	—	—	51
Deferred rent obligation	—	—	—	—	—
Long-term obligations	—	—	—	—	—

Total liabilities	(25)	76	—	—	51

Common stock	5	17	130	9	161
Accumulated earnings	27	152	—	—	179
Accumulated other comprehensive income	—	—	—	—	—

Total stockholder’s equity	32	169	130	9	340

Total liabilities and stockholder’s equity	$7	$245	$130	$9	$391

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

4.	MDS Entities Historical — Three Months Ended March 31, 2007

The Medisystems Group Combined column below includes the unaudited historical operating results of the combined Medisystems Group, which includes MDS, MDM, MDE, MRC, MTC, MSC, LSM and ICS. The combined results of the Medisystems Group exclude intercompany transactions and balances. The Excluded Entities column below represents the results of operations of the Excluded Entities, which are included in the Medisystems Group unaudited combined statement of operations but will not be acquired by NxStage.

	Three Months Ended March 31, 2007
	Medisystems	Excluded
	Group	Entities	MDS
	Combined	(Note 5)	Entities

Revenues	$15,904	$—	$15,904
Cost of revenues	11,555	—	11,555

Gross profit	4,349	—	4,349

Operating expenses:
Selling and marketing	460	—	460
Research and development	424	(182)	242
Distribution	227	—	227
General and administrative	802	(78)	724

Total operating expenses	1,913	(260)	1,653

Income from operations	2,436	260	2,696

Other income (expense):
Interest and other income	69	—	69
Interest and other expense	(8)	—	(8)

Total other income	61	—	61

Income before foreign income taxes	2,497	260	2,757
Provision for foreign income taxes	52	—	52

Net income	$2,445	$260	$2,705

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

5.	Excluded Entities — Three Months Ended March 31, 2007

Provided below are the operating results of the Excluded Entities, which are included in the Medisystems Group combined results of operations for the three months ended March 31, 2007 but will not be acquired by NxStage:

	Three Months Ended
	March 31, 2007				Excluded
	MTC	MRC	LSM	ICS	Entities

Revenues	$—	$—	$—	$—	$—
Cost of revenues	—	—	—	—	—

Gross profit	—	—	—	—	—

Operating expenses:
Selling and marketing	—	—	—	—	—
Research and development	—	182	—	—	182
Distribution	—	—	—	—	—
General and administrative	74	—	3	1	78

Total operating expenses	74	182	3	1	260

Loss from operations	(74)	(182)	(3)	(1)	(260)

Other income (expense):
Interest and other income	—	—	—	—	—
Interest and other expense	—	—	—	—	—

Total other income	—	—	—	—	—

Loss before income taxes	(74)	(182)	(3)	(1)	(260)
Income taxes	—	—	—	—	—

Net loss	$(74)	$(182)	$(3)	$(1)	$(260)

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

6.	MDS Entities — Year Ended December 31, 2006

The Medisystems Group combined column below includes the historical operating results of the combined Medisystems Group, which includes MDS, MDM, MDE, MRC, MTC, MSC, LSM and ICS. The combined results of the Medisystems Group exclude intercompany transactions and balances. The amounts included in the Excluded Entities column represent the results of operations of the Excluded Entities, which are included in the Medisystems Group statement of operations but will not be acquired by NxStage.

	Year Ended December 31, 2006
	Medisystems	Excluded
	Group	Entities	MDS
	Combined	(Note 7)	Entities

Revenues	$62,577	$(2)	$62,575
Cost of revenues	47,782	—	47,782

Gross profit	14,795	(2)	14,793

Operating expenses:
Selling and marketing	2,280	—	2,280
Research and development	2,317	(856)	1,461
Distribution	1,238	—	1,238
General and administrative	4,382	(620)	3,762
Royalty expense	4,350	1,450	5,800

Total operating expenses	14,567	(26)	14,541

Income from operations	228	24	252

Other income (expense):
Legal settlement	5,629	(5,629)	—
Interest and other income	284	(2)	282
Interest and other expense	(251)	—	(251)

Total other income (expense)	5,662	(5,631)	31

Income before foreign income taxes	5,890	(5,607)	283
Provision for foreign income taxes	199	—	199

Net income	$5,691	$(5,607)	$84

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

7.	Excluded Entities — Year Ended December 31, 2006

Provided below are operating results of entities that are included in the Medisystems Group combined results of operations for the year ended December 31, 2006 but will not be acquired by NxStage.

	Year Ended December 31, 2006				Excluded
	MTC	MRC	LSM	ICS	Entities

Revenues	$—	$2	$—	$—	$2
Cost of revenues	—	—	—	—	—

Gross profit	—	2	—	—	2

Operating expenses:
Selling and marketing	—	—	—	—	—
Research and development	—	856	—	—	856
Distribution	—	—	—	—	—
General and administrative	606	—	13	1	620
Royalty expense	(1,450)	—	—	—	(1,450)

Total operating expenses	(844)	856	13	1	26

Loss from operations	844	(854)	(13)	(1)	(24)

Other income (expense):
Legal settlement	5,629	—	—	—	5,629
Interest and other income	2	—	—	—	2
Interest and other expense	—	—	—	—	—

Total other income (expense)	5,631	—	—	—	5,631

Income (loss) before income taxes	6,475	(854)	(13)	(1)	5,607
Income taxes	—	—	—	—	—

Net income (loss)	$6,475	$(854)	$(13)	$(1)	$5,607

DESCRIPTION OF NxSTAGE CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of June 29, 2007, there were 29,953,367 shares of common stock issued and outstanding. As of June 29, 2007, there were 85 stockholders of record of our capital stock.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and the shares issuable by us pursuant to the Stock Purchase will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of the our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its right and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible future acquisitions and other corporate purposes, will affect, and may adversely affect, the rights of holders of any preferred stock that may be issued in the future. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing changes in control or management of NxStage.

We have no present plans to issue any shares of preferred stock.

Warrants

As of June 29, 2007:

•	Lighthouse Capital Partners IV, L.P. held a warrant to purchase 36,730 shares of our common stock at an exercise price of $8.17 per share. This warrant expires on December 23, 2011.

•	Lighthouse Capital Partners V, L.P. held a warrant to purchase 36,730 shares of our common stock at an exercise price of $8.17 per share. The warrant expires on December 23, 2011.

These warrants provide for adjustments in the event of stock dividends, stock splits, reclassifications or other changes in our corporate structure. Certain of the holders of these warrants have registration rights that are outlined below under “Registration Rights.”

Millennium Technology Ventures, LP. has the right to acquire, for no additional consideration, 1,904 shares of our common stock if and when it exercises a warrant it holds to purchase shares of VascA, Inc. preferred stock.

Options

As of June 29, 2007, options to purchase an aggregate of 3,153,724 shares of common stock at a weighted-average exercise of $7.37 per share were outstanding.

Registration Rights

The holders of 13,511,174 shares of common stock and the holders of warrants to purchase 73,460 shares of our common stock have rights to require us to file registration statements under the Securities Act or to include their shares in registration statements that we may file in the future for us or other stockholders.

The holders of more than 30% of the shares having registration rights may demand that we register all or a portion of their common stock for sale under the Securities Act of 1933, as amended, so long as the aggregate offering price of such securities is reasonably anticipated to be at least $5,000,000. We will effect the registration as requested, unless the underwriters decide to limit the number of shares that may be included in the registration due to marketing factors. We are required to effect two of these registrations. However, if at any time we become eligible to file a registration statement on Form S-3, or any successor form, holders of registration rights may make two requests for us to effect a registration on such forms of their common stock having an aggregate offering price of at least $500,000.

In addition, if at any time after this offering we register any shares of common stock, either for its own account or for the account of other security holders, the holders of registration rights are entitled to notice of the registration and to include all or a portion of their common stock in the registration. A holder’s right to demand or include shares in a registration is subject to the right of the underwriters to limit the number of shares included in the offering.

Anti-Takeover Provisions of Delaware Law, Our Certificate of Incorporation and Our Bylaws

We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or the business combination is approved in a prescribed manner. A business combination includes, among other things, a merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets. In general, an interested stockholder is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Under our bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by vote of a majority of our directors then in office. The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of us.

Our certificate of incorporation and our bylaws also provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation and our bylaws further provide that, except as otherwise required by law, special meetings of the stockholders may only be called by the chairman of the board, chief executive officer or our board of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholders’ meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders’ meeting, and not by written consent.

The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation and bylaws require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

Limitation of Liability and Indemnification

Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.

NASDAQ Global Market

Our common stock is quoted on the NASDAQ Global Market under the symbol “NXTM”.

NxSTAGE EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Our Executive Compensation Philosophy and Objectives

Our executive compensation philosophy is to provide our executives with appropriate and competitive individual pay opportunities, with total compensation significantly influenced by the attainment of corporate and individual performance objectives and the creation of shareholder value. The primary objectives of our executive compensation program are to:

•	attract, retain and reward executives who can help us to achieve our business objectives;

•	promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ long-term incentives with the interests of our stockholders.

To achieve these objectives, the Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the Committee believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. In addition, our executive compensation program ties a significant portion of each executive’s overall compensation to key strategic, financial and operational goals such as growth in our customer base, new product development initiatives, implementation of appropriate financing strategies, and achievement of our sales and operating goals, as measured by metrics such as revenue and net loss. We also provide a portion of our executive compensation in the form of stock option and restricted stock grants that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer-term success of NxStage as reflected in stock price appreciation.

How Executive Compensation is Determined

Our Compensation Committee has primary responsibility for reviewing, setting and approving the compensation of our named executive officers. In fulfilling this responsibility, the Compensation Committee relies on three key elements: market referencing, performance considerations, and Chief Executive Officer and Compensation Committee judgment.

Market Referencing Against a Peer Group.  We base our compensation decisions on market considerations, by benchmarking our executive compensation against compensation paid to employees in comparable roles at peer companies. We engaged the services of the Hay Group prior to our initial public offering to help us collect this market information, and establish the group of companies originally included in our peer compensation group, which we refer to as our Peer Group. The Compensation Committee expects to periodically review and update this Peer Group, to ensure that those included are generally comparable to our company and are representative of those companies against which we compete for executive talent. An update of the Hay Group’s Peer Group analysis was not performed in 2006. The Compensation Committee expects to engage a compensation consultant to review and update the Hay Group’s Peer Group analysis later this year.

We generally target base salaries and executive benefits at the 50th percentile, incentive performance awards at the 75th percentile and the grant value of equity awards at the 75th percentile of the Peer Group. These are overall guidelines, and variations to these general targets may occur as dictated by the experience level of the individual and market factors.

Performance Considerations.  In addition to considering market rates for executive compensation, we award our executives compensation in recognition of their performance as a team in achieving our business objectives, as well as their individual performance. To assist our evaluation of executive performance, we conduct an annual Performance Review. The Performance Review process is designed to guide performance discussions, establish performance objectives and communicate annual achievements. Our Chief Executive Officer conducts each named executive officer’s Performance Review, in consultation with the Audit

Committee for the chief financial officer, and the Compensation Committee conducts the Performance Review for the Chief Executive Officer.

Chief Executive Officer and Compensation Committee Judgment.  Our total compensation program operates not only based on the application of market referencing and corporate and individual performance considerations, but also through the application of Chief Executive Officer and Compensation Committee judgment. We do not employ a purely formulaic approach to any of our compensation plans. There are guidelines in place, but there are also individual performance factors and executive retention considerations that permit discretion to increase or decrease cash and equity awards based on those considerations.

In making its compensation determinations, the Compensation Committee reviews the total of all elements of compensation for each of our executive officers. In addition, the Compensation Committee considers the economic value as well as the retentive value of prior equity grants received by our named executives in determining current and future compensation, and considers each executive’s compensation compared to the compensation of other executives and other employees generally. In determining the reasonableness of our executives’ total compensation, the Compensation Committee reviews not only individual and corporate performance compared to plan, but also the nature of each element of executive compensation provided, including salary, bonus, long-term incentive compensation, and accumulated realized and unrealized stock option grants, as well as the terms of executive severance and change in control arrangements.

In addition, while the Compensation Committee is solely responsible for setting the targets and approving the awards, the Compensation Committee relies on the judgment of the Chief Executive Officer regarding evaluating the actual performance of each executive (other than the Chief Executive Officer) against those through the Performance Review process and recommending appropriate salary and incentive awards. The Chief Executive Officer participates in Compensation Committee meetings, at the request of the Compensation Committee, in order to provide background information and explanations supporting his recommendations.

Components of our Executive Compensation Program

Overview of Compensation.  Our executive compensation program consists of fixed compensation elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives. Our variable performance-based compensation elements are designed to reward performance at three levels: individual performance, actual corporate performance compared to annual business goals, and corporate performance in terms of long-term shareholder value creation. Through these performance incentive awards, we reward the achievement of short-term goals, such as annual growth in our chronic patient numbers or our critical care business, annual reductions in cost of goods, and completion of key business agreements, and long-term goals, such as business growth, product innovation and stock price appreciation.

We compensate our executives primarily through base salary, performance based annual cash incentive bonuses and equity awards. This three-part compensation approach enables us to remain competitive with our industry peers and Peer Group while ensuring that executives are appropriately incentivized to deliver short-term results while creating long-term shareholder value.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing publicly available information regarding the executive compensation of the Peer Group, determines subjectively what it believes to be the appropriate level and mix of the various compensation components. The Compensation Committee has chosen to put a significant percentage of each executive’s pay at risk, contingent upon the achievement of certain goals within our strategic plan and overall corporate achievement.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all of our employees, including our executives. When establishing base salaries, the Compensation Committee considers compensation in the Peer Group, other available compensation survey data, as well as a variety of other factors, including the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual at his or her prior place of employment, if applicable, and the number of well qualified candidates to assume the individual’s role.

Base salaries are reviewed at least annually by our Compensation Committee, and are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Effective January 1, 2006, each of our named executives received increases in base salary (between 3% and 7%), consistent with those increases generally reported in compensation surveys we purchased, including surveys purchased from Top Five Data Service, Inc. and The Survey Group. In November 2006, we adjusted the base salary of Winifred L. Swan, our Senior Vice President and General Counsel, to recognize her increased responsibilities following our initial public offering and to adjust her compensation to better reflect rates paid to other individuals within the region and industry with similar levels of experience and responsibilities. We also hired Robert S. Brown, our new Senior Vice President and Chief Financial Officer in November 2006. In setting his compensation, we looked to his compensation at his prior company and to the compensation of other chief financial officers within the region and industry with similar levels of experience and roles.

Ms. Swan’s and Mr. Brown’s compensation was not adjusted in 2007 as their compensation was adjusted, in the case of Ms. Swan, and initially established, in the case of Mr. Brown, in November 2006. Messrs. Burbank, Turk and Licari received increases in base salary, effective as of January 1, 2007, in acknowledgement, in the case of Messrs. Burbank and Turk, of their expanded responsibilities as we continue to grow, and in the case of Mr. Burbank, his expanded responsibilities following our becoming a public company.

Annual Cash Incentive Bonus

We have an annual cash incentive bonus plan for our executives. The annual cash incentive bonuses are intended to compensate for the achievement of both corporate and individual performance objectives. Amounts payable under the annual cash incentive bonus plan are calculated as a percentage of the applicable executive’s base salary, with higher ranked executives typically being compensated at a higher percentage of base salary. The corporate targets and the individual objectives are given roughly equal weight in the bonus analysis. The corporate targets generally conform to the financial metrics contained in the internal business plan adopted by the board of directors. Individual objectives are necessarily tied to the particular area of expertise of the employee and their performance in attaining those objectives relative to external forces, internal resources utilized and overall individual effort. The Compensation Committee works with the Chief Executive Officer to develop corporate and individual goals that they believe can be reasonably achieved with hard work over the next year.

The Compensation Committee approved our 2006 Corporate Bonus Plan in March 2006. Awards under the Plan for named executive officers were based on a comparison of individual performance against pre-determined individual goals and actual corporate results against our sales and operating expense budget, as measured by the following metrics: revenues and operating expenses.

The target bonus awards, as a percentage of base salary, for 2006 for the named executive officers under the 2006 Corporate Bonus Plan were: 35% of base salary for all named executives, other than the Chief Executive Officer, whose target bonus award was 45% of base salary. Actual awards to named executives for performance in 2006 were approximately 29% for Mr. Turk and Ms. Swan, 23% for Mr. Licari; 35% for Mr. Brown, as agreed to in his employment agreement with us for 2006, and approximately 38% for Mr. Burbank. These awards reflected the Committee’s assessment of individual executive performance as well as the fact that, although we exceeded our revenue target in the 2006 Corporate Bonus Plan, we did not meet our pre-tax loss target under the Plan. As reflected in the Summary Compensation Table appearing on page 154 of this proxy statement/prospectus, Messrs. Burbank and Turk did not receive payment of their full awards under the 2006 Corporate Bonus Plan, pursuant to an earlier action by our board of directors requiring that bonuses earned by such individuals between 2004 and 2006 be offset against a portion of the tax gross-up paid to such individuals in connection with the forgiveness of all of their indebtedness to NxStage in 2004.

The Compensation Committee approved our 2007 Corporate Bonus Plan in April 2007. Under this plan, each named executive officer’s 2007 bonus payout will be determined based on a comparison of individual performance against pre-determined individual goals and actual corporate results against our sales and operating expense budget, as measured by the following metrics: chronic patient numbers, critical care sales, cost of goods sold and operating expenses, as well as such other metrics as may be added within the discretion of the Compensation Committee as changes within our business environment may dictate.

The target 2007 bonus awards, as a percentage of salary, for named executive officers under the 2007 Corporate Bonus Plan are: 35% of base salary for all named executives other than the Chief Executive Officer and Senior Vice President of Commercial Operations, whose target bonus awards are 50% and 45%, respectively.

Special Recognition Awards

In addition to cash payments under Compensation Committee approved annual cash incentive bonus plans, we periodically make special awards in recognition of extraordinary achievements. For example, in April 2007, we granted special recognition bonuses to a few employees who were instrumental to the completion of our recently announced agreements with three dialysis chains. Recipients included two named executive officers: Messrs. Burbank and Turk.

Signing Bonuses

We also occasionally award cash signing bonuses when executives first join us. Such cash signing bonuses typically must be repaid in full if the executive voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount of the bonus is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment, to assist with relocation expenses or to create additional incentive for an executive to join us in a position where there is high market demand. In 2006, we paid an $82,000 signing bonus to Robert S. Brown, our new Senior Vice President and Chief Financial Officer, to compensate him for the incentive bonus he forfeited when he left his prior employer to join NxStage in November 2006.

The salaries paid and the cash bonuses awarded for 2006 to our named executive officers are shown in the Summary Compensation Table on page 154 of this proxy statement/prospectus.

Stock Option and Restricted Stock Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity awards provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity awards should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity awards to our executives, our Compensation Committee considers comparative share ownership of executives in our compensation Peer Group, our business performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and the recommendations of management.

We typically make an initial equity award of stock options to new executives and subsequent equity grants of options or restricted stock from time to time thereafter as part of our overall executive compensation program. All grants of options and restricted stock to our executives are approved by the Compensation Committee.

We did not make an annual equity award to our named executives in 2006, but did make the following grants to named executives in 2006, outside of our annual grant program: (i) 7,422 shares of restricted common stock were granted to David N. Gill, our former Senior Vice President and Chief Financial Officer, as payment in lieu of the cash bonus that he would have earned during the period of 2006 preceding his resignation, (ii) 13,027 shares of restricted common stock were granted to Philip R. Licari, our Senior Vice President and Chief Operating Officer, in connection with the amendment of his initial option grant increasing the per share exercise price of his option from $4.10 to $5.47 in response to the requirements of Internal Revenue Code Section 409A, (iii) 10,000 shares of restricted common stock were granted to Winifred L. Swan, our Senior Vice President and General Counsel, in recognition of her increased responsibilities following our public offering, and (iv) 250,000 stock options were granted to Robert S. Brown, our new Senior Vice President and Chief Financial Officer, as his initial equity award.

Our equity awards have typically taken the form of stock options, and in limited circumstances we have also made restricted stock grants. We typically grant restricted stock awards at no cost to the executive. Because the shares have a built-in value at the time the restricted stock awards are granted, we generally grant significantly fewer shares of restricted stock than the number of stock options we would grant for a similar purpose. Typically, the stock options and restricted stock we grant to our executives vest at a rate of 25% per year over a period of four years. Vesting rights cease upon termination of employment and stock option exercise rights cease 90 days following termination of employment, except in the case of death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. We set the exercise price of all stock options to equal the closing price of our common stock on the NASDAQ Global Market on the date of grant.

Elements of Indirect Pay

In addition to the direct pay elements described above, we also provide our executives with indirect pay in the form of benefits. We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We match 100% of the first 3%, and 50% of the next 2%, of the employee’s compensation contributed to the 401(k) plan, subject to then-current Internal Revenue Service limits on the amount that may be contributed by employees to such plans. All of our named executives participate in our 401(k) plan and receive matching contributions according to this formula.

Severance and Change in Control Benefits

Pursuant to employment agreements we have entered into with each of our named executive officers and our 2005 Stock Incentive Plan, our executives are entitled to specified benefits in the event of the termination of their employment under certain circumstances, including termination following a change in control of our company. The purpose of these benefits is to ensure that we remain competitive in attracting and retaining executives within our industry and Peer Group and that we retain our key executives during a potentially critical time in the event of a sale or merger of NxStage. After reviewing the practices of companies represented in the Peer Group, we believe that our severance and change in control benefits are generally in line with severance packages offered to executives in the Peer Group.

Change in Control benefits are structured as “double trigger” benefits. In other words, the change in control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated during a specified period after the change in control. We believe a “double trigger” benefit maximizes shareholder value because it prevents an unintended windfall to executives in the event of a friendly change in control, while still providing them appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their jobs.

We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Termination and Change in Control Payments” below.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Our Equity Award Grant Practices

Historical Practices.  Since our initial public offering, all grants have been approved on an individual basis by our Compensation Committee, with the exception of grants to new hires below the Vice President level, which since January 2006 have been approved by the Chief Executive Officer, within equity award guidelines for each job position pre-approved by the Compensation Committee. New hire grants approved by the Chief Executive Officer are made on the first Tuesday of each month, or the next succeeding business day if such Tuesday is not a business day, for employees below the Vice President level hired during the preceding month.

All other equity awards have been made pursuant to the following procedure: for non-executive employees, our Chief Executive Officer made recommendations regarding equity award grants to the Compensation Committee, based on input regarding individual performance he received from appropriate management personnel. For executive officers (other than the Chief Executive Officer), our Chief Executive Officer made those recommendations to the Compensation Committee based on his own assessment of each executive’s performance. For the Chief Executive Officer, our Compensation Committee made those recommendations. We have historically granted equity awards at various times during the year for a variety of reasons.

Current Practices.  With respect to awards granted during and after 2007, NxStage will grant equity awards according to the following procedures:

Annual Grants.  Annual awards will be granted at a Compensation Committee meeting occurring between February and the end of the calendar year. If the timing of this meeting falls within a trading blackout period, equity awards will be granted as of the first business day following the expiration of the trading blackout period.

Promotion, Special Recognition and Retention Grants.  Promotion, special recognition and retention awards will be granted at the discretion of the Compensation Committee on the date of the Compensation Committee meeting at which such awards are approved, unless such date occurs during a trading blackout period, in which case such awards shall be granted on the first business day following the expiration of the trading blackout period.

New Hire Grants.  New hire awards for employees below the Vice President level will continue to be approved by the Chief Executive Officer (pursuant to applicable equity award guidelines for each job position) under the authority delegated to him by the Compensation Committee and are effective upon the Chief Executive Officer’s approval, which shall be made on the first Tuesday of every month, or the next succeeding business day if such Tuesday is not a business day, for those employees below the Vice President level hired during the preceding month. New hire awards for executive officers and employees at the Vice President level and above require approval of the Compensation Committee, and shall be approved at a Compensation

Committee meeting and granted on the first Tuesday of the month, or the next succeeding business day if such Tuesday is not a business day, following the Compensation Committee’s approval of such awards. All stock option awards are granted with an exercise price equal to the closing price of the NxStage’s common stock on the date of grant.

Executive Compensation

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our former Chief Financial Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers during fiscal 2006. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement/prospectus.

SUMMARY COMPENSATION TABLE

									Non-Equity
									Incentive Plan		All Other
		Salary		Bonus		Stock Awards		Option	Compensation		Compensation		Total
Name and Principal Position(1)	Year	($)		($)		($)(2)		Awards ($)(3)	($)(4)		($)(5)		($)

Jeffrey H. Burbank	2006	298,700		—		—		170,516	112,505	(6)	11,745		593,466
President, Chief Executive Officer and Director
Robert S. Brown	2006	24,639	(7)	90,650	(8)	—		—	—		75		115,319
Senior Vice President and Chief Financial Officer
David N. Gill	2006	294,120	(9)	—		87,802		—	—		10,302		392,224
Former Vice President and Chief Financial Officer
Philip R. Licari	2006	231,750		—		—	(10)	187,195	54,313		125,390	(10)	598,648
Senior Vice President and Chief Operating Officer
Winifred L. Swan	2006	214,936	(11)	—		1,855		53,286	63,576		9,401		343,054
Senior Vice President, General Counsel and Secretary
Joseph E. Turk, Jr.	2006	223,871		—		—		31,972	65,583	(12)	11,800		333,226
Senior Vice President, Commercial Operations

(1)	The titles noted in the table are each officer’s respective title as of December 31, 2006. Mr. Brown became our Chief Financial Officer on November 27, 2006. Mr. Gill served as our Chief Financial Officer through November 22, 2006.

(2)	The amounts in the Stock Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R of restricted stock awarded under our equity plans and may include amounts from awards granted in and prior to 2006. There can be no assurance that the FAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are included in footnote 2 to our audited financial statements for the fiscal year ended December 31, 2006 included in this proxy statement/prospectus beginning on page F-25.

(3)	The amounts in the Option Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R of stock options granted under our equity plans and may include amounts from stock options granted in and prior to 2006. There can be no assurance that the FAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are included in footnote 2 to our audited financial statements for the fiscal year ended December 31, 2006 included in this proxy statement/prospectus beginning on page F-25.

(4)	The amounts in the Non-Equity Incentive Plan Compensation column reflect performance-based bonuses paid pursuant to our 2006 Corporate Bonus Plan, which is discussed further on page 150 of this proxy statement/prospectus.

(5)	All other compensation reported in this column includes, unless otherwise indicated:

		Dollar amount of
	Life insurance	contributions made
	premiums paid by	to Executive’s	Telephone
Name	NxStage($)	401(k) Plan ($)	stipend ($)

Jeffrey H. Burbank	545	8,800	2,400
Robert S. Brown	—	—	75
David N. Gill	—	8,102	2,200
Philip R. Licari	—	8,800	840
Winifred L. Swan	—	8,561	840
Joseph E. Turk, Jr.	—	8,800	3,000

(6)	Mr. Burbank earned an aggregate bonus of $112,505. Of this amount, $23,923 was not paid to Mr. Burbank and was applied against a portion of a tax gross-up payment made in fiscal 2004 to Mr. Burbank.

(7)	Represents the pro-rated portion of Mr. Brown’s base salary of $250,000 for fiscal 2006.

(8)	This amount includes an $8,650 bonus that was guaranteed to Mr. Brown under his employment agreement and an $82,000 signing bonus paid to Mr. Brown on the date that he joined NxStage. Bonuses awarded pursuant to our 2006 Corporate Bonus Plan are set forth in the Non-Equity Incentive Plan Compensation column.

(9)	Represents the pro-rated portion of Mr. Gill’s base salary paid through November 22, 2006.

(10)	As a result of Section 409A of the Internal Revenue Code, we agreed to reprice a stock option originally granted to Mr. Licari on October 25, 2004 for the purchase of 208,962 shares of our common stock with an exercise price of $4.10. The repricing resulted in the cancellation and regrant of an option to purchase 208,962 shares of our common stock on March 24, 2006 with an exercise price of $5.47. This option is fully vested and exercisable. In consideration for the repriced option, we issued 13,027 shares of restricted common stock to Mr. Licari, at a purchase price of $0.001 per share, of which 2,991 shares vested on January 1, 2007 with the remainder vesting in equal amounts on a monthly basis commencing on January 25, 2007. Additionally, we paid Mr. Licari $115,750 in cash on January 1, 2007 in consideration for the repriced option.

(11)	On November 27, 2006, we increased Ms. Swan’s base salary to $260,000, from $210,000. This amount reflects the pro-rated portion of her $210,000 base salary paid through November 27, 2006 plus the pro-rated portion of her increased salary paid through December 31, 2006.

(12)	Mr. Turk earned an aggregate bonus of $65,583. Of this amount, $33,097 was not paid to Mr. Turk and was applied against a portion of a tax gross-up payment made in fiscal 2004 to Mr. Turk.

The following table sets forth information concerning each grant of an option or restricted stock award made to a named executive officer during fiscal 2006 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

GRANTS OF PLAN-BASED AWARDS

		Target Estimated			Option Awards:
		Future Payouts			Number of
		Under Non-Equity	Stock Awards:		Securities		Exercise	Grant Date Fair
		Incentive Plan	Number of		Underlying		Price of	Value of Stock and
		Awards	Shares of Stock		Options		Option Awards	Option Awards
Name	Grant Date	($)(1)	(#)		(#)		($)	($)(2)

Jeffrey H. Burbank	3/16/2006	134,415	—		—		—	—
Robert S. Brown	11/27/2006	—	—		200,000	(3)	8.92	1,220,000
David N. Gill	3/16/2006	87,500	—		—		—	—
	5/10/2006	—	7,422	(4)	—		—	87,802
Philip R. Licari	3/16/2006	81,113	—		—		—	—
	3/24/2006	—	13,027	(5)				170,002
	3/24/2006	—	—		208,962	(5)	5.47	—
Winifred L. Swan	3/16/2006	78,355	—		—		—	—
	11/27/2006	—	10,000	(6)	—		—	89,200
Joseph E. Turk, Jr.	3/16/2006	73,500	—		—		—	—

(1)	Reflects the target award amounts under our 2006 Corporate Bonus Plan. The amounts actually paid to the named executive officers under the 2006 Corporate Bonus Plan are shown above in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

(2)	Grant Date Fair Value computed in accordance with FAS 123R and represents the FAS 123R value of the stock awarded or option awarded as of the Grant Date.

(3)	The shares of common stock underlying this option vest as to 25% of the shares on November 27, 2007 and in 36 equal monthly installments over the 36 months following November 27, 2007.

(4)	These shares of restricted stock became fully vested on July 31, 2006.

(5)	As a result of Section 409A of the Internal Revenue Code, we agreed to reprice a stock option originally granted to Mr. Licari on October 25, 2004 for the purchase of 208,962 shares of our common stock with an exercise price of $4.10. The repricing resulted in the cancellation and regrant of an option to purchase 208,962 shares of our common stock on March 24, 2006 with an exercise price of $5.47. This option is fully vested and exercisable. In consideration for the repriced option, we issued 13,027 shares of restricted common stock to Mr. Licari, at a purchase price of $0.001 per share, of which 2,991 shares vested on January 1, 2007 with the remainder vesting in equal amounts on a monthly basis commencing on January 25, 2007. Additionally, we paid Mr. Licari $115,750 in cash on January 1, 2007 in consideration for the repriced option.

(6)	The shares of restricted common stock underlying this award vest in 48 equal monthly installments beginning on November 27, 2006.

Information Relating to Equity Awards and Holdings

The following table sets forth information concerning restricted stock that has not vested, stock options that have not been exercised and equity incentive plan awards for each of the named executive officers outstanding as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying				Number of		Market
	Unexercised		Unexercised		Option		Shares That		Value of Shares
	Options		Options		Exercise	Option	Have Not		That Have
	Exercisable		Unexercisable		Price	Expiration	Vested		Not Vested
Name	(#)		(#)		($)	Date	(#)		($)(1)

Jeffrey H. Burbank	14,146	(2)	—		0.34	11/1/2008	—		—
	54,840	(2)	—		3.76	1/15/2011	—		—
	54,840	(2)	—		3.76	8/22/2011	—		—
	36,560	(2)	—		4.10	3/7/2012	—		—
	36,560	(2)	—		4.10	2/4/2013	—		—
	44,603	(2)	—		5.47	2/13/2014	—		—
	73,120	(2)	—		6.84	1/20/2015	—		—
	36,560	(3)	109,680		8.55	9/15/2012	—		—
Robert S. Brown	—		200,000	(4)	8.92	11/27/2013	—		—
David N. Gill	69,463	(5)	—		8.55	5/21/2007	—		—
	20,000	(5)	—		12.59	5/21/2007	—		—
Philip R. Licari	208,962	(6)	—		5.47	10/24/2014	13,027	(6)	109,166
Winifred L. Swan	25,555	(2)	—		2.74	11/27/2010	9,792		82,057
	3,656	(2)	—		3.76	8/22/2011	—		—
	20,839	(2)	—		4.10	3/7/2012	—		—
	7,494	(2)	—		4.10	2/4/2013	—		—
	6,997	(2)	—		5.47	2/13/2014	—		—
	10,968	(2)	—		6.84	1/20/2015	—		—
	11,425	(7)	25,135		8.55	9/15/2012	—		—
Joseph E. Turk, Jr	3,656	(2)	—		3.76	1/15/2011	—		—
	7,312	(2)	—		3.76	8/22/2011	—		—
	12,613	(2)	—		4.10	3/7/2012	—		—
	14,989	(2)	—		4.10	2/4/2013	—		—
	13,986	(2)	—		5.47	2/13/2014	—		—
	29,248	(2)	—		6.84	1/20/2015	—		—
	6,855	(7)	15,081		8.55	9/15/2012	—		—

(1)	Based on $8.38 per share, the last sale price of NxStage common stock on December 29, 2006.

(2)	These options were fully exercisable on the date of grant and, upon exercise, were subject to a repurchase right in favor of NxStage. This repurchase right terminated upon the closing of our initial public offering and all such options are currently exercisable.

(3)	This option was granted on September 15, 2005. This option vested as to 20% of the shares on September 15, 2006 and will vest in equal monthly installments over the next 48 months following September 15, 2006.

(4)	This option was granted on November 27, 2006. This option will vest as to 25% of the shares on November 27, 2007 and in equal monthly installments over the next 36 months following November 27, 2007.

(5)	Pursuant to his employment agreement, Mr. Gill has been allowed 180 days subsequent to the date his employment was terminated, November 22, 2006, to exercise his stock options that had vested as of

November 22, 2006. At November 22, 2006, he was vested in 89,463 shares that are exercisable through May 21, 2007.

(6)	As a result of Section 409A of the Internal Revenue Code, we agreed to reprice a stock option originally granted to Mr. Licari on October 25, 2004 for the purchase of 208,962 shares of our common stock with an exercise price of $4.10. The repricing resulted in the cancellation and regrant of an option to purchase 208,962 shares of our common stock on March 24, 2006 with an exercise price of $5.47. This option is fully vested and exercisable. In consideration for the repriced option, we issued 13,027 shares of restricted common stock to Mr. Licari, at a purchase price of $0.001 per share, of which 2,991 shares vested on January 1, 2007 with the remainder vesting in equal amounts on a monthly basis commencing on January 25, 2007. Additionally, we paid Mr. Licari $115,750 in cash on January 1, 2007 in consideration for the repriced option.

(7)	These options were granted on September 15, 2005. This option vested as to 25% of the shares on September 15, 2006 and will vest in equal monthly installments over the 36 months following September 15, 2006.

The following table sets forth information concerning the exercise of stock options and the vesting of restricted stock during fiscal 2006 for each of the named executive officers.

OPTION EXERCISES AND STOCK VESTED

Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)(1)

Jeffrey H. Burbank	—	—
Robert S. Brown	—	—
David N. Gill	7,422	63,607
Philip R. Licari	—	—
Winifred L. Swan	208	1,820
Joseph E. Turk, Jr.	—	—

(1)	Value realized upon vesting is based on the closing sales price of our common stock on the applicable vesting date.

Employment Agreements with Named Executive Officers

We have entered into employment agreements with each of our named executive officers, the terms of which are summarized below.

Jeffrey H. Burbank.  Pursuant to the terms of his employment agreement, Mr. Burbank is entitled to receive an annual base salary of $290,000. For 2006, we paid Mr. Burbank an annual base salary of $298,700 and a cash bonus of $112,505, $23,923 of which was not paid to Mr. Burbank pursuant to a board of directors action requiring that bonuses earned between 2004 and 2006 be offset against a portion of the tax gross-up paid to Mr. Burbank in connection with the forgiveness of all of his indebtedness to NxStage in 2004. On April 9, 2007, our compensation committee approved an increase in Mr. Burbank’s annual base salary to $330,000, effective January 1, 2007, and established a target cash bonus equal to 50% of his base salary pursuant to our 2007 Corporate Bonus Plan, or 2007 Plan. If, before a change in control of NxStage, as defined in his employment agreement, we terminate Mr. Burbank’s employment without cause or he resigns for good reason, each as defined in his employment agreement, then Mr. Burbank will be entitled to receive:

•	severance payments in an amount equal to his then-current base salary, which will be paid over the 12 months following termination of his employment;

•	continued medical coverage during the 12 months following termination of his employment; and

•	continued vesting during the 12 months following termination of his employment in all stock options and stock awards he holds at the time his employment is terminated as if he continued to be employed during such period, and, except as described below, he will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Mr. Burbank’s employment, or (ii) we had terminated Mr. Burbank’s employment at any time three months prior to announcement of the change in control and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Mr. Burbank resigns for good reason within 12 months following a change in control, then he will be entitled to:

•	a lump sum severance payment equal to two times his then-current base salary and two times the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continue to receive medical coverage during the 24 months following termination of his employment;

•	full vesting and acceleration of stock options and stock awards he holds at the time his employment is terminated and a period of 90 days to exercise such stock options; and

•	receive gross-up amount on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Robert S. Brown.  Pursuant to the terms of his employment agreement, Mr. Brown is entitled to receive an annual base salary of $250,000. For 2006, we paid Mr. Brown the pro-rated portion of his base salary, or $24,639, a cash bonus of $8,650 and a one-time signing bonus of $82,000. Additionally, pursuant to his employment agreement, on November 27, 2006 we granted Mr. Brown an incentive stock option to purchase 200,000 shares of our common stock, with an exercise price of $8.92 per share. Mr. Brown’s base salary remains unchanged for 2007. Effective April 9, 2007, our compensation committee established a target cash bonus equal to 35% of Mr. Brown’s base salary pursuant to our 2007 Plan. If, before a change in control of NxStage, we terminate Mr. Brown’s employment without cause or he resigns for good reason, each as defined in his employment agreement, then Mr. Brown will be entitled to receive:

•	severance payments in an amount equal to 0.5 times his then-current base salary, which will be paid over the six months following termination of his employment;

•	continued medical coverage during the six months following termination of his employment; and

•	continued vesting during the six months following termination of his employment in all stock options and stock awards he holds at the time his employment is terminated as if he continued to be employed during such period, and, except as described below, he will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Mr. Brown’s employment, or (ii) we have terminated Mr. Brown’s employment at any time three months prior to announcement of the change in control, and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Mr. Brown resigns for good reason within 12 months following a change in control, then he will be entitled to:

•	a lump severance payment equal to his then-current base salary and the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continued medical coverage during the 12 months following termination of his employment;

•	full vesting and acceleration of stock options and stock awards he holds at the time his employment is terminated and a period of 90 days to exercise such stock options; and

•	receive gross-up amount on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Philip R. Licari.  Pursuant to the terms of his employment agreement, Mr. Licari is entitled to receive an annual base salary of $225,000. For 2006, we paid Mr. Licari an annual base salary of $231,750 and a cash bonus of $54,313. On April 9, 2007, our compensation committee set Mr. Licari’s base salary for 2007 at $240,000, effective January 1, 2007, and established a target cash bonus equal to 35% of his base salary pursuant to our 2007 Plan. If, before a change in control of NxStage, as defined in his employment agreement, we terminate Mr. Licari’s employment without cause or he resigns for good reason, each as defined in his employment agreement, then Mr. Licari will be entitled to receive:

•	severance payments in an amount equal to 0.5 times his then-current base salary, which will be paid over the six months following termination of his employment;

•	continued medical coverage during the six months following termination of his employment; and

•	continued vesting during the six months following termination of his employment in all stock options and stock awards he holds at the time his employment is terminated as if he continued to be employed during such period, and, except as described below, will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Mr. Licari’s employment, or (ii) we had terminated Mr. Licari’s employment at any time three months prior to announcement of the change in control and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Mr. Licari resigns for good reason within 12 months following a change in control, then he will be entitled to:

•	a lump sum severance payment equal to his then-current base salary and the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continued medical coverage during the 12 months following termination of his employment;

•	full vesting and acceleration of stock options and stock awards he holds at the time his employment is terminated and a period of 90 days to exercise such stock options; and

•	receive gross-up amount on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Joseph E. Turk.  Pursuant to the terms of his employment agreement, Mr. Turk is entitled to receive an annual base salary of $217,350. For 2006, we paid Mr. Turk an annual base salary of $223,871 and a cash bonus of $65,583, $33,097 of which was not paid to Mr. Turk pursuant to a board of directors action requiring that bonuses earned between 2004 and 2006 be offset against a portion of the tax gross-up paid to Mr. Turk in connection with the forgiveness of all of his indebtedness to NxStage in 2004. On April 9, 2007, our compensation committee set Mr. Turk’s base salary for 2007 at $260,000, effective January 1, 2007, and established a target cash bonus equal to 45% of his base salary pursuant to our 2007 Plan. If, before a change in control of NxStage, as defined in his employment agreement, we terminate Mr. Turk’s employment without cause or he resigns for good reason, each as defined in his employment agreement, then Mr. Turk will be entitled to receive:

•	severance payments in an amount equal to 0.5 times his then-current base salary, which will be paid over the six months following termination of his employment;

•	continued medical coverage during the six months following termination of his employment; and

•	continued vesting during the six months following termination of his employment in all stock options and stock awards he holds at the time his employment is terminated as if he continued to be employed during such period, and, except as described below, will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Mr. Turk’s employment, or (ii) we had terminated Mr. Turk’s employment at any time three months prior to announcement of the change in control and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Mr. Turk resigns for good reason within 12 months following a change in control, then he will be entitled to:

•	a lump sum severance payment equal to his then-current base salary and the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continue to receive medical coverage during the 12 months following termination of his employment;

•	full vesting and acceleration of stock options and stock awards he holds at the time his employment is terminated and a period of 90 days to exercise such stock options; and

•	receive gross-up amount on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Winifred L Swan.  Pursuant to the terms of her employment agreement, Ms. Swan is entitled to receive an annual base salary of $203,000. For 2006, we paid Ms. Swan an annual base salary of $210,000 through November 27, 2006, and we increased her base salary to $260,000 effective November 27, 2006. For 2006, we paid Ms. Swan a cash bonus of $63,576. Ms. Swan’s base salary remains unchanged for 2007. Effective April 9, 2007, our compensation committee established a target cash bonus equal to 35% of Ms. Swan’s base salary pursuant to our 2007 Plan. If, before a change in control of NxStage, as defined in her employment agreement, we terminate Ms. Swan’s employment without cause or she resigns for good reason, each as defined in her employment agreement, then Ms. Swan will be entitled to receive:

•	severance payments in an amount equal to 0.5 times her then-current base salary, which will be paid over the six months following termination of her employment;

•	continued medical coverage during the six months following termination of her employment; and

•	continued vesting during the six months following termination of her employment in all stock options and stock awards she holds at the time her employment is terminated as if she continued to be employed during such period, and, except as described below, will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Ms. Swan’s employment, or (ii) we had terminated Ms. Swan’s employment at any time three months prior to announcement of the change in control and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Ms. Swan resigns for good reason within 12 months following a change in control, then she will be entitled to:

•	a lump sum severance payment equal to 1.25 times her then-current base salary and 1.25 times the greater of her annual bonus for the fiscal year preceding her termination or her target bonus for the then-current fiscal year;

•	continue to receive medical coverage during the 15 months following termination of her employment; and

•	full vesting and acceleration of stock options and stock awards she holds at the time her employment is terminated and a period of 90 days to exercise such stock options.

In addition to the terms set forth above, the executive officers’ employment agreements also provide that each executive officer is entitled to:

•	participate in short-term and long-term incentive programs, which incentive compensation will be subject to the terms of the applicable plans and paid on the basis of the executive officer’s individual performance, as determined by our board of directors or Compensation Committee.

•	receive retirement and welfare benefits that we make available from time to time to our senior level executives;

•	receive a gross-up amount on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

If the executive officer terminates employment with NxStage voluntarily, other than for good reason, if we terminate the executive officer’s employment as a result of physical or mental disability or for cause, each as defined in the agreement, or if the executive officer dies, the executive officer will receive compensation and benefits through the last day of employment.

David N. Gill.  Mr. Gill resigned as our Vice President, Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer on November 22, 2006. Pursuant to his employment agreement with us, we paid Mr. Gill a pro-rated base salary of $294,120 through the date of his resignation. No additional amounts were paid to Mr. Gill pursuant to his employment agreement during fiscal 2006, and no severance or separation payments were paid (and are not owed) to Mr. Gill following his resignation. Pursuant to his employment agreement, Mr. Gill’s vested stock options as of November 22, 2006 will remain exercisable through May 21, 2007.

Each of Messrs. Burbank, Brown, Gill, Licari, Turk and Ms. Swan have signed agreements providing for the protection of our confidential information and the transfer of ownership rights to intellectual property developed by such executive officer while he or she was employed by us. If the executive officer fails to comply with the provisions of the proprietary information agreement between NxStage and the executive officer, the payments and benefits described above will cease.

Potential Termination and Change in Control Payments

The following table describes the potential payments, benefits and acceleration of vesting applicable to stock options and restricted stock awards pursuant to employment agreements with each of Messrs. Burbank, Brown, Licari and Turk and Ms. Swan. The amounts shown below assume that the termination of each executive is effective as of December 31, 2006. Actual amounts payable to each executive listed below upon his or her termination can only be determined definitively at the time of each executive’s actual departure. In addition to the amounts shown in the table below, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination. For information relating to compensation earned by each of our named executive officers, see “— Summary Compensation Table.”

				Termination
				Without Cause
				Three Months Prior to
				Change in Control;
				Termination
				Without Cause
				at Any Time After a
				Change in Control;
				Resignation for
		Termination		Good Reason
		Without Cause		During the 12 Months
		or Resignation		Following a Change
		for Good Reason		in Control
Name	Benefit	($)		($)

Jeffrey H. Burbank	Severance Benefits
	Severance Payments	298,700	(3)	822,410	(6)
	Healthcare Benefits(1)	11,903	(4)	23,806	(7)
	Market Value of Stock Vesting on Termination(2)	—	(5)	—	(8)
	Tax Gross Up	N/A		114,613
	Total	310,603		960,829
Robert S. Brown	Severance Benefits
	Severance Payments	125,000	(9)	258,650	(12)
	Healthcare Benefits(1)	5,951	(10)	11,903	(13)
	Market Value of Stock Vesting on Termination(2)	—	(11)	—	(8)
	Tax Gross Up	N/A		49,183
	Total	130,951		319,736
Philip R. Licari	Severance Benefits
	Severance Payments	115,875	(9)	286,063	(12)
	Healthcare Benefits(1)	5,951	(10)	11,903	(13)
	Market Value of Stock Vesting on Termination(2)	16,677	(11)	109,166	(8)
	Tax Gross Up	N/A		48,188
	Total	138,503		455,320
Joseph E. Turk	Severance Benefits
	Severance Payments	111,936	(9)	289,454	(12)
	Healthcare Benefits(1)	5,951	(10)	11,903	(13)
	Market Value of Stock Vesting on Termination(2)	—	(11)	—	(8)
	Tax Gross Up	N/A		17,129
	Total	117,887		318,486
Winifred L. Swan	Severance Benefits
	Severance Payments	130,000	(9)	404,470	(14)
	Healthcare Benefits(1)	5,472	(10)	13,681	(15)
	Market Value of Stock Vesting on Termination(2)	—	(11)	—	(8)
	Tax Gross Up	N/A		43,847
	Total	135,472		461,998

(1)	This value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2006 and is valued at the premiums in effect on December 31, 2006.

(2)	Based on the last sale price of our common stock on December 29, 2006, or $8.38 per share.

(3)	Represents aggregate severance payments equal to Mr. Burbank’s base salary at the time of his termination, payable over the 12-month period following his termination.

(4)	Represents amounts payable over 12 months for continuation of coverage under medical and dental plans for Mr. Burbank, his spouse and his dependents.

(5)	Represents continued vesting of Mr. Burbank’s stock options and stock awards through December 31, 2007.

(6)	Represents a lump sum payment equal to two times Mr. Burbank’s base salary at the time of his termination plus an amount equal to two times the annual bonus paid to Mr. Burbank during fiscal 2006.

(7)	Represents amounts payable over 24 months for continuation of coverage under medical and dental plans for Mr. Burbank.

(8)	Represents immediate vesting of all unvested stock options and other stock awards held by the executive as of December 31, 2006.

(9)	Represents aggregate severance payments in an amount equal to 0.5 times the executive’s then current base salary at the time of his or her termination, payable over the following six months.

(10)	Represents amounts payable over six months for continuation of coverage under medical and dental plans for the executive.

(11)	Represents continued vesting of the executive’s stock options and stock awards for six months following termination.

(12)	Represents a lump sum payment equal to the executive’s then current base salary at the time of his or her termination plus an amount equal to the annual bonus paid to the executive during fiscal 2006.

(13)	Represents amounts payable over 12 months for continuation of coverage under medical and dental plans for the executive.

(14)	Represents a lump sum payment equal to 1.25 times Ms. Swan’s then current base salary at the time of her termination plus an amount equal to 1.25 times the annual bonus paid to Ms. Swan during fiscal 2006.

(15)	Represents amounts payable over 15 months for continuation of coverage under medical and dental plans for Ms. Swan.

Securities Authorized for Issuance Under Our Equity Compensation Plan

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2006.

Equity Compensation Plan Information

Number of
securities
remaining available
for future issuance
under equity
	Number of		compensation plans
	securities to be		(excluding
	issued upon	Weighted-average	securities
	exercise of	exercise price of	reflected in column
	outstanding options	outstanding options	(a)
Plan Category	(a)(1)	(b)	(c)(1)

Equity compensation plans approved by security holders	3,141,890	$7.03	132,363

(1)	Includes information regarding the following stockholder-approved equity compensation plans: (i) 2005 plan and (ii) 2005 employee stock purchase plan. The number of shares available for grant under the 2005 Plan increased in January 2007 by 600,000 shares. We have no equity compensation plans that are not approved by security holders.

Director Compensation

Under our non-employee director compensation policy, last amended in March 2006, our non-employee directors receive:

•	a $15,000 annual retainer for their service as directors, to be paid quarterly in advance;

•	$2,500 for each board meeting attended by the director in person, $1,000 for each board meeting attended by telephone and $1,000 for each committee meeting attended where the committee meeting is scheduled on a date other than a board meeting;

•	if he or she is a member of the Audit Committee, an additional annual retainer of $6,000 (or $10,000 for the Audit Committee chair), paid quarterly in advance;

•	if he or she is a member of any committee other than the Audit Committee, an additional annual retainer of $4,000 for each other committee, paid quarterly in advance;

•	expense reimbursement for attending board of directors and committee meetings; and

•	on the date of our annual meeting of stockholders at which a non-employee director is elected, a fully vested stock option to purchase 14,000 shares of our common stock with an exercise price equal to the then fair market value of our common stock, as determined by the closing price of our common stock on the date of the annual meeting. For a director elected or otherwise appointed to the board of directors on a date other than the date of an annual meeting of stockholders, such director will receive a fully vested stock option to purchase 14,000 shares of our common stock pro-rated for the period between the date he or she is first elected to the board of directors and May 31 of the year in which such director is elected or appointed to our board of directors.

No director shall receive more than $50,000 in any calendar year for board fees, without the prior approval of the Compensation Committee.

In March 2006, our board of directors amended our non-employee director compensation policy so that directors may elect to receive shares of our common stock in lieu of the cash compensation described above. A director must make his election to receive equity in lieu of cash compensation on the date of the annual meeting of stockholders at which such director is elected. A director’s election to receive equity in lieu of cash compensation will apply to all compensation to be paid after the date of election and will remain in effect until the next annual meeting of stockholders. If a non-employee director elects to receive equity in lieu of cash, we will issue the director shares of our common stock on the last business day of each calendar quarter in an amount equal to the quotient of the total cash consideration due as of the last business day of each calendar quarter and the closing price of our common stock on the last trading day of that quarter. Each of Dr. Chambon and Messrs. Perper, Utterberg and Moore has elected to receive shares of common stock in lieu of cash compensation for their service on our board of directors. All shares of our common stock issued to our directors in lieu of cash are issued under our 2005 Plan.

We do not compensate directors who are also employees for their services as directors.

The following table sets forth information concerning the compensation of our directors who are not also named executive officers for the fiscal year ended December 31, 2006.

Director Compensation

	Fees Earned or	Stock
	Paid in Cash	Awards	Option Awards	Total
Name	($)(1)	($)(2)	($)(3)(4)	($)

Philippe O. Chambon	—	33,000	60,678	93,678
Daniel A. Giannini	60,750	—	60,678	121,428
Reid S. Perper	7,000	25,000	60,678	92,678
David S. Utterberg	19,750	20,000	60,678	100,428
Peter P. Phildius	58,250	—	60,678	118,928
Craig W. Moore	35,250	33,000	60,678	128,928

(1)	The fees earned by our non-employee directors in fiscal 2006 consist of the following: (i) an annual retainer, (ii) $2,500 for each board meeting attended by the director in person, $1,000 for each board meeting attended by telephone and $1,000 for each committee meeting attended where the committee meeting is scheduled on a date other than a board meeting date, and (iii) an annual fee for chairing and being a member of each of the audit, compensation and nominating and corporate governance committees. See footnote 2 below for shares of common stock issued in lieu of this cash compensation to certain of our directors.

(2)	The amounts in the Stock Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R. These shares were issued pursuant to our non-employee director compensation policy, as amended in March 2006, in connection with the election by each of Messrs. Chambon, Perper, Utterberg and Moore to receive shares of our common stock in lieu of cash compensation during fiscal 2006. Accordingly, we issued shares of our common stock to each of these directors as follows:

		Total Cash	Closing
		Consideration	Price of		Total Shares of
		Due as of	Common Stock		Common Stock
		Last Business	on Last Trading		Issued In Lieu of
		Day of Quarter	Day of Quarter	Equity	Cash Consideration
Name	Quarter Ending	($)	($)	Issuance Date	(#)

Philippe O. Chambon	6/30/2006	3,500	8.73	6/30/2006	400
	9/30/2006	11,750	8.77	9/30/2006	1,339
	12/31/2006	17,750	8.38	12/29/2006	2,118
Reid S. Perper	6/30/2006	1,000	8.73	6/30/2006	114
	9/30/2006	8,750	8.77	9/30/2006	997
	12/31/2006	15,250	8.38	12/29/2006	1,819
David S. Utterberg	6/30/2006	—	8.73	6/30/2006	—
	9/30/2006	8,750	8.77	9/30/2006	997
	12/31/2006	11,250	8.38	12/29/2006	1,342
Craig W. Moore	6/30/2006	2,500	8.73	6/30/2006	286
	9/30/2006	12,250	8.77	9/30/2006	1,396
	12/31/2006	18,250	8.38	12/29/2006	2,177

(3)	The amounts in the Option Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R of stock options granted under our equity plans and may include amounts from stock options granted in and prior to 2006. There can be no assurance that the FAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are included in the footnotes to our audited financial statements for the fiscal year ended December 31, 2006 included in the proxy statement/prospectus on page F-25.

(4)	On May 30, 2006, the day of our 2006 annual meeting of stockholders, we granted each of our non-employee directors an option to purchase 14,000 shares of our common stock, each with an exercise price equal to $10.83 per share, the closing price of our common stock on the date of the 2006 annual meeting. All such options were immediately exercisable on the date of grant.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Phildius and Moore and Dr. Chambon. No member of the Compensation Committee was at any time during fiscal 2006, or formerly, an officer or employee of ours or any subsidiary of ours, nor has any member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

No executive officer of NxStage has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of our Compensation Committee.

NxSTAGE CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Purchase

Mr. Utterberg, who is a director of NxStage and currently owns approximately 6.7% of our outstanding common stock based on the number of shares of our common stock outstanding as of June 29, 2007, owns, directly or indirectly, all of the equity interests that we are purchasing in the MDS Entities. Accordingly, Mr. Utterberg will receive 6,500,000 shares of our common stock, subject to a post-closing working capital adjustment, if the Stock Purchase is approved and completed. As of June 4, 2007 the aggregate market value of the 6,500,000 shares of common stock issuable to Mr. Utterberg was $78.7 million, based on a per share price of $12.11, the last sales price of our common stock on the NASDAQ Global market on that date.

Additionally, in connection with the Stock Purchase we will enter into a consulting agreement with Mr. Utterberg. Under the consulting agreement, Mr. Utterberg will receive aggregate payments from us of $200,000 per year, plus expenses, for two years. The terms of the consulting agreement are more fully detailed in this proxy statement/prospectus under the heading “License Agreement and Consulting Agreement” beginning on page 73.

Following the Stock Purchase, Mr. Utterberg will continue to serve on our board of directors. In addition, the stock purchase agreement provides that, if Mr. Utterberg is no longer a director of NxStage, our board of directors will nominate for election to our board any director nominee proposed by Mr. Utterberg, subject to certain conditions.

Pursuant to our policies and procedures concerning related person transactions, which are described below, our Audit Committee reviewed and approved the Stock Purchase and the license agreement with Mr. Utterberg.

Supply Agreement with Medisystems

Currently, Medisystems is our sole supplier of the completed disposable cartridges used with our System One. We purchased approximately $4.6 million of goods and services during fiscal 2006. In January 2007, we entered into a seven-year agreement with Medisystems pursuant to which Medisystems will supply to us no less than 90% of our North American requirements for disposable cartridges for use with the System One. Pursuant to our policies and procedures concerning related person transactions, which are described below, our Audit Committee reviewed and approved the Medisystems supply agreement.

Policies and Procedures Regarding Review, Approval and Ratification of Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 1% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $1,000,000 or 2% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

NxSTAGE PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of June 29, 2007, or such earlier date as indicated below, with respect to the beneficial ownership of our common stock by:

•	each person whom we know beneficially owns more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	our principal executive officer, our principal financial officer and our three other most highly compensated executive officers; and

•	all of our directors and executive officers as a group.

The number of shares of our common stock owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after June 29, 2007 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Percentage of common stock outstanding before the Stock Purchase is based on 29,953,367 shares of our common stock outstanding as of June 29, 2007, and percentage of common stock outstanding after the Stock Purchase assumes the issuance of 6,500,000 shares to Mr. Utterberg as of June 29, 2007. Shares of common stock subject to stock options currently exercisable, or exercisable within 60 days, are deemed outstanding for the percentage ownership of the person holding such stock options but are not deemed outstanding for any other person.

Unless otherwise indicated below, the address for each person is to the care of NxStage Medical, Inc., 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843.

			Percentage of
			Common Stock
	Shares of		Outstanding
	Common Stock		Before	After
	Beneficially		Stock	Stock
Name and Address	Owned		Purchase	Purchase

5% Stockholders
Credit Suisse (Sprout Entities)	6,185,874	(1)	20.7%	17.0%
Eleven Madison Avenue
New York, New York 10010
Atlas Venture entities	2,592,126	(2)	8.7%	7.1%
890 Winter Street, Suite 320
Waltham, Massachusetts 02451
Federated Investors, Inc.	2,526,500	(3)	8.4%	6.9%
Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, Pennsylvania 15222
T. Rowe Price Associates, Inc.	2,206,403	(4)	7.4%	6.1%
100 E. Pratt Street
Baltimore, Maryland 21202
David S. Utterberg	2,020,815	(5)	6.7%	23.4%
Directors(6)
Jeffrey H. Burbank	822,357	(7)	2.7%	2.3%
Philippe O. Chambon	5,947,097	(7)(8)	19.9%	16.3%

			Percentage of
			Common Stock
	Shares of		Outstanding
	Common Stock		Before	After
	Beneficially		Stock	Stock
Name and Address	Owned		Purchase	Purchase

Daniel A. Giannini	43,232	(7)	*	*
Reid S. Perper	1,321,819	(7)(9)	4.4%	3.6%
Peter P. Phildius	95,955	(7)	*	*
Craig W. Moore	65,886	(7)	*	*
Other Named Executive Officers
Robert S. Brown	0	(7)	*	*
Winifred L. Swan	115,457	(7)	*	*
Philip R. Licari	221,989	(7)	*	*
Joseph E. Turk, Jr.	193,610	(7)	*	*
All directors and executive officers as a group (11 persons)	10,848,217	(10)	36.2%	29.8%

*	Represents holdings of less than one percent.

(1)	This information is taken from a Schedule 13D/A filed on June 22, 2006 by Credit Suisse jointly with its affiliates, the Sprout Entities, and is as of June 9, 2006. As of June 22, 2006, the Sprout Entities may be deemed to beneficially own an aggregate of 6,185,874 shares of common stock, consisting of (i) 2,359,547 shares of common stock held directly by Sprout Capital IX, L.P., (ii) 2,108,034 shares of common stock held directly by Sprout Capital VIII, L.P., (iii) 830,437 shares of common stock held directly by Sprout Capital VII, L.P., (iv) 9,666 shares of common stock held directly by Sprout CEO Fund, L.P., (v) 9,402 shares of common stock held directly by Sprout Entrepreneurs Fund, L.P., (vi) 112,061 shares of common stock held directly by Sprout IX Plan Investors, L.P., (vii) 47,203 shares of common stock held directly by Sprout Plan Investors, L.P., (viii) 126,517 shares of common stock held directly by Sprout Venture Capital, L.P., (ix) 135,480 shares of common stock held directly by DLJ ESC II, L.P., (x) 174,845 shares of common stock held directly by DLJ Capital Corporation, or DLJCC, (xi) 272,582 shares of common stock held directly by CSFB Fund Co-Investment Program, L.P. and (xii) 100 shares held directly by CS SEC USA LLC.

(2)	This information is taken from a Schedule 13G filed on February 12, 2007 by Atlas Venture jointly with its affiliates and is as of December 31, 2006. Consists of (i) 1,502,723 shares of common stock held by Atlas Venture Fund V, L.P., (ii) 373,324 shares of common stock held by Atlas Venture Fund V-A C.V., (iii) 25,011 shares of common stock held by Atlas Venture Entrepreneurs’ Fund V, L.P., (iv) 676,366 shares of common stock held by Atlas Venture Fund III, L.P. and (v) 14,702 shares of common stock held by Atlas Venture Entrepreneurs’ Fund III, L.P. As general partner of certain of the foregoing funds, and by virtue of such funds’ relationship as affiliated limited partnerships, each of Atlas Venture Associates III, L.P., or AVA III LP, and Atlas Venture Associates V, L.P., or AVA V LP, may also be deemed to beneficially own the foregoing shares of common stock. As the general partner of AVA III LP and AVA V LP, respectively, Atlas Venture Associates III, Inc., or AVA III Inc., and Atlas Venture Associates V, Inc., or AVA V Inc., may also be deemed to beneficially own the foregoing shares. AVA III LP, AVA V LP, AVA III Inc. and AVA V Inc. disclaim beneficial ownership of the shares except to the extent of their pecuniary interest therein. In their capacities as directors of AVA III Inc. and AVA V Inc., each of Messrs. Axel Bichara, Jean-Francois Formela and Christopher Spray may be deemed to beneficially own the shares. Each of Messrs. Bichara, Formela and Spray disclaim beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(3)	This information is taken from a Schedule 13G filed on February 13, 2007 by Federated Investors, Inc. and is as of December 31, 2006. Federated Investors, Inc. reports sole voting power and sole dispositive power as to all 2,526,500 shares. Federated Investors, Inc. is the parent holding company of Federated Equity Management Company and Federated Global Investment Management Corp., each of which acts as investment advisers to registered investment companies and separate accounts that own shares of our common stock. Each of these entities is a wholly-owned subsidiary of FII Holdings, Inc., which is a wholly-owned subsidiary of Federated Investors, Inc. The shares held by Federated Investors, Inc. are held in a Voting Shares Irrevocable Trust, for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees. Each trustee disclaims beneficial ownership with respect to the shares of our common stock held by Federated Investors, Inc.

(4)	This information is taken from a Schedule 13G filed by T. Rowe Price Associates, Inc. on February 14, 2007, and is as of December 31, 2006. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is the beneficial owner of such securities. Of the 2,206,403 shares of our common stock deemed beneficially owned, T. Rowe Price Associates, Inc. reports sole voting power as to 138,200 shares and sole dispositive power as to 2,206,403 shares.

(5)	David Utterberg holds (a) 1,979,318 shares of our common stock and (b) 41,497 shares of common stock which Mr. Utterberg has the right to acquire within 60 days of June 29, 2007 upon exercise of outstanding stock options.

(6)	David Utterberg, a 5% stockholder, is also a member of our board of directors.

(7)	The number of shares of our common stock that each person is deemed to beneficially own includes the number of shares of our common stock which such person has the right to acquire within 60 days after June 29, 2007 upon exercise of outstanding stock options as set forth opposite his or her name:

Number
Name	of Shares

Jeffrey H. Burbank	384,742
Philippe O. Chambon	40,000
Daniel A. Giannini	43,000
Reid S. Perper	40,000
Peter P. Phildius	95,913
David S. Utterberg	41,497
Craig W. Moore	58,791
Robert S. Brown	—
Winifred L. Swan	93,027
Philip R. Licari	208,962
Joseph E. Turk, Jr.	92,315

(8)	Includes 5,900,534 shares held by various Sprout Group entities. Dr. Chambon is a managing director of New Leaf Venture Partners, L.L.C, or NLVP, and is a limited partner of DLJ Associates IX, L.P., which is a general partner of Sprout Capital IX, L.P. NLVP has entered into a sub-management agreement with DLJCC whereby NLVP and its principals, including Dr. Chambon, provide DLJCC with investment management services on the investments held by various of the Sprout Group venture capital funds including (i) 9,666 shares of our common stock held directly by Sprout CEO Fund, L.P., (ii) 162,187 shares of our common stock held directly by DLJCC, (iii) 135,480 shares of our common stock held directly by DLJ ESC II, L.P., (iv) 830,437 shares of our common stock held directly by Sprout Capital VII, L.P., (v) 2,108,034 shares of our common stock held directly by Sprout Capital VIII, L.P., (vi) 2,359,547 shares of our common stock held directly by Sprout Capital IX, L.P., (vii) 9,402 shares of our common stock held directly by Sprout Entrepreneurs Fund, L.P., (viii) 112,061 shares of our common stock held directly by Sprout IX Plan Investors, L.P., (ix) 126,517 shares of our common stock held directly by Sprout Venture Capital, L.P. and (x) 47,203 shares of our common stock held directly by Sprout Plan Investors, L.P. Dr. Chambon expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(9)	Includes 1,276,112 shares held by Healthcare Investment Partners Holdings LLC, of which Mr. Perper is a Managing Director. Mr. Perper disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in such shares.

(10)	Includes an aggregate of 1,098,247 shares of our common stock which all executive officers and directors have the right to acquire within 60 days after February 15, 2007 upon exercise of outstanding stock options.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Proposals of stockholders intended to be presented at the 2008 Annual Meeting of Stockholders must be received by us at our principal office in Lawrence, Massachusetts not later than January 1, 2008 for inclusion in the proxy statement for that meeting.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement in accordance with Rule 14a-8. The required notice must be in writing and received by our Corporate Secretary, Winifred L. Swan, at our principal offices not later than 90 days nor more than 120 days prior to the first anniversary of our 2007 Annual Meeting of Stockholders. However, if the 2008 Annual Meeting of Stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2007 Annual Meeting of Stockholders, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the date on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Our bylaws also specify requirements relating to the content of the notice which stockholders must provide, including a stockholder nomination for election to the board of directors, to be properly presented at the 2008 Annual Meeting of Stockholders.

LEGAL MATTERS

The validity of the shares of common stock we are issuing pursuant to the Stock Purchase will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of NxStage Medical, Inc. at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, appearing in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of the Medisystems Group and its consolidated subsidiaries, except Medisystems Europe S.p.A. and Medimexico, S. de R.L. de C.V., as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, included in this prospectus have been audited by Grant Thornton LLP, as stated in their report appearing herein. The financial statements of Medisystems Europe S.p.A. and Medimexico, S. de R.L. de C.V. (not presented separately herein) have been audited by Deloitte & Touche S.p.A. and Kim Quezada Asociados, S.C., respectively, as stated in their reports included herein. Such financial statements of Medisystems Group and its consolidated subsidiaries are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent registered public accounting firms.

WHERE YOU CAN FIND MORE INFORMATION

This document incorporates other reports by reference that are not presented in or delivered with this document. We file reports, proxy statements and other information with the SEC. Our stockholders may read and copy any reports, proxy statements or other information filed by us at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of these reports, proxy statements and other documents at the SEC’s website, the address of which is http://www.sec.gov.

The following documents, which have been filed by us with the SEC, are incorporated by reference into this document:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 16, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the Securities and Exchange Commission on May 9, 2007;

•	Our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 10, 2007;

•	Our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 7, 2007;

•	Our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 15, 2007;

•	Our Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 23, 2007;

•	Our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 12, 2007;

•	Our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 5, 2007;

•	Our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 11, 2007; and

•	the description of the securities contained in our registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this document all documents filed with the Securities and Exchange Commission by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the date of the special meetings of stockholders. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Documents incorporated by reference are available from NxStage without charge, excluding any exhibits to those documents unless the exhibits are specifically incorporated into this document by reference. Requests for these documents should be directed to NxStage at the following address and telephone number:

NxStage Medical, Inc.
439 South Union Street, 5th Floor
Lawrence, Massachusetts 08143
(978) 687-4700
Attention: General Counsel

To receive timely delivery of requested documents in advance of the special meeting, you should make your request no later than          , 2007.

INDEX TO NxSTAGE CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets at March 31, 2007 and December 31, 2006	F-2
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2007 and 2006	F-3
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2007 and 2006	F-4
Notes to Condensed Consolidated Financial Statements	F-5
Report of Independent Registered Public Accounting Firm	F-20
Consolidated Balance Sheets at December 31, 2006 and 2005	F-21
Consolidated Statements of Operations for the years ended December 31, 2006, 2005 and 2004	F-22
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit) for the years ended December 31, 2006, 2005, and 2004	F-23
Consolidated Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004	F-24
Notes to Consolidated Financial Statements	F-25

NxSTAGE MEDICAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$53,189,692	$49,958,540
Short-term investments	17,481,298	11,843,275
Accounts receivable, net (including affiliate amounts of $2,106,395 and $769,040, respectively)	7,073,365	4,301,557
Inventory	13,302,342	10,419,030
Prepaid expenses and other current assets	719,419	1,014,688

Total current assets	91,766,116	77,537,090

Property and equipment, net	3,234,929	3,025,560
Field equipment, net	19,794,189	20,615,952
Other assets	6,779,118	546,178

Total assets	$121,574,352	$101,724,780

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,993,380	$5,918,437
Accrued expenses	4,683,108	4,104,058
Current portion of long-term debt	2,800,000	2,800,000

Total current liabilities	16,476,488	12,822,495
Deferred rent obligation	633,409	648,604
Deferred revenue	10,468,349	228,542
Long-term debt	3,916,667	4,616,667

Total liabilities	31,494,913	18,316,308

Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; zero shares issued and outstanding as of March 31, 2007 and December 31, 2006	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 29,923,695 and 27,806,543 shares issued and outstanding as of March 31, 2007 and December 31, 2006, respectively	29,924	27,807
Additional paid-in capital	225,505,287	206,848,097
Accumulated deficit	(135,633,566)	(123,640,441)
Accumulated other comprehensive income	177,794	173,009

Total stockholders’ equity	90,079,439	83,408,472

Total liabilities and stockholders’ equity	$121,574,352	$101,724,780

See accompanying notes to these condensed consolidated financial statements.

NxSTAGE MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006

Revenues (includes $1,884,166 and $456,394, respectively, from affiliate)	$8,373,993	$3,400,722
Cost of revenues	9,917,161	4,857,254

Gross profit (deficit)	(1,543,168)	(1,456,532)

Operating expenses:
Selling and marketing	4,731,580	3,192,983
Research and development	1,435,806	1,778,894
Distribution	2,344,441	1,289,599
General and administrative	2,667,022	1,974,729

Total operating expenses	11,178,849	8,236,205

Loss from operations	(12,722,017)	(9,692,737)

Other income (expense):
Interest income	903,960	595,407
Interest expense	(175,068)	(157,640)

	728,892	437,767

Net loss	$(11,993,125)	$(9,254,970)

Net loss per share, basic and diluted	$(0.41)	$(0.44)

Weighted-average shares outstanding, basic and diluted	29,019,836	21,182,717

See accompanying notes to these condensed consolidated financial statements.

NxSTAGE MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006

Cash flows from operating activities:
Net loss	$(11,993,125)	$(9,254,970)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,435,289	497,740
Amortization/write-off of debt discount	—	35,208
Stock-based compensation	760,093	495,406
Changes in operating assets and liabilities:
Accounts receivable	(2,771,809)	(1,221,270)
Inventory	(9,377,236)	(4,416,148)
Prepaid expenses and other current assets	292,686	151,597
Accounts payable	3,063,327	2,689,146
Accrued expenses	756,481	551,708
Deferred rent obligation	(15,195)	(8,322)
Deferred revenue	7,239,808	—

Net cash used in operating activities	(10,609,681)	(10,479,905)

Cash flows from investing activities:
Purchases of property and equipment	(401,246)	(512,327)
Purchases of short-term investments	(5,638,023)	(14,692,810)
Increase in other assets	(209,293)	(158,555)

Net cash used in investing activities	(6,248,562)	(15,363,692)

Cash flows from financing activities:
Net proceeds from private placement sale of common stock	19,957,344	—
Proceeds from stock option and purchase plans	941,870	15,228
Repayment of loans and lines of credit	(700,000)	(411,707)

Net cash provided by (used in) financing activities	20,199,214	(396,479)

Foreign exchange effect on cash and cash equivalents	(109,819)	51,449

Increase (decrease) in cash and cash equivalents	3,231,152	(26,188,627)
Cash and cash equivalents, beginning of period	49,958,540	61,223,377

Cash and cash equivalents, end of period	$53,189,692	$35,034,750

Supplemental Disclosure
Cash paid for interest	$172,606	$57,653

Noncash Investing Activities
Transfers from inventory to field equipment	$6,648,751	$2,866,506

Noncash Financing Activities
Deferred compensation and paid-in capital	$1,517	$16,731

See accompanying notes to these condensed consolidated financial statements.

NxSTAGE MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Description of Business

Operations

NxStage, or the Company, is a medical device company that develops, manufactures and markets products for the treatment of kidney failure and fluid overload. The Company’s primary product, the System One (the “System One”), was designed to satisfy an unmet clinical need for a system that can deliver the therapeutic flexibility and clinical benefits associated with traditional dialysis machines in a smaller, portable, easy-to-use form that can be used by healthcare professionals and trained lay users alike in a variety of settings, including patient homes, as well as more traditional care settings such as hospitals and dialysis clinics. The System One is cleared by the FDA and sold commercially in the United States for the treatment of acute and chronic kidney failure and fluid overload. The System One consists of an electromechanical medical device (cycler), a disposable blood tubing set and a dialyzer (filter) pre-mounted in a disposable, single-use cartridge, and fluids used in conjunction with therapy.

As of March 31, 2007, the Company had approximately $70.7 million of cash, cash equivalents and short-term investments. The Company has experienced and continues to experience negative operating margins and cash flow from operations and it expects to continue to incur net losses in the foreseeable future. The Company believes that it has sufficient cash to meet its funding requirements at least through 2007. The Company expects to be able to extend the availability of its cash resources through the sale rather than rental of its System One cyclers to chronic customers in the future. There can be no assurance as to the availability of additional financing or the terms upon which additional financing may be available in the future if, and when, it is needed. If the Company is unable to obtain additional financing when needed, it may be required to delay, reduce the scope of, or eliminate one or more aspects of its business development activities, which could harm the growth of its business.

Basis of Presentation

The condensed consolidated financial statements reflect the operations of the Company and its wholly-owned subsidiaries. The interim financial statements and notes thereto have been prepared pursuant to the rules of the SEC for quarterly reports on Form 10-Q and do not include all of the information and note disclosures required by GAAP. In the opinion of management, the interim financial statements reflect all adjustments consisting of normal, recurring adjustments necessary for a fair presentation of the results for interim periods. Operating results for the three months ended March 31, 2007 are not necessarily indicative of results that may ultimately be achieved for the entire year ending December 31, 2007. These consolidated financial statements should be read in conjunction with the audited financial statements and notes included elsewhere in this proxy statement/prospectus.

On February 7, 2007, the Company entered into a National Service Provider Agreement with DaVita Inc., its largest customer. In connection with this National Service Provider Agreement, the Company sold 2,000,000 shares of its common stock to DaVita for $10 per share, for an aggregate purchase price of $20.0 million. As a result of the common stock purchase, DaVita acquired approximately 7% of the Company, making DaVita an affiliate. The accompanying consolidated financial statements have been presented to include affiliate transactions and balances.

2.	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(b)	Use of Estimates

The preparation of the Company’s condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)	Revenue Recognition

The Company recognizes revenue from product sales and services when earned in accordance with Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition, and Emerging Issues Task Force, or EITF 00-21, Revenue Arrangements with Multiple Deliverables. Revenues are recognized when: (a) there is persuasive evidence of an arrangement, (b) the product has been shipped or services and supplies have been provided to the customer, (c) the sales price is fixed or determinable and (d) collection is reasonably assured.

Chronic Care Market

Prior to 2007, the Company derived revenue in the chronic care market from short-term rental arrangements with its customers as its principal business model in the chronic care market. These rental arrangements, which combine the use of the System One with a specified number of disposable products supplied to customers for a fixed amount per month, are recognized on a monthly basis in accordance with agreed upon contract terms and pursuant to a binding customer purchase order and fixed payment terms. In the chronic care market, rental arrangements continue to represent the majority of the arrangements the Company has with its customers.

Beginning in 2007, the Company entered into long-term customer contracts to sell the System One and PureFlow SL equipment along with the right to purchase disposable products and service on a monthly basis. Some of these agreements include other terms such as development efforts, training, market collaborations, limited market exclusivity and volume discounts. The equipment and related items provided to the Company’s customers in these arrangements are considered a multiple-element sales arrangement pursuant to EITF 00-21. When a sales arrangement involves multiple elements, the deliverables included in the arrangement are evaluated to determine whether they represent separate units of accounting. The Company has determined that it cannot account for the sale of equipment as a separate unit of accounting. Therefore, fees received upon the completion of delivery of equipment are deferred, and are recognized as revenue on a straight-line basis over the expected term of the Company’s obligation to supply disposables and service, which is five to seven years. The Company has deferred both the unrecognized revenue and direct costs relating to the delivered equipment, which costs are being amortized over the same period as the related revenue.

The Company entered into a National Service Provider Agreement and a Stock Purchase Agreement with DaVita, Inc. on February 7, 2007. Pursuant to EITF 00-21, the Company considers these agreements a single arrangement. In connection with the Stock Purchase Agreement, DaVita purchased 2,000,000 shares of the Company’s common stock for $10.00 per share, which represented a premium of $1.50 per share, or $3.0 million. The Company has recorded the $3.0 million premium as deferred revenue and will recognize this revenue ratably over seven years, consistent with its equipment service obligation to DaVita. During the three months ended March 31, 2007, the Company recognized revenue of $71,428 associated with the $3.0 million premium.

Critical Care Market

In the critical care market, the Company structures sales as direct product sales or as a disposables-based program in which a customer acquires the equipment through the purchase of a specific quantity of disposables

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

over a specific period of time. The Company recognizes revenue from direct product sales at the later of the time of shipment or, if applicable, delivery in accordance with contract terms. Under a disposables-based program, the customer is granted the right to use the equipment for a period of time, during which the customer commits to purchase a minimum number of disposable cartridges or fluids at a price that includes a premium above the otherwise average selling price of the cartridges or fluids to recover the cost of the equipment and provide for a profit. Upon reaching the contractual minimum purchases, ownership of the equipment transfers to the customer.
Revenue under these arrangements is recognized over the term of the arrangement as disposables are delivered. During the reported periods, the majority of our critical care revenue is derived from direct product sales.

Our contracts provide for training, technical support and warranty services to our customers. We recognize training and technical support revenue when the related services are performed. In the case of extended warranties, the revenue is recognized ratably over the warranty period.

(d)	Deferred Costs

Costs relating to equipment sold in the chronic care market for which deferral of revenue is required are capitalized and amortized ratably over the same period in which the associated revenue is being recognized. Deferred costs relating to equipment sold in the chronic care market at March 31, 2007 and December 31, 2006 totaled $6.2 million and zero, respectively, and are included in other assets in the accompanying condensed consolidated balance sheets. Amortization of deferred costs charged to cost of revenue was $79,700 and zero for the three months ended March 31, 2007 and 2006, respectively.

(e)	Foreign Currency Translation and Transactions

Assets and liabilities of the Company’s foreign operations are translated in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, Foreign Currency Translation. In accordance with SFAS No. 52, assets and liabilities of the Company’s foreign operations are translated into U.S. dollars at current exchange rates, and income and expense items are translated at average rates of exchange prevailing during the year. Gains and losses realized from transactions denominated in foreign currencies, including intercompany balances not considered permanent investments, are included in the condensed consolidated statements of operations. The Company’s foreign exchange losses totaled approximately $46,000 and $30,000 for the three months ended March 31, 2007 and 2006, respectively.

(f)	Cash, Cash Equivalents and Short-Term Investments

The Company considers all highly-liquid investments purchased with original maturities of 90 days or less to be cash equivalents. Cash equivalents include amounts invested in federal agency securities, certificates of deposit, commercial paper and money market funds. Cash equivalents are stated at cost plus accrued interest, which approximates market value.

The Company accounts for its investments in marketable securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. In accordance with SFAS No. 115, the Company has classified all of its short-term investments in marketable securities as held-to-maturity for the periods ended March 31, 2007 and December 31, 2006. Held-to-maturity securities are carried at amortized cost because the Company has the intent and ability to hold investments to maturity.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Held-to-maturity securities consisted of the following:

	March 31,	December 31,
	2007	2006

Commercial paper	$12,446,781	$4,896,000
U.S. government securities	2,668,525	5,008,312
Certificates of deposit	2,365,992	1,938,963

Total held-to-maturity securities	$17,481,298	$11,843,275

At March 31, 2007, maturities of all held-to-maturity securities were less than one year. At March 31, 2007, the estimated fair value of each investment approximated its amortized cost and, therefore, there were no significant unrecognized holding gains or losses.

(g)	Fair Value of Financial Instruments and Concentration of Credit Risk

Financial instruments consist principally of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and long-term debt. The estimated fair value of these instruments approximates their carrying value due to the short period of time to their maturities. The fair value of the Company’s debt is estimated based on the current rates offered to the Company for debt of the same remaining maturities. The carrying amount of long-term debt approximates fair value.

(h)	Inventory

Inventory is stated at the lower of cost (weighted-average) or market (net realizable value). The Company regularly reviews its inventory quantities on hand and related cost and records a provision for any excess or obsolete inventory based on its estimated forecast of product demand and existing product configurations. The Company also reviews its inventory value to determine if it reflects lower of cost or market, with market determined based on net realizable value. Appropriate consideration is given to inventory items sold at negative gross margins, purchase commitments and other factors in evaluating net realizable value.

Inventories at March 31, 2007 and December 31, 2006 are as follows:

	March 31,	December 31,
	2007	2006

Purchased components	$4,454,613	$2,864,892
Finished goods	8,847,729	7,554,138

	$13,302,342	$10,419,030

Inventory is shown net of a valuation reserve of approximately $208,000 and $492,000 at March 31, 2007 and December 31, 2006, respectively.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(i)	Property and Equipment and Field Equipment

Property and equipment is carried at cost less accumulated depreciation. A summary of the components of property and equipment is as follows:

	March 31,	December 31,
	2007	2006

Machinery, equipment and tooling	$2,713,490	$2,572,332
Leasehold improvements	1,001,000	987,307
Computer and office equipment	1,002,526	958,916
Furniture	408,694	408,694
Construction-in-process	656,740	436,902

	5,782,450	5,364,151
Less accumulated depreciation and amortization	(2,547,521)	(2,338,591)

Property and equipment, net	$3,234,929	$3,025,560

Depreciation expense for property and equipment was $202,000 and $149,000 for the three months ended March 31, 2007 and 2006, respectively.

Field equipment is carried at cost less accumulated depreciation as follows:

	March 31,	December 31,
	2007	2006

Field equipment	$23,574,466	$24,101,844
Less accumulated depreciation and amortization	(3,780,277)	(3,485,892)

Field equipment, net	$19,794,189	$20,615,952

During the three months ended March 31, 2007, the Company sold equipment to customers in the chronic care market who were formerly renting the equipment. Due to the sale of equipment, $6.2 million of net field equipment costs were reclassified to deferred costs and are being amortized ratably over the same period in which the associated revenue is being recognized. Deferred costs are included within other assets in the accompanying balance sheet.

Depreciation expense for field equipment was $1,233,000 and $349,000 for the three months ended March 31, 2007 and 2006, respectively.

The estimated service lives of property and equipment and field equipment are as follows:

Estimated
Useful Life

Machinery, equipment and tooling	5 years
Leasehold improvements	Lesser of 5 years or lease term
Computer and office equipment	3 years
Furniture	7 years
Field equipment	5 years

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(j)	Accounting for Stock-Based Compensation

Stock-Based Compensation

Until December 31, 2005, the Company accounted for stock-based employee compensation awards in accordance with Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. Accordingly, compensation expense was recorded for stock options awarded to employees and directors to the extent that the option exercise price was less than the fair market value of the Company’s common stock on the date of grant, where the number of shares and exercise price were fixed. The difference between the fair value of the Company’s common stock and the exercise price of the stock option, if any, was recorded as deferred compensation and was amortized to compensation expense over the vesting period of the underlying stock option. All stock-based awards to nonemployees were accounted for at their fair value in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”, and related interpretations.

On January 1, 2006, the Company adopted SFAS No. 123R “Share-Based Payment”, using a combination of the prospective and the modified prospective transition methods. Under the prospective method, the Company will not recognize the remaining compensation cost for any stock option awards which had previously been valued using the minimum value method, which was allowed until the Company’s initial filing with the Securities and Exchange Commission, or SEC, for a public offering of securities (i.e., stock options granted prior to July 19, 2005). Under the modified prospective method, the Company has (a) recognized compensation expense for all share-based payments granted after January 1, 2006 and (b) recognized compensation expense for awards granted to employees between July 19, 2005 and December 31, 2005 that were unvested as of December 31, 2005. The Company recognizes share-based compensation expense using a straight-line method of amortization over the vesting period.

The Company filed a registration statement on Form S-1 for an initial public offering of its common stock on July 19, 2005 and closed the initial public offering on November 1, 2005. Stock options granted prior to July 19, 2005 were valued using the minimum value method, while stock options granted after July 19, 2005 were valued using the Black-Scholes option-pricing model. The minimum value method excludes the impact of stock volatility, whereas the Black-Scholes option-pricing model includes a stock volatility assumption in its calculation. The inclusion of a stock volatility assumption, the principal difference between the two methods, ordinarily yields a higher fair value.

As a result of adopting SFAS 123R on January 1, 2006, the Company’s net loss for the three months ended March 31, 2007 and 2006 was $609,823 and $443,350 higher, respectively, than if it had continued to account for share-based compensation under APB No. 25. Basic and diluted loss per share for the three months ended March 31, 2007 and 2006 was $0.02 and $0.02 higher, respectively, than if the Company had continued to account for share-based compensation under APB No. 25.

Pursuant to SFAS 123R, the Company reclassified $259,910 of deferred compensation relating to non-qualified stock options awarded to an executive and a consultant to additional paid-in capital on January 1, 2006.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company recognized the impact of its share-based payment plans in the consolidated statement of operations for the three months ended March 31, 2007 and 2006 under SFAS 123R. The following table presents the captions in which share-based compensation expense is included in the Company’s consolidated statement of operations, including share-based compensation recorded in accordance with APB No. 25:

	Three Months	Three Months
	Ended	Ended
	March 31, 2007	March 31, 2006

Cost of revenues	$40,785	$11,250
Selling and marketing	209,206	112,069
Research and development	40,123	28,036
Distribution	—	2,297
General and administrative	469,979	341,754

Total	$760,093	$495,406

The weighted-average fair value of options granted during the three months ended March 31, 2007 and 2006 was $5.77 and $9.06, respectively. The fair value of options at date of grant was estimated using the Black-Scholes option-pricing model with the following assumptions:

	Three Months		Three Months
	Ended		Ended
	March 31, 2007		March 31, 2006

Expected life	4.75 years	(1)	4.75 years	(1)
Risk-free interest rate	4.63%-4.75%	(2)	4.35%-4.75%	(2)
Expected stock price volatility	75%	(3)	85%	(3)
Expected dividend yield	—		—

(1)	The expected term was determined using the simplified method for estimating expected option life of “plain-vanilla” options.

(2)	The risk-free interest rate for each grant is equal to the U.S. Treasury rate in effect at the time of grant for instruments with an expected life similar to the expected option term.

(3)	Because the Company has no options that are traded publicly and because of its limited trading history as a public company, the stock volatility assumption is based on an analysis of the stock volatility of the common stock of comparable companies in the medical device and technology industries. During the three months ended March 31, 2007, the Company updated its stock volatility analysis, which yielded a volatility rate of 75%. The Company used a volatility rate assumption of 75% for stock options granted during the three months ended March 31, 2007.

The Company has estimated expected forfeitures of stock options with the adoption of SFAS 123R and records stock-based compensation net of estimated forfeitures. In developing a forfeiture rate estimate, the Company considered its historical experience, its growing employee base and the limited trading history of its common stock.

(k)	Warranty Costs

For a period of one year following the delivery of products to its critical care customers, the Company provides for product repair or replacement if it is determined that there is a defect in material or manufacture of the product. For sales into the critical care market, the Company accrues estimated warranty costs at the time of shipment based on contractual rights and historical experience. Warranty expense is included in cost of

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

revenues in the consolidated statements of operations. Following is a rollforward of the Company’s warranty accrual for the three months ended March 31, 2007:

Balance at December 31, 2006	$172,244
Provision	83,820
Usage	(79,851)

Balance at March 31, 2007	$176,213

(l)	Distribution Expenses

Distribution expenses consist of the costs incurred in shipping products to customers and are charged to operations as incurred. Shipping and handling costs billed to customers are included in revenues and totaled $8,961 and $15,397 for the three months ended March 31, 2007 and 2006, respectively.

(m)	Research and Development Costs

Research and development costs are charged to operations as incurred.

(n)	Income Taxes

The Company accounts for federal and state income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. Under the liability method specified by SFAS No. 109, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates. The Company’s provision for income taxes represents the amount of taxes currently payable, if any, plus the change in the amount of net deferred tax assets or liabilities. A valuation allowance is provided against net deferred tax assets if recoverability is uncertain on a more likely than not basis.

In June 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes”, which clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 on January 1, 2007. The adoption of FIN 48 did not have a material impact on the Company’s financial position or results of operations. Upon adoption and as of March 31, 2007, the Company had no unrecognized tax benefits recorded.

The Company files federal, state and foreign tax returns. The Company has accumulated significant losses since its inception in 1998. Since the net operating losses may potentially be utilized in future years to reduce taxable income, all of the Company’s tax years remain open to examination by the major taxing jurisdictions to which the Company is subject.

The Company recognizes interest and penalties for uncertain tax positions in income tax expense. Upon adoption and as of March 31, 2007, the Company had no interest and penalty accrual or expense.

(o)	Net Loss per Share

The Company calculates net loss per share based on the weighted average number of shares of common stock outstanding, excluding unvested shares of restricted common stock. The following potential common

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

stock equivalents were not included in the computation of diluted net loss per share as their effect would have been anti-dilutive:

	March 31,
	2007	2006

Options to purchase common stock	1,377,928	1,028,514
Warrants to purchase common stock	18,750	172,321

Total	1,396,678	1,200,835

(p)	Comprehensive Income (Loss)

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting comprehensive income (loss) and its components in the body of the financial statements. Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes certain changes in equity, such as foreign currency translation adjustments, that are excluded from results of operations.

At March 31, 2007 and December 31, 2006, accumulated other comprehensive income (loss) consists of foreign currency translation adjustments.

(q)	Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which addresses the measurement of “fair value” where such measure is required for recognition or disclosure purposes under GAAP. Among other provisions, SFAS No. 157 includes (1) a new definition of fair value, (2) a fair value hierarchy used to classify the source of information used in fair value measurements, (3) new disclosure requirements of assets and liabilities measured at fair value based on their level in the hierarchy, and (4) a modification of the accounting presumption that the transaction price of an asset or liability equals its initial fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 (i.e., beginning in 2008 for NxStage). The Company is currently evaluating the expected impact of SFAS No. 157 on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115,” which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently evaluating if it will elect the fair value option for any of its eligible financial instruments and other items.

3.	Financing Arrangements

Debt

In December 2004, the Company entered into a debt agreement in the principal amount of $5.0 million, which was payable monthly over a three-year term and was secured by all the assets of the Company. Interest accrued at a rate of 7.0% annually and monthly principal and interest payments were made in advance. In addition, a final interest payment of $650,000 was due at the scheduled maturity date of December 2007, or earlier if the loan was prepaid in advance. This additional interest payment was accrued on a monthly basis using the interest method over the 36-month life of the loan and was included in accrued expenses in the accompanying consolidated balance sheets. Concurrent with entering into a new equipment line of credit in May 2006, the Company repaid all outstanding borrowings in the aggregate amount of $3.4 million, which included principal and accrued interest and the final interest payment of $650,000. This extinguishment of debt

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

gave rise to the early recognition of approximately $434,000 of interest expense for the year ended December 31, 2006.

On May 15, 2006, the Company entered into an equipment line of credit agreement for the purpose of financing field equipment purchases and placements. The line of credit agreement provides for the availability of up to $20.0 million through December 31, 2007, and borrowings bear interest at the prime rate plus 0.5% (8.75% at March 31, 2007). Under the line of credit agreement, $10.0 million was available through December 31, 2006 and an additional $10.0 million is available from January 1, 2007 through December 31, 2007. The availability of the line of credit is subject to a number of covenants, including maintaining certain levels of liquidity, adding specified numbers of patients and operating within certain net loss parameters. The Company is also required to maintain operating and/or investment accounts with the lender in an amount at least equal to the outstanding debt obligation. Borrowings are secured by all assets of the Company other than intellectual property and are payable ratably over a three-year period from the date of each borrowing. At March 31, 2007, the Company had outstanding borrowings of $6.7 million and $11.6 million of borrowing availability under the equipment line of credit.

Annual maturities of principal under the Company’s debt obligations at March 31, 2007 are as follows:

2007	$2,100,000
2008	2,800,000
2009	1,816,667

$6,716,667

4.	Segment and Enterprise Wide Disclosures

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for reporting information regarding operating segments in annual financial statements. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions on how to allocate resources and assess performance. The Company views its operations and manages its business as one operating segment. All revenues were generated in the United States and substantially all assets are located in the United States.

The Company sells products into two markets, critical care and chronic care. The critical care market consists of hospitals or facilities that treat patients that have suddenly, and possibly temporarily, lost kidney function. The chronic care market consists of dialysis centers and hospitals that provide treatment options for patients that have end stage renal disease, or ESRD. Revenues recognized in these markets were as follows:

	Three Months Ended
	March 31,
	2007	2006

Critical care market	$2,939,297	$1,584,607
Chronic care market	5,434,696	1,816,115

Total revenues	$8,373,993	$3,400,722

For the three months ended March 31, 2007, the Company’s affiliate represented 23% of revenues and 29% of accounts receivable at March 31, 2007, while one other customer represented 10% of accounts receivable at March 31, 2007. For the three months ended March 31, 2006, the Company’s affiliate represented 13% of revenues and 17% of accounts receivable at March 31, 2006, while one other customer represented 12% of accounts receivable as of March 31, 2006.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Stockholders’ Equity

Common and Preferred Stock

On February 7, 2007, the Company sold 2,000,000 shares of its common stock to DaVita in a private placement at a price of $10.00 per share and with aggregate net proceeds of approximately $20.0 million. The shares sold to DaVita represent approximately seven percent (7%) of the Company’s issued and outstanding shares of common stock.

On June 14, 2006, the Company completed a follow-on public offering of 6,325,000 shares of its common stock at a price of $8.75 per share and with aggregate net proceeds of approximately $51.3 million. On November 1, 2005, the Company completed its initial public offering of 6,325,000 shares of its common stock at a price of $10.00 per share and with aggregate net proceeds of approximately $56.5 million. In connection with the initial public offering, all shares of all series of the Company’s outstanding preferred stock were automatically converted into an aggregate of 12,124,840 shares of common stock.

Warrants

At March 31, 2007, warrants to purchase a total of 73,460 shares of common stock were outstanding. These warrants have a weighted average exercise price of $8.17 and expire in December 2011. There were no warrant or grant exercises during the three months ended March 31, 2007.

6.	Stock-Based Awards

At March 31, 2007, the Company has reserved 3,666,306 shares of common stock for issuance upon exercise of stock options, 21,697 shares for issuance under the 2005 Employee Stock Purchase Plan (the “2005 Purchase Plan”) and 73,460 shares for issuance upon exercise of warrants.

Stock Options

The Company maintains the 1999 Stock Option and Grant Plan, or the 1999 Plan, under which 4,085,009 shares of common stock were authorized for the granting of incentive stock options, or ISOs, and nonqualified stock options to employees, officers, directors, advisors, and consultants of the Company. Effective upon the closing of the Company’s initial public offering, no further grants have been or will be made under the 1999 Plan. ISOs under the 1999 Plan were granted only to employees, while nonqualified stock options under the 1999 Plan were granted to officers, employees, consultants and advisors of the Company. The Company’s board of directors determined the option exercise price for incentive and nonqualified stock options and grants, and in no event were the option exercise prices of an incentive stock option less than 100% of the fair market value of common stock at the time of grant, or less than 110% of the fair market value of the common stock in the event that the employee owned 10% or more of the Company’s capital stock. All stock options issued under the 1999 Plan expire 10 years from the date of grant and the majority of these grants were exercisable upon the date of grant into restricted common stock, which vests over a period of four years. Prior to the adoption of the 1999 Plan, the Company issued non-qualified options to purchase 55,252 shares of common stock, of which 45,755 shares remain outstanding at March 31, 2007.

In October 2005, the Company adopted the 2005 Plan which became effective upon the closing of the initial public offering. Concurrently, the Company ceased granting stock options and other equity incentive awards under the 1999 Plan and 971,495 shares, which were then still available for grant under the 1999 Plan, were transferred and became available for grant under the 2005 Plan. The number of shares available for grant under the 2005 Plan will be increased annually beginning in 2007 by the least of (a) 600,000 shares, or (b) 3% of the then outstanding shares of the Company’s common stock, or (c) a number determined by the Board. During the three months ended March 31, 2007, the number of shares available for grant under the 2005 Plan was increased by 600,000 shares. Unless otherwise specified by the board of directors or Compensation

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Committee, stock options issued to employees under the 2005 Plan expire seven years from the date of grant and generally vest over a period of four years. Stock option grants to directors expire five years from the date of grant and vest 100% on date of grant. At March 31, 2007, options for the purchase of 649,289 shares of common stock are available for future grant under the 2005 Plan.

A summary of the Company’s stock option activity under all plans is as follows:

		Weighted
		Average
		Exercise
Fixed Options	Shares	Price

Outstanding at December 31, 2006	3,068,430	$7.00
Granted	65,500	$9.11
Exercised	(107,800)	$8.74
Forfeited or expired	(9,113)	$8.78

Outstanding at March 31, 2007	3,017,017	$6.98

Vested at March 31, 2007	1,719,643	$5.83

Exercisable at March 31, 2007	1,923,965	$5.78

The aggregate intrinsic value at March 31, 2007 was $18.9 million for stock options outstanding, $12.8 million for stock options vested and $14.4 million for stock options exercisable. The intrinsic value for stock options outstanding, vested and exercisable is calculated based on the exercise price of the underlying awards and the market price of the Company’s common stock as of March 31, 2007, excluding out-of-the-money awards. The total intrinsic value of options exercised during the three months ended March 31, 2007 and 2006 was $494,000 and $84,000, respectively. The total fair value of shares vested during the three months ended March 31, 2007 and 2006 was $1.1 million and $286,000, respectively.

The following table summarizes information about stock options outstanding at March 31, 2007:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Number	Remaining	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Contractual Life	Price	Exercisable	Price

$0.34 to $0.55	96,551	2.0 years	$0.36	96,551	$0.36
$1.37	2,924	3.2 years	$1.37	2,924	$1.37
$2.74 to $4.10	808,284	4.8 years	$3.88	808,284	$3.88
$5.47 to $6.84	585,021	7.5 years	$6.03	581,867	$6.03

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Number	Remaining	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Contractual Life	Price	Exercisable	Price

$7.90 to $9.27	1,139,087	6.6 years	$8.51	217,640	$8.50
$9.63 to $11.78	117,550	4.8 years	$10.78	84,000	$10.83
$12.28 to $13.65	267,600	5.1 years	$12.69	132,699	$12.65

$0.34 to $13.65	3,017,017	5.8 years	$6.98	1,923,965	$5.78

NxSTAGE MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the status of the Company’s nonvested stock options:

		Weighted
		Average
		Exercise
Fixed Options	Shares	Price

Nonvested at December 31, 2006	1,363,423	$8.54
Granted	65,500	$9.11
Vested	(122,436)	$9.14
Forfeited	(9,113)	$8.78

Nonvested at March 31, 2007	1,297,374	$8.51

Certain outstanding stock option awards are subject to an early exercise provision. Upon exercise, the award is subject to a repurchase right in favor of the Company. The repurchase right terminated upon the closing of the Company’s initial public offering.

At March 31, 2007, approximately $6.0 million of unrecognized stock compensation cost is expected to be recognized over a weighted-average period of 3.3 years.

Employee Stock Purchase Plan

The Company’s 2005 Employee Stock, or the 2005 Purchase Plan, Purchase Plan authorizes the issuance of up to 50,000 shares of common stock to participating employees through a series of periodic offerings. Each six-month offering period begins in January or July. An employee becomes eligible to participate in the 2005 Purchase Plan once he or she has been employed for at least three months and is regularly employed for at least 20 hours per week for more than three months in a calendar year. The price at which employees can purchase common stock in an offering is 95 percent of the closing price of the Company’s common stock on the NASDAQ Global Market on the day the offering terminates, unless otherwise determined by the board of directors or Compensation Committee.

The weighted-average fair value of stock purchase rights granted as part of the Company’s 2005 Purchase Plan during the three months ended March 31, 2007 and 2006 was $1.86 and $2.45, respectively. The fair value of the employees’ stock purchase rights was estimated using the Black-Scholes option-pricing model with the following assumptions:

	Three Months	Three Months
	Ended	Ended
	March 31, 2007	March 31, 2006

Expected life	6 months	6 months
Risk-free interest rate	4.90%	4.42%
Expected stock price volatility	61.7%	50.9%
Expected dividend yield	—	—

The Company recognized share-based compensation expense of $16,500 and $12,000 for the three months ended March 31, 2007 and 2006, respectively, relating to the 2005 Purchase Plan.

7.	Related-Party Transactions

Medisystems Corporation

The Company purchases completed cartridges, tubing and certain other components used in the System One disposable cartridge from Medisystems Corporation, an entity owned by a stockholder of the Company and member of the Company’s board of directors. The Company purchased approximately $2.1 million and $759,000 during the three months ended March 31, 2007 and 2006, respectively, of goods and services from

NxSTAGE MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

this related party. Amounts owed to Medisystems Corporation totaled $658,000 and $926,000 at March 31, 2007 and December 31, 2006, respectively, and are included in accounts payable in the accompanying consolidated balance sheets. At March 31, 2007, the Company had commitments to purchase approximately $2.7 million of products from Medisystems Corporation.

On January 4, 2007, the Company entered into a seven-year Supply Agreement, or the Medisystems Supply Agreement, with Medisystems that expires on December 31, 2013. Prior to entering into the Medisystems Supply Agreement, the Company purchased products from Medisystems through purchase orders. Pursuant to the terms of the Medisystems Supply Agreement, the Company will purchase no less than ninety percent (90%) of its North American requirements for disposal cartridges, or Medisystems products, for use with its System One from Medisystems.

DaVita Inc.

On February 7, 2007, the Company entered into a National Service Provider Agreement, or the DaVita Agreement, with DaVita Inc., or DaVita, the Company’s largest customer. Pursuant to the terms of the Agreement, the Company granted DaVita certain market rights for the System One and related supplies for home hemodialysis therapy. DaVita is granted exclusive rights in a small percentage of geographies, which geographies collectively represent less than ten percent (10%) of the U.S. ESRD patient population, and limited exclusivity in the majority of all other U.S. geographies, subject to DaVita’s meeting certain requirements, including patient volume commitments and new patient training rates. Under the DaVita Agreement, the Company can continue to sell to other clinics in the majority of geographies. If certain minimum patient numbers or training rates are not achieved, DaVita can lose all or part of its preferred geographic rights. The DaVita Agreement limits, but does not prohibit, the sale by the Company of the System One for chronic patient home hemodialysis therapy to any provider that is under common control or management of a parent entity that collectively provides dialysis services to more than 25% of U.S. chronic dialysis patients and that also supplies dialysis products.

The DaVita Agreement has an initial term of three years, terminating on December 31, 2009, and DaVita has the option of renewing the DaVita Agreement for four additional periods of six months each if DaVita meets certain patient volume targets.

Under the DaVita Agreement, DaVita purchased all of its existing System One equipment currently being rented from the Company (for a purchase price of approximately $5.0 million) and committed to buy a significant percentage of its future System One equipment needs. DaVita is granted most favored nations pricing for the products purchased under the DaVita Agreement provided that DaVita achieves certain requirements, including certain patient volume targets. Further, the DaVita Agreement contemplates certain collaborations between the parties, including efforts dedicated towards advancing market awareness of the Company’s therapies and home and more frequent hemodialysis.

Either party may terminate the DaVita Agreement if the other party becomes the subject of bankruptcy or similar proceedings or loses its eligibility to bill for services under the Medicare or Medicaid programs.

In connection with the DaVita Agreement, the Company issued and sold to DaVita 2,000,000 shares (the “DaVita Shares”) of its common stock, $0.001 par value per share, at a purchase price of $10.00 per share, for an aggregate purchase price of $20.0 million pursuant to the terms of the Stock Purchase Agreement dated as of February 7, 2007 by and between the Company and DaVita (the “Stock Purchase Agreement”). The Shares represent approximately seven percent (7%) of the Company’s issued and outstanding shares of common stock as of March 31, 2007. As discussed in Note 1 to these financial statements, this ownership percentage qualifies DaVita as an affiliate for financial statement presentation purposes.

In connection with the issuance of the DaVita Shares, the Company and DaVita entered into a registration rights agreement. Pursuant to the registration rights agreement, on April 2, 2007, the Company filed a

NxSTAGE MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

registration statement on Form S-3 with respect to the resale by DaVita of the DaVita Shares, which was declared effective by the SEC on May 8, 2007. In addition, the Company shall use commercially reasonable efforts to keep the registration statement continuously effective until the date which is the earliest of (i) two years after the registration statement is declared effective by the SEC, (ii) such time as all the securities covered by the registration statement have been publicly sold or (iii) such time as all securities may be sold pursuant to Rule 144(k) without volume restrictions. If the Company is unable to meet the above registration requirements, the Company must (a) transfer cash consideration to DaVita equal to one percent (1.0%) of the aggregate purchase price paid for the Shares (i.e., $200,000) and (b) make a monthly pro rata cash payment equal to 1.0% of the aggregate purchase price until cured. The registration rights agreement provides for no limitation to the maximum potential consideration that may be paid by the Company. The Company believes the likelihood is remote that it will owe an obligation resulting from the registration rights agreement.

8.	Commitments and Contingencies

During the three months ended March 31, 2007, the Company entered into a long-term agreement with the Entrada Group, or Entrada, to establish manufacturing and service operations in Mexico, initially for its cycler and PureFlow SL disposables and later for its PureFlow SL hardware. The agreement obligates Entrada to provide the Company with manufacturing space, support services and a labor force through 2012. Subject to certain exceptions, the Company is obligated for the facility fees through the term of the agreement. The agreement may be terminated upon material breach, generally following a 30-day cure period.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of NxStage Medical, Inc.

We have audited the accompanying consolidated balance sheets of NxStage Medical, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NxStage Medical, Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.”

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of NxStage Medical, Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2007 expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

Boston, Massachusetts
March 14, 2007

NxSTAGE MEDICAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$49,958,540	$61,223,377
Short-term investments	11,843,275	—
Accounts receivable, net	4,301,557	1,511,860
Inventory	10,558,923	5,956,336
Prepaid expenses and other current assets	1,014,688	523,160

Total current assets	77,676,983	69,214,733

Property and equipment, net	3,025,560	2,070,387
Field equipment, net	20,615,952	4,843,398
Other assets	406,285	446,508

Total assets	$101,724,780	$76,575,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,918,437	$3,027,524
Accrued expenses	4,104,058	2,234,621
Deferred rent obligation	259,036	224,694
Deferred revenue	228,542	114,000
Current portion of long-term debt	2,800,000	1,513,480

Total current liabilities	13,310,073	7,114,319
Deferred rent obligation	389,568	473,268
Long-term debt	4,616,667	1,633,070

Total liabilities	18,316,308	9,220,657

Commitments and contingencies (Note 8)
Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 authorized; zero shares issued and outstanding as of December 31, 2006 and 2005	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 27,806,543 and 21,176,554 shares issued and outstanding as of December 31, 2006 and 2005	27,807	21,177
Additional paid-in capital	206,848,097	151,675,548
Deferred compensation	—	(259,910)
Accumulated deficit	(123,640,441)	(84,010,669)
Accumulated other comprehensive income (loss)	173,009	(71,777)

Total stockholders’ equity	83,408,472	67,354,369

Total liabilities and stockholders’ equity	$101,724,780	$76,575,026

See accompanying notes to these consolidated financial statements.

NxSTAGE MEDICAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2006	2005	2004

Revenues	$20,812,064	$5,993,739	$1,884,569
Cost of revenues	26,121,297	9,585,286	3,438,832

Gross profit (deficit)	(5,309,233)	(3,591,547)	(1,554,263)

Operating expenses:
Selling and marketing	14,356,062	7,549,830	3,334,028
Research and development	6,431,001	6,304,463	5,970,442
Distribution	7,092,865	2,059,279	494,786
General and administrative	8,703,404	4,854,471	3,603,967

Total operating expenses	36,583,332	20,768,043	13,403,223

Loss from operations	(41,892,565)	(24,359,590)	(14,957,486)

Other income (expense):
Interest income	3,235,672	643,417	130,347
Interest expense	(972,879)	(763,437)	(14,542)

	2,262,793	(120,020)	115,805

Net loss	$(39,629,772)	$(24,479,610)	$(14,841,681)

Net loss per share, basic and diluted	$(1.60)	$(4.31)	$(5.81)

Weighted-average shares outstanding, basic and diluted	24,817,020	5,680,566	2,555,605

See accompanying notes to these consolidated financial statements.

NxSTAGE MEDICAL, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ EQUITY (DEFICIT)

									Accumulated
	Redeemable Convertible						Notes		Other
	Preferred Stock				Additional		Receivable		Comprehensive	Total
		Carrying	Common Stock		Paid-In	Deferred	From	Accumulated	Income	Comprehensive
	Shares	Value	Shares	Amount	Capital	Compensation	Stockholders	Deficit	(Loss)	Income (Loss)
Balance at December 31, 2003	10,554,162	$55,945,612	2,565,226	$2,566	$1,518,555	$(65,939)	$(289,615)	$(44,622,908)	$(21,098)

Sale of Series F redeemable convertible preferred stock, net of issuance costs of $31,480	2,747,253	20,000,002	—	—	—	—	—	(31,480)	—
Exercise of stock options	—	—	1,455	1	5,264	—	—	—	—
Stock options issued to nonemployees	—	—	—	—	159,124	(159,124)	—	—	—
Deferred compensation	—	—	—	—	285,780	(285,780)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	90,334	—	—	—
Warrants issued in connection with debt agreement	—	—	—	—	422,500	—	—	—	—
Unrealized gain on marketable securities	—	—	—	—	—	—	—	—	24,000	$24,000
Forgiveness of note receivable	—	—	—	—	—	—	289,615	—	—	—
Change in cumulative translation adjustment	—	—	—	—	—	—	—	—	119,909	119,909
Net loss	—	—	—	—	—	—	—	(14,841,681)	—	(14,841,681)

Total comprehensive loss										$(14,697,772)

Balance at December 31, 2004	13,301,415	$75,945,614	2,566,681	$2,567	$2,391,223	$(420,509)	$—	$(59,496,069)	$122,811

Sale of Series F-1 redeemable convertible preferred stock, net of issuance costs of $34,990	2,197,801	15,999,993	—	—	—	—	—	(34,990)	—
Conversion of redeemable convertible preferred stock to common stock	(15,499,216)	(91,945,607)	12,124,840	12,125	91,933,482	—	—	—	—
Issuance of common stock, net of issuance costs	—	—	6,325,000	6,325	56,023,477	—	—	—	—
Series D warrant extension	—	—	—		478,094	—	—	—	—
Exercise of stock options	—	—	128,729	129	533,777	—	—	—	—
Exercise of warrants	—	—	31,304	31	223,029	—	—	—	—
Stock options issued to nonemployees	—	—	—	—	34,400	(34,400)	—	—	—
Deferred compensation	—	—	—	—	58,066	(58,066)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	253,065	—	—	—
Realized gain on marketable securities	—	—	—	—	—	—	—	—	(24,000)	$(24,000)
Change in cumulative translation adjustment	—	—	—	—	—	—	—	—	(170,588)	(170,588)
Net loss	—	—	—	—	—	—	—	(24,479,610)	—	(24,479,610)

Total comprehensive loss										$(24,674,198)

Balance at December 31, 2005	—	$—	21,176,554	$21,177	$151,675,548	$(259,910)	$—	$(84,010,669)	$(71,777)

Issuance of common stock, net of issuance costs	—	—	6,325,000	6,325	51,325,365	—	—	—	—
Exercise of stock options	—	—	185,179	185	813,642	—	—	—	—
Exercise of warrants	—	—	78,522	79	502,822	—	—	—	—
Shares issued under employee stock purchase plan	—	—	28,303	28	228,848	—	—	—	—
Shares issued to Directors in lieu of cash	—	—	12,985	13	110,987	—	—	—	—
Stock-based compensation	—	—	—	—	2,450,795	—	—	—	—
Deferred stock compensation adjustment for SFAS No. 123R	—	—	—	—	(259,910)	259,910	—	—	—
Change in cumulative translation adjustment	—	—	—	—	—	—	—	—	244,786	$244,786
Net loss	—	—	—	—	—	—	—	(39,629,772)	—	(39,629,772)

Total comprehensive loss										$(39,384,986)

Balance at December 31, 2006	—	$—	27,806,543	$27,807	$206,848,097	$—	$—	$(123,640,441)	$173,009

See accompanying notes to these consolidated financial statements.

NxSTAGE MEDICAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005	2004

Cash flows from operating activities:
Net loss	$(39,629,772)	$(24,479,610)	$(14,841,681)
Adjustments to reconcile net loss to net cash used in operating activities:
Realized gain on sale of marketable securities	—	(24,000)	—
Loss on disposal of equipment	55,170	—	—
Depreciation and amortization	3,495,365	1,033,688	452,925
Amortization/write-off of debt discount	281,666	140,833	—
Forgiveness of related party loans	—	—	289,615
Stock-based compensation	2,765,348	253,065	90,334
Changes in operating assets and liabilities:
Accounts receivable	(2,933,697)	(987,595)	(375,579)
Inventory	(23,160,238)	(5,929,697)	(2,346,311)
Prepaid expenses and other current assets	(487,277)	(483,598)	11,002
Accounts payable	2,846,394	1,613,878	1,215,678
Accrued expenses	2,789,007	1,389,913	378,658
Deferred rent obligation	(49,358)	36,718	(27,879)
Deferred revenue	114,542	88,280	(19,179)

Net cash used in operating activities	(53,912,850)	(27,348,125)	(15,172,417)

Cash flows from investing activities:
Purchases of property and equipment	(1,620,483)	(1,198,222)	(195,071)
Purchases of short-term investments	(11,843,275)	—	—
Sale of marketable securities	—	12,495,000	—
Purchase of marketable securities	—	—	(12,471,000)
Increase in other assets	(845,479)	(5,869)	(135,013)

Net cash (used in) provided by investing activities	(14,309,237)	11,290,909	(12,801,084)

Cash flows from financing activities:
Net proceeds from issuance of redeemable convertible preferred stock	—	15,965,003	19,968,522
Net proceeds from issuance of common stock	51,331,690	56,507,896	—
Proceeds from stock option and purchase plans	954,900	533,906	5,265
Proceeds from exercise of warrants	502,901	223,060	—
Proceeds from loans and lines of credit	8,400,000	—	5,000,000
Repayment of loans and lines of credit	(4,411,550)	(1,448,164)	(269,689)

Net cash provided by financing activities	56,777,941	71,781,701	24,704,098

Foreign exchange effect on cash and cash equivalents	179,309	(140,607)	28,284

(Decrease) increase in cash and cash equivalents	(11,264,837)	55,583,878	(3,241,119)
Cash and cash equivalents, beginning of year	61,223,377	5,639,499	8,880,618

Cash and cash equivalents, end of year	$49,958,540	$61,223,377	$5,639,499

Supplemental Disclosure
Cash paid for interest	$963,062	$270,098	$14,542

Noncash Investing Activities
Transfers from inventory to field equipment	$18,598,426	$4,366,981	$1,091,198

Leasehold improvement allowance	$—	$614,798	$—

Noncash Financing Activities
Warrants issued in connection with financing activity	$—	$—	$422,500

Deferred compensation and paid-in capital	$—	$92,466	$444,904

Conversion of preferred stock to common stock	$—	$91,945,607	$—

Extension of Series D warrants	$—	$478,094	$—

See accompanying notes to these consolidated financial statements.

NxSTAGE MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Operations

NxStage Medical, Inc., or the Company, is a medical device company that develops, manufactures and markets products for the treatment of kidney failure and fluid overload. The Company’s primary product, the NxStage System One, or the System One, was designed to satisfy an unmet clinical need for a system that can deliver the therapeutic flexibility and clinical benefits associated with traditional dialysis machines in a smaller, portable, easy-to-use form that can be used by healthcare professionals and trained lay users alike in a variety of settings, including patient homes, as well as more traditional care settings such as hospitals and dialysis clinics. The System One is cleared by the FDA and sold commercially in the United States for the treatment of acute and chronic kidney failure and fluid overload. The System One consists of an electromechanical medical device (cycler), a disposable blood tubing set and a dialyzer (filter) pre-mounted in a disposable, single-use cartridge, and fluids used in conjunction with therapy.

As of December 31, 2006, the Company had approximately $61.8 million of cash, cash equivalents and short-term investments. In February 2007, the Company received cash proceeds of $20.0 million from the sale of 2 million shares of its common stock to DaVita. The Company has experienced and continues to experience negative operating margins and cash flows from operations and it expects to continue to incur net losses in the foreseeable future. The Company believes that it has sufficient cash to meet its funding requirements at least through 2007. The Company expects to be able to extend the availability of its cash resources through the sale rather than rental of its System One cyclers to chronic customers in the future. There can be no assurance as to the availability of additional financing or the terms upon which additional financing may be available in the future if, and when, it is needed. If the Company is unable to obtain additional financing when needed, it may be required to delay, reduce the scope of, or eliminate one or more aspects of its business development activities, which could harm the growth of its business.

2.	Summary of Significant Accounting Policies

(a)	Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

(b)	Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)	Revenue Recognition

The Company recognizes revenue from product sales and services when earned in accordance with Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, and Emerging Issues Task Force (“EITF”) 00-21, Revenue Arrangements with Multiple Deliverables. Revenues are recognized when: (a) there is persuasive evidence of an arrangement, (b) the product has been shipped or services and supplies have been provided to the customer, (c) the sales price is fixed or determinable and (d) collection is reasonably assured. In the critical care market, sales are structured as direct product sales or as a disposables-based program in which a customer acquires the equipment through the purchase of a specific quantity of disposables over a specific period of time. During the reported periods, the majority of the Company’s critical care revenues were derived from direct product sales.

NxSTAGE MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In the chronic care market, revenues are realized using short-term rental arrangements. In the critical care market, the Company recognizes revenue from direct product sales at the later of the time of shipment or, if applicable, delivery in accordance with contract terms. For the chronic care market, the Company recognizes revenue derived from rental arrangements ratably over the rental period. These rental arrangements combine the use of the System One with a specified number of disposable products supplied to customers for a fixed amount per month. Revenue is recognized on a monthly basis in accordance with agreed upon contract terms and pursuant to customer purchase orders with fixed payment terms. Customer contracts in the chronic care market are generally cancelable on 30-days notice and there are no purchase requirements from customers under the Company’s chronic agreements.

Under a disposables-based program, the customer is granted the right to use the equipment for a period of time, during which the customer commits to purchase a minimum number of disposable cartridges or fluids at a price that includes a premium above the otherwise average selling price of the cartridges or fluids to recover the cost of the equipment and provide for a profit. Upon reaching the contractual minimum purchases, ownership of the equipment transfers to the customer. Revenues under these arrangements are recognized over the term of the arrangement as disposables are delivered. The Company records the cost of the equipment in inventory and amortizes the cost of the equipment through charges to cost of revenues consistent with the customer’s minimum purchase requirement.

When the Company enters into a multiple-element arrangement, it allocates the total revenue to all elements of the arrangement based on their respective fair values. Fair value is determined by the price charged when each element is sold separately. The Company’s most common multiple-element arrangements are products sold under a disposables-based program in the critical care market as described above. The Company accounts for the disposables-based program as a single economic transaction and has determined that it does not have a basis to separate the transaction into multiple elements to recognize revenue at the time of shipment of each element. Rather, the Company recognizes revenue related to all elements over the term of the arrangement as the disposables are delivered.

The Company’s contracts provide for training, technical support and warranty services to its customers. The Company recognizes training and technical support revenue when the related services are performed. In the case of extended warranty, the revenue is recognized ratably over the warranty period.

(d)	Foreign Currency Translation and Transactions

Assets and liabilities of the Company’s foreign operations are translated in accordance with Statement of Financial Accounting Standards, or SFAS, No. 52, Foreign Currency Translation. In accordance with SFAS No. 52, assets and liabilities of the Company’s foreign operations are translated into U.S. dollars at current exchange rates, and income and expense items are translated at average rates of exchange prevailing during the year. Gains and losses realized from transactions denominated in foreign currencies, including intercompany balances not considered permanent investments, are included in the consolidated statements of operations. The Company’s foreign exchange (losses)/gains totaled ($314,000), $16,000 and ($24,000) in 2006, 2005 and 2004, respectively.

(e)	Cash, Cash Equivalents and Marketable Securities

The Company considers all highly-liquid investments purchased with original maturities of 90 days or less to be cash equivalents. Cash equivalents include amounts invested in federal agency securities, certificates of deposit, commercial paper and money market funds. Cash equivalents are stated at cost plus accrued interest, which approximates market value.

The Company accounts for its investments in marketable securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. In accordance with SFAS No. 115, the

NxSTAGE MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company has classified all of its short-term investments in marketable securities as held-to-maturity for the year ended December 31, 2006; there were no marketable securities at December 31, 2005. Held-to-maturity securities are carried at amortized cost because the Company has the intent and ability to hold investments to maturity.

At December 31, 2006, held-to-maturity securities consisted of the following:

U.S. government securities	$5,008,312
Commercial paper	4,896,000
Certificates of deposit	1,938,963

Total held-to-maturity securities	$11,843,275

At December 31, 2006, maturities of held-to-maturity securities were less than one year. At December 31, 2006, the estimated fair value of each investment approximated its amortized cost and, therefore, there were no significant unrecognized holding gains or losses.

(f)	Fair Value of Financial Instruments and Concentration of Credit Risk

Financial instruments consist principally of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and long-term debt. The estimated fair value of these instruments approximates their carrying value due to the short period of time to their maturities. The fair value of the Company’s debt is estimated based on the current rates offered to the Company for debt of the same remaining maturities. The carrying amount of long-term debt approximates fair value.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Management believes that the financial institutions that hold the Company’s cash are financially sound and, accordingly, minimal credit risk exists with respect to these balances.

All of the Company’s revenues are derived in the United States from the sale of the System One and related products, which cannot be used with any other dialysis system. If the System One is not a successful product or is withdrawn from the market for any reason, the Company does not have other products in development.

The Company uses and is dependent upon four single source suppliers of components, subassemblies and finished goods. The Company is dependent on the ability of its suppliers to provide products on a timely basis and on favorable pricing terms. The loss of certain principal suppliers or a significant reduction in product availability from principal suppliers could have a material adverse effect on the Company. The Company believes that its relationships with its suppliers are satisfactory.

The Company reduces gross trade accounts receivable with an allowance for doubtful accounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the existing accounts receivable. The Company reviews its allowance for doubtful accounts on a monthly basis and all past due balances are reviewed individually for collectability. Account balances are charged off against the allowance after significant collection efforts have been made and potential for recovery is considered remote. Provisions for allowance for doubtful accounts are recorded in general and administrative expenses in the accompanying consolidated statements of operations. Activity related to allowance for doubtful accounts consisted of the following:

	Balance at			Balance at
	Beginning of Year	Provision	Write-Offs	End of Year

Year ended December 31, 2006	$12,266	$50,603	$—	$62,869
Year ended December 31, 2005	$21,933	$15,750	$(25,417)	$12,266
Year ended December 31, 2004	$9,599	$24,750	$(12,416)	$21,933

NxSTAGE MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the number of customers who individually comprise greater than 10% of total revenue and total accounts receivable:

	Revenue		Accounts Receivable
		Percent of		Percent of
	Number of	Total	Number of	Total Accounts
Year Ended	Customers	Revenue	Customers	Receivable

December 31, 2006	1	19%	1	17%
December 31, 2005	3	33%	2	25%
December 31, 2004	3	37%	3	35%

(g)	Inventory

Inventory is stated at the lower of cost (weighted-average) or market (net realizable value). The Company regularly reviews its inventory quantities on hand and related cost and records a provision for any excess or obsolete inventory based on its estimated forecast of product demand and existing product configurations. The Company also reviews its inventory value to determine if it reflects lower of cost or market, with market determined based on net realizable value. Appropriate consideration is given to inventory items sold at negative gross margins, purchase commitments and other factors in evaluating net realizable value.

(h)	Property and Equipment and Field Equipment

Property and equipment and field equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally, accelerated depreciation methods) for tax purposes where appropriate. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

Construction in process is stated at cost, which includes the cost of construction and other direct costs attributable to the construction. No provision for depreciation is made on construction in process until such time as the relevant assets are completed and put into use. Construction in process at December 31, 2006 represents machinery and equipment under installation.

Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

The estimated service lives of property and equipment and field equipment are as follows:

Estimated
Useful Life

Machinery, equipment and tooling	5 years
Leasehold improvements	Lesser of 5 years or lease term
Computer and office equipment	3 years
Furniture	7 years
Field equipment	5 years

(i)	Stock-Based Compensation

Until December 31, 2005, the Company accounted for stock-based employee compensation awards in accordance with Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. Accordingly, compensation expense was recorded for stock options

NxSTAGE MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

awarded to employees and directors to the extent that the option exercise price was less than the fair market value of the Company’s common stock on the date of grant, where the number of shares and exercise price were fixed. The difference between the fair value of the Company’s common stock and the exercise price of the stock option, if any, was recorded as deferred compensation and was amortized to compensation expense over the vesting period of the underlying stock option. All stock-based awards to nonemployees were accounted for at their fair value in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation” and related interpretations.

On January 1, 2006, the Company adopted SFAS No. 123R “Share-Based Payment”, using a combination of the prospective and the modified prospective transition methods. Under the prospective method, the Company will not recognize the remaining compensation cost for any stock option awards which had previously been valued using the minimum value method, which was allowed until the Company’s initial filing with the Securities and Exchange Commission, or SEC, for a public offering of securities (i.e., stock options granted prior to July 19, 2005). Under the modified prospective method, the Company has (a) recognized compensation expense for all share-based payments granted after January 1, 2006 and (b) recognized compensation expense for awards granted to employees between July 19, 2005 and December 31, 2005 that were unvested as of December 31, 2005. The Company recognizes share-based compensation expense using a straight-line method of amortization over the vesting period.

The Company filed a registration statement on Form S-1 for an initial public offering of its common stock on July 19, 2005 and closed the initial public offering on November 1, 2005. Stock options granted prior to July 19, 2005 were valued using the minimum value method, while stock options granted after July 19, 2005 were valued using the Black-Scholes option-pricing model. The minimum value method excludes the impact of stock volatility, whereas the Black-Scholes option-pricing model includes a stock volatility assumption in its calculation. The inclusion of a stock volatility assumption, the principal difference between the two methods, ordinarily yields a higher fair value.

As a result of adopting SFAS 123R on January 1, 2006, the Company’s net loss for the year ended December 31, 2006 was $2.4 million higher than if it had continued to account for share-based compensation under APB No. 25. Basic and diluted loss per share for the year ended December 31, 2006 was $0.10 higher than if the Company had continued to account for share-based compensation under APB No. 25.

Pursuant to SFAS 123R, the Company reclassified $259,910 of deferred compensation relating to non-qualified stock options awarded to an executive and a consultant to additional paid-in capital on January 1, 2006.

The Company recognized the impact of its share-based payment plans in the consolidated statement of operations for the year ended December 31, 2006 under SFAS 123R. The following table presents the captions in which share-based compensation expense is included in the Company’s consolidated statement of operations, including share-based compensation recorded in accordance with APB No. 25:

Year Ended
December 31,
2006

Cost of revenues	$64,189
Selling and marketing	549,972
Research and development	123,655
Distribution	7,867
General and administrative	2,019,665

Total	$2,765,348

NxSTAGE MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The weighted-average fair value of options granted during the year ended December 31, 2006 was $6.33. The fair value of options at date of grant was estimated using the Black-Scholes option-pricing model with the following assumptions:

Year Ended
December 31,
2006

Expected life	4.75 years(1)
Risk-free interest rate	4.35% - 4.88%(2)
Expected stock price volatility	85%(3)
Expected dividend yield	—

(1)	The expected term was determined using the simplified method for estimating expected life of “plain-vanilla” options.

(2)	The risk-free interest rate for each grant is equal to the U.S. Treasury rate in effect at the time of grant for instruments with an expected life similar to the expected option term.

(3)	Because the Company has no options that are traded publicly and because of its limited trading history as a public company, the stock volatility assumption is based on an analysis of the volatility of the common stock of comparable companies in the medical device and technology industries.

The Company has estimated expected forfeitures of stock options with the adoption of SFAS 123R and records stock-based compensation net of estimated forfeitures. In developing a forfeiture rate estimate, the Company considered its historical experience, its growing employee base and the limited trading history of its common stock.

(j)	Warranty Costs

For a period of one year following the delivery of products to its critical care customers, the Company provides for product repair or replacement if it is determined that there is a defect in material or manufacture of the product. For sales into the critical care market, the Company accrues estimated warranty costs at the time of shipment based on contractual rights and historical experience. Warranty expense is included in cost of revenues in the consolidated statement of operations. Following is a rollforward of the Company’s warranty accrual:

	Balance at			Balance at
	Beginning of Year	Provision	Usage	End of Year

Year ended December 31, 2006	$62,071	$308,610	$(198,437)	$172,244
Year ended December 31, 2005	$35,401	$127,635	$(100,965)	$62,071
Year ended December 31, 2004	$9,525	$37,941	$(12,065)	$35,401

(k)	Distribution Expenses

Distribution expenses consist of the costs incurred in shipping products to customers and are charged to operations as incurred. Shipping and handling costs billed to customers are included in revenues and totaled $34,110, $42,801 and $25,754 for the years ended December 31, 2006, 2005 and 2004, respectively.

NxSTAGE MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(l)	Research and Development Costs

Research and development costs are charged to operations as incurred.

(m)	Income Taxes

The Company accounts for federal and state income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. Under the liability method specified by SFAS No. 109, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates. The Company’s provision for income taxes represents the amount of taxes currently payable, if any, plus the change in the amount of net deferred tax assets or liabilities. A valuation allowance is provided against net deferred tax assets if recoverability is uncertain on a more likely than not basis.

(n)	Net Loss per Share

Until the closing of the Company’s initial public offering on November 1, 2005, the Company calculated net loss per share in accordance with SFAS No. 128, “Earnings per Share”, and Emerging Issues Task Force, or EITF, 03-6, “Participating Securities and the Two Class Method under FASB Statement No. 128, Earnings per Share”. EITF 03-6 clarifies the use of the “two-class” method of calculating earnings per share as originally prescribed in SFAS No. 128. Effective for periods beginning after March 31, 2004, EITF 03-6 provides guidance on how to determine whether a security should be considered a “participating security” for purposes of computing earnings per share and how earnings should be allocated to a participating security when using the two-class method for computing earnings per share. The Company determined that its redeemable preferred stock represented a participating security because it may have participated in dividends with common stock. Therefore, the Company calculated net loss per share consistent with the provisions of EITF 03-6 for all periods in which its redeemable preferred stock was outstanding. All of the Company’s redeemable preferred stock converted to common stock on November 1, 2005, the date of the Company’s initial public offering.

Accordingly, subsequent to November 1, 2005, the Company no longer uses the two-class method and calculates net loss per share based on the weighted average number of shares of common stock outstanding, excluding unvested shares of restricted common stock. The following potential common stock equivalents were not included in the computation of diluted net loss per share as their effect would have been anti-dilutive:

	Years Ended December 31,
	2006	2005	2004

Options to purchase common stock	261,635	2,683,286	1,690,561
Warrants to purchase common stock	—	169,736	203,625
Unvested shares of common stock subject to repurchase	—	—	402
Redeemable convertible preferred stock	—	10,098,497	10,165,879

Total	261,635	12,951,519	12,060,467

(o)	Comprehensive Income (Loss)

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting comprehensive income (loss) and its components in the body of the financial statements. Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes certain changes in equity, such as foreign currency translation adjustments, that are excluded from results of operations.

NxSTAGE MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2006 and 2005, accumulated other comprehensive income (loss) consists of foreign currency translation adjustments.

(p)	Recent Accounting Pronouncements

In June 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes”, which clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently in a loss position and does not pay income taxes; therefore the adoption of FIN 48 is not expected to have a significant impact on the Company’s consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which addresses the measurement of “fair value” where such measure is required for recognition or disclosure purposes under GAAP. Among other provisions, SFAS No. 157 includes (1) a new definition of fair value, (2) a fair value hierarchy used to classify the source of information used in fair value measurements, (3) new disclosure requirements of assets and liabilities measured at fair value based on their level in the hierarchy, and (4) a modification of the accounting presumption that the transaction price of an asset or liability equals its initial fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 (i.e., beginning in 2008 for NxStage). The Company is currently evaluating the impact of SFAS No. 157 on its consolidated financial statements.

3.	Inventory

Inventories at December 31, 2006 and 2005 are as follows:

	December 31,	December 31,
	2006	2005

Purchased components	$2,864,892	$2,026,986
Finished goods	7,694,031	3,929,350

	$10,558,923	$5,956,336

Inventory is shown net of a valuation reserve of approximately $492,000 and $646,000 at December 31, 2006 and 2005, respectively.

NxSTAGE MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Property and Equipment and Field Equipment

Property and equipment is carried at cost less accumulated depreciation. A summary of the components of property and equipment is as follows:

	December 31,	December 31,
	2006	2005

Machinery, equipment and tooling	$2,572,332	$1,613,359
Leasehold improvements	987,307	930,213
Computer and office equipment	958,916	829,298
Furniture	408,694	279,815
Construction-in-process	436,902	246,639

	5,364,151	3,899,324
Less accumulated depreciation and amortization	(2,338,591)	(1,828,937)

Property and equipment, net	$3,025,560	$2,070,387

Depreciation expense for property and equipment was $679,000, $469,000 and $342,000 in 2006, 2005 and 2004, respectively.

Field equipment is carried at cost less accumulated depreciation as follows:

	December 31,	December 31,
	2006	2005

Field equipment	$24,101,844	$5,521,359
Less accumulated depreciation and amortization	(3,485,892)	(677,961)

Field equipment, net	$20,615,952	$4,843,398

Depreciation expense for field equipment was $2.8 million, $565,000 and $111,000 in 2006, 2005 and 2004, respectively.

5.	Accrued Expenses

Accrued expenses consist of the following:

	December 31,	December 31,
	2006	2005

Payroll and related benefits	$1,474,698	$769,364
Warranty costs	172,244	62,071
Interest on debt	55,883	351,869
Audit, legal and consulting fees	371,647	311,700
Inventory purchases	707,382	—
Clinical trial costs	34,964	25,894
Costs relating to initial public offering	—	225,434
Distribution expenses	946,970	144,561
Research and development expenses	139,569	101,828
General and administrative expenses	68,175	201,824
Selling and marketing expenses	132,526	40,076

Total accrued expenses	$4,104,058	$2,234,621

NxSTAGE MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Financing Arrangements

Debt

In December 2004, the Company entered into a debt agreement in the principal amount of $5.0 million, which was payable monthly over a three-year term and was secured by all the assets of the Company. Interest accrued at a rate of 7.0% annually and monthly principal and interest payments were made in advance. In addition, a final interest payment of $650,000 was due at the scheduled maturity date of December 2007, or earlier if the loan was prepaid in advance. This additional interest payment was accrued on a monthly basis using the interest method over the 36-month life of the loan and was included in accrued expenses in the accompanying consolidated balance sheets. Concurrent with entering into a new equipment line of credit in May 2006, the Company repaid all outstanding borrowings in the aggregate amount of $3.4 million, which included principal and accrued interest and the final interest payment of $650,000. This extinguishment of debt gave rise to the early recognition of approximately $434,000 of interest expense for the year ended December 31, 2006.

On May 15, 2006, the Company entered into an equipment line of credit agreement for the purpose of financing field equipment purchases and placements. The line of credit agreement provides for the availability of up to $20.0 million through December 31, 2007, and borrowings bear interest at the prime rate plus 0.5% (8.75% as of December 31, 2006). Under the line of credit agreement, $10.0 million was available through December 31, 2006 and an additional $10.0 million is available from January 1, 2007 through December 31, 2007. The availability of the line of credit is subject to a number of covenants, including maintaining certain levels of liquidity, adding specified numbers of patients and operating within certain net loss parameters. The Company is also required to maintain operating and/or investment accounts with the lender in an amount at least equal to the outstanding debt obligation. Borrowings are secured by all assets of the Company other than intellectual property and are payable ratably over a three-year period from the date of each borrowing. As of December 31, 2006, the Company had outstanding borrowings of $7.4 million and $1.6 million of borrowing availability under the equipment line of credit.

Annual maturities of principal under the Company’s debt obligations outstanding at December 31, 2006 are as follows:

2007	$2,800,000
2008	2,800,000
2009	1,816,667

$7,416,667

7.	Segment and Enterprise Wide Disclosures

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for reporting information regarding operating segments in annual financial statements. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions on how to allocate resources and assess performance. The Company views its operations and manages its business as one operating segment. All revenues were generated in the United States and substantially all assets are located in the United States.

The Company sells products into two markets, critical care and chronic care. The critical care market consists of hospitals or facilities that treat patients that have suddenly, and possibly temporarily, lost kidney

NxSTAGE MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

function. The chronic care market consists of dialysis centers and hospitals that provide treatment options for patients that have end stage renal disease, or ESRD. Revenues recognized in these markets were as follows:

	Years Ended December 31,
	2006	2005	2004

Critical care market	$8,079,992	$2,829,960	$1,332,053
Chronic care market	12,732,072	3,163,779	552,516

Total revenues	$20,812,064	$5,993,739	$1,884,569

Service revenue recognized relating to extended service contracts in the critical care market totaled approximately $35,000 and zero for the years ended December 31, 2006 and 2005, respectively.

8.	Commitments and Contingencies

The Company maintains its corporate headquarters and principal operating activities in a leased building located in Lawrence, Massachusetts. During 2005, the Company renewed its lease agreement through 2012. The lease agreement contains a provision for future rent increases, requires the Company to pay executory costs (real estate taxes, operating expenses and common utilities) and provides for a renewal option of five years. The total amount of rental payments due over the lease term is being charged to rent expense on the straight-line method over the term of the lease. Rent expense was $490,000, $461,000 and $510,000 for the years ended December 31, 2006, 2005 and 2004, respectively. The lease agreement included a tenant improvement allowance paid by the landlord of $614,798, which has been recorded as both a leasehold improvement and a deferred rent obligation.

The future minimum rental payments as of December 31, 2006 under the Company’s operating leases are as follows:

Amount

2007	$505,967
2008	531,437
2009	541,242
2010	552,005
2011	562,767
Thereafter	329,056

Total	$3,022,474

The Company enters into arrangements to purchase inventory requiring minimum purchase commitments in the ordinary course of business.

9.	Income Taxes

At December 31, 2006 and 2005, deferred income tax assets and liabilities resulted from differences in the recognition of income and expense items for tax and financial reporting purposes.

NxSTAGE MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred tax assets (liabilities), the majority of which are noncurrent, are comprised of the following:

	December 31,	December 31,
	2006	2005

Deferred tax assets:
Net operating loss carryforwards	$46,077,000	$30,600,000
Capitalized start-up costs	—	457,000
Research and development credits	3,932,000	3,329,000
Other	587,000	491,000

Total deferred tax assets	50,596,000	34,877,000

Deferred tax liabilities:
Depreciation	(1,036,000)	(141,000)

Net deferred tax assets before valuation allowance	49,560,000	34,736,000
Less: Valuation allowance	(49,560,000)	(34,736,000)

Net deferred tax assets	$—	$—

As of December 31, 2006, the Company had federal and state net operating loss carryforwards of approximately $119.1 million and $102.9 million, respectively, available to offset future taxable income, if any. Substantially all net losses are in the United States. The federal net operating loss carryforwards will expire between 2019 and 2026 if not utilized, while the state net operating loss carryforwards will expire between 2007 and 2011 if not utilized. The Company also had combined federal and state research and development credit carryforwards of approximately $3.9 million, at December 31, 2006, which begin to expire in 2019 if not utilized. A full valuation allowance has been recorded in the accompanying consolidated financial statements to offset the Company’s deferred tax assets because the future realizability of such assets is uncertain. Utilization of the net operating loss carryforwards may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code Section 382 and similar state provisions. In the event of a deemed change in control under Internal Revenue Code Section 382, an annual limitation imposed on the utilization of net operating losses may result in the expiration of all or a portion of the net operating loss carryforwards.

The Company has $248,000 of net operating losses resulting from excess tax deductions relating to stock-based compensation. The Company will realize the benefit of these losses through increases to stockholders’ equity in future periods when and if the losses are utilized to reduce future tax payments.

A reconciliation of the U.S. federal statutory tax rate to the effective tax rate is as follows:

	Years Ended December 31,
	2006	2005	2004

Federal statutory rate	34.0%	34.0%	34.0%
Research and development credits	1.0	1.7	2.5
Valuation allowance	(32.3)	(34.8)	(35.1)
Other, net	(2.7)	(0.9)	(1.4)

Effective tax rate	—%	—%	—%

NxSTAGE MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Stock-Based Awards

As of December 31, 2006, the Company has reserved 3,192,081 shares of common stock for issuance upon exercise of stock options, 21,697 shares for issuance under the 2005 Purchase Plan and 73,460 shares for issuance upon exercise of warrants.

Stock Options

The Company maintains the 1999 Stock Option and Grant Plan, or the 1999 Plan, under which 4,085,009 shares of common stock were authorized for the granting of incentive stock options (“ISOs”) and nonqualified stock options to employees, officers, directors, advisors, and consultants of the Company. Effective upon the closing of the Company’s initial public offering, no further grants have been or will be made under the 1999 Plan. ISOs under the 1999 Plan were granted only to employees, while nonqualified stock options under the 1999 Plan were granted to officers, employees, consultants and advisors of the Company. The Company’s board of directors determined the option exercise price for incentive and nonqualified stock options and grants, and in no event were the option exercise prices of an incentive stock option less than 100% of the fair market value of common stock at the time of grant, or less than 110% of the fair market value of the common stock in the event that the employee owned 10% or more of the Company’s capital stock. All stock options issued under the 1999 Plan expire 10 years from the date of grant and the majority of these grants were exercisable upon the date of grant into restricted common stock, which vests over a period of four years. Prior to the adoption of the 1999 Plan, the Company issued non-qualified options to purchase 55,252 shares of common stock, of which 45,755 shares remain outstanding at December 31, 2006.

In October 2005, the Company adopted the 2005 Plan which became effective upon the closing of the initial public offering. Concurrently, the Company ceased granting stock options and other equity incentive awards under the 1999 Plan and 971,495 shares, which were then still available for grant under the 1999 Plan, were transferred and became available for grant under the 2005 Plan. The number of shares available for grant under the 2005 Plan will be increased annually beginning in 2007 by the lesser of (a) 600,000 shares, or (b) 3% of the then outstanding shares of the Company’s common stock, or (c) a number determined by the board of directors. Unless otherwise specified by the board of directors or Compensation Committee, stock options issued to employees under the 2005 Plan expire seven years from the date of grant and generally vest over a period of four years. Stock option grants to directors expire five years from the date of grant and vest 100% on date of grant. At December 31, 2006, options for the purchase of 123,651 shares of common stock are available for future grant under the 2005 Plan. Effective January 1, 2007, the number of shares available for grant under the 2005 Plan was increased by 600,000 shares.

During 2006, 2005 and 2004, the Company granted a consultant options to purchase 7,500, 5,849 and 14,624 shares of common stock at an exercise price of $8.15 per share, $6.84 per share and $5.47 per share, respectively. The fair value of the 2006, 2005 and 2004 option grants was $6.35, $5.88 and $4.69 per share, respectively, which has been recorded as stock-based compensation and is being recognized ratably over the awards’ vesting period. Further, these stock options will be marked to market over their vesting period based upon changes in fair value of the award. During 2005, 47,579 shares were exercised by the consultant at a weighted average exercise price of $4.24 per share.

The fair value of options granted to consultants is estimated on the date of grant and at each remeasurement date using the Black-Scholes option-pricing model. The following assumptions were used for grants made in 2006, 2005 and 2004: dividend yield of zero percent for each year; expected volatility of 85% for each year; risk free interest rates ranging from 4.63 to 4.68 percent; and expected life ranging from 7 to 10 years. Stock-based compensation expense related to stock options granted to consultants was $57,409, $181,620 and $78,426 for 2006, 2005 and 2004, respectively, and is included in general and administrative expenses in the accompanying consolidated statements of operations.

NxSTAGE MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

With the exception of one stock option award, all stock option awards granted to employees during 2006, 2005 and 2004 were made at exercise prices equal to or greater than the then fair value of the Company’s common stock. The Company granted 208,962 stock options to a newly hired executive officer, or the Executive, on October 25, 2004 with an exercise price of $4.10 per share, which was lower than the fair value at the date of grant of $5.47 per share. The intrinsic value of $1.37 per option is being recognized as compensation expense over the four-year vesting period. The Executive’s stock option award was modified in March 2006 as a result of Internal Revenue Code Section 409A. In connection with the modification, the Executive’s exercise price was changed to its fair market value on date of grant, $5.47 per share, in exchange for $115,750 in cash paid in January 2007 and 13,027 shares of restricted stock that began vesting on January 1, 2007. The modification resulted in additional compensation expense of $115,750 in 2006 and will result in stock-based compensation expense of approximately $110,000 and $60,000 in 2007 and 2008, respectively.

During 2006, the Company entered into restricted stock agreements with three executives pursuant to which 30,449 shares were granted with restriction periods of three months to four years at market prices ranging from $8.92 to $13.05. The fair market value of the shares was measured on the date of grant and is being amortized to expense over the respective vesting periods. During the year ended December 31, 2006, stock-based compensation relating to these shares charged to operations was $89,482. At December 31, 2006, the weighted-average grant date fair value and weighted-average remaining contractual life for outstanding shares of restricted stock was $11.40 and 4.1 years, respectively.

For stock option grants between July 1, 2004 and the initial public offering that closed on November 1, 2005, the Company determined the fair value of its common stock based on a number of factors including independent valuation analyses as well as the prices for recent issuances of preferred stock. The Company believes that the methodologies and approaches used were consistent with the recommendations in the Technical Practice Aid of American Institute of Certified Public Accountants, or AICPA, “Valuation of Privately-Held-Company Equity Securities Issued as Compensation.”

A summary of the Company’s stock option activity under all plans is as follows:

	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
Fixed Options	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	2,683,286	$6.22	1,690,556	$3.97	1,290,814	$3.63
Granted	754,642	$9.25	1,217,970	$9.02	487,879	$4.90
Exercised	(177,757)	$4.08	(128,729)	$4.14	(1,455)	$3.62
Forfeited or expired	(191,741)	$8.96	(96,511)	$5.03	(86,682)	$4.18

Outstanding at end of year	3,068,430	$7.00	2,683,286	$6.22	1,690,556	$3.97

Vested at end of year	1,705,007	$5.77	1,249,030

Exercisable at end of year	1,959,785	$5.80	1,448,571		865,116

The aggregate intrinsic value at December 31, 2006 was $2.6 million for stock options outstanding, $3.3 million for stock options vested and $3.9 million for stock options exercisable. The intrinsic value for stock options outstanding, vested and exercisable is calculated based on the exercise price of the underlying awards and the market price of the Company’s common stock as of December 31, 2006, excluding out-of-the-money awards. The total intrinsic value of options exercised during the year ended December 31, 2006 was $764,000. The total fair value of shares vested during the year ended December 31, 2006 was $4.9 million.

NxSTAGE MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes information about stock options outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Number	Remaining	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Contractual Life	Price	Exercisable	Price

$ 0.34 to $ 0.55	96,551	2.3 years	$0.36	96,551	$0.36
$ 1.37	2,924	3.4 years	$1.37	2,924	$1.37
$ 2.74 to $ 4.10	817,074	5.1 years	$3.88	817,074	$3.88
$ 5.47 to $ 6.84	592,685	7.8 years	$6.03	588,823	$6.03
$ 7.90 to $ 9.27	1,163,696	7.0 years	$8.51	237,240	$8.54
$ 9.63 to $11.19	107,900	4.9 years	$10.69	84,000	$10.83
$12.28 to $13.65	287,600	5.4 years	$12.68	133,173	$12.59

$0.34 to $13.65	3,068,430	6.2 years	$7.00	1,959,785	$5.80

The following table summarizes the status of the Company’s nonvested stock options:

		Weighted
		Average
		Grant-Date
Fixed Options	Shares	Fair Value

Nonvested at December 31, 2005	1,434,256	$7.89
Granted	754,642	$9.25
Vested	(633,734)	$7.76
Forfeited	(191,741)	$8.96

Nonvested at December 31, 2006	1,363,423	$8.54

Certain outstanding stock option awards are subject to an early exercise provision. Upon exercise, the award was initially subject to a repurchase right in favor of the Company. The repurchase right terminated upon the closing of the Company’s initial public offering.

As of December 31, 2006, approximately $4.2 million of unrecognized stock compensation cost related to nonvested awards (net of estimated forfeitures) is expected to be recognized over a weighted-average period of 3.5 years.

Employee Stock Purchase Plan

The Company’s 2005 Employee Stock Purchase Plan, or the 2005 Purchase Plan, authorizes the issuance of up to 50,000 shares of common stock to participating employees through a series of periodic offerings. Each six-month offering period begins in January or July. An employee becomes eligible to participate in the 2005 Purchase Plan once he or she has been employed for at least three months and is regularly employed for at least 20 hours per week for more than three months in a calendar year. The price at which employees can purchase common stock in an offering is 95 percent of the closing price of the Company’s common stock on the NASDAQ Global Market on the day the offering terminates, unless otherwise determined by the board of directors or Compensation Committee.

NxSTAGE MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The weighted-average fair value of stock purchase rights granted as part of the Company’s 2005 Purchase Plan during the year ended December 31, 2006 was $2.30 per share. The fair value of the employees’ stock purchase rights was estimated using the Black-Scholes option-pricing model with the following assumptions:

Year Ended
December 31,
2006

Expected life	6 months
Risk-free interest rate	4.42% - 5.11%
Expected stock price volatility	50.9% - 67.0%
Expected dividend yield	—

On June 30, 2006, the Company’s first offering under the 2005 Purchase Plan closed, resulting in the purchase of 10,748 shares of common stock on behalf of employee participants. On December 29, 2006, the Company’s second offering under the 2005 Purchase Plan closed, resulting in the purchase of 17,555 shares of common stock on behalf of employee participants. As of December 31, 2006, the maximum number of shares available for future issuance under the 2005 Purchase Plan is 21,697.

The Company recognized share-based compensation expense of $57,000 for the year ended December 31, 2006 relating to the 2005 Purchase Plan.

11.	Employee Benefit Plan

The Company has a 401(k) retirement plan (the 401(k) Plan) for the benefit of eligible employees, as defined. Each participant may elect to contribute up to 25% of his or her compensation to the 401(k) Plan each year, subject to certain IRS limitations. The Company contributes 100% of the first 3% of the employee’s contribution and 50% of the next 2% of the employee’s contribution. The Company contributed $563,000, $363,000 and $214,000 to the 401(k) Plan in 2006, 2005 and 2004, respectively.

12.	Stockholders’ Equity

Common and Preferred Stock

On June 14, 2006, the Company completed a follow-on public offering of 6,325,000 shares of its common stock at a price of $8.75 per share and with aggregate net proceeds of approximately $51.3 million. On November 1, 2005, the Company completed its initial public offering of 6,325,000 shares of its common stock at a price of $10.00 per share and with aggregate net proceeds of approximately $56.5 million. In connection with the initial public offering, all shares of all series of the Company’s outstanding preferred stock were automatically converted into an aggregate of 12,124,840 shares of common stock.

On September 15, 2005, the board of directors declared a one-for-1.3676 reverse stock split of the outstanding shares of common stock. All references in the consolidated financial statements to the number of shares outstanding, per share amounts and stock option data of the Company’s common stock have been retroactively adjusted to reflect the effect of the reverse stock split for all periods presented.

On July 8, 2005, the Company amended its certificate of incorporation, as amended to (a) increase the number of authorized shares of preferred stock to 15,759,660 shares and (b) designate 2,197,801 shares of Series F-1 Preferred Stock. On September 19, 2005, the Company further amended its certificate of incorporation, as amended to authorize 30,000,000 shares of common stock. On October 14, 2005, the Company authorized 5,000,000 shares of undesignated preferred stock. In connection with its initial public offering, the Company further amended and restated its certificate of incorporation to authorize 100,000,000 shares of common stock, par value $0.001 per share.

NxSTAGE MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Prior to the initial public offering, the Company had authorized several series of preferred stock, $0.001 par value, of which 1,875,000 shares were designated as Series B, 1,155,169 shares were designated as Series C, 5,011,173 shares were designated as Series D, 2,690,846 shares were designated as Series E, 2,829,671 shares were designated as Series F and 2,197,801 shares were designated as Series F-1.

During 1999, the Company sold 1,875,000 shares of Series B Preferred Stock at $2.67 per share, resulting in net proceeds of $4,968,250. Upon the closing of the Series B Preferred Stock financing, all shares of the Company’s Series A Preferred Stock converted into an equal number of shares of the Company’s common stock. On January 22, 2000, the Company sold 1,151,632 shares of Series C Preferred Stock at $5.21 per share, resulting in net proceeds of $5,957,891. On May 21, 2001, the Company sold 4,857,622 shares of Series D Preferred Stock at $5.97 per share, resulting in net proceeds of $24,218,379. On April 15, 2003, the Company sold 2,669,908 shares of Series E Preferred Stock at $5.97 per share, resulting in net proceeds of $15,892,537. On August 18, 2004, the Company sold 2,747,253 shares of Series F Preferred Stock at $7.28 per share, resulting in net proceeds of $19,968,522. On July 8, 2005 and July 15, 2005, the Company sold an aggregate of 2,197,801 shares of Series F-1 Preferred Stock at $7.28 per share, resulting in net proceeds of approximately $15,965,003.

Warrants

At December 31, 2006, warrants to purchase a total of 73,460 shares of common stock were outstanding. These warrants have a weighted average exercise price of $8.17 per share and expire in December 2011. During the year ended December 31, 2006, certain warrant holders exercised warrants to purchase 78,522 shares of the Company’s common stock for aggregate proceeds of approximately $503,000. During the year ended December 31, 2005, certain warrant holders exercised warrants to purchase 31,304 shares of the Company’s common stock for aggregate proceeds of approximately $223,000.

Four of the Company’s significant shareholders invested in the Company’s initial public offering. Three of these shareholders held warrants to purchase Series D Preferred Stock, which were due to expire on November 22, 2005, during the six month lock-up period required by the underwriting agreement entered into in connection with the initial public offering. In November 2005, the Company offered to extend the exercise period of the warrants held by these three investors through May 31, 2006. Two of these investors with warrants for a total of 80,968 shares accepted the Company’s offer to extend the exercise period. The extension of the warrants had no net effect on the financial position or results of operations of the Company. The fair value on date of modification was calculated at $478,094 and has been accounted for within the additional paid-in capital account, as both an increase to the cost of the initial public offering, offset by a corresponding credit to reflect the value of the warrant extension.

Notes Receivable from Stockholders

During 1999 and 2000, the Company entered into note agreements with four officers of the Company totaling $289,615. These full recourse notes were issued in connection with the exercise of stock options by the officers and accrued interest at a range of 5.2% to 5.5%. The notes contained a 25% recourse provision and were secured by 476,776 shares of the Company’s common stock held by the officers upon exercise of the stock options. In 2004, these notes were cancelled by the Company and the amount of the notes was charged to compensation expense.

13.	Related-Party Transactions

The Company purchases completed cartridges, tubing and certain other components used in the System One disposable cartridge from Medisystems Corporation, an entity owned by a stockholder of the Company and member of the Company’s board of directors. The Company purchased approximately $4.1 million, $896,000 and $232,000 during 2006, 2005 and 2004, respectively, of goods and services from this related

NxSTAGE MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

party. Amounts owed to Medisystems Corporation totaled $926,000 and $81,000 at December 31, 2006 and 2005, respectively, and are included in accounts payable in the accompanying consolidated balance sheets.

14.	Subsequent Event

On January 4, 2007, the Company entered into a seven-year Supply Agreement, or the Supply Agreement with Medisystems that expires on December 31, 2013. Prior to this Supply Agreement, the Company purchased products from Medisystems through purchase orders. Pursuant to the terms of the Supply Agreement, the Company will purchase no less than ninety percent (90%) of its North American requirements, or Requirements, for disposable cartridges, or the Products, for use with its System One from Medisystems.

On January 5, 2007, the Company entered into a long-term supply agreement with Membrana GmbH pursuant to which Membrana has agreed to supply, on an exclusive basis, capillary membranes for use in the filters used with the System One for ten years. In exchange for Membrana’s agreement to pricing reductions based on volumes ordered, the Company has agreed to purchase a base amount of membranes per year. The agreement may be terminated upon a material breach, generally following a sixty day cure period.

On February 7, 2007, the Company entered into a National Service Provider Agreement, or the Agreement, with DaVita Inc., or DaVita, its largest customer. Pursuant to the terms of the Agreement, the Company granted DaVita certain market rights for the System One and related supplies for home hemodialysis therapy. DaVita is granted exclusive rights in a small percentage of geographies, which geographies collectively represent less than ten percent (10%) of the U.S. ESRD patient population, and limited exclusivity in the majority of all other U.S. geographies, subject to DaVita’s meeting certain requirements, including patient volume commitments and new patient training rates. Under the agreement, the Company can continue to sell to other clinics in the majority of geographies. If certain minimum patient numbers or training rates are not achieved, DaVita can lose all or part of its preferred geographic rights. The Agreement limits, but does not prohibit, the sale by the Company of the System One for chronic patient home hemodialysis therapy to any provider that is under common control or management of a parent entity that collectively provides dialysis services to more than 25% of U.S. chronic dialysis patients and that also supplies dialysis products.

The Agreement has an initial term of three years, terminating on December 31, 2009, and DaVita has the option of renewing the Agreement for four additional periods of six months if DaVita meets certain patient volume targets.

Under the Agreement, DaVita committed to purchase all of its existing System One equipment currently being rented from the Company (for a purchase price of approximately $5.0 million) and to buy a significant percentage of its future System One equipment needs. DaVita is granted most favored nations pricing for the products purchased under the Agreement provided that DaVita achieves certain requirements, including certain patient volume targets. Further, the Agreement contemplates certain collaborations between the parties, including efforts dedicated towards advancing market awareness of the Company’s therapies and home and more frequent hemodialysis.

Either party may terminate the Agreement if the other party becomes the subject of bankruptcy or similar proceedings or loses its eligibility to bill for services under the Medicare or Medicaid programs.

In connection with the Agreement, the Company issued and sold to DaVita 2,000,000 shares (the “Shares”) of its common stock, $0.001 par value per share, at a purchase price of $10.00 per share, for an aggregate purchase price of $20.0 million pursuant to the terms of the Stock Purchase Agreement dated as of February 7, 2007 by and between the Company and DaVita (the “Stock Purchase Agreement”). The Shares represent approximately seven percent (7%) of the Company’s issued and outstanding shares of common stock.

NxSTAGE MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with the issuance of the Shares, the Company and DaVita entered into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company agreed to file a registration statement on Form S-3 with respect to the resale by DaVita of the Shares, and for the registration statement to be declared effective by the SEC. In addition, the Company shall use commercially reasonable efforts to keep the Registration Statement continuously effective until the date which is the earliest of (i) two years after the Registration Statement is declared effective by the SEC, (ii) such time as all the securities covered by the Registration Statement have been publicly sold or (iii) such time as all securities may be sold pursuant to Rule 144(k) without volume restrictions. If the Company is unable to meet the above registration requirements, the Company must (a) transfer cash consideration to DaVita equal to one percent (1.0%) of the aggregate purchase price paid for the Shares (i.e., $200,000) and (b) make a monthly pro rata cash payment equal to 1.0% of the aggregate purchase price until cured. The Registration Rights Agreement provides for no limitation to the maximum potential consideration that may be paid by the Company. The Company believes the likelihood is remote that it will owe an obligation resulting from the Registration Rights Agreement.

15.	Quarterly Financial Data (Unaudited)

	Year Ended December 31, 2006
	March 31,	June 30,	September 30,	December 31,
	2006	2006	2006	2006

Revenues	$3,400,722	$4,546,273	$5,511,774	$7,353,295
Gross profit (deficit)	(1,456,532)	(1,457,356)	(1,108,494)	(1,286,851)
Net loss	(9,254,970)	(10,387,831)	(9,575,636)	(10,411,335)
Net loss per common share, basic and diluted	$(0.44)	$(0.46)	$(0.34)	$(0.37)

	Year Ended December 31, 2005
	March 31,	June 30,	September 30,	December 31,
	2005	2005	2005	2005

Revenues	$1,033,792	$1,403,383	$1,496,785	$2,059,779
Gross profit (deficit)	(748,373)	(657,996)	(774,079)	(1,411,099)
Net loss	(4,909,131)	(5,606,652)	(6,589,913)	(7,373,914)
Net loss per common share, basic and diluted	$(1.91)	$(2.18)	$(2.57)	$(0.49)

Report of Independent Certified Public Accountants

Medisystems Corporation
Seattle, Washington

We have audited the combined balance sheets of Medisystems Group Companies (the “Group”) as of December 31, 2006, and 2005 and the related combined statements of income, comprehensive income (loss) and retained earnings (deficit) and of cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Medisystems Europe S.p.A., or Medimexico, S. de R.L. de C.V., both members of the combined Group, which statements reflect total assets of 13 and 18 percent of the combined Group as of December 31, 2006, and 2005, respectively. Those statements were audited by other auditors, whose reports thereon have been furnished to us, and our opinion, insofar as it relates to the amounts included for the Group, is based solely on the reports of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Medisystems Group Companies as of December 31, 2006 and 2005 and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Seattle, Washington
July 13, 2007

Independent Auditors’ Report

To the Director of
Medisystems Europe S.p.A.

We have audited the balance sheets of Medisystems Europe S.p.A (the “Company”) as of December 31, 2006, and 2005, and the related statements of operations, stockholders’ equity, and cash flows for the each of the three years in the period ended December 31, 2006 (all expressed in euros and not presented separately herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As indicated in Note 1 to the financial statements (not presented separately herein), substantially all of the Company’s products are sold to Medisystems Corporation, a US Corporation and shareholder of the Company.

DELOITTE & TOUCHE S.p.A.
/s/ Mauro Di Bartolomeo
Partner

Bologna, Italy
July 11, 2007

Independent Auditors’ Report

To the Board of Directors and owners
Medimexico, S. de R.L. de C.V.
Tijuana, Baja California, México

We have audited the balance sheets of Medimexico, S. de R.L. de C.V. (a 99.73% owned subsidiary of Medisystems Corporation), as of December 31, 2006 and 2005, and the related statement of operations, changes in ownership equity, and cash flows for each of the three years in the period ended December 31, 2006, “not included separately herein.” These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements and are prepared in accordance with the accounting principles generally accepted in the United States of America. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, for the purposes of inclusion in the consolidated financial statements of the Parent Company, the financial statements referred to above, present fairly, in all material respects, the financial position of Medimexico, S. de R.L. de C.V., as of December 31, 2006 and 2005, and the result of its operations, the changes in its ownership equity and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 1 to the financial statements, the company operates under Mexican Maquiladora program, thereby providing labor services for the manufacturing of disposable medical devices solely for the Parent Company. The company recognizes its results of operations on the cost agreement, celebrated with the parent company. Therefore, the accompanying financial statements may not necessarily be indicative of the conditions that would have prevailed or the results of operations or cash flows that the company would have had if it were not dependent upon such an affiliation.

Kim Quezada y Asociados, S.C.

C.P.C. Carlos Alejandro Kim Sánchez
  Partner

March 31, 2007.

MEDISYSTEMS GROUP

COMBINED BALANCE SHEETS
(Dollars in thousands)

	March 31,	December 31,
	2007	2006	2005
	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,169	$1,622	$2,501
Accounts receivable:
Trade, net of allowance for doubtful accounts of $50,000 for March 31, 2007 and December 31, 2006 and 2005	3,440	4,649	1,400
Other	1,132	7,014	1,033
Inventories	8,070	7,854	7,662
Other current assets	204	268	335

Total current assets	16,015	21,407	12,931
PROPERTY, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS — Net	3,373	3,450	2,573
OTHER ASSETS	139	143	184

TOTAL	$19,527	$25,000	$15,688

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$8,282	$8,678	$7,464
Accrued royalties	4,421	11,170	8,750
Due to affiliates	93	121	—
Accrued expenses	2,256	2,974	3,357

Total current liabilities	15,052	22,943	19,571
NONCURRENT LIABILITIES	754	785	725
COMMITMENTS (See Notes)	—	—	—
STOCKHOLDER’S EQUITY (DEFICIT):
Capital stock	448	448	325
Retained earnings (deficit)	3,311	866	(4,825)
Accumulated other comprehensive loss	(38)	(42)	(108)

Total stockholders’ equity (deficit)	3,721	1,272	(4,608)

TOTAL	$19,527	$25,000	$15,688

See accompanying notes to these combined financial statements.

MEDISYSTEMS GROUP

COMBINED STATEMENTS OF INCOME, COMPREHENSIVE INCOME (LOSS),
AND RETAINED EARNINGS (DEFICIT)
(Dollars in thousands)

	For the Three Months Ended		For The Year Ended
	March 31,		December 31,
	2007	2006	2006	2005	2004
	(Unaudited)

NET SALES	$15,904	$14,251	$62,577	$57,904	$62,848
COST OF GOODS SOLD	11,555	10,764	47,782	44,227	46,653

GROSS PROFIT	4,349	3,487	14,795	13,677	16,195
OPERATING EXPENSES:
Selling and marketing	460	416	2,280	2,175	1,916
Research and development	424	482	2,317	2,186	1,638
Distribution	227	347	1,238	1,187	1,172
General and administrative	802	905	4,382	4,540	7,719
Royalty to affiliate	—	1,088	4,350	4,350	4,350

Total operating expenses	1,913	3,238	14,567	14,438	16,795

INCOME (LOSS) FROM OPERATIONS	2,436	249	228	(761)	(600)
OTHER INCOME (EXPENSE):
Legal settlement	—	—	5,629	—	—
Interest and other income	69	56	284	324	416
Interest and other expense	(8)	(25)	(251)	(5)	(29)

INCOME (LOSS) BEFORE PROVISION FOR FOREIGN INCOME TAXES	2,497	280	5,890	(442)	(213)
PROVISION FOR FOREIGN INCOME TAXES	(52)	(44)	(199)	(175)	(140)

NET INCOME (LOSS)	2,445	236	5,691	(617)	(353)
OTHER COMPREHENSIVE INCOME — Foreign currency translation adjustment	4	17	66	(172)	87

COMPREHENSIVE INCOME (LOSS)	$2,449	$253	$5,757	$(789)	$(266)

NET INCOME (LOSS)	$2,445	$236	$5,691	$(617)	$(353)
DIVIDENDS PAID	—	—	—	—	(3,400)
RETAINED EARNINGS (DEFICIT):
Beginning of period	866	(4,825)	(4,825)	(4,208)	(455)

End of period	$3,311	$(4,589)	$866	$(4,825)	$(4,208)

See accompanying notes to these combined financial statements.

MEDISYSTEMS GROUP

COMBINED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	For the Three Months Ended		For The Year Ended
	March 31,		December 31,
	2007	2006	2006	2005	2004
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,445	$236	$5,691	$(617)	$(353)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	206	219	917	1,069	1,366
Loss (gain) on disposal of assets — net	—	—	2	1	(23)
Changes in operating assets and liabilities:
Accounts receivable — trade	1,208	(1,463)	(3,249)	1,722	(2,239)
Accounts receivable — affiliates	—	—		—	—
Accounts receivable — other	5,881	221	(5,980)	546	(196)
Inventories	(215)	(86)	(192)	(1,023)	(335)
Other current assets	65	91	67	(65)	135
Other assets	4	40	42	(10)	(7)
Accounts payable	(394)	679	1,212	(1,556)	(606)
Accounts payable — affiliates	(6,777)	188	2,296	50	4,350
Accrued expenses	(719)	(1,108)	(64)	469	328
Other liabilities	(32)	34	60	(53)	137

Net cash provided by (used in) operating activities	1,672	(949)	802	533	2,557

MEDISYSTEMS GROUP

COMBINED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	For the Three Months Ended		For The Year Ended
	March 31,		December 31,
	2007	2006	2006	2005	2004
	(Unaudited)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(129)	(228)	(1,796)	(852)	(746)
Proceeds from sale of property and equipment	—	—	—	—	24

Net cash used in investing activities	(129)	(228)	(1,796)	(852)	(722)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	—	—	—	—	(3,400)
Bank overdrafts	—	(74)	(74)	74	—
Additional investment by stockholder	—	—	123	—	—

Net cash provided by (used) in financing activities	—	(74)	49	74	(3,400)

Foreign currency translation effect on cash flows	4	17	66	(172)	87
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,547	(1,234)	(879)	(417)	(1,478)
CASH AND CASH EQUIVALENTS:
Beginning of year	1,622	2,501	2,501	2,918	4,396

End of year	$3,169	$1,267	$1,622	$2,501	$2,918

Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	15	18	288	217	322
Cash paid during the year for interest	7	1	14	5	5

See accompanying notes to these combined financial statements.

MEDISYSTEMS GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(Information as of March 31, 2007 and for the Three Months Ended
March 31, 2007 and 2006 is Unaudited)
(Dollars in thousands)

1.	SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations — Medisystems Group companies are involved in the design, manufacture, assembly, import, export, and distribution of disposable medical devices primarily for use in dialysis and related blood therapies. Certain members of the Medisystems Group represent contract manufacturers that sell their products exclusively to other members of the Medisystems Group.

Organization and Principles of Combination — The Medisystems Group is composed of various domestic and foreign corporations that are related through common ownership, management control, incorporation of certain technology used in the manufacture of products and the interdependence of operating activities. The Medisystems Group is under the common ownership and management control of a sole stockholder who directly or indirectly owns all of the outstanding stock of the Medisystems Group.

The combined financial statements for the Medisystems Group include the accounts of the following entities:

Medisystems Corporation, or MDS — Originally formed in the state of California in 1981 and subsequently incorporated in the state of Washington in 1993, this subchapter S corporation is involved in the design, import, and distribution of the Medisystems Group’s products. MDS’s principal location is in Seattle, Washington, with a customer service office near Denver, Colorado. MDS owns equipment located in Italy and Mexico that is utilized in the manufacturing and assembly operations of other members of the Medisystems Group.

Medisystems Technology Corporation, or MTC — Formed in 1998, this state of Nevada subchapter S corporation receives all of its revenue from royalties under the terms of license agreements with MDS. MTC in turn pays license fees to DSU Medical under the terms of its license agreement with DSU Medical, and MTC also funds the research and development activities of MRC and is responsible for securing intellectual property licenses for the components utilized in the Medisystems Group’s products. MTC’s operations are located in Las Vegas, Nevada.

Medisystems Research Corporation, or MRC — Formed in 1995, this state of Illinois subchapter S corporation performs research and development activities aimed at developing new products and improvement to existing products for the Medisystems Group. Substantially all of the revenue generated from these activities is funded by MTC’s revenue received from MDS under the terms of technology license agreements. MRC’s facility is located near Chicago, Illinois.

Medisystems Services Corporation, or MSC — Formed in 1998, this state of Nevada subchapter S corporation provides contract employee services exclusively to other Medisystems Group companies. MSC’s operations are located in Las Vegas, Nevada.

Lifestream Medical Corporation, or LSM — Formed in 1996, this state of Nevada subchapter S corporation was created in anticipation of the possible future reorganization of the Medisystems Group’s U.S. operations. LSM presently has no operations of significance.

Infusion Care Services, Inc., or ICS — Formed in 1991 and without any activity or initial capitalization until 1997, this state of Delaware subchapter S corporation is involved in specific product sourcing transactions. ICS presently has no operations of significance.

Medimexico, S. de R.L. de C.V., or MDM — Formed in 1993 and a subsidiary of MDS since 1998, this Mexican corporation provides manufacturing and assembly services of components and finished products to MDS under a Maquiladora contract. All of MDM’s production is sold to MDS under this

MEDISYSTEMS GROUP.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Maquiladora contract. In its operations, MDM utilizes certain manufacturing and assembly equipment owned by MDS. MDM’s facility is located in Tijuana, Baja California, Mexico.

Medisystems Europe S.p.A., or MDE — Formerly known as Amtech, S.r.l. and formed in 1991, this Italian corporation manufactures medical device components for MDS. All of MDE’s production is sold under a contract manufacturing agreement to MDS for inclusion in its final product. In its operations, MDE also utilizes certain manufacturing and assembly equipment owned by MDS. MDE’s facility is located in Sorbara, Modena, Italy.

The commonality of ownership among the members of the Medisystems Group as of March 31, 2007, and December 31, 2006 is as follows:

	Percent Owned
	by a Common
Entity	Stockholder	Remainder Owned by

MDS	100.0%	N/A
MRC	100.0	N/A
MTC	100.0	N/A
MSC	100.0	N/A
LSM	100.0	N/A
ICS	100.0	N/A
MDM	0.3	MDS
MDE	90.0	MDS

The combined financial statements do not include the accounts of DSU Medical, another entity under the control of the sole shareholder of the Medisystems Group that owns intellectual property licensed to MTC and provides consulting services to the Medisystems Group. DSU Medical is not included in the combined Medisystems Group since its activities are substantially unrelated to the Medisystems Group’s activities and revenue generated from the Medisystems Group member companies is not significant in relation to DSU’s operating revenue and as such, DSU Medical is not economically dependent on revenue from the Medisystems Group.

Unaudited Interim Financial Information — The accompanying interim combined balance sheet as of March 31, 2007, the combined statements of income, comprehensive income (loss), and retained earnings (deficit) and of cash flows for the three months ended March 31, 2007 and 2006 are unaudited. The unaudited interim combined statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or GAAP, and in the opinion of the Medisystems Group’s management have been prepared on the same basis as the audited combined financial statements as of and for the year ended December 31, 2006, 2005 and 2004 and include all adjustments, consisting of normal recurring adjustments and accruals, necessary for the fair presentation of the Medisystems Group’s financial position at March 31, 2007 and its results of operations and its cash flows for the three months ended March 31, 2007 and 2006. The results for the three months ended March 31, 2007 and 2006 are not necessarily indicative of the results to be expected for the year ending December 31, 2007.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the combined financial statements and accompanying notes. The most significant estimates relate to future customer rebates, sales returns, inventory obsolescence, depreciation and useful lives of depreciable assets. Actual results could differ from those estimates.

Cash Equivalents — Short-term investments with an original maturity of three months or less are considered to be cash equivalents. Cash equivalents are carried at cost, which approximates market value.

MEDISYSTEMS GROUP.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Approximately $297,000, $454,000 and $510,000 was deposited with foreign banks at March 31, 2007 and December 31, 2006 and 2005, respectively.

Trade Accounts Receivable — Trade accounts receivable are stated at the amount the Medisystems Group expects to collect. The Medisystems Group maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Medisystems Group management considers the following factors when determining the collectibility of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms and the length of time the receivable is past due. Based on the Medisystems Group management’s assessment, the Medisystems Group provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Medisystems Group has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

Fair Value of Financial Instruments — The carrying value for cash, cash equivalents, accounts receivable and accounts payable approximates fair value because of the short maturity of these instruments.

Other Receivables — Other receivables consist primarily of advanced deposits with customers, refundable value-added tax payments in Italy and Mexico, refundable income tax payments and proceeds from legal settlement. A lawsuit for patent infringement was settled in December 2006 and proceeds of $5,629,000 were outstanding at December 31, 2006 and received in February 2007 and are included in other income for the year ended December 31, 2006.

Inventories — Inventories are stated at the lower of cost (first-in, first-out basis) or market.

Property, Equipment and Leasehold Improvements — Property, equipment and leasehold improvements are stated at cost, less accumulated depreciation. Depreciation for property and equipment is calculated primarily on a straight-line basis over the estimated useful lives of the related assets, ranging from 3 to 15 years. Depreciation for leasehold improvements is calculated primarily on a straight-line basis over the estimated useful life of the asset or over the remaining portion of the lease, whichever is less.

Long-Lived Assets — Management periodically reevaluates long-lived assets consisting primarily of property, equipment, and leasehold improvements to determine whether there has been any impairment of the value of these assets and the appropriateness of their estimated remaining lives. No such impairment was recognized as of March 31, 2007 and December 31, 2006 and 2005, respectively.

Revenue Recognition — The Medisystems Group recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed and determinable, and collectibility is reasonably assured. The Medisystems Group sells its goods based on terms which define transfer of title and risk of loss at a specific location, typically FOB destination. In addition, the Medisystems Group periodically evaluates whether an allowance for sales returns is necessary. Historically, the level of returns has been insignificant.

Customer Rebates — Customer rebates are accounted for under the provisions of EITF 01-09 “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)”. The amount of future rebates on applicable sales is estimated based on factors such as estimated inventory on hand with distributors, historical volume of rebates and the terms of rebate agreements. Customer rebates are included as a reduction of sales and accounts receivable.

MEDISYSTEMS GROUP.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Significant Customers — The Medisystems Group’s sales are concentrated among a few large customers, distributors and NxStage. For the three months ended March 31, 2007 and 2006 and the years ended December 31, 2006, 2005, and 2004, the percentage of sales to these customers is as follows:

	For the
	three months
	ending		For the year ending
	March 31,		December 31,
	2007	2006	2006	2005	2004

Customer #1	64%	63%	65%	66%	61%
Customer #2	11	20	17	23	29
Customer #3	14	4	7	2	1
Customer #4	7	6	8	7	2
All other customers	4	7	3	2	7

	100%	100%	100%	100%	100%

The Medisystems Group sells to its largest customers under long-term supply contracts that are subject to renewal at various dates in future years. The contract with the third largest customer expired in February 2007 and was not renewed by Medisystems. Remaining contracts expire on various dates through January 2014. Under the terms of the long-term contracts, customers are required to purchase certain minimum quantities that increase yearly throughout the contract period.

The accounts receivable balances consist primarily of receivables from these significant customers. Sales are made without collateral, and the Medisystems Group’s credit-related losses have been insignificant. The percentage of receivables for customers #1, #2, and #3 were 28%, 17% and 30% as of March 31, 2007, 16%, 42% and 23%, as of December 31, 2006 and 0%, 47% and 18%, as of December 31, 2005, respectively.

Greater than 98% of the Medisystems Group’s sales for each period presented were made to customers located in the United States of America.

Vendors — The Medisystems Group purchases a majority of its bloodlines and substantially all of its needle sets from Kawasumi Laboratories, Inc., a Japanese contract manufacturer. This purchase arrangement is covered by formal contracts expiring in June 2008 for bloodlines and February 2011 for needle sets. At March 31, 2007 and at December 31, 2006 and 2005, approximately $7,216,000, $7,756,000 and $7,943,000, respectively, was owed to this supplier and is included in accounts payable and accrued expenses.

Under the terms of the manufacturing agreement, the Medisystems Group agrees to purchase from this supplier an annual quantity at least equal to 80% of the goals established by both parties for each 12 month period commencing February 1. The Medisystems Group has not experienced any losses as a result of this commitment and does not expect any losses over the remaining term of this annual agreement. If the parties cannot agree on new goals for an upcoming year at least 4 months prior to the start of the contract year, the agreement will be terminated at the conclusion of such contract year.

Shipping and Handling  — The Medisystems Group’s shipping and handling costs are included in cost of sales for all periods presented. Freight charged to customers is included in net sales.

Foreign Currency Translation — Assets and liabilities of Medisystems Group’s foreign operations are translated into US Dollars at the exchange rate in effect at the balance sheet date. Revenue and expenses are translated at average rates in effect during the period. The resulting translation adjustment is reflected as accumulated Other Comprehensive Income, a separate component of Stockholders’ Equity. The Medisystems Group recognized $4,000 and $17,000 of foreign exchange translation gains for the three months ended March 31, 2007 and 2006, respectively, and $66,000, ($172,000) and $87,000 of foreign exchange transaction gains (losses) for the year ended December 31, 2006, 2005 and 2004, respectively, which are included in Other Income in the combined Statement of Income.

MEDISYSTEMS GROUP.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Research and Development Costs — Research and development costs are charged to operations as incurred.

Income Taxes — MDS, MRC, MTC, MSC, LSM and ICS are subchapter S corporations for federal income tax purposes. Accordingly, the companies’ taxable income or loss is reported on their sole shareholder’s personal tax return, and no provision for income tax is reflected in these financial statements.

The Medisystems Group accounts for foreign income taxes under the asset and liability method whereby deferred income taxes are recorded for the temporary differences between the amounts of assets and liabilities for financial reporting purposes and amounts as measured for tax purposes.

Comprehensive Income (Loss) — Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes certain changes in equity, such as foreign currency translation adjustments, that are excluded from results of operations.

Reclassifications — Certain reclassifications were made to prior periods to conform to current year presentation.

New Accounting Pronouncements — On November 24, 2004, the FASB issued Statement No. 151 (FAS 151), “Inventory Costs,” an amendment of ARB No. 43, Chapter 4 which clarifies the accounting for abnormal amounts of idle facility expense, freight handling costs and wasted material. FAS 151 requires that abnormal items be recognized as current-period charges, as well as unallocated overheads recognized in the period in which they are incurred. The provisions of this statement are effective for costs incurred during fiscal periods beginning after June 15, 2005. The adoption of this statement on January 1, 2006 had no impact to the Medisystems Group’s financial statements.

2.	INVENTORIES

Inventories consist of the following at March 31, 2007 and at December 31, 2006 and 2005:

	March 31,	December 31,
	2007	2006	2005
	(Dollars in thousands)

Raw materials	$3,679	$3,165	$2,856
Work in progress	545	476	510
Finished goods	3,846	4,213	4,296

	$8,070	$7,854	$7,662

MEDISYSTEMS GROUP.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

3.	PROPERTY, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

Property, equipment, and leasehold improvements are physically located in various countries and consist of the following at March 31, 2007 and at December 31, 2006 and 2005:

March 31, 2007	Italy	Mexico	United States	Total
	(Dollars in thousands)

Machinery and equipment	$9,773	$6,240	$860	$16,873
Furniture and fixtures	285	299	561	1,145
Leasehold improvements	1,665	2,419	473	4,557
Vehicles	97	47	—	144
Computer software & hardware	813	692	1,550	3,055
Equipment under construction	224	47	2	273

	$12,857	$9,744	$3,446	$26,047

Less accumulated depreciation and amortization				22,674

				$3,373

December 31, 2006	Italy	Mexico	United States	Total
	(Dollars in thousands)

Machinery and equipment	$9,368	$6,527	$909	$16,804
Furniture and fixtures	281	299	561	1,141
Leasehold improvements	1,035	2,419	473	3,927
Vehicles	95	47	—	142
Computer software & hardware	799	692	1,550	3,041
Equipment under construction	738	37	2	777

	$12,316	$10,021	$3,495	$25,832

Less accumulated depreciation and amortization				22,382

				$3,450

December 31, 2005	Italy	Mexico	United States	Total
	(Dollars in thousands)

Machinery and equipment	$8,486	$6,859	$1,208	$16,553
Furniture and fixtures	245	299	561	1,105
Leasehold improvements	928	2,419	473	3,820
Vehicles	86	47	—	133
Computer software	282	181	1,047	1,510
Equipment under construction	611	9	121	741

	$10,638	$9,814	$3,410	$23,862

Less accumulated depreciation and amortization				21,289

				$2,573

Depreciation expense for the three months ended March 31, 2007 and 2006 was $206,000 and $219,000, respectively. Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was $917,000, $1,069,000 and $1,366,000, respectively.

MEDISYSTEMS GROUP.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

4.	NONCURRENT LIABILITIES

Noncurrent liabilities consisted of the following at March 31, 2007 and December 31, 2006 and 2005:

	March 31,	December 31,
	2007	2006	2005
	(Dollars in thousands)

Future severance payable under Italian law	$678	$689	$570
Deferred Rent	53	73	132
Lease deposits	23	23	23

	$754	$785	$725

5.	OPERATING LEASES

The Medisystems Group has noncancellable operating leases for research and development facilities, manufacturing and assembly facilities and corporate offices. The research facility is located in the United States. The lease expires in 2007 with an option to renew for two additional two-year extensions. The manufacturing and assembly facilities are located in Mexico and Italy. The Mexico facility lease expires through 2011 with various renewal options to extend through 2016. The Italy facility lease expires through 2012 with various renewal options to extend through 2018. The Medisystems Group also has lease commitments for corporate offices in the United States. These leases expire through 2007 and have five-year renewal options. The Medisystems Group has also subleased excess office space through 2007. The Medisystems Group is also required to pay taxes, insurance, and repairs and maintenance on the majority of its facility and office leases.

Rent expense net of sublease income under the operating leases for the three months ended March 31, 2007 and 2006 totaled $352,000 and $340,000 respectively, and for the year ended December 31, 2006, 2005 and 2004 totaled $1,316,000, $1,268,000 and $1,303,000, respectively. Minimum future rental payments required under the lease agreements are as follows at December 31, 2006:

	(Dollars in thousands)
					Sublease
	MRC	MDE	MDM	MDS	Income	Total

2007	35	125	677	688	(170)	1,355
2008	—	127	697	—	—	824
2009	—	130	718	—	—	848
2010	—	133	739	—	—	872
2011	—	135	567	—	—	702
Thereafter	—	49	—	—	—	49

Minimum future payments, net	$35	$699	3,398	$688	$(170)	$4,650

6.	EMPLOYEE BENEFIT PLANS

The Medisystems Group maintains a qualified defined contribution 401(k) profit sharing plan, or the Plan, covering U.S. domiciled employees of MDS, MRC, MTC, MSC and LSM. The Plan covers substantially all employees upon date of hire. Participants vest in the Group’s contributions ratably over six years. The Plan allows for employee contributions of up to the annual Internal Revenue Service, or the IRS, maximum deferral amount. Employee contributions to the Plan are matched by MDS, MRC, MTC, MSC and LSM at a rate of 50% of the employees’ contributions. These employer contributions are limited to an annual maximum of 3% of the employees’ base pay. Employer contributions for the three months ended March 31, 2007 and 2006 totaled $14,000 and $22,000 respectively, and for the year ended December 31, 2006, 2005 and 2004 totaled

MEDISYSTEMS GROUP.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

$85,000, $77,000 and $75,000, respectively. In addition, the Medisystems Group made a discretionary profit sharing contribution in the amount of $208,000, $99,000 and $154,000 in 2006, 2005 and 2004 respectively.

Italian law provides for severance payments to employees upon dismissal, resignation, retirement or other termination of employment. Accruals are computed as of the date of the financial statements based upon category of personnel, length of service with the Medisystems Group, cost of living index and compensation. Accruals are charged directly to income and are not funded. Amounts payable at March 31, 2007 of $677,000 and at December 31, 2006 and 2005 of $689,000 and $570,000, respectively, are included in non-current liabilities.

7.	RELATED PARTY TRANSACTIONS

The underlying technology included in the products and components produced by the Medisystems Group are covered by patents developed and owned by DSU Medical, a separate company owned by the Medisystems Group’s sole stockholder, but not included in the Medisystems Group’s combined financial statements. Through a series of license and sublicense agreements executed in 1998, DSU Medical granted MTC a nonexclusive license to this technology, which in turn granted a nonexclusive sublicense to the technology to MDS. The sublicense agreement, with an effective date of October 1, 1998, calls for annual royalty payments from MDS of $5,700,000, payable in quarterly installments, in advance. During April 2001, both the license and sublicense agreements were amended to grant exclusive right and license to practice the inventions of certain subject patents referenced in the original license and sublicense agreements. These amendments also increased the annual royalty payment from MDS under the sublicense agreement from $5,700,000 to $5,800,000. The license agreement, also dated October 1, 1998, requires MTC to pay a royalty to DSU Medical in an amount ranging from 75% to 100% of any sublicense royalties received by MTC.

For the period January 1, 2007 through May 31, 2007, at the discretion of the sole stockholder and in contemplation of renegotiation of existing agreements, DSU Medical did not charge royalty payments to MTC and MTC, in turn, did not charge royalty to MDS.

As of and for the three months ended March 31, 2007, under these license and royalty agreements, MDS incurred no royalty expense but owed $4,446,000 to MTC, and MTC incurred no royalty expense but owed $4,421,000 payable to DSU Medical.

As of and for the period ended December 31, 2006, under these license and royalty agreements, MDS incurred royalty expense of $5,800,000 and owed $5,806,000 payable to MTC, and MTC incurred royalty expense of $4,350,000 but owed $11,150,000 payable to DSU Medical.

As of and for the period ended December 31, 2005, under these license and royalty agreements, MDS incurred royalty expense of $5,800,000 and owed $12,650,000 payable to MTC, and MTC incurred royalty expense of $4,350,000 and owed $8,750,000 payable to DSU Medical.

As of and for the period ended December 31, 2004, under these license and royalty agreements, MDS incurred royalty expense of $5,800,000 and owed $11,150,000 payable to MTC and MTC incurred royalty expense of $4,350,000 and owed $8,700,000 payable to DSU Medical.

All royalty amounts paid and received between MDS and MTC under their sublicense agreement have been eliminated in the accompanying financial statements.

The Medisystems Group has an amount payable to DSU Medical of $93,000 at March 31, 2007 and $121,000 at December 31, 2006 for reimbursement of travel expenses paid on behalf of MDS during 2006. The Medisystems Group has an amount payable to Mr. Utterberg of $55,000 at March 31, 2007 and December 31, 2006 and an amount receivable from the common stockholder at $83,000 at December 31, 2005.

MEDISYSTEMS GROUP.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The Medisystems Group made sales of $2,125,000 and $552,000 for the three months ended March 31, 2007 and 2006, respectively, and $4,560,000, $1,042,000 and $277,000 for the years ended December 31, 2006, 2005 and 2004, respectively to NxStage Medical, Inc., or NxStage, which is partly owned by Mr. Utterberg, the sole stockholder of the Medisystems Group. The accounts receivable balance from NxStage as of March 31, 2007 was $1,035,000 and as of December 31, 2006 and 2005 was $1,056,000 and $256,000, respectively.

8.	INCOME TAXES

MDM and MDE are subject to taxation on income in their respective countries. For the three months ended March 31, 2007 and 2006, the provision for foreign income taxes for MDM was $18,000 and $17,000, respectively, and for MDE was $34,000 and $27,000, respectively. For the year ended December 31, 2006, 2005 and 2004 the provision for foreign income taxes for MDM was $70,000, $12,000 and ($50,000), respectively and for MDE was $129,000 and $163,000 and $190,000, respectively.

Deferred income tax assets or liabilities, related to MDM and MDE, consist predominantly of the temporary differences between the tax basis of equipment and leasehold improvements and the corresponding financial statement amounts. As of March 31, 2007 and December 31, 2006 and 2005, MDM had total deferred tax assets of $173,000, $173,000 and $194,000, respectively, and MDE had net deferred tax liabilities of $37,000 as of March 31, 2007 and December 31, 2006 and had net deferred tax liabilities of $26,000, at December 31, 2005.

9.	STOCKHOLDER’S EQUITY

The capital stock of the Medisystems Group at March 31, 2007 and at December 31, 2006 and 2005 is as follows:

Medisystems Corporation, no par value — authorized, 100,000 shares; issued and outstanding, 5,500 shares
Medisystems Research Corporation, no par value — authorized, 100,000 shares; issued and outstanding, 5,000 shares
Medisystems Technology Corporation, no par value — authorized, 25,000 shares; issued and outstanding, 5,000 shares
Medisystems Services Corporation, no par value — authorized, 25,000 shares; issued and outstanding, 5,000 shares
Lifestream Medical Corporation, no par value — authorized, 5,000 shares; issued and outstanding, 5,000 shares
Infusion Care Services, Inc., no par value — authorized, 1,000 shares; issued and outstanding, 1,000 shares
Medimexico, S. de R.L. de C.V., one equity participation of fixed stock capital with a value of $45,000 Mexican pesos
Medisystems Europe, S.p.A., par value, €1.00 per share; issued and outstanding, 93,132 shares

During 2006, the sole shareholder of Lifestream Medical Corporation and Infusion Care Services, Inc. contributed capital of $125,000 and $8,000, respectively.

10.	CREDIT FACILITIES

In January 2003, the Medisystems Group secured a $10,000,000 credit commitment from KeyBank National Association, or the Bank, expiring January 31, 2006. The commitment consisted of an $8,500,000 revolving line of credit and a $1,500,000 letter of credit facility. Through amendments in December 2003 and

MEDISYSTEMS GROUP.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

August 2004, the Bank reduced its combined credit commitment to the Medisystems Group to $5,000,000, consisting of a $3,500,000 revolving line of credit and a $1,500,000 demand line of credit. The agreement was renewed in January 2006 and will expire January 2009. The interest on outstanding borrowings is equal to a Prime-Based Rate (minus 0.75%) or a London Inter-Bank Offered Rate, or LIBOR, Based Rate (plus 1.75%) depending on whether a LIBOR Rate Election has been made in accordance with provisions of the respective Promissory Notes supporting the Credit Loan Agreement. Prime rate at March 31, 2007 and at December 31, 2006 was 8.25% and the LIBOR range was 5.3195% for 1 month to 5.22000% for 12 months at March 31, 2007 and was 5.3256% for 1 month to 5.32938% for 12 months at December 31, 2006, according to published sources. As of March 31, 2007, there were no outstanding amounts due under the revolving line of credit. The accounts receivable, inventory, and property of the Medisystems Group have been pledged as collateral for the aforementioned credit commitment. As of March 31, 2007, the Medisystems Group had issued €607,000 (U.S. $812,000) of standby letters of credit expiring through December 2010.

At March 31, 2007 and December 31, 2006, MDE had three separate working capital lines of credit from two Italian banks totaling €432,000 (U.S. $578,000) and €432,000 ($570,000), respectively, and bearing interest ranging from 8.6% to 11.375% at March 31, 2007 and 8.35% to 11.125% at December 31, 2006. The lines of credit have no stated expiration. There were no amounts outstanding under these lines of credit as of March 31, 2007 and December 31, 2006. MDE had one loan outstanding as of March 31, 2007 totaling €182,000 ($243,000) and as of December 31, 2006 totaling €191,000 ($252,000) which expires in September, 2011 and is included in accrued liabilities. The interest on outstanding borrowings is equal to EURIBOR for 3 months (plus 1.15%), subject to an interest rate swap agreement at rates greater than 4%. When EURIBOR (3 months) plus 1.15% exceeds 4%, interest is calculated on a blended basis, with 50% of the nominal value of the loan subject to a fixed rate of 4%, and the remaining 50% subject to the EURIBOR (3 months) plus 1.15%, EURIBOR for 3 months at March 31, 2007 and December 31, 2006 was 3.924% and 3.725%, respectively, according to published sources. Interest expense reflects the applied blended interest rate calculation.

11.	COMMITMENTS

The Medisystems Group had total commitments to purchase capital assets of approximately $339,000 at March 31, 2007 and $414,000 at December 31, 2006.

12.	SUBSEQUENT EVENTS

In May 2007, MTC merged into DSU Medical, with DSU Medical being the surviving entity.

For the period January 1, 2007 through May 31, 2007, at the discretion of the sole common stockholder and in contemplation of a renegotiation of existing agreements, DSU Medical did not charge royalty payments to MTC and MTC, in turn, did not charge royalty to MDS.

Effective June 1, 2007, DSU Medical and MDS terminated the royalty sublicense agreement to MDS for consideration of $2,661,000 to be paid to DSU Medical. A new, royalty free license between DSU Medical and MDS was entered into effective June 1, 2007.

In June 2007, the common stockholder of the Medisystems Group entered into an agreement with NxStage, pursuant to which NxStage has agreed to purchase the issued and outstanding shares of MDS, MSC, MDE and MDM. The transaction is expected to close in 2007.

ANNEX A

EXECUTION VERSION

STOCK PURCHASE AGREEMENT
BETWEEN
DAVID S. UTTERBERG
AND
NXSTAGE MEDICAL, INC.
June 4, 2007

A-i

A-ii

A-iii

STOCK PURCHASE AGREEMENT

Agreement (the “Agreement”) entered into as of June 4, 2007 between NxStage Medical, Inc., a Delaware corporation (the “Buyer”), and David S. Utterberg (the “Stockholder”).

Preliminary Statement

1. The Stockholder owns (a) all of the issued and outstanding shares of each of Medisystems Services Corporation, a Nevada corporation (“MDS Services”), and Medisystems Corporation, a Washington corporation (“MDS”), (b) 90% of the issued and outstanding shares of Medisystems Europe S.p.A., a company organized under the laws of Italy (“MDS Italy”), and (c) 0.273% of the value of the issued and outstanding equity participation of Medimexico s. de R.L. de C.V., a company organized under the laws of Mexico (“MDS Mexico”).

2. MDS owns 10% of the issued and outstanding shares of MDS Italy and 99.727% of the value of the issued and outstanding equity participation of MDS Mexico.

3. The Buyer desires to purchase, and the Stockholder desires to sell, (a) all of the issued and outstanding shares of each of MDS Services and MDS, (b) all of the issued and outstanding shares of MDS Italy held by the Stockholder, and (c) the issued and outstanding equity participation of MDS Mexico held by the Stockholder (the shares and equity participation specified in clauses (a), (b) and (c) of this sentence, the “Shares”) for the consideration set forth below, subject to the terms and conditions of this Agreement (the “Transaction”).

4. For federal income tax purposes, it is intended that the Transaction qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES

1.1  Purchase of the Shares from the Stockholder.  Subject to and upon the terms and conditions of this Agreement, at the Closing the Stockholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Stockholder, all of the Shares. At the Closing, the Stockholder shall deliver to the Buyer certificates evidencing the Shares duly endorsed in blank or with stock powers duly executed by the Stockholder, or such other documentation as may be required under relevant local laws to transfer title to Shares to the Buyer.

1.2  Further Assurances.  At any time and from time to time after the Closing, at the Buyer’s request and without further consideration, the Stockholder shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Shares, to put the Buyer in actual possession of the assets, properties and businesses of the Companies to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

1.3  Purchase Price.  The base purchase price to be paid by the Buyer to the Stockholder for the Shares (the “Base Purchase Price”) shall consist of the Buyer Shares. If, prior to the Closing, there is any stock dividend, stock split or other change in the character or amount of the outstanding Buyer Common Stock, then in such event any and all new, substituted or additional shares of voting stock of the Buyer to which the Stockholder would have been entitled by reason of his ownership of the Buyer Shares had the Closing occurred prior to such event shall be considered Buyer Shares for purposes of this Agreement and the consideration to be received by the Stockholder shall be adjusted accordingly. The Base Purchase Price shall be payable in the manner described in Section 1.4. No fraction of a share of Buyer Common Stock shall be issued, and any fractional share thereof shall be rounded to the nearest whole number. The Base Purchase Price shall be subject to adjustment after the Closing Date pursuant to the provisions of Section 1.5.

1.4  Payment of Base Purchase Price.

(a) At the Closing, the Buyer shall deliver:

(i) to the Stockholder, certificate(s) for the number of Buyer Shares minus the Escrow Shares; and

(ii) to the Escrow Agent, a certificate representing the Escrow Shares, to be held pursuant to the terms of the Escrow Agreement, as a reserve for all or part of any adjustments pursuant to Section 1.5 and to satisfy all or part of any claims for indemnity pursuant to Article VII hereof.

1.5  Post-Closing Adjustments.  The Base Purchase Price shall be subject to adjustment after the Closing Date as follows:

(a) Within 60 days after the Closing Date, the Buyer shall prepare and deliver to the Stockholder the Draft Closing Balance Sheet and a certificate based on such Draft Closing Balance Sheet setting forth Buyer’s calculation of the Closing Working Capital (the “Working Capital Certificate”). The Buyer shall prepare the Draft Closing Balance Sheet and Working Capital Certificate in accordance with GAAP applied on a basis consistent with the application of GAAP to the preparation of the Financial Statements.

(b) At all reasonable times during the 90 days immediately following Stockholder’s receipt of the Draft Closing Balance Sheet and the Working Capital Certificate, Stockholder and his representatives shall be permitted to review the records of the Companies relating to the Draft Closing Balance Sheet and the Working Capital Certificate, and the Buyer shall direct any accountants engaged to prepare the Draft Closing Balance Sheet and the Working Capital Certificate, upon receipt of customary waivers, to permit Stockholder and his representatives to review such accountant’s work papers, if any, relating to the Draft Closing Balance Sheet and the Working Capital Certificate, in each case reasonably requested by Stockholder, and the Buyer shall make reasonably available to the Stockholder and his representatives the individuals employed by the Buyer and responsible for the preparation of the Draft Closing Balance Sheet and the Working Capital Certificate, in order to respond to the inquiries of the Stockholder relating thereto. The Stockholder shall deliver to the Buyer, by the Objection Deadline Date, either a notice indicating that the Stockholder accepts the Draft Closing Balance Sheet and the Buyer’s calculation of the Closing Working Capital delivered pursuant to Section 1.5(a) or a detailed statement describing its objections (if any) to the Draft Closing Balance Sheet and/or the calculation of the Closing Working Capital. If the Stockholder delivers to the Buyer a notice accepting the Draft Closing Balance Sheet and the Buyer’s calculation of the Closing Working Capital, or the Stockholder does not deliver a written objection to the Draft Closing Balance Sheet or the calculation of the Closing Working Capital by the Objection Deadline Date, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business on the Objection Deadline Date, the Draft Closing Balance Sheet shall be deemed to be the Final Closing Balance Sheet and the amount of Closing Working Capital as shown on the Working Capital Certificate shall be deemed to be the Final Closing Working Capital. If the Stockholder timely objects to the Draft Closing Balance Sheet or the Buyer’s calculation of the Closing Working Capital, such objections shall be resolved as follows:

(i) The Buyer and the Stockholder shall first use reasonable efforts to resolve such objections.

(ii) If the Buyer and the Stockholder do not reach a resolution of all objections set forth on the Stockholder’s statement of objections within 30 days after delivery of such statement of objections, the Buyer and the Stockholder shall, within 30 days following the expiration of such 30-day period, engage the Accountant, pursuant to an engagement agreement executed by the Buyer, the Stockholder and the Accountant, to resolve the Unresolved Objections.

(iii) The Buyer and the Stockholder shall jointly submit to the Accountant, within 10 days after the date of the engagement of the Accountant (as evidenced by the date of the engagement agreement), a copy of the Draft Closing Balance Sheet and the Working Capital Certificate, a copy of the statement of objections delivered by the Stockholder to the Buyer, and a statement setting forth the resolution of any objections agreed to by the Buyer and the Stockholder. Each of the Buyer and the Stockholder shall submit to the Accountant (with a copy delivered to the other Party on the same day), within 45 days after the date of the engagement of the Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of the Buyer and the Stockholder may (but shall not be required to) submit to the Accountant (with a copy delivered to the other Party on the same day), within 75 days after the date of the engagement of the Accountant, a memorandum responding to the initial memorandum submitted to the Accountant by the other Party. Unless requested by the Accountant in writing, neither Party may present any additional information or arguments to the Accountant, either orally or in writing.

(iv) Within 100 days after the date of its engagement hereunder, the Accountant shall determine whether or to what degree the objections raised by the Stockholder are correct and shall issue a ruling which shall include (A) a balance sheet, consisting of the Draft Closing Balance Sheet as adjusted pursuant to any resolutions to objections agreed upon by the Buyer and the Stockholder and pursuant to the Accountant’s resolution of the Unresolved Objections and (B) a calculation of the Closing Working Capital based on the balance sheet described in clause (A) of this sentence. Such balance sheet shall be deemed to be the “Final Closing Balance Sheet” and the amount of Closing Working Capital calculated based on such balance sheet shall be deemed to be the “Final Closing Working Capital.”

(v) The resolution by the Accountant of the Unresolved Objections shall be conclusive and binding upon the Buyer and the Stockholder. The Buyer and the Stockholder agree that the procedure set forth in this Section 1.5(b) for resolving disputes with respect to the Draft Closing Balance Sheet and/or the Working Capital Certificate shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either Party from instituting litigation to enforce the ruling of the Accountant.

(vi) MDS or the Stockholder shall pay the fees and expenses of the Accountant based upon the difference between the Draft Closing Balance Sheet and the Final Closing Balance Sheet or between the Working Capital Certificate and the Closing Working Capital, as follows: (1) if either of such difference is less than $50,000, the fees and expenses of the Accountant shall be solely borne by the Stockholder; and (2) if either of such difference exceeds $50,000, the fees and expenses of the Accountant shall be solely borne by MDS.

(c) Immediately upon the expiration of the Objection Deadline Date, if no objection to the Draft Closing Balance Sheet or the calculation of the Closing Working Capital is made, or upon notification by the Stockholder to the Buyer that no objection to the Draft Closing Balance Sheet or the calculation of the Closing Working Capital will be made, or immediately upon final resolution of any dispute in connection with the determination of the Closing Working Capital pursuant to this Section 1.5, the Base Purchase Price shall be adjusted as follows:

(i) If the Final Closing Working Capital is less than the Target Amount by $250,000 or more, such deficiency shall be deducted from the Base Purchase Price (at which point such deduction shall equal the entire amount of the deficiency, and not just amounts in excess of $250,000).

(ii) If the Final Closing Working Capital is greater than the Target Amount by $250,000 or more, such excess shall be added to the Base Purchase Price (at which point such addition shall equal the entire amount of the excess, and not just amounts in excess of $250,000).

(d) The amount, if any, to be paid pursuant to Section 1.5(c)(i) shall be paid by the Stockholder to the Buyer not later than two business days following the Determination Date, first by delivery to Buyer of a number of Escrow Shares determined by dividing the amount of such deficiency by the Closing Price, to the extent a sufficient number of Escrow Shares are available, and the balance, if any, shall then be payable to the Buyer directly by the Stockholder in shares of Buyer Common Stock (at an assumed value per share equal to the Closing Price with any fractional share rounded to the nearest whole share) and/or in cash, by cashier’s or certified check or by wire transfer of immediately available funds to an account designated by the Buyer.

(e) The amount, if any, to be paid pursuant to Section 1.5(c)(ii) shall be paid by the Buyer to the Stockholder not later than two business days following the Determination Date in shares of Buyer Common Stock (at an assumed value per share equal to the Closing Price with any fractional share rounded to the nearest whole share).

1.6  Escrow Account.  The Escrow Shares shall be held by the Escrow Agent under the terms of the Escrow Agreement for the purpose of securing the indemnification obligations of the Stockholder pursuant to Article VII and any adjustments to the Base Purchase Price pursuant to Section 1.5. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

1.7  The Closing.  The Closing shall take place at the offices of WilmerHale, 60 State Street, Boston, Massachusetts commencing at 9:00 a.m., local time, on the Closing Date. The transfer of the Shares by the Stockholder to the Buyer and the payment of the Base Purchase Price by the Buyer to the Stockholder shall be deemed to occur at 9:00 a.m., local time, on the Closing Date.

1.8  Stock Transfer Documents.  At or before the Closing, the Stockholder shall, and shall cause the relevant Companies to, enter into and deliver separate stock purchase agreements, share transfer forms, powers of attorney, stock powers, deeds and any other documents as may be required under relevant local law to transfer title to the Shares to the Buyer under this Agreement (“Stock Transfer Documents”), with only such modifications as are necessary in order to maintain substantially the same legal meaning and effect under local law as provided in this Agreement, including but not limited to the following:

(a) Italy.

(i) the share certificates of MDS Italy representing the entire authorized and issued corporate capital of MDS Italy duly endorsed to the Buyer before a notary;

(b) Mexico.

(i) a short-form equity participation purchase and sale agreement between the Stockholder and the Buyer;

(ii) the certificate of contribution representing the Shares of MDS Mexico owned by the Stockholder; and

(iii) evidence of the entry of the Buyer into MDS Mexico’s partners registry as the new owner of the MDS Mexico Shares.

1.9  Allocation.  The Base Purchase Price shall be allocated among the Shares of each Company in a manner that will be mutually agreed by the parties, in good faith, as soon as practicable following the execution of this Agreement but in no event later than five (5) business days prior to Closing. In an event that an adjustment to the Base Purchase Price is made pursuant to Section 1.5 of this Agreement, the allocation of the Base Purchase Price shall be amended to allocate such adjustment to the Shares of such Company to which such adjustment is attributable. The parties shall report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the allocation agreed under this Section 1.9.

ARTICLE II

REPRESENTATIONS OF THE STOCKHOLDER REGARDING THE SHARES

The Stockholder represents and warrants to the Buyer that the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.

2.1  Title.  The Stockholder has good and marketable title to the Shares which are to be transferred to the Buyer by the Stockholder pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. Schedule I sets forth a true and correct description of all Shares owned by the Stockholder.

2.2  Authority.  The Stockholder has the full capacity, right, power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to transfer, convey and sell to the Buyer, at the Closing, the Shares. Upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Stockholder good and marketable title to the Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy Exception. Each of the Related Agreements to be entered into by the Stockholder, upon execution thereof by the Stockholder, will constitute a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy Exception.

2.3  Noncontravention.  Subject to compliance with the applicable requirements of the Hart-Scott Rodino Act, neither the execution and delivery by the Stockholder of this Agreement or any of the Related Agreements to be entered into by the Stockholder, nor the consummation by the Stockholder of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation, by-laws or other organizational document of any of the Companies, (b) require on behalf of any of the Companies any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) except as set forth in Section 2.3 of the Company Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which any of the Companies is a party or by which any of the Companies is bound or to which any of their respective assets is subject, (d) result in the imposition of any Security Interest upon any assets of any of the Companies or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Companies or any of their respective properties or assets, except in the case of clauses (c), (d) and (e) of this Section 2.3 for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

2.4  Approvals.  The Stockholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Stockholder or the transfer, conveyance and sale of the Shares to the Buyer pursuant to the terms hereof.

2.5  Brokers.  The Stockholder has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.6  Residency.  The Stockholder is not a resident of Italy or Mexico.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER REGARDING THE COMPANIES

The Stockholder represents and warrants to the Buyer that, except as expressly set forth in the Company Disclosure Schedule, the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. An item of disclosure in any section or subsection of the Company Disclosure Schedule shall be deemed to be a disclosure in any other individual schedule of the Company Disclosure Schedule as to which the applicability of such item is readily apparent in light of the disclosure made. For purposes of this Article III, the phrase “to the knowledge of the Companies” or any phrase of similar import shall be deemed to refer to the actual knowledge of the Stockholder and each of the following individuals: Gus Azel, Jorge Celiceo, Melanie Imperial and Luigi Tagliavini (after reasonable inquiry and investigation).

3.1  Organization, Qualification and Corporate Power.  Each of MDS, MDS Services and MDS Italy is a corporation duly organized, validly existing and in corporate and tax good standing, or local equivalent, under the laws of the jurisdiction of its incorporation. MDS Mexico is a limited liability company duly organized, validly existing and in corporate and tax good standing, or local equivalent, under the laws of Mexico. Each of the Companies is duly qualified to conduct business and is in corporate and tax good standing, or local equivalent, under the laws of each jurisdiction listed in Section 3.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Companies’ businesses or the ownership or leasing of their properties requires such qualification, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Company Material Adverse Effect. Each of the Companies has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of the Companies has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and by-laws or other organizational documents, each as amended, in accordance with applicable local law. None of the Companies is in default under or in violation of any provision of its Certificate of Incorporation, by-laws or other organizational documents.

3.2  Capitalization.

(a) The authorized, issued and paid-in share or equity participation capital of each of the Companies is as set forth in Section 3.2(a) of the Company Disclosure Schedule.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of capital stock or equity participation in each Company showing the number of shares of capital stock or equity participation, and the class or series of such shares or equity participation, held by each stockholder and (for shares other than common stock) the number of common shares (if any) into which such shares are convertible. Section 3.2(b) of the Company Disclosure Schedule also indicates all outstanding common shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the applicable Company. All of the issued and outstanding shares or equity participation of capital stock of each Company have been duly authorized and validly issued and are fully paid and nonassessable, or local equivalent. All of the issued and outstanding shares or equity participation of capital stock of each Company have been offered, issued and sold by such Company in compliance with all applicable federal and state securities laws in the relevant jurisdiction.

(c) There are no Company Stock Plans. None of the Companies has any outstanding Options or Warrants.

(d) No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares or equity participation of capital stock any Company is authorized or outstanding. No Company has any obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares or equity participation of its capital stock any evidences of indebtedness or assets of such Company. No Company has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares or equity participation of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Company.

(e) There is no agreement, written or oral, between any of the Companies and any holder of their securities, or, to the best of the Companies’ knowledge, among any holders of their securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of any of the Companies.

3.3  Authorization of Transaction.  Each of the Companies has all requisite power and authority to execute and deliver each of the Related Agreements to which such Company is a party and to perform its obligations thereunder. The execution and delivery by each Company of each of the Related Agreements to be entered into by such Company and the consummation by each Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each such Company. Each of the Related Agreements to be entered into by a Company will, upon execution thereof by such Company, constitute a valid and binding obligation of such Company, enforceable against such Company in accordance with its terms, subject to the Bankruptcy Exception.

3.4  [Intentionally Deleted]

3.5  Subsidiaries.  Except as set forth in Section 3.5 of the Company Disclosure Schedule, none of the Companies has any Subsidiaries nor controls directly or indirectly or has any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

3.6  Financial Statements.  The Companies have provided to the Buyer the Financial Statements. The Financial Statements (i) comply as to form in all respects with applicable accounting requirements, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements) and (iii) fairly present the consolidated financial position of the Companies as of the dates thereof and the consolidated results of their operations and cash flows for the periods indicated, consistent with the books and records of the Medisystems Operating Companies, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect and do not include footnotes.

3.7  Absence of Certain Changes.  Since the Most Recent Balance Sheet (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) except as set forth in Section 3.7 of the Company Disclosure Schedule, none of the Companies has taken any of the actions set forth in paragraphs (a) through (n) of Section 5.4.

3.8  Undisclosed Liabilities.  None of the Companies has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business (including in connection with agreements entered into in the Ordinary Course of Business) or otherwise in accordance with the terms and conditions of this Agreement, (c) liabilities under agreements listed in Section 3.15(a) of the Company Disclosure Schedule, and (d) liabilities under agreements which are not required to be disclosed in the Company Disclosure Schedule and which liabilities, in the aggregate, are not material.

3.9  Tax Matters.

(a) Each of the Companies has properly filed on a timely basis (taking account of extensions) all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. No Company is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the common parent is a Company. Each of the Companies has paid on a timely basis all Taxes that were due and payable. Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, the unpaid Taxes of the Companies for Tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of the Companies for all Tax periods commencing after the date of the Most Recent Balance Sheet Date arose in the Ordinary Course of Business and are of a type consistent with, and in an amount commensurate with, Taxes attributable to prior similar periods (with due regard to intervening changes in applicable law or administrative practice). None of the Companies (i) has any actual or potential liability as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than a Company or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that any of the Companies was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(b) The Companies have delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Companies relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports to any Company, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Companies or any of them relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The federal income Tax Returns of the Companies have been audited by the Internal Revenue Service, or equivalent Governmental Entity in the relevant non-U.S. jurisdiction, or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.9(b)(i) of the Company Disclosure Schedule. Except as set forth in Section 3.9(b)(ii) of the Company Disclosure Schedule, no examination or audit of any Tax Return of any Company by any Governmental Entity is currently in progress or, to the knowledge of the Companies, threatened or contemplated. None of the Companies has been informed by any jurisdiction that the jurisdiction believes that such Company was required to file any Tax Return that was not filed. Except as set forth in Section 3.9(b)(ii) of the Company Disclosure Schedule, none of the Companies has (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney with any taxing authority.

(c) None of the assets of the Companies (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(d) There are no adjustments under Section 481 of the Code (or any similar adjustments under any corresponding foreign, state or local Tax laws) that are required to be taken into account by the Companies in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement.

(e) None of the Companies (i) is a “consenting corporation” within the meaning of former Section 341(f) of the Code, and none of the assets of the Companies is subject to an election under former Section 341(f) of the Code or (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f) None of the Companies has ever participated in an international boycott as defined in Section 999 of the Code.

(g) None of the Companies is a party to a lease that is treated as a “Section 467 rental agreement” within the meaning of Section 467(d) of the Code.

(h) None of the Companies has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of any Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(i) No Company owns any interest in an entity that is characterized as a partnership for federal income Tax purposes.

(j) Section 3.9(j) of the Company Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which any Company files or filed a Tax Return and each jurisdiction that has sent notices or communications of any kind requesting information relating to any Company’s nexus with such jurisdiction.

(k) None of the Companies is or has been a passive foreign investment company within the meaning of Section 1297 of the Code.

(l) None of the Companies has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(m) None of the Companies is a party to a gain recognition agreement under Section 367 of the Code.

(n) None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

(o) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Companies, other than with respect to Taxes not yet due and payable.

(p) None of the Shares held by the Stockholder that are shares of common stock of a Company are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(q) None of the Companies is or ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing then in effect in any relevant jurisdiction and MDS Mexico has complied with all applicable Mexican transfer pricing rules and other Mexican tax obligations that are specifically applicable to Mexican corporations doing business under a maquila program authorization issued by the Ministry of Economy in Mexico.

(r) None of the Companies has engaged in any “reportable transaction” for purposes of Treasury Regulation sections 1.6011-4(b) or Code Section 6111 or any analogous provision of state or local law.

(s) At all times since its formation, each of MDS Services and MDS has validly been treated for federal income tax purposes as an “S corporation” within the meaning of Section 1361(a) of the Code and has validly been treated in a similar manner for purposes of the income tax laws of all states in which it has been subject to taxation.

(t) None of the Companies has a permanent establishment in any country (determined under the laws of such country) other than its country of incorporation or formation.

3.10  Assets.

(a) Each Company is the true and lawful owner, and has good title to, all of the material tangible assets owned by such Company, free and clear of all Security Interests. Except for the assets described in Section 3.10(a) of the Company Disclosure Schedule, the Companies own, lease or possess under a bailment or other agreement all material tangible assets currently used in all businesses of the Companies, and such material tangible assets are sufficient for the conduct of the Companies’ businesses. Each such material tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b) Section 3.10(b) of the Company Disclosure Schedule lists individually (i) all fixed assets (within the meaning of GAAP) of the Companies having a book value greater than $5,000, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other assets of a tangible nature (other than inventories) of the Companies whose book value exceeds $5,000.

3.11  Owned Real Property.  None of the Companies owns or has ever owned any Real Property.

3.12  Real Property Leases.  Section 3.12 of the Company Disclosure Schedule lists all Leases and lists the term of each such Lease, any extension and expansion options, and the rent payable thereunder. The Companies have delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect;

(b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither the applicable Company nor, to the knowledge of the Companies, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Companies, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the applicable Company or, to the knowledge of the Companies, any other party under such Lease;

(d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e) the applicable Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f) to the knowledge of the Companies, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities and the businesses of the Companies;

(g) the Companies are not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the applicable Company of the property subject thereto;

(h) the Companies are not in discussions with any landlords or lessors regarding potential changes to rental payments, duration of term or other material terms of the Leases; and

(i) this Transaction will not trigger any consent and/or notice requirements under any of the Leases.

3.13  Intellectual Property

(a) Company Registrations.  Section 3.13(a) of the Company Disclosure Schedule lists all Registered Company Intellectual Property, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued and date of filing or issuance. To the knowledge of the Companies and except as otherwise indicated in Section 3.13(a) of the

Company Disclosure Schedule, all registered copyrights and trademarks included in the Registered Company Intellectual Property are valid and enforceable and the Companies have not received any written notice that any issued Patent included therein is invalid or unenforceable. To the knowledge of the Companies and except as otherwise indicated in Section 3.13(a) of the Company Disclosure Schedule, all issuance, renewal, maintenance and other payments that are or have become due with respect to the Registered Company Intellectual Property have been timely paid.

(b) Prosecution Matters.  None of the Companies nor DSU has received any written notice of, and, to the knowledge of the Companies, there are no inventorship challenges, opposition or nullity proceedings, reexaminations, reissues or interferences that have been declared or instituted by the patent or trademark office of any jurisdiction, and none of the Companies or DSU has received any written notice threatening any such action, in each case, with respect to any Patent included in the Registered Company Intellectual Property. The Companies and DSU have complied with their duty of candor and good faith to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications included in the Registered Company Intellectual Property and have not intentionally made any material misrepresentation in such applications.

(c) Ownership and Right to Use.  Each item of Company Intellectual Property will be available for use by the Buyer and the Companies immediately following the Closing on substantially identical terms and conditions as it was available for use immediately prior to the Closing. As of the Closing Date, the Companies will exclusively own or otherwise have the right to use all Intellectual Property used in connection with the conduct of the businesses as conducted by the Companies immediately prior to the Closing Date. The Companies are the sole and exclusive owner of all Intellectual Property included within the Company Owned Intellectual Property, free and clear of any Security Interests. The Company Intellectual Property that is licensed to or exclusively owned by the Companies as of the Closing Date, or which the Companies otherwise have the right to use as of the Closing Date, constitutes all Intellectual Property (other than the Excluded Intellectual Property) used by the Companies in connection with the conduct of the Companies’ business, in all material respects, in the manner done so by the Companies immediately prior to the Closing Date.

(d) Reasonable Protection Measures.  The applicable Company has taken commercially reasonable measures to maintain the confidentiality of the trade secrets and other material non-public information owned by the Company, or received from third parties which the Company is obligated to treat as confidential. To the knowledge of the Companies, there has been no: (i) material unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of any Company, or (ii) material breach of any Company’s security procedures wherein confidential information has been disclosed to a third person.

(e) Infringement by Companies.  To the knowledge of the Companies, neither the manufacture, use, sale, offering for sale or importation of the Products by the Companies, nor any other activity of the Companies in connection with the operation of their businesses, infringes, violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. To the knowledge of the Companies, there are no pending claims (and the Companies and DSU have not received written notice of any threatened claims) by any person alleging infringement by the Companies of any third party Intellectual Property. Section 3.13(e) of the Company Disclosure Schedule lists, and each Company has provided to the Buyer copies of, any complaint, claim or written notice, or written threat of any of the foregoing (including any written notification that a license under any patent is offered or available, or is or may be required). The representations set forth in Section 3.13(a), (e) and (f) which are made to the Companies’ and/or DSU’s knowledge are made only to the actual knowledge of the Companies and/or DSU without any requirement of inquiry into the actions or intellectual property rights of third parties.

(f) Infringement of Company Rights.  To the knowledge of the Companies and except as otherwise indicated in Section 3.13(f) of the Company Disclosure Schedule, no person (including, without limitation, any current or former employee, contractor or consultant of any Company) is infringing or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to any Company. Each Company has provided to the Buyer copies of all written notices provided by the Company or DSU to third parties and claims filed by the Company or DSU against third parties alleging infringement of the Company Owned Intellectual Property or any Company Licensed Intellectual Property exclusively licensed to any Company.

(g) Outbound IP Agreements.  Section 3.13(g) of the Company Disclosure Schedule identifies each agreement pursuant to which any Company has assigned, transferred, licensed, or otherwise granted any right to any person, or covenanted not to assert any right, with respect to any Registered Company Intellectual Property.

(h) Inbound IP Agreements.  Section 3.13(h) of the Company Disclosure Schedule identifies each agreement pursuant to which any Company has been granted or has otherwise acquired any rights with respect to any Registered Company Intellectual Property (excluding commercially available software programs).

(i) Products.  Except as set forth in Schedule 3.13(i) of the Company Disclosure Schedule, the manufacture, use, sale, offering for sale and importation of the Products by the Companies as conducted immediately prior to the Closing Date is not covered by any claims of any Excluded Intellectual Property and does not constitute the practice outside of the Field of inventions, methods or processes claimed or disclosed in the Licensed Class B Patents. In the event that this Section 3.13(i) is inaccurate, the sole and exclusive remedy therefor, shall be that (i) such claims of Excluded Intellectual Property shall automatically be licensed under the License Agreement as if such claims were included in the Licensed Class B Patents thereunder and (ii) MDS shall have the worldwide, perpetual, irrevocable, fully paid up, sublicensable right and license under such Excluded Intellectual Property or Licensed Class B Patents to continue to make, have made, sell, offer for sale and import such Products in the manner conducted by the Companies immediately prior to the Closing Date.

(j) Limitations.  The representations and warranties set forth in this Sections 3.13(c) and (e) above do not extend to any activities, Products or portion of the business relating to the Excluded Intellectual Property or to the practice outside of the Field of the inventions, methods and processes claimed or disclosed in the Licensed Class B Patents.

(k) [Intentionally Deleted]

(l) Assignment of Patent Rights.  Except as otherwise indicated in Section 3.13(l) of the Company Disclosure Schedule, each employee of the Companies has executed a valid and binding written agreement expressly assigning to such Company, to the extent legally permissible, all right, title and interest in any inventions, trade secrets and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term and in the course of such employee’s employment for such Company, and all Intellectual Property rights therein.

(m) Government Support and Funding.  Except as set forth in Section 3.13(m) of the Company Disclosure Schedule, the Companies have not created or reduced to practice any inventions claimed in the Patents included within the Company Licensed Intellectual Property using any federal funding, or facilities of any university, college, or other educational institution or research center.

3.14  Inventory.  All inventory of the Companies consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which, to the extent reflected on the Most Recent Balance Sheet, have been written-off or written-down to net realizable value. All such inventories of the Companies that have not been written-off have been priced at the lower of cost or net realizable value on a first-in, first-out basis. The quantities of each type of inventory of the Companies, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Companies.

3.15  Contracts.

(a) Section 3.15(a) of the Company Disclosure Schedule lists the following agreements (written or oral) to which any Company is a party as of the date of this Agreement under which any of the Companies has any ongoing or surviving obligations or rights:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum or having a remaining term longer than six months;

(ii) any agreement (or group of related agreements) for the purchase or sale of products (including yet to be developed products) or for the furnishing or receipt of services (A) which calls for performance over a period of more than six months, (B) which involves more than the sum of $50,000, or (C) in which any Company has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible, and the amount of indebtedness outstanding as of the date of this Agreement under each such agreement;

(v) any agreement for the disposition of any significant portion of the assets or business of any Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi) any agreement concerning confidentiality;

(vii) any employment or consulting agreement;

(viii) any agreement involving any current or former officer, director or stockholder of any Company or an Affiliate of any Company (other than any agreements with former officers or former employees in the standard form of the Medisystems Employment Agreement or the MDS Mexico Employment Agreement, copies of which are included in Section 3.15(a) of the Company Disclosure Schedule);

(ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(x) any agreement which contains any provisions requiring any Company to indemnify any other party;

(xi) any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the businesses of any Company or the Buyer or any of its subsidiaries as currently conducted and as currently proposed to be conducted by the Stockholder;

(xii) any agreement under which any Company is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(xiii) any agreement which would entitle any third party to receive a license or any other right to intellectual property of the Buyer or any of the Buyer’s Affiliates (other than any Company) following the Closing;

(xiv) any business associate agreements, under HIPAA;

(xv) any maquila, bailment or other inter-company agreements; and

(xvi) any other agreement (or group of related agreements) either involving more than $50,000 or not entered into in the Ordinary Course of Business.

(b) The Companies have delivered to the Buyer a complete and accurate copy of each agreement listed in Section 3.13 or Section 3.15(a) of the Company Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect, subject to the Bankruptcy Exception; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject to the Bankruptcy Exception; and (iii) none of the Companies nor, to the knowledge of the Companies, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Companies, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by any Company or, to the knowledge of the Companies, any other party under such agreement.

3.16  Accounts Receivable.  All accounts receivable of the Companies reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible, net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 3.16 of the Company Disclosure Schedule. All accounts receivable of the Companies that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. None of the Companies has received any written notice from an account debtor stating that any account receivable in an amount in excess of $10,000 is subject to any contest, claim or setoff by such account debtor.

3.17  Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of any Company or the Stockholder relating to any Company other than those listed in Section 3.17 of the Company Disclosure Schedule.

3.18  Insurance.  Section 3.18 of the Company Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which any Company is a party, all of which are in full force and effect. All applications for insurance of the Companies were truthful, accurate and complete as of the date of each such application. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Companies. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, none of the Companies may be liable for retroactive premiums or similar payments, and the Companies are otherwise in compliance in all material respects with the terms of such policies. The Companies have no knowledge of any threatened termination of, or premium increase with respect to, any such policy, other than any termination due to a change of control provision in any such policy. Subject to Section 8.9 herein, each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 3.18 of the Company Disclosure Schedule lists all customs bonds currently in effect for each Company in the amount as determined by the U.S. Customs and Border Protection Agency (“CBP”) to be necessary and proper for the purpose of making customs entries by the relevant Company.

3.19  Litigation.  There is no Legal Proceeding which is pending or has been threatened in writing against any Company which (a) seeks either damages in excess of $25,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against any Company.

3.20  Warranties.  No agreement of the Companies provides that any product or service manufactured, sold, leased, licensed or delivered by any Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable terms and conditions of sale or lease of the applicable Company, which are set forth in the agreements described in Section 3.15(a) of the Company Disclosure Schedule, (ii) the applicable labeling, including “Instructions for Use” of the Products of the applicable Company, which have heretofore been provided to the Buyer and (iii) manufacturers’ warranties for which none of the Companies has any liability.

3.21  Employees.

(a) Section 3.21(a) of the Company Disclosure Schedule contains a list of all employees of each Company employed as of May 14, 2007 whose annual rate of compensation exceeds $50,000 per year, along with the position, date of hire, and the base annual rate of compensation of each such person. Except as set forth in Section 3.21(a) of the Company Disclosure Schedule, each current employee of MDS and MDS Services and each former employee of MDS and MDS Services within the last three (3) years has entered into a Medisystems Employment Agreement with the applicable Company, a copy or form of which has previously been made available to the Buyer. Except as set forth in Section 3.21(a) of the Company Disclosure Schedule, each current employee of MDS Mexico whose annual base rate of compensation exceeds $50,000 per year has entered into an MDS Mexico Employment Agreement, a copy or form of which has previously been made available to the Buyer. Each of the current employees of MDS Italy has entered into an MDS Italy Employment Agreement, a copy or form of which has previously been made available to the Buyer. Section 3.21(a) of the Company Disclosure Schedule contains a list of all employees of each Company who are a party to a non-competition agreement with such Company; copies of such agreements have previously been made available to the Buyer. All of the agreements referenced above in this Section 3.21(a) will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. To the knowledge of the Companies, as of the date of this Agreement, none of the employees who are party to such non-competition agreements have engaged in any activities prohibited by such agreements. Section 3.21(a) of the Company Disclosure Schedule contains a list of all employees of each Company as of May 14, 2007 whose home office or employment location is in the United States who are not citizens of the United States. To the knowledge of the Companies, no key employee or group of employees has any plans to terminate employment with any Company. The Companies have been and are in compliance with all applicable laws and with all applicable provisions of collective and individual agreements relating to the hiring and employment of all current and past employees relating to all aspects of employment, including, but not limited to, their search, hiring, employment relationship, and termination.

(b) MDS Italy has been, and is currently in, compliance with all applicable laws and with all applicable provisions of collective and individual agreements related to activities that are performed for MDS Italy by individuals who are not employees of MDS Italy, including, but not limited to, the past or current performance by or in favor of MDS Italy, of “contratti d’appalto” under article 1655 of the Italian Civil Code and article 29 of Italian Legislative Decree No 276 of September 10, 2003, all past and current performance of activities under “contratti di somministrazione di manodopera” (lending of workmanship), all past and current performance of activities by “lavoratori a progetto” (workers by project) and generally all types of non-employed providers of services. As of Closing, there are no pending claims, or grounds for the initiation of claims, against MDS Italy under article 29 of Italian Legislative Decree No 276 of September 10, 2003, related to any “contratto d’appalto”.

(c) Except as set forth in Section 3.21(c) of the Company Disclosure Schedule, none of the Companies is party to or bound by any labor or collective bargaining agreement, nor has any of them experienced, within the last two (2) years, any strikes, work stoppages, work slowdowns or lockouts, grievances, complaints, claims of unfair labor practices or other collective bargaining disputes, and with respect to MDS Italy, any anti-union behavior (“comportamento antisindacale”). The Companies have no knowledge of any union organization campaigns with regard to any employees of the Companies and no organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to any employee or group of employees of any Company. The Companies have no obligation either by contract or under applicable Laws and Regulations, to inform and/or consult with the employees and/or their representatives, or to issue any related notices or obtain any related consents before Closing, regarding the transaction contemplated by this Agreement.

3.22  Employee Benefits.

(a) Section 3.22(a) of the Company Disclosure Schedule contains a complete and accurate list of all material Company Plans other than Company Plans that are government mandated or disclosed in, or provided pursuant to, non-U.S. collective bargaining agreements (made available to the Buyer). Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten material Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, all as currently in effect, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last three plan years for each Company Plan, have been made available to the Buyer.

(b) Each Company Plan has been administered in all material respects in accordance with its terms, and each of the Companies and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. Each Company, each ERISA Affiliate (with respect to each Company Plan) and each Company Plan is in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). No Company Plan that is subject to ERISA has assets that include securities issued by any Company or any ERISA Affiliate.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could reasonably be expected to give rise to any material liability to the Companies.

(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that such Company Plan is qualified and the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened.

(e) No Company Plan is subject to Section 412 of the Code or Title IV of ERISA. No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a liability under such Title.

(f) No Company Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Except as reflected in the Financial Statements, there are no unfunded obligations of the Companies under any Company Plan providing benefits after termination of employment to any employee of the Companies (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law.

(h) No act or omission has occurred and no condition exists with respect to any Company Plan that would reasonably be expected to subject any of the Companies to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any obligations to pay a material amount pursuant to any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(i) No Company Plan is funded by or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j) Section 3.22(j) of the Company Disclosure Schedule discloses each: (i) agreement between any Company and any stockholder, director, executive officer or other key employee of any Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee and (ii) Company Plan, any of the benefits of which provided thereunder will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which provided thereunder will be calculated on the basis of any of the transactions contemplated by this Agreement.

(k) Section 3.22(k) of the Company Disclosure Schedule sets forth the policy of each Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of March 31, 2007. With respect to all employees of MDS Italy, Section 3.22(k) of the Company Disclosure Schedule also sets forth details of accrued and unused annual vacation, public holidays, any other paid leaves, T.F.R. — Trattamento di Fine Rapporto, monthly wages in addition to the twelve calendar monthly wages, seniority increases, contributions to Employee Benefit Plans and all allowances and indemnities to which employees are entitled to under applicable laws, collective agreements and company policies or practices.

(l) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A, to the extent applicable.

3.23  Environmental Matters.

The representations and warranties set forth in this Section 3.23 shall be the sole representations and warranties by the Stockholder with respect to matters arising under or governed by Environmental Laws or relating to Materials of Environmental Concern, and no other representations and warranties shall be deemed to apply to such matters.

(a) Each Company is and, has been in compliance in all material respects with all applicable Environmental Laws. There is no pending or, to the knowledge of the Companies, written or oral threat of civil or criminal litigation, written notice of violation, formal administrative proceeding, formal investigation or written information request by any Governmental Entity, relating to the violation of or liability under any Environmental Law involving any Company.

(b) None of the Companies has any liabilities or obligations arising from the release by the Companies or any third party of any Materials of Environmental Concern into the environment.

(c) None of the Companies is a party to or bound by any court order, administrative order, consent order or other written agreement (excluding, however, Permits required under Environmental Laws, which are addressed in Section 3.23(f) hereof) between any such Company and any Governmental Entity whose primary purpose is to impose or confirm legal obligations or liabilities arising under any Environmental Law.

(d) Set forth in Section 3.23(d) of the Company Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) whose primary purpose is to provide information on the presence of Materials of Environmental Concern in the soil and/or groundwater at premises currently or previously owned or operated by a Company (whether conducted by or on behalf of such Company or a third party, and whether done at the initiative of such Company or directed by a Governmental Entity or other third party) which such Company has possession of. A complete and accurate copy of each such document has been provided to the Buyer.

(e) There is no material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by any Company and for which such Company is legally responsible.

(f) Section 3.23(f) of the Company Disclosure Schedule sets forth a list of all material Permits required by Environmental Laws issued to or held by any Company. Such listed Permits are the only material Permits required by Environmental Laws that are required for the Companies to conduct their respective businesses.

Each such Permit is in full force and effect; the applicable Company is, and at all times has been, in compliance with the terms of each such Permit; and, to the knowledge of the Companies, no suspension or cancellation of such Permit is being threatened in writing or orally. Each such Permit will continue in full force and effect immediately following the Closing.

3.24  Legal Compliance.

(a) Each Company is conducting and has conducted its business and operations in compliance in all material respects with all applicable U.S. and non-U.S. regional, federal, state and local laws, regulations, rules, decrees, writs and orders (“Laws and Regulations”), including without limitation the rules and regulations of the United States Food and Drug Administration (“FDA”). None of the Companies has, within the last three (3) years, received any notice or communication from any Governmental Entity alleging noncompliance with any applicable Laws and Regulations. No civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, inquiry, proceeding or request for information is pending or to the knowledge of the Companies, threatened against any Company and none of the Companies currently has any liability (whether actual or contingent) for failure to comply with any Laws and Regulations. There is no act, omission, event, or circumstance of which the Companies have knowledge that would reasonably be expected to give rise to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, inquiry, proceeding or request for information or any such liability. To the knowledge of the Companies, there has not been any violation of any Laws and Regulations by any Company in its product development efforts, submissions or reports to any Governmental Entity that could reasonably be expected to require investigation, corrective action or enforcement action. None of the Companies has ever been or is now subject to FDA’s Applications Integrity Policy (“AIP”). To the Companies’ knowledge, the Companies have not made any false statements on, or material omissions from, any applications, approvals, reports, or other submissions to any Governmental Entity, or made any false statements on, or material omissions from, any other records and documentation prepared or maintained to comply with the requirements of any Governmental Entity.

(b) Except for MDS Italy, the Companies’ facilities are registered, as required, and each product manufactured by or on behalf of any Company for commercial distribution in the United States that is required to be listed (the “Products”) with the FDA under Section 510 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq. (the “FD&C Act”), and the applicable rules and regulations thereunder, is so listed. Each Product in current commercial distribution is either a Class I or Class II medical device as defined under 21 U.S.C. § 360c(a)(1)(A) and (B), and applicable rules and regulations thereunder and was first marketed under, and is covered by, an FDA order of substantial equivalence in response to a premarket notification submitted in compliance with 21 U.S.C. § 360(k) and the applicable rules and regulations thereunder, or is exempt from such premarket notification in accordance with 21 U.S.C. § 360(l) or (m) and applicable rules and regulations thereunder. Each Company is, and at all times has been, in compliance with, and each Product in current commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored and processed in compliance with the applicable requirements of the Quality System Regulation set forth in 21 C.F.R. Part 820. Each Company is, and at all times has been, in compliance with the written procedures, record-keeping and FDA reporting requirements for Medical Device Reporting set forth in 21 C.F.R. Part 803. None of the Companies is subject to any enforcement proceedings by the FDA and, to the Companies’ knowledge, no such proceedings have been threatened. None of the Companies has introduced in commercial distribution during the period of three calendar years immediately preceding the date hereof any Products which were upon their shipment by any Company adulterated or misbranded in violation of 21 U.S.C. §331.

(c) None of the Companies has received or possesses any of the following documents: (i) 510(k) rescission letters, (ii) notice of FDA regulatory actions against any Company including notice of adverse findings, regulatory, untitled or warning letters or mandatory recalls, (iii) documentation related to voluntary or mandatory recalls of any products of the Companies, (iv) reports of removals or corrections or correspondence to and from the FDA concerning such reports and all related investigations or (v) safety alerts.

(d) Each Company has provided the Buyer a true and correct copy of each of the following with respect to the last three calendar years and year-to-date 2007: (i) a list of all products marketed by such Company or any predecessor thereto, and for each such product, the legal basis for distributing the product in interstate commerce, (ii) all justifications by such Company or any predecessor thereto for not filing a 510(k) for a change or modification to a marketed device, (iii) all substantially equivalent or not substantially equivalent letters received by such Company or any predecessor to such Company, (iv) all correspondence, meeting notes or minutes, or related documents concerning material communications between the FDA and such Company or any predecessor thereto as they relate to 510(k) submissions, including requests for additional information and responses thereto, and compliance matters (v) all management review reports of such Company, (vi) all documents in response to actual or proposed FDA regulatory action(s), including all documents showing corrective actions undertaken by such Company or any predecessor thereto in response to FDA regulatory action(s), (vii) all FDA reports of inspection (Establishment Inspection Reports and Form FDA 483s) and FDA inspection reports of such Company evaluating compliance with Good Manufacturing Practices (“GMP”) or analogous procedures from other Governmental Entities, including foreign regulatory authorities, (viii) all Medical Device Reports (“MDRs”) filed by such Company or any predecessor to such Company, (ix) all MedWatch forms received by such Company or any predecessor thereto, and (x) all written reports of GMP audits of such Company or any predecessor thereto and their suppliers in the Company’s possession or control. Each Company has provided the Buyer a true and correct copy of all product labeling and advertising currently in use, including that posted on such Company’s website and in such Company’s user’s manuals.

(e) None of the Companies nor, to the knowledge of the Companies, any other person (i) who has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. Section 1001.1001(a)(2)) in any of the Companies, or (ii) who has an ownership or control interest (as defined in 42 C.F.R. Section 420.201) in any of the Companies, or (iii) who is an officer, director, agent (as defined in 42 C.F.R. Section 1001.1001(a)(2)) or managing employee (as defined in 42 C.F.R. Section 420.201) of any of the Companies, has engaged in any activities which are prohibited, or are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid, or any other State Health Care Program or Federal Health Care Program (as those terms are defined in 42 C.F.R. Section 1001.2) under 42 U.S.C. Sections 1320a-7, 1320a-7a, 1320a-7b, or 1395nn, or the Federal False Claim Act, 31. U.S.C. Section 3729, or the regulations promulgated pursuant to such statutes.

(f) MDS Mexico’s maquila program and activities are in compliance with all applicable Laws and Regulations in all material respects, and MDS Mexico has obtained all extensions required for MDS Mexico to carry out its activities as historically and currently conducted.

(g) MDS Mexico submitted its Sectoral Promotion Programs (PROSEC) applications to Mexico’s Ministry of Economy. The Ministry of Economy has approved the PROSEC and a true, correct and complete copy of the application and approval has been delivered to the Buyer.

(h) All temporarily imported goods that are used by or located at MDS Mexico’s facility are included in MDS Mexico’s maquila program and have been and remain legally imported in Mexico, and no goods have remained in Mexico longer than the relevant authorized period.

3.25  Customers and Suppliers.  Section 3.25 of the Company Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the consolidated revenues of the Companies during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to any Company. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to any Company and the Companies have no reason to believe that any of the foregoing is likely to occur as a result of the transactions contemplated by this Agreement or for any other reason within the next 12 months. No unfilled customer order or commitment obligating any Company to process, manufacture or deliver products or perform services will result in a loss to such Company upon completion of performance. No purchase order or commitment of any Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

3.26  Permits.  Section 3.26 of the Company Disclosure Schedule sets forth a list of all material Permits issued to or held by any Company. Such listed Permits are the only material Permits that are required for the Companies to conduct their respective businesses (in the case of MDS Italy, as required within the last three (3) years). Each such Permit is in full force and effect; the applicable Company is, and with respect to each Company other than MDS Italy, at all times has been and, with respect to MDS Italy, within the last three (3) years has been, in compliance with the terms of each such Permit; and, to the knowledge of the Companies, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

3.27  Certain Business Relationships With Affiliates.  Except for (i) the business relationships between MDS Mexico and certain of its Affiliates with respect to MDS Mexico’s maquila program and activities as set forth in Section 3.27 of the Company Disclosure Schedule, (ii) rights pursuant to the License Agreement and the Consulting Agreement and (iii) payments and expenses set forth in Section 3.27 of the Company Disclosure Schedule, no Affiliate of any Company (other than an Affiliate that is one of the Companies) (a) owns any property or right, tangible or intangible, which is used in the business of any Company and which will survive the Closing, (b) has any claim or cause of action against any Company, or (c) owes any money to, or is owed any money by, any Company, which right or obligation will survive the Closing. Section 3.27 of the Company Disclosure Schedule describes any transactions or relationships between any Company, on the one hand, and any Affiliate of such Company (other than any Affiliate that is one of the Companies), which occurred or have existed since the beginning of the time period covered by the Financial Statements and which would have the effect of either (i) overstating operating income of the Companies if the parties had not been Affiliates or (ii) understating operating expense of the Companies if the parties had not been Affiliates.

3.28  Brokers’ Fees.  None of the Companies has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.29  Books and Records.  The minute books and other similar records of each Company contain complete and accurate records of all actions taken at any meetings of such Company’s stockholders, Board of Directors or any committee thereof, and of all written consents executed in lieu of the holding of any such meeting. The books and records of each Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of such Company and have been maintained in accordance with good business and bookkeeping practices. Section 3.29 of the Company Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Companies and the names of persons having signature authority with respect thereto or access thereto.

3.30  Disclosure.  No representation or warranty by any Company contained in this Agreement (including the Company Disclosure Schedule) omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. No statement contained in any other document, certificate or other instrument delivered by or on behalf of any Company pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

3.31  Controls and Procedures.

(a) Each Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Companies and to maintain accountability for the consolidated assets of the Companies, (iii) access to assets of such Company is permitted only in accordance with management’s authorization, (iv) the reporting of assets of such Company is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) The Companies have not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of any of the Companies. Section 3.31(b) of the Company Disclosure Schedule identifies any loan or extension of credit maintained by any Company to which the second sentence of Section 13(k)(1) of the Exchange Act would apply.

3.32  [Intentionally Deleted].

3.33  Government Contracts.  None of the Companies is or has been party to any contract, subcontract, agreement or commitment with any Governmental Entity.

3.34  Questionable Payments.  None of the Companies (nor, to the Companies’ knowledge, any of their respective officers, directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.35  Personally Identifiable Information and Privacy.  Except as set forth in Section 3.35 of the Company Disclosure Schedule, none of the Companies is currently or has ever been a “business associate” as such term is defined under HIPAA.

3.36  Customs Matters.

(a) Each of the Companies has filed all necessary documents with CBP and other customs authorities in each of the countries in which the Companies have imported merchandise, and none of the Companies has received any notices from CBP or other customs authorities with regard to the correctness of any such filings.

(b) None of the Companies is the subject of any ongoing audits, Focused Assessments, investigations or other reviews by CBP or other customs authorities in any of the countries in which any Company operates or imports merchandise.

(c) None of the Companies has made any prior disclosures or other types of voluntary disclosures relating to its import or export activities in any country during the last three (3) years.

(d) Within the last three (3) years, none of the Companies have been asked to provide, nor have they provided, a statute of limitations waiver in response to any requests from customs authorities in any country in which any Company imports or operates.

(e) All powers of attorney currently in existence that have been granted by each of the Companies to customs brokers are listed in Section 3.36(e) of the Company Disclosure Schedule.

(f) Each Company has the appropriate customs bond or other necessary security in place in each of the countries in which it operates in order to import merchandise.

(g) During the last three (3) years, none of the Companies has received any notice of any kind from CBP, or any other customs authority in any country in which any Company imports or operates, that any additional duties are, or may be, due; that a seizure of merchandise has occurred; that liquidated damages or penalties of any kind are, or may be, due.

(h) None of the products exported by the Companies is the subject of any controls in place by any countries from which any Company exports product. To the extent that any of the merchandise exported by any of the Companies is subject to specific export regulations or export controls of any kind, each of the Companies is in full compliance with all applicable laws and regulations. Any necessary permits, licenses or similar governmental approvals for the exportation of its products have been obtained.

(i) Within the last three (3) years, none of the Companies has been denied a license, permit or other authorization to export products from any of the countries in which it operates.

(j) To the extent that each of the Companies utilizes free trade agreements, including the North American Free Trade Agreement, in its export and import activities, each of the Companies is in full compliance with, and have issued and/or received necessary certificates of origin in order to claim preferential duty treatment for the importations.

(k) Within the last three (3) years, none of the Companies has received any rulings of any kind from any customs authorities in any countries in which it imports or exports merchandise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Stockholder that, except as expressly set forth in the Buyer Disclosure Schedule, the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Buyer Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV. Any item of disclosure in any section or subsection of the Buyer Disclosure Schedule shall be deemed to be a disclosure in any other individual schedule of the Buyer Disclosure Schedule as to which the applicability of such item is readily apparent in light of the disclosure made.

4.1  Organization, Standing and Power.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Buyer Material Adverse Effect.

4.2  Capitalization.

(a) The authorized capital stock of the Buyer consists of 100,000,000 shares of Buyer Common Stock and 5,000,000 shares of preferred stock, $.001 par value per share (the “Buyer Preferred Stock”), which shares may be issued in one or more series from time to time by the Buyer’s Board of Directors. The rights and privileges of each class of the Buyer’s capital stock are set forth in the Buyer’s Certificate of Incorporation. As of the close of business on May 30, 2007, 29,925,152 shares of Buyer Common Stock were issued and outstanding and no shares of Buyer Preferred Stock were issued and outstanding. No material change in such capitalization has occurred between May 30, 2007 and the date of this Agreement.

(b) Section 4.2(b) of the Buyer Disclosure Schedule lists the number of shares of Buyer Common Stock reserved for future issuance as of May 30, 2007 pursuant to equity plans of the Buyer (collectively, “Buyer Stock Plans”), and the total number of outstanding options to purchase shares of the Buyer Common Stock (such outstanding options, “Buyer Stock Options”) under Buyer Stock Plans as of the close of business on May 30, 2007.

(c) Section 4.2(c) of the Buyer Disclosure Schedule shows the number of shares of Buyer Common Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than Buyer Stock Options) to purchase shares of Buyer Common Stock outstanding as of May 30, 2007 (such outstanding warrants or other rights, the “Buyer Warrants”).

(d) All outstanding shares of Buyer Common Stock are, and all shares of Buyer Common Stock subject to issuance as specified in Sections 4.2(b) and 4.2(c) or pursuant to Article I, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the

DGCL, the Buyer’s Certificate of Incorporation or By-laws or any agreement to which the Buyer is a party or is otherwise bound.

4.3  Authority; No Conflict; Required Filings and Consents.

(a) The Buyer has all requisite corporate power and authority to enter into this Agreement and the Related Agreements and, subject only to the Buyer Stockholder Approval, to consummate the transactions contemplated by this Agreement and the Related Agreements. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements by the Buyer have been duly authorized by all necessary corporate action on the part of the Buyer, subject only to the required receipt of the Buyer Stockholder Approval. This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Bankruptcy Exception. Each of the Related Agreements to be entered into by the Buyer, upon execution thereof by the Buyer, will constitute the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Bankruptcy Exception.

(b) The execution and delivery of this Agreement and the Related Agreements by the Buyer do not and will not, and the consummation by the Buyer of the transactions contemplated by this Agreement and the Related Agreements shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Security Interest on the Buyer’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound, or (iii) subject to obtaining the Buyer Stockholder Approval and compliance with the requirements specified in clauses (i) through (vi) of Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement or any Related Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated by this Agreement or any Related Agreement, except for (i) the pre-merger notification requirements under the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect, and (vi) the filing with the NASDAQ Global Market of (A) a Notification Form for Listing of Additional Shares and (B) a Notification Form for Change in the Number of Shares Outstanding, with respect to the shares of Buyer Common Stock issuable pursuant to the terms of this Agreement.

(d) The affirmative vote of the holders of a majority of the shares of Buyer Common Stock present or represented by proxy and voting at the Buyer Meeting (the “Buyer Stockholder Approval”) is the only vote of the holders of any class or series of the Buyer’s capital stock or other securities necessary for approval of the issuance of the Buyer Shares and for the consummation by the Buyer of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Buyer may vote.

4.4  Reports and Financial Statements.  The Buyer has previously furnished or made available to the Stockholder complete and accurate copies, as amended or supplemented, of the Buyer Reports. The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from January 1, 2006 through the date of this Agreement, except for any current reports on Form 8-K relating to events occurring during the Buyer’s current fiscal quarter, the failure of which to report would not result in the Buyer’s failure to be eligible to register its shares on a Form S-3 Registration Statement, provided that any such missed reports are filed with the SEC prior to the filing of the Form S-3 Registration Statement or the required disclosure is included in the Buyer’s Form 10-Q for the current fiscal quarter. The Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein.

4.5  Absence of Certain Changes.  Since December 31, 2006, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Buyer Material Adverse Effect.

ARTICLE V

COVENANTS

5.1  Closing Efforts.  Each of the Parties shall use his or its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) his or its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Party to consummate the transactions contemplated hereby are satisfied.

5.2  Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided, however, that notwithstanding anything to the contrary in this Agreement, the Buyer shall not be obligated (A) to respond to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the Hart-Scott-Rodino Act except to the extent it elects to do so in its sole discretion or (B) to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates, including the Companies.

(b) The Stockholder shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Company Disclosure Schedule.

5.3  Special Meeting, S-4 Registration Statement and Proxy Statement/Prospectus.

(a) The Buyer shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the approval of the issuance of shares of Buyer Common Stock pursuant to the terms of this Agreement by the stockholders of the Buyer at a special meeting of the stockholders of the Buyer (the “Buyer Meeting”), as required by the rules of the NASDAQ Global Market, in accordance with the applicable requirements of the DGCL. In connection therewith, the Buyer shall prepare, with the assistance and cooperation of the Stockholder, the S-4 Registration Statement and the Proxy Statement/Prospectus. The Buyer shall file the S-4 Registration Statement with the SEC and shall, with the assistance of the Stockholder, promptly respond to any SEC comments on the S-4 Registration Statement and shall otherwise use its Reasonable Best Efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable. Promptly following such time as the S-4 Registration Statement is declared effective, the Buyer shall distribute the Proxy Statement/Prospectus to its stockholders.

(b) The Buyer, acting through its Board of Directors, shall include in the Proxy Statement/Prospectus the recommendation of its Board of Directors (the “Buyer Board”) that the stockholders of the Buyer vote in favor of the approval of the issuance of shares of Buyer Common Stock pursuant to the terms of this Agreement. Notwithstanding the foregoing, the obligation set forth in the foregoing sentence shall not apply (and the Buyer Board shall be permitted to modify or withdraw any such recommendation previously made) if the Buyer Board reasonably concludes, after consultation with its outside legal counsel, that the fiduciary duties of the Buyer Board under applicable law prohibit it from fulfilling the obligations in the foregoing sentence.

(c) The Buyer shall ensure that the S-4 Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided that the Buyer shall not be responsible for the accuracy or completeness of any information relating to the Stockholder or any of the Companies or furnished by the Stockholder or any of the Companies in writing for inclusion in the S-4 Registration Statement).

(d) The Stockholder shall, and shall cause the Companies to, ensure that any information relating to any of them or furnished by any of them to the Buyer in writing for inclusion in the S-4 Registration Statement does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

5.4  Operation of Business.  Except as contemplated by this Agreement during the period from the date of this Agreement to the Closing, the Stockholder shall cause each of the Companies to conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, except as set forth on Schedule 5.4 attached hereto, prior to the Closing, the Stockholder shall cause each of the Companies not to without the written consent of the Buyer:

(a) issue or sell any stock, or equity participation or other securities of any Company or any options, warrants or rights to acquire any such stock, or equity participation or other securities, or repurchase or redeem any stock, or equity participation or other securities of any Company;

(b) split, combine or reclassify any shares of or equity participation in its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 3.22(j) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 3.22 of the Company Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

(e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its charter, by-laws or other organizational documents;

(i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

(j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 3.12, Section 3.13, Section 3.15(a) or Section 3.21 of the Company Disclosure Schedule;

(k) make or commit to make any capital expenditure in excess of $10,000 per item or $50,000 in the aggregate, other than amounts set forth in the capital budget of the Companies for 2007, a copy of which is attached to Schedule 5.4 to this Agreement;

(l) institute or settle any Legal Proceeding;

(m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Stockholder set forth in this Agreement becoming untrue or (ii) any of the conditions set forth in Section 6.1 not being satisfied; or

(n) agree in writing or otherwise to take any of the foregoing actions.

5.5  Access to Information.

(a) The Stockholder shall, and shall cause each of the Companies to, permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Companies) to all premises, properties, financial, Tax and accounting records (including the work papers of the independent accountants of the Companies), contracts, other records and documents, and personnel, of or pertaining to any of the Companies.

(b) Within 20 days after the end of each month ending prior to the Closing, beginning with June 2007, the Stockholder shall furnish to the Buyer an unaudited income statement of each Company for such month and a balance sheet of each Company as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Companies on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Companies.

5.6  Notice of Stockholder Changes.  From the date of this Agreement through the Closing Date, the Stockholder shall promptly advise the Buyer in writing of (a) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Stockholder contained in Article II or III to be untrue or inaccurate such that the condition set forth in Section 6.1(d) would not be satisfied; (b) any breach of any covenant or obligation of the Stockholder under this Agreement such that the condition set forth in Section 6.1(e) would not be satisfied; and (c) any Company Material Adverse Effect.

5.7  Exclusivity.

(a) The Stockholder shall not, and shall cause each of the Companies not to, and shall cause each of the Companies to require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving any of the Companies or any division of any of the Companies, (ii) furnish any non-public information concerning the business, properties or assets of any of the Companies or any division of any of the Companies to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

(b) The Stockholder shall, and shall cause each of the Companies to, immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Stockholder or such Company, as the case may be, is terminating such discussions or negotiations. If the Stockholder or any of the Companies receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Stockholder shall or shall cause such Company, as the case may be, to, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

5.8  Expenses.  Except as set forth in Article VII, Section 1.5 or Section 11.2 hereof and in the Escrow Agreement, the Buyer shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, and the Stockholder shall bear the costs and expenses (including legal and accounting fees and expenses) of the Stockholder and the Companies incurred in connection with this Agreement and the transactions contemplated hereby.

5.9  Listing of Buyer Shares.  The Buyer shall file with the NASDAQ Global Market (a) a Notification Form for Listing Additional Shares and (b) a Notification Form for Change in the Number of Shares Outstanding, with respect to the shares of Buyer Common Stock issuable pursuant to the terms of this Agreement.

5.10  S-X Financial Statements.

(a) Prior to the Closing, the Stockholder shall, and shall cause the Companies to, (i) provide such information, assistance and cooperation as the Buyer may reasonably request in connection with any offering or Buyer filings under the Exchange Act, including, without limitation, assisting with the preparation of the Proxy Statement/Prospectus and all other registration statements filed under the Securities Act and reports under the Securities Act (the “Public Filings”), (ii) cooperate with the Buyer so the Buyer can obtain information sufficient for the Buyer to comply with the requirements for the Management’s Discussion and Analysis portion of the Public Filings, (iii) use commercially reasonable efforts to cause the officers of the Companies to execute any reasonably necessary officers’ certificates or management representation letters to the Companies’ accountants to issue unqualified reports with respect to the financial statements to be included in any Public Filings, (iv) upon reasonable prior notice, use commercially reasonable efforts to make senior management and other representatives of the Companies available to participate in the preparation of any Public Filings or related materials and (v) request from the present and former independent accountants of the Companies that they (A) cooperate with and assist the Buyer in preparing financial statements with respect to the businesses of the Companies for inclusion by the Buyer in the Public Filings, including in compliance with the applicable provisions of Regulation S-X, Form 8-K, Form S-3 and Form S-4, (B) participate in drafting sessions related to the preparation of the Public Filings, (C) make work papers available to the Buyer and its representatives (subject to Buyer entering into any agreements reasonably required or requested by the accountants in connection with the provision of such work papers), (D) deliver “comfort-letters” in customary form in connection with any offering, and (E) deliver consents to the inclusion of financial statements required in connection with any Public Filing.

(b) Without limiting the foregoing, the Stockholder shall, and/or shall cause the Companies to, deliver to the Buyer historical financial statements for the businesses of the Companies for fiscal years 2004, 2005 and 2006 (or the applicable portions thereof), each of the fiscal quarters ended September 30, 2006 and December 31, 2006, and any other financial information with respect to the businesses of the Companies required by Item 9.01 of Form 8-K and Regulation S-X of the SEC for a business acquisition required to be described in answer to Item 2.01 of Form 8-K, including information required in order for the Buyer to prepare the pro forma financial information required by Item 9.01 of Form 8-K.

(c) Not later than forty (40) days after the completion of each fiscal quarter of the Companies that occurs during the period from the date of this Agreement through the Closing Date, the Stockholder shall, and/or shall cause the Companies to, deliver to the Buyer quarterly financial statements for the businesses of the Medisystems Operating Companies (together with any required notes), which financial statements shall include a balance sheet, statement of operations and statement of cash flows prepared in a manner consistent with the Financial Statements.

5.11  FIRPTA Tax Certificates.  Prior to the Closing, the Stockholder shall cause each Company to deliver to Buyer a notice that its Shares are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, together with evidence reasonably satisfactory to Buyer that such Company has provided notice to the Internal Revenue Service in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. If Buyer does not receive the notice described above prior to the Closing Date, Buyer shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

5.12  Intentionally Omitted.

5.13  Notice of Buyer Changes.  From the date of this Agreement through the Closing Date, the Buyer shall promptly advise the Stockholder in writing of (a) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Buyer contained in Article IV to be untrue or inaccurate such that the condition set forth in Section 6.2(e) would not be satisfied; (b) any breach of any covenant or obligation of the Buyer under this Agreement such that the condition set forth in Section 6.2(f) would not be satisfied; and (c) any Buyer Material Adverse Effect.

5.14  Elimination of Certain Items.  Notwithstanding the provisions of Section 5.4 of this Agreement, prior to the Closing, the Stockholder shall, subject to Section 8.3 of this Agreement, (a) cause the Companies to pay, to the extent not previously paid (i) all accrued royalties owed by the Companies as of December 31, 2006 under the Non-Exclusive License to Inventions Sub-License & Royalty Agreement, dated as of October 1, 1998, between MDS and DSU (as successor-in-interest to MTC), as amended, plus all royalties owed by the Companies as of the effective date of the License Agreement, and (ii) a cash dividend equal to $55,000.00 per month for each month from January 1, 2007 through the Closing Date plus a cash dividend equal to 35% of the Companies’ net income for the period from January 1, 2007 through the Closing Date to reimburse the Shareholder for his tax liability with regards to the Companies, less the amount of the royalty payable under the License Agreement as of its effective date, and (b) cause all other trade payables and trade receivables between any Company, on the one hand, and all Affiliates of such Company (other than an Affiliate that is one of the Companies), on the other hand, to be cancelled; provided, however, that the aggregate payments to be made under clause (a) of this sentence shall in no event exceed the cash on hand of the Companies as of immediately before the Closing Date; and provided, further, that any shortfall in the required payments hereunder resulting from the application of the limitation contained in the preceding proviso shall be paid by MDS as promptly as possible after the Closing Date out of its operating income earned after the Closing Date and before any amount is paid by any Company to Buyer or any Affiliate of Buyer. Prior to any payment pursuant to this Section 5.14, the Stockholder shall provide notice to the Buyer of the proposed payment (including the amount and documentation showing the calculation of the amount in a form reasonably requested by the Buyer, the name of the payee and the proposed payment date). The Stockholder shall provide to the Buyer evidence of all payments made pursuant to this Section 5.14 promptly upon such payment.

5.15  Releases.  Effective upon the Closing Date, to the maximum extent permitted by applicable law, Stockholder, on behalf of himself and each of the Medisystems Operating Companies and DSU, hereby irrevocably releases, acquits and forever discharges the Companies, and each of them, and their respective employees, directors, officers, agents, successors, assigns, heirs, executors and administrators from any and all claims or liability for infringement of any Intellectual Property or any unauthorized use or disclosure of trade secrets of the Medisystems Operating Companies and DSU by any such parties occurring prior to the Closing Date. Effective upon the Closing Date, to the maximum extent permitted by applicable law, each of the Companies, hereby irrevocably releases, acquits and forever discharges the Medisystems Operating Companies and DSU and each of their respective employees, directors, officers, agents, successors, assigns, heirs, executors and administrators from any and all claims or liability for infringement of any Intellectual Property or any unauthorized use or disclosure of trade secrets of any of the Companies by any such parties occurring prior to the Closing Date.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

6.1  Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

(a) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

(b) the issuance of the Buyer Shares to the Stockholder pursuant to the terms of this Agreement shall have obtained the Buyer Stockholder Approval;

(c) the Stockholder shall have obtained at his own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.2 which are required on the part of the Stockholder and any of the Companies;

(d) the representations and warranties of the Stockholder set forth in Article II, the first sentence of Section 3.1 and in Section 3.3 and any representations and warranties of the Stockholder set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Stockholder set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(e) the Stockholder shall have performed or complied with his agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(f) no Legal Proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(g) the Stockholder shall have delivered to the Buyer the Company Certificate;

(h) the Buyer shall have received the financial statements, information and other documents required to be provided under Section 5.10;

(i) the Stockholder shall have caused each Company to hold a meeting of its stockholder(s) to approve the resignation of the outgoing directors and officers of each Company and the appointment of incoming directors and officers, as specified by Buyer, effective as of the Closing;

(j) the Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer (in the case of MDS Italy, this will include the Board of Statutory Auditors), of each of the Companies (other than any such resignations which the Buyer designates, by written notice to the Stockholder, as unnecessary), and such other documentation that may be required under relevant local law or reasonably requested by Buyer to implement the resignation of the outgoing directors and officers and the appointment of the incoming directors and officers as specified by Buyer, including but not limited to full waivers from the outgoing directors releasing the Companies from any claims, in accordance with text to be provided by Buyer;

(k) the Buyer shall have received (i) the Escrow Agreement, duly executed by the Stockholder and the Escrow Agent; and (ii) the Consulting Agreement, duly executed by DSU and the Stockholder;

(l) the Buyer shall have received such other certificates and instruments (including certificates of good standing of each of the Companies in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

6.2  Conditions to Obligation of the Stockholder.  The obligation of the Stockholder to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

(b) the S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and there shall not be in effect any stop order suspending the effectiveness of the S-4 Registration Statement or any proceedings seeking such a stop order;

(c) the Buyer shall have filed with the NASDAQ Global Market (a) a Notification Form for Listing of Additional Shares and (b) a Notification Form for Change in the Number of Shares Outstanding, with respect to the shares of Buyer Common Stock issuable pursuant to the terms of this Agreement;

(d) the Buyer shall have effected all of the registrations, filings and notices referred to in Section 5.2 which are required on the part of the Buyer;

(e) The representations and warranties of the Buyer set forth in the first sentence of Section 4.1 and in Section 4.3 and any representations and warranties of the Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(f) the Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(g) no Legal Proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Buyer Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(h) the Buyer shall have delivered to the Stockholder the Buyer Certificate;

(i) the Stockholder shall have received (i) the Escrow Agreement, duly executed by the Buyer and the Escrow Agent; and (ii) the Consulting Agreement, duly executed by the Buyer or an Affiliate thereof; and

(j) the Stockholder shall have received such other certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VII

INDEMNIFICATION

7.1  Indemnification by the Stockholder.  The Stockholder shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Stockholder contained in this Agreement or any other agreement or instrument executed by the Stockholder or any of the Companies to the Buyer pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of the Stockholder contained in this Agreement or any agreement or instrument furnished by the Stockholder or any of the Companies to the Buyer pursuant to this Agreement; or

(c) any failure of the Stockholder to have good, valid and marketable title to the Shares, free and clear of all Security Interests.

7.2  Indemnification by the Buyer.  The Buyer shall indemnify the Stockholder in respect of, and hold him harmless against, any and all Damages incurred or suffered by the Stockholder resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer contained in this Agreement or any other agreement or instrument executed by the Buyer to the Stockholder pursuant to this Agreement; or

(b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement or any agreement or instrument furnished by the Buyer to the Stockholder pursuant to this Agreement.

7.3  Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed Damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) the amount claimed as Damages is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of a Third Party Action involving criminal liability or in which equitable relief (provided, that this clause shall not apply to equitable relief for the remediation of contamination of environmental media including soils, sediments, surface water and groundwater) is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. In the event that the Damages require remediation of releases of Materials of Environmental Concern at properties of the Companies, the Indemnifying Party shall be entitled to remediate such releases pursuant to the least stringent standards consistent with the land use and the lease obligations existing at such properties as of the Closing Date, provided further, than any such remediation shall not adversely affect on-going commercial operations at the property.

(b) In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall also deliver a copy of the Claim Notice to the Escrow Agent.

(c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount, (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount; or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. In connection with any Response delivered pursuant to (i) or (ii) in the first sentence of this paragraph (c), the Indemnifying Party shall pay the Claimed Amount (in the case of clause (i)) or the Agreed Amount (in the case of clause (ii)) by delivering to the Indemnified Party such number of shares of Buyer Common Stock (or, in the case of a claim against the Stockholder, instructions to the Escrow Agent to release such number of Escrow Shares) as have an aggregate Value equal to the Claimed Amount or the Agreed Amount, as the case may be. In the case of such Response regarding a Claim Notice against the Stockholder, the Stockholder shall (A) deliver to the Escrow Agent a written notice executed by both Parties instructing the Escrow Agent to distribute to the Buyer the appropriate number of Escrow Shares and (B) to the extent there are insufficient or no remaining Escrow Shares, deliver to the Buyer original stock certificates representing the appropriate number of shares of Buyer Common Stock, together with duly executed and completed stock powers and written representations relating to ownership of and title to such shares as reasonably requested by the Buyer. For purposes of this Article VII, the “Value” of any Escrow Shares or other shares of Buyer Common Stock delivered in satisfaction of an indemnity claim shall be the average of the last reported sale prices per share of the Buyer Common Stock on the NASDAQ Global Market over the five consecutive trading days ending two trading days before such Escrow Shares are distributed by the Escrow Agent to the Buyer or such other shares of Buyer Common Stock are delivered to the Indemnified Party, as applicable, as provided above (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock since the beginning of such five-day period), multiplied by the number of such Escrow Shares or such other shares of Buyer Common Stock are delivered to the Indemnified Party. In the case of any such shares of Buyer Common Stock that are delivered to the Stockholder by the Buyer, such shares of Buyer Common Stock shall not be registered under the Securities Act and shall bear the following legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

In addition, and notwithstanding any other terms hereof, in no event shall Buyer be obligated to issue or deliver to Stockholder, pursuant to this Article VII or the Consulting Agreement, an aggregate number of shares of Buyer Common Stock representing twenty percent (20%) or more of the then-outstanding shares of Buyer Common Stock without the prior approval of Buyer’s stockholders.

(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, such Dispute shall be resolved in a state or federal court sitting in the State of Delaware, in accordance with Section 13.9. If the Indemnified Party is the Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both Parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to the Buyer and/or the Stockholder (which notice shall be consistent with the terms of the resolution of the Dispute).

(e) Notwithstanding the other provisions of this Section 7.3, if a customer, distributor, supplier or vendor of the Companies asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such customer, distributor, supplier or vendor for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VII, for any such Damages for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute both the Indemnified Party’s entitlement to indemnification and the amount for which it is entitled to indemnification, under the terms of this Article VII).

7.4  Survival of Representations and Warranties.  All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) shall (a) survive the Closing and (b) shall expire on the date 24 months following the Closing Date, except that (i) the representations and warranties set forth in Article II and Sections 3.1 (Organization, Qualification and Corporate Power), 3.2 (Capitalization), 3.3 (Authorization of Transaction), 4.1 (Organization, Standing and Power), 4.2 (Capitalization) and 4.3 (Authority; No Conflict; Required Filings and Consents) shall survive the Closing without limitation; (ii) the representations and warranties set forth in Sections 3.9 (Tax Matters), 3.22 (Employee Benefits), and 3.36 (Customs Matters) shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein and (iii) the representations and warranties set forth in Section 3.23 (Environmental Matters) shall expire on the date 36 months following the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Stockholder in accordance with the terms of the Escrow Agreement. The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

7.5  Limitations.

(a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Stockholder for Damages under Section 7.1(a) shall not exceed (x) 50% of the Closing Value minus (y) $1,250,000 (such resulting amount, the “Cap Amount”) and (ii) the Stockholder shall not be liable under Section 7.1(a) unless and until the aggregate Damages for which he would otherwise be liable under Section 7.1(a) exceed $1,250,000 (the “Deductible”) (at which point the Stockholder shall become liable for the Damages under Section 7.1(a) that are in excess of the Deductible); provided, that the limitations set forth in this sentence shall not apply to a claim pursuant to Section 7.1(a) relating to a breach of the representations and warranties set forth in Article II or Sections 3.1 (Organization, Qualification and Corporate Power), 3.2 (Capitalization), 3.3 (Authorization of Transaction), 3.9 (Tax Matters), 3.22 (Employee Benefits) or 3.36 (Customs Matters), or the first or second sentence of Section 3.10(a) (Assets). For purposes solely of this Article VII, all representations and warranties of the Stockholder in Articles II and III (other than Sections 3.7 (Absence of Certain Changes) and 3.30 (Disclosure)) shall be construed as if the term “material” and any reference to “Company Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer for Damages under Section 7.2(a) shall not exceed the Cap Amount, and (ii) the Buyer shall not be liable under Section 7.2(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 7.2(a) exceed the Deductible (at which point the Buyer shall become liable for the Damages under Section 7.2(a) that are in excess of the Deductible); provided, that the limitations set forth in this sentence shall not apply to a claim pursuant to Section 7.2(a) relating to a breach of the representations and warranties set forth in Sections 4.1 (Organization, Standing and Power), 4.2 (Capitalization) or 4.3 (Authority; No Conflict; Required Filings and Consents). For purposes solely of this Article VII, all representations and warranties of the Buyer in Article IV shall be construed as if the term “material” and any reference to “Buyer Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(c) The Escrow Agreement is intended to secure the indemnification obligations of the Stockholder under this Agreement. However, the rights of the Buyer under this Article VII shall not be limited to the Escrow Shares nor shall the Escrow Agreement be the exclusive means for the Buyer to enforce such rights; provided that the Buyer shall not attempt to collect any Damages directly from the Stockholder unless there are no remaining Escrow Shares held in escrow pursuant to the Escrow Agreement.

(d) Except with respect to claims based on fraud or willful misrepresentation, or claims for willful breach of any covenant or agreement contained in any of the provisions referenced in Section 13.10 of this Agreement, after the Closing, the rights of the Indemnified Parties under this Article VII and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement, and the Indemnified Parties agree to release and relinquish any and all other claims that they may have with respect to such matters, regardless of whether such claims arise by statute, in equity or at law.

(e) The Stockholder shall have no right of contribution against the Companies with respect to any breach by any of the Companies of any of its representations, warranties, covenants or agreements.

7.6  Purchase Price Adjustment.  The Buyer and the Stockholder agree to treat each indemnification payment pursuant to this Article VII as an adjustment to the Base Purchase Price for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Laws and Regulations.

ARTICLE VIII

OTHER AGREEMENTS

8.1  Proprietary Information.

(a) Except as otherwise provided in the Consulting Agreement, the Stockholder and each of his Affiliates shall hold in confidence and shall use their best efforts to have all officers, directors and personnel who continue after the Closing to be employed by the Stockholder or any Affiliate thereof to hold in confidence all knowledge and information of a secret or confidential nature with respect to the business of any Company prior to Closing and not to disclose, publish or make use of the same without the prior written consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Stockholder or any such Affiliate.

(b) If (i) the employment of an officer, director or other employee of the Stockholder or any Affiliate thereof, to whom secret or confidential knowledge or information concerning the business of any Company prior to Closing has been disclosed, is terminated and (ii) such individual is subject to an obligation to maintain such knowledge or information in confidence after such termination, the Stockholder shall, upon request by the Buyer, take all reasonable steps at his expense to enforce such confidentiality obligation in the event of an actual or threatened breach thereof. Any legal counsel retained by the Stockholder in connection with any such enforcement or attempted enforcement shall be selected by the Stockholder, but shall be subject to the approval of the Buyer, which approval shall not be unreasonably withheld.

(c) The Stockholder agrees that the remedy at law for any breach of this Section 8.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 8.1.

8.2  No Solicitation or Hiring of Former Employees.  Except as provided by law, for a period of two (2) years after the Closing Date, neither the Stockholder nor any Affiliate thereof shall (a) solicit any person who was an employee of any Company on the date hereof or the Closing Date to terminate his employment with the Buyer (or any Company, as the case may be) or to become an employee of the Stockholder or any Affiliate of the Stockholder, or (b) hire any person who was an employee of any Company on the date hereof or the Closing Date; provided, however, that it shall not be a violation of this Section 8.2 for the Stockholder or any Affiliate thereof (either directly or through another entity) to (y) advertise employment opportunities in newspapers, trade publications or other media not targeted specifically at any such employees of the Buyer or any Company or (z) solicit and/or hire any employee who has ceased to be employed by the Buyer or any Company for a period of at least six months.

8.3  Payment of Outstanding Amounts.  To the extent not fully paid at or prior to the Closing as promptly as practicable but not less than 60 days following the Closing Date, the Buyer shall cause the Companies to pay to the Stockholder (or to an Affiliate of the Stockholder designated by the Stockholder) all amounts required to be paid pursuant to Section 5.14 hereof subject to the limitation set forth therein.

8.4  Resale Limitations.  From and after the Closing Date until the second anniversary thereof, the Stockholder shall not sell or otherwise dispose of the Buyer Shares in (a) short sales or (b) without the Buyer’s prior written consent, which consent shall not be unreasonably withheld, in trades to a single party exceeding 250,000 Buyer Shares. The provisions of this Section 8.4 shall terminate upon the consummation of a Change in Control of the Buyer. For purposes of this Article VIII, “Change in Control” of the Buyer means any transaction or any event as a result of which (i) any one or more persons or entities, acting as a group, acquires or, for the first time, controls or is able to vote (directly or through nominees or beneficial ownership), after the Closing Date, 50% or more of the capital stock of the Buyer outstanding at the time ordinarily having power to vote for directors (“Voting Stock”) of the Buyer, provided, however, any acquisition directly from the Buyer shall not constitute a Change in Control, or (ii) the consummation of a merger, consolidation, reorganization or recapitalization involving the Buyer or the disposition of all or substantially all of the assets of the Buyer (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (A) all or substantially all of the persons and entities who beneficially owned the Voting Stock of the Buyer outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the Voting Stock of the resulting or acquiring corporation outstanding at the time, in substantially the same proportions as their ownership of the Buyer’s Voting Stock outstanding immediately prior to such Business Combination, and (B) no person or entity beneficially owns, directly or indirectly, 50% or more of the outstanding Voting Stock of the resulting or acquiring corporation.

8.5  Standstill Agreement.

(a) From and after the Closing Date until the second anniversary thereof, except with the prior consent of the Buyer Board, the Stockholder shall not, and shall not permit any entity owned or controlled directly or indirectly by him, to: (i) directly or indirectly acquire, announce its intention to acquire, make any proposal to acquire, agree or offer to acquire ownership of any shares of Buyer Common Stock, or any other securities convertible into, or any options, warrants or rights to acquire any shares of Buyer Common Stock or any assets of Buyer (other than property acquired in the ordinary course of business) from the Buyer or any other person or entity; (ii) “solicit” or propose to “solicit” or participate in any “solicitation” of any, “proxy” (as such term is defined in Regulation 14A under the Exchange Act) from any holder of shares of Buyer Common Stock, become a “participant” in a “solicitation” in opposition to any matter that has been recommended by a majority of the members of the Buyer Board, propose or otherwise solicit stockholders of Buyer for approval of any stockholder proposal, or otherwise seek to influence or control the management or policies of Buyer in his capacity as a stockholder of the Buyer; (iii) nominate for election as a director of the Buyer, or vote his Buyer Shares for election as a director of the Buyer, any person who is not nominated by the then incumbent directors of the Buyer; (iv) vote his Buyer Shares against any proposal or matter recommended by a majority of the members of the Buyer Board for approval by the stockholders of the Buyer; (v) take any action to form, join in or in any way participate in any partnership, limited partnership or other Group (as such term is defined under the Exchange Act) with respect to shares of Buyer Common Stock; or (vi) assist or announce his intention to assist any other person or entity in doing any of the foregoing.

(b) The provisions of Section 8.5(a) shall not apply to any actions, determinations or decisions taken or made by the Stockholder, in his capacity as a director of the Buyer and shall terminate upon the consummation of a Change in Control of the Buyer. Nothing contained in this Section 8.5 shall restrict or impede the Stockholder’s ability in carrying out his duties and obligations as a director of the Buyer.

8.6  Nomination of Director.  In the event the Stockholder ceases to serve as a director of the Buyer, if the Stockholder nominates an individual (which may include himself) for election as a director of the Buyer (the “Stockholder Nominee”) at any annual meeting of stockholders of the Buyer, the Buyer Board shall (a) nominate the Stockholder Nominee for election to the Buyer Board, and (b) recommend that the Stockholder Nominee be elected to the Buyer Board and such recommendation shall be included in any proxy statement of the Buyer relating to the annual meeting at which the stockholders of the Buyer will consider and act upon such nomination. Notwithstanding the foregoing, the Buyer shall have no obligation under this Section 8.6 unless all of the following conditions are met: (x) the Stockholder Nominee (i) is willing to serve as a Director of the Buyer; (ii) is and has been at all times in compliance with Buyer’s Code of Business Conduct and Ethics; (iii) satisfies the criteria/qualifications for service on the Buyer Board; and (iv) for any Stockholder Nominee other than the Stockholder, is “independent” under the applicable rules of the NASDAQ Global Market; (y) the director nomination complies with the applicable provisions of the Buyer’s Bylaws, as then in effect; and (z) the Stockholder is not in breach of any covenant or agreement of the Stockholder contained in this Agreement or any Related Agreement. The provisions of this Section 8.6 shall terminate upon the consummation of a Change in Control of the Buyer.

8.7  [Intentionally Deleted]

8.8  Employee Matters and Transition Services.

(a) Subject to the provisions of Section 8.8(b) below and without prejudice to Buyer’s right to operate the business of the Companies in the Buyer’s sole discretion after Closing, the Buyer agrees that all persons who are employees of the Companies immediately prior to the Closing (the “Company Employees”) shall (i) continue as employees of the Companies following the Closing on terms and conditions which, in the aggregate, are reasonably comparable to those in effect for similarly situated employees of the applicable Buyer Affiliate in the relevant jurisdiction, and (ii) receive benefits which, in the aggregate, are reasonably comparable to those in effect for similarly situated employees of the applicable Buyer Affiliate in the relevant jurisdiction. To the extent that there is no applicable Buyer Affiliate in the relevant jurisdiction, the Company Employees shall (x) continue as employees of the Companies following the Closing on terms and conditions which, in the aggregate, are reasonably comparable to those currently in effect for such Company Employees, and (y) receive benefits which, in the aggregate, are reasonably comparable to those currently in effect for such Company Employees. Each Company Employee who remains in the employment of any Company following the Closing shall be referred to as a “Continuing Employee.” To the extent permitted by the Buyer Benefit Plans or by amendment of the Buyer Benefit Plans (other than any amendment that would require the approval of the Buyer’s stockholders), the Buyer shall, or shall cause an Affiliate of the Buyer to, recognize and credit each Continuing Employee for the service with any of the Companies (and any predecessor employer to the extent previously credited under the Company Plans) for purposes of participation and vesting under the Buyer Benefit Plans and for purposes of benefit level under vacation and severance plans, but not where giving such credit would result in a duplication of benefits. The Buyer shall use commercially reasonable efforts to cause to be provided to the Continuing Employees credit for any co-payments, deductibles and offsets (or similar payments) made with respect to Company Plans providing medical or dental benefits during the plan year including the Closing Date, for the purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under corresponding Buyer Benefit Plans. Any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in any Buyer Benefit Plans providing medical, dental or other welfare benefits shall be waived with respect to the Continuing Employees and their dependents. Prior to the Closing Date, the Companies shall cooperate with the Buyer so as to allow the Buyer or the applicable Buyer Affiliate to meet with the Continuing Employees (at such times and locations as reasonably agreed to by the Companies and the Buyer), to conduct an open enrollment period to enable the Continuing Employees to make benefit enrollment elections under the Buyer Benefit Plans.

(b) Prior to the Closing Date, MDS and MDS Services shall (i) contribute to the Medisystems Corporation 401(k) Profit Sharing Plan (the “Company 401(k) Plan”) a profit sharing contribution for the 2006 plan year in an aggregate amount not in excess of $165,000, (ii) contribute to the Company 401(k) Plan a pro-rated profit sharing contribution for the 2007 plan year in an aggregate amount not in excess of $165,000, and (iii) take all such actions as may be necessary to cause the Continuing Employees to become fully vested, immediately prior to the Closing Date, in their account balances and accrued benefits under the Company 401(k) Plan.

(c) Prior to the Closing Date, the Stockholder shall take or cause to be taken all necessary action to cause the Companies to cease to be participating employers in the Company Plans listed on Schedule 8.8(c) attached hereto, effective immediately prior to the Closing Date. It is understood that the Continuing Employees will continue under the other benefit plans listed in Section 3.22(a) of the Company Disclosure Schedule at the expense of MDS until December 31, 2007.

(d) Nothing contained in this Agreement shall be interpreted to impose any limits on the authority of Buyer, in its sole discretion, to make any change to the terms or conditions of, or terminate, the employment of any employees of any Companies or to terminate or amend any Buyer Benefit Plan. Section 8.8(a) and 8.8(b) above shall not apply to MDS Italy employees or MDS Mexico employees to the extent such Section would conflict with the requirements of a national collective agreement, individual work contract, applicable law or the current practices of MDS Italy or MDS Mexico.

8.9  Insurance.

(a) At the Closing, the Buyer shall cause the Companies to purchase insurance that will provide for product liability insurance that will survive the Closing for a period of six (6) years after the Closing, covering all products of the Companies manufactured prior to the Closing Date on substantially the same terms and conditions as in effect immediately prior to the Closing.

(b) For a period of six (6) years after the Closing, the Buyer shall cause the Companies to maintain in effect product liability insurance covering all products of the Companies manufactured after the Closing Date on a claims-made basis on substantially the same terms and conditions as in effect as of December 31, 2006.

(c) Buyer agrees that all rights to indemnification now existing in favor of the directors, officers or employees of any of the Companies (including, without limitation, any person who was or becomes a director, officer or employee prior to the Closing Date) under the applicable local law or as provided in each Companies’ Certificate of Incorporation, by-laws or other organizational document with respect to matters occurring on or prior to the Closing shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years after the Closing (or, in the case of claims or other matters occurring on or prior to the expiration of such six (6) year period which have not been resolved prior to the expiration of such six (6) year period, until such matters are finally resolved) and Buyer shall honor, and shall cause each of the Companies to honor, all such rights. Prior to the Closing, the Stockholder shall cause the Companies to purchase and pay in full a policy of directors’ and officers’ liability insurance and errors and omissions insurance that will survive the Closing for a period of six (6) years after the Closing. Buyer shall not cancel the insurance policy purchased by the Companies pursuant to the immediately preceding sentence.

ARTICLE IX

TAX MATTERS

9.1  Preparation and Filing of Tax Returns; Payment of Taxes.

(a) To the extent not previously prepared and filed, the Stockholder shall prepare and timely file or shall cause to be prepared and timely filed (i) all Tax Returns for any Income Taxes of MDS Services and MDS for all taxable periods that end on or before the Closing Date, and (ii) and cause to be prepared and timely filed all other Tax Returns of any other Company required to be filed (taking into account extensions) prior to the Closing Date. The Stockholder shall make or cause to be made all payments required with respect to any such Tax Returns. The Buyer shall cooperate fully with the Stockholder in connection with the preparation and filing of such Tax Returns. The Stockholder will promptly provide or make available to the Buyer copies of all such Tax Returns.

(b) The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns for the Companies. The Buyer shall make all payments required with respect to any such Tax Returns; provided, however, that the Stockholder shall promptly reimburse the Buyer to the extent any payment the Buyer is required to make relates to the operations of any Company for any period ending (or deemed pursuant to Section 9.1(d) to end) on or before the Closing.

(c) The Buyer and the Stockholder agree that if any Company is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, the Buyer and the Stockholder shall treat such day as the last day of a taxable period.

(d) The portion of any Taxes for a taxable period beginning before and ending after the Closing allocable to the portion of such period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, other than Taxes described in Section 9.1(e), the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of the provisions of this Section 9.1(d), each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). For purposes of Section 9.1(d)(i)(x), any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending on the Closing Date and the period beginning the day after the Closing Date.

(e) The Stockholder shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-Income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement whether levied on the Buyer, the Stockholder, any Company, or any of their respective Affiliates (“Transfer Taxes”). The Base Purchase Price shall be exclusive of any Transfer Taxes.

9.2  Tax Contests; Withholding Taxes; Clearance Certificates and Other Matters.

(a) The Stockholder shall have the right to control, at his own expense, any Tax audit, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period or portion thereof ending on or prior to the Closing Date with respect to any Company to the extent that the Stockholder may have either (i) a Tax liability (whether as a shareholder of any Company or otherwise) by reason of such assessment, deficiency or adjustment or (ii) an indemnification obligation hereunder with respect; provided, that, the Buyer shall have the right to participate in any Tax proceeding concerning such matters at its own expense directly or through counsel. The Stockholder shall not agree to any settlement of, or entry of any judgment arising from, any such Tax proceeding without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, if any such settlement or entry of judgment would be reasonably expected to increase the Tax liability of the Buyer or of any Company in any taxable period beginning after or including the Closing Date. The Buyer and the Stockholder shall cooperate in the preparation of all Tax Returns and the conduct of all Tax Audits or other administrative or judicial proceedings relating to the determination of any Tax for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages to the extent related to the Companies or any Subsidiary illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party’s possession requested by the Party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include without limitation provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Companies or any Subsidiary, and providing copies of all relevant Tax Returns to the extent related to the Companies or any Subsidiary, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested Party may possess.

(b) The Buyer shall have the right to control any other Tax audit, initiate any other claim for refund, contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period at its own expense. The Buyer shall not agree to any settlement of, or entry of any judgment arising from, any such Tax proceeding without the prior written consent of the Stockholder, which consent shall not be unreasonably withheld, conditioned or delayed, if any such settlement or entry of judgment would be reasonably expected to increase either (i) the Tax liability of the Stockholder in any taxable period, or (ii) the liability of the Stockholder pursuant to its indemnification obligation hereunder.

(c) Notwithstanding any other provision in this Agreement, the Buyer and each Company shall have the right, on or after the Closing Date, to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by law and to collect any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Stockholder and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Stockholder or other recipient of payments in respect of which such deduction and withholding was made.

(d) If, prior to the Closing, the Stockholder shall cause a Company to deliver to Buyer a clearance certificate or similar document(s) which may be required or permitted by any Tax Authority to relieve Buyer of any obligation to withhold Taxes in connection with the Transactions, Buyer shall not withhold any such Taxes.

(e) [Intentionally Deleted]

(f) If required by Mexican Tax law, the Stockholder shall timely pay any capital gains Tax on the transfer of his MDS Mexico equity participation to the Buyer. The Stockholder shall deliver a copy of the corresponding Mexican Tax Return and certified public accountant’s report (dictamen), if any (or documentary evidence, satisfactory to the Buyer, of not being subject to Mexican capital gains Tax), to the Buyer, within the twenty (20) calendar days following the Closing Date, for MDS Mexico to be able to record the Buyer as the new owner of the Stockholder’s equity participation in the Partners’ Registry Book of MDS Mexico without MDS Mexico incurring joint liability with respect to the Stockholder’s Mexican Tax obligations associated with the transfer of such equity participation.

(g) The Parties intend that the Transaction shall constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Income Tax Regulations.

ARTICLE X

REGISTRATION RIGHTS

10.1  Piggyback Registrations.  Following the Closing Date, if the Buyer proposes to register any Buyer Common Stock under the Securities Act at any time (other than a registration statement relating solely to employee benefit plans or a registration relating to a Rule 145 transaction on Form S-4 or similar forms promulgated in the future) and the registration form to be used may be used for the registration of Buyer Shares, whether or not for sale for Buyer’s own account, the Buyer will give prompt written notice at least 30 days prior to the anticipated effective date of the registration statement relating to such registration (the “Company Registration”) to the Stockholder. The Stockholder may elect, for purposes of such Company Registration only, to have all the rights and obligations of a Holder under Section 2.3 of the Investor Rights Agreement solely with respect to the Buyer Shares held by him, and, to the extent applicable to Section 2.3 thereof only, Sections 2.5, 2.6, 2.7, 2.8, 2.9 and 2.11 of the Investor Rights Agreement; provided, however, that under Section 2.3(a) thereof the underwriters may reduce the number of Buyer Shares to be included in such registration statement to not less than 20% of the total number of Buyer Shares requested to be included in such registration; and, provided, further, that as a condition to the Stockholder’s participation in such Company Registration, the Stockholder must also agree not to sell any shares of Buyer Common Stock held by the Stockholder from the date of the filing of such registration statement until 30 days following the effective date of such registration statement, other than in connection with such Company Registration. For the avoidance of doubt, the Stockholder shall have no rights or obligations in connection with any offering by the Buyer nor shall he have any rights or obligations, as a Holder or otherwise, under the Investor Rights Agreement.

10.2  Assignment of Rights.  The Stockholder may not assign any of his rights under this Article X except in connection with the transfer of some or all of the Buyer Shares to a child or spouse, or trust for their benefit, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article X.

10.3  Legends.  The Buyer shall be entitled to place appropriate legends on the certificates evidencing the Buyer Shares for purposes of Rule 145 under the Securities Act reflecting the restrictions set forth in Rule 145 and the restrictions imposed by Section 8.4 and to issue appropriate stop transfer instructions to the transfer agent for Buyer Common Stock.

ARTICLE XI

TERMINATION

11.1  Termination of Agreement.  The Stockholder and the Buyer may terminate this Agreement prior to the Closing (whether before or after Buyer Stockholder Approval), as provided below:

(a) the Stockholder and the Buyer may terminate this Agreement by mutual written consent;

(b) the Buyer may terminate this Agreement by giving written notice to the Stockholder in the event the Stockholder is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (d) or (e) of Section 6.1 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Stockholder of written notice of such breach;

(c) the Stockholder may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (e) or (f) of Section 6.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Stockholder to the Buyer of written notice of such breach;

(d) either the Buyer or the Stockholder may terminate this Agreement by giving written notice to the other Party at any time after the stockholders of the Buyer have voted on whether to approve the issuance of the Buyer Shares in the event the proposed issuance of the Buyer Shares failed to receive the Buyer Stockholder Approval;

(e) the Buyer may terminate this Agreement by giving written notice to the Stockholder if the Closing shall not have occurred on or before December 31, 2007 by reason of the failure of any condition precedent under Section 6.1 (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or

(f) the Stockholder may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before December 31, 2007 by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from a breach by the Stockholder of any representation, warranty or covenant contained in this Agreement).

11.2  Effect of Termination.  If any Party terminates this Agreement pursuant to Section 11.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement prior to such termination); provided, that, in the event this Agreement is terminated by either the Buyer or the Stockholder pursuant to Section 11.1(d) hereof as a result of the Buyer Board’s modification or withdrawal of its recommendation to the Buyer’s stockholders in accordance with Section 5.3(b) hereof, the Buyer shall reimburse the Stockholder for up to an aggregate of $600,000 in reasonable documented expenses of the Stockholder actually incurred relating to the transactions contemplated by this Agreement prior to such termination (excluding any discretionary fees paid to any financial advisors of the Stockholder or the Companies). The expenses payable pursuant to this Section 11.2 shall be paid by wire transfer of same-day funds within five (5) business days after demand therefor.

ARTICLE XII

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Accountant” shall mean an independent accountant selected by the Stockholder and reasonably approved by the Buyer.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“AIP” shall have the meaning set forth in Section 3.24(a).

“Bankruptcy Exception” means, in respect of any agreement, contract or commitment, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditor’s rights and remedies generally and, with respect to the enforceability thereof, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

“Base Purchase Price” shall have the meaning set forth in Section 1.3.

“Business Combination” shall have the meaning set forth in Section 8.4.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Assigned Patent” shall have the meaning set forth in Section 5.13.

“Buyer Benefit Plans” shall mean the employee benefit plans, programs and policies of the Buyer and its Affiliates.

“Buyer Board” shall have the meaning set forth in Section 5.3(b).

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (g) (insofar as clause (g) relates to Legal Proceedings involving the Buyer) of Section 6.2 is satisfied in all respects.

“Buyer Common Stock” shall mean the shares of voting common stock, $.001 par value per share, of the Buyer.

“Buyer Disclosure Schedule” shall mean the disclosure schedule provided by the Buyer to the Stockholder on the date hereof and accepted in writing by the Stockholder.

“Buyer Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Buyer and its Subsidiaries, taken as a whole or (ii) the ability of the Buyer to consummate the transactions contemplated by this Agreement. An adverse change in stock price of Buyer Common Stock shall not, in and of itself, be deemed to have a Buyer Material Adverse Effect.

“Buyer Meeting” shall have the meaning set forth in Section 5.3(a).

“Buyer Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Buyer Reports” shall mean (a) the Buyer’s Annual Report on Form 10 K for the fiscal year ended December 31, 2006, as filed with the SEC, and (b) all other reports filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since January 1, 2006.

“Buyer Shares” shall mean 6,500,000 shares of Buyer Common Stock.

“Buyer Stock Option” shall have the meaning set forth in Section 4.2(b).

“Buyer Stock Plans” shall have the meaning set forth in Section 4.2(b).

“Buyer Stockholder Approval” shall have the meaning set forth in Section 4.3(d).

“Buyer Warrants” shall have the meaning set forth in Section 4.2(c).

“Cap Amount” shall have the meaning set forth in Section 7.5(a).

“CBP” shall have the meaning set forth in Section 3.18.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change in Control” shall have the meaning set forth in Section 8.4.

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article VI), or such other date as may be mutually agreeable to the Parties.

“Closing Price” shall mean the average closing price of Buyer Common Stock for the five trading days ending on the second trading day immediately preceding the Closing, as reported by the NASDAQ Global Market.

“Closing Value” shall mean the average of the last reported sale prices per share of the Buyer Common Stock on the NASDAQ Global Market over the five consecutive trading days ending two trading days before the Closing Date (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock since the beginning of such five-day period), multiplied by the number of Buyer Shares.

“Closing Working Capital” shall mean as of Closing, (i) total current assets of the Companies as of such date, minus (ii) total current liabilities (including accrued royalties) of the Companies as of such date, each as calculated in accordance with GAAP.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Companies” shall mean MDS Services, MDS, MDS Italy and MDS Mexico, collectively.

“Company” shall mean any of MDS Services, MDS, MDS Italy and MDS Mexico.

“Company Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (f) (insofar as clause (f) relates to Legal Proceedings involving any of the Companies) of Section 6.1 is satisfied in all respects.

“Company Disclosure Schedule” shall mean the disclosure schedule provided by the Stockholder to the Buyer on the date hereof and accepted in writing by the Buyer.

“Company Employees” shall have the meaning set forth in Section 8.8.

“Company Intellectual Property” shall mean the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to any of the Companies as of the Closing Date. For the avoidance of doubt, Company Licensed Intellectual Property shall not include any (a) Excluded Intellectual Property, and (b) any Intellectual Property that is no longer licensed to any of the Companies as of the Closing Date.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Companies, taken as a whole, (b) the ability of the Stockholder or the Companies to consummate the transactions contemplated by this Agreement, (c) the ability of the Buyer to operate the businesses of the Companies immediately after the Closing or (d) the ability of the officers of the Buyer, following the Closing, to certify without qualification to the Buyer’s financial statements or SEC reports as they relate to the businesses or operations previously conducted by the Companies; provided, that, in each case a “Company Material Adverse Effect” shall not be deemed to include effects or circumstances resulting from (i) any changes in general economic, business, political or financial conditions (except for any such change, event, circumstance, development or effect that disproportionately affects the Companies relative to other industry participants), (ii) any changes in the industry in which the Companies operate (except for any such change, event, circumstance, development or effect that disproportionately affects the Companies relative to other industry participants); or (iii) the announcement of this Agreement or the transactions contemplated hereby or the identity of the Buyer. For the avoidance of doubt, the Parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned, in whole or in part, by any of the Companies as of the Closing Date. For the avoidance of doubt, Company Owned Intellectual Property shall not include any (a) Excluded Intellectual Property, and (b) any Intellectual Property that is no longer owned by any of the Companies as of the Closing Date.

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by any of the Companies or any ERISA Affiliate for the benefit of any current or former employee of any of the Companies, but excluding government-sponsored or government-affiliated Employee Benefit Plans.

“Company 401(k) Plan” shall have the meaning set forth in Section 8.8(b).

“Company Registration” shall have the meaning set forth in Section 10.1.

“Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of any Company.

“Consulting Agreement” shall mean the consulting agreement to be entered into by the Stockholder, DSU, and the Buyer or an Affiliate thereof in the form attached hereto as Exhibit C.

“Continuing Employees” shall have the meaning set forth in Section 8.8.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under Article VII), other than those fees and expenses of the Accountant set forth in and governed by Section 1.5(b)(vi).

“Deductible” shall have the meaning set forth in Section 7.5(a).

“Determination Date” shall mean (a) the Objection Deadline Date, if no objection to the Draft Closing Balance Sheet or the calculation of the Closing Working Capital is made pursuant to Section 1.5(c), (b) the date on which the Buyer receives notification from the Stockholder that no objection to the Draft Closing Balance Sheet and the calculation of the Closing Working Capital will be made, or (c) the date on which final resolution of any dispute in connection with the determination of the Closing Working Capital pursuant to Section 1.5 is achieved.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Draft Closing Balance Sheet” shall mean the balance sheet of the Companies as of the Closing Date prepared and delivered by the Buyer pursuant to Section 1.5(a).

“DSU” shall mean DSU Medical Corporation, a Nevada corporation.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Environmental Law” shall mean (a) any United States federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law in effect up to and through the Closing Date relating to the environment, occupational health and safety, the potential toxic material content of any product or exposure of persons or property to Materials of Environmental Concern passed or issued by any Governmental Entity, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and (b) any Mexican or Italian national, state, provincial or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law in effect up to and through the Closing Date analogous or comparable to the topics or issues set forth in sub-section (a) of this definition. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included any of the Companies.

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit A.

“Escrow Agent” shall mean Computershare Services, Inc.

“Escrow Shares” shall mean 1,000,000 shares of Buyer Common Stock.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Intellectual Property” shall mean the Intellectual Property set forth in Exhibit C of the License Agreement.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

“Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“FDA” shall have the meaning set forth in Section 3.24(a).

“FD&C Act” shall have the meaning set forth in Section 3.24(b).

“Field” shall have meaning set forth in the License Agreement.

“Final Closing Balance Sheet” shall have the meaning set forth in Section 1.5(b).

“Final Closing Working Capital” shall have the meaning set forth in Section 1.5(b).

“Financial Statements” shall mean:

(a) the unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of each of the Medisystems Operating Companies as at December 31, 2006,

(b) the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of each of the Medisystems Operating Companies as at December 31, 2005 and December 31, 2004, and

(c) the Most Recent Balance Sheet and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the three months ended as of the Most Recent Balance Sheet Date.

“Focused Assessments” shall mean a Risk Based Approach to Audit’ as set forth by CBP that concentrates on a company’s internal compliance procedures while also addressing areas of risk identified by CBP.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency, including any central or local governmental, administrative or judicial entity, body, agency, inspectorate or office of any jurisdiction where any Company is based or operates, as far as applicable mutatis mutandis.

“Hart-Scott-Rodino Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191.

“Income Taxes” shall mean any Taxes imposed upon or measured by net income.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” shall mean the following subsisting throughout the world:

(a) Patents;

(b) Trademarks and all goodwill in the Trademarks;

(c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(e) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Investor Rights Agreement” shall mean the Investor Rights Agreement, dated as of June 30, 1999, by and between the Buyer and the investors listed therein, as the same may be amended from time to time (the “Investor Rights Agreement”)

“Laws and Regulations” shall have the meaning set forth in Section 3.24(a).

“Lease” shall mean any lease or sublease pursuant to which any Company leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“License Agreement” shall mean the license agreement entered into by DSU and MDS dated as of June 1, 2007.

“Licensed Class B Patents” shall have the meaning set forth in the License Agreement.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material or chemical (or article containing such material or chemical) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive passed or issued by any Governmental Entity due to its potential, directly or indirectly, to harm the environment, public health or worker health and safety.

“Medisystems Employment Agreement” shall mean the Medisystems Employment Agreement between MDS or MDS Services, on the one hand, and any employee of MDS or MDS Services, on the other hand.

“MDS Italy Employment Agreement” shall mean the MDS Italy Employment Agreement between MDS Italy, on the one hand, and any employee of MDS Italy, on the other hand.

“MDS Mexico Employment Agreement” shall mean the MDS Mexico Employment Agreement between MDS Mexico, on the one hand, and any employee of MDS Mexico, on the other hand.

“Medisystems Operating Companies” shall mean collectively, the Companies, MRC, MTC (until May 31, 2007, the effective date of its merger into DSU), LifeStream Medical Corporation, a Nevada corporation and Infusion Care Services, Inc., a Delaware corporation.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Companies as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean March 31, 2007.

“MRC” shall mean Medisystems Research Corp., an Illinois corporation.

“MTC” shall mean Medisystems Technology Corporation, a Nevada corporation.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Objection Deadline Date” shall mean the date 30 days after delivery by the Buyer to the Stockholder of the Draft Closing Balance Sheet.

“Option” shall mean each option to purchase or acquire shares of any Company, whether issued by a Company pursuant to a Company Stock Plan or otherwise.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Parties” shall mean the Buyer and the Stockholder.

“Patents” shall mean all patents and patent applications filed with the United States Patent and Trademark office or other Governmental Entity.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Products” shall have the meaning set forth in Section 3.24(b).

“Proxy Statement/Prospectus” shall mean the proxy statement/prospectus included as part of the S-4 Registration Statement, together with any accompanying letter to stockholders, notice of meeting and form of proxy or written consent.

“Public Filings” shall have the meaning set forth in Section 5.10(a).

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Registered Company Intellectual Property” shall mean Registered Intellectual Property that is owned by any Company as of the Closing Date or licensed to any Company pursuant to the License Agreement.

“Registered Intellectual Property” shall mean all Patents, registered Trademarks, registered copyrights and designs, and all applications filed with the United States Patent and Trademark Office and all foreign equivalent offices for each of the foregoing.

“Related Agreements” shall mean the Escrow Agreement, the Consulting Agreement, and the Stock Transfer Documents.

“Response” shall mean a written response containing the information provided for in Section 7.3(c).

“SEC” shall mean the Securities and Exchange Commission.

“S-4 Registration Statement” shall mean a registration statement of the Buyer on Form S-4 for the purposes of (1) registering the Buyer Shares under the Securities Act and (2) soliciting proxies from the stockholders of the Buyer for the purpose of obtaining the approval by the stockholders of the Buyer of the issuance of shares of Buyer Common Stock pursuant to the terms of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the applicable Company and not material to such Company.

“Shares” shall have the meaning set forth in the Preliminary Statement of this Agreement.

“Specified Sections” shall have the meaning set forth in Section 13.10.

“Stock Transfer Documents” shall have the meaning set forth in Section 1.8.

“Stockholder” shall have the meaning set forth in the first paragraph of this Agreement.

“Stockholder Nominee” shall have the meaning set forth in Section 8.6.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company, branch, representative office or other non-corporate business enterprise in which any Company holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Target Amount” shall equal negative $1,850,000, which amount shall be increased by the sum of the amount of the Companies’ net income plus depreciation plus amortization for the period from January 1, 2007 through the Closing Date and decreased by the sum of the amounts of (a) the royalties payable under the

License Agreement, (b) the cash dividends payable pursuant to Section 5.14(a)(ii) and (c) the amount of the Companies’ capital expenditures permitted under the terms of this Agreement for the period from January 1, 2007 through the Closing Date.

“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Returns” shall mean any and all reports, returns, declarations, extension requests or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VII.

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transaction” shall have the meaning set forth in the Preliminary Statement of this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 9.1(e).

“Unresolved Objections” shall mean any objections set forth in the Stockholder’s statement of objections that remain unresolved 30 days after delivery of such statement of objections.

“Value” of Escrow Shares shall have the meaning set forth in Section 7.3(c).

“Voting Stock” shall have the meaning set forth in Section 8.4.

“Warrant” shall mean each warrant or other contractual right to purchase or acquire any shares of any Company, provided that Options shall not be considered Warrants.

“Working Capital Certificate” shall have the meaning set forth in Section 1.5(a).

ARTICLE XIII

MISCELLANEOUS

13.1  Press Releases and Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

13.2  No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective heirs, executors, personal and legal representatives, successors and permitted assigns.

13.3  Entire Agreement; Attachments.  This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the Parties pursuant hereto represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such Parties. If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

13.4  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, personal and legal representatives, successors and assigns, except that the Buyer, on the one hand, and the Stockholder, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other Party; provided, however, that the Buyer may assign its rights to acquire all or any portion of the Shares hereunder, to a subsidiary or Affiliate of the Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer or the Stockholder from any obligation or liability under this Agreement.

13.5  Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

To the Buyer or any of the Companies (following the Closing Date):	NxStage Medical, Inc. 439 South Union Street 5th Floor, Lawrence, MA 01843 Attn: Chief Executive Officer

With a copy to:	NxStage Medical, Inc. 439 South Union Street 5th Floor, Lawrence, MA 01843 Attn: General Counsel

Wilmer Hale 60 State Street Boston, MA 02109 Attn: Susan Murley

To the Stockholder:	David S. Utterberg 2033 1st Avenue, #3 Seattle, WA 98121

With a copy to:	John A. Willett or Christine D. Rogers Arnold & Porter LLP 399 Park Avenue New York, NY 10022-4690

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

13.6  Governing Law.  All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of Delaware without giving effect to any choice or conflict of law provision or rule (whether of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of Delaware.

13.7  Amendments and Waivers.  The Buyer, by the consent of its Board of Directors or officers authorized by such Board, and the Stockholder may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Stockholder. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.8  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

13.9  Submission to Jurisdiction.  Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 13.5, provided that nothing in this Section 13.9 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

13.10  Specific Performance.  Each Party acknowledges and agrees that the other Party or Parties would be damaged irreparably in the event any of the provisions contained in Article I or any of Sections 5.2, 5.3, 5.7, 5.10, 5.12, 5.13, 8.1, 8.2, 8.4, 8.5, 8.6 and 8.7 (the “Specified Sections) of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party or Parties may be entitled to an injunction or injunctions to prevent breaches of the provisions contained in Article I and the Specified Sections of this Agreement and to enforce specifically the terms and provisions of Article I and the Specified Sections in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

13.11  Section Headings.  The section headings are for the convenience of the Parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the Parties.

13.12  Governing Document.  To the extent of any inconsistency between this Agreement and the Stock Transfer Documents, the provisions of this Agreement shall govern.

13.13  Exchange Rates.  To the extent that any U.S. dollar amounts need to be converted into local currency as a result of the transactions contemplated by this Agreement, the Parties shall use the currency exchange “trading among banks of $1 million and more” rate published in The Wall Street Journal on the first business day prior to the Closing.

13.14  Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

NXSTAGE MEDICAL, INC.

By: /s/ Jeffrey H. Burbank
Title: President and CEO

STOCKHOLDER:

/s/ David S. Utterberg
David S. Utterberg

ANNEX B

Investment Banking

Corporate and Institutional
Client Group

World Financial Center
North Tower
New York, New York 10281-1330
212 449 1000 Main

June 4, 2007

Board of Directors
NxStage Medical, Inc.
439 South Union Street
Lawrence, MA 01843

Members of the Board of Directors:

NxStage Medical, Inc. (the “Acquiror”), and David S. Utterberg (the “Seller”) are entering into a Stock Purchase Agreement dated as of June 4, 2007 (the “Agreement”), pursuant to which the Acquiror will purchase, directly or indirectly, all of the issued and outstanding shares of each of Medisystems Services Corporation (“MDS Services”), Medisystems Corporation (“MDS”), Medisystems Europe S.p.A. (“MDS Italy”) and Medimexico s. de R.L. de C.V. (“MDS Mexico” and, together with MDS Services, MDS and MDS Italy, the “Companies”) for consideration (the “Consideration”) consisting of 6,500,000 shares of Common Stock, $0.001 par value, of the Acquiror (the “Acquiror Shares”), subject to adjustment if the Final Closing Working Capital (as defined in the Agreement) is greater or less by $250,000 or more than the Target Amount (as defined in the Agreement). The acquisition transaction contemplated by the Agreement is referred to herein as the “Transaction”.

You have asked us whether, in our opinion, the Consideration to be paid by the Acquiror pursuant to the Transaction is fair from a financial point of view to the Acquiror.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Acquiror that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Companies and the Acquiror;

(3)	Conducted discussions with members of senior management of the Companies and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Transaction;

(4)	Reviewed the market prices and valuation multiples for the Acquiror Shares and for certain publicly traded companies that we deemed to be relevant;

(5)	Reviewed the results of operations of the Companies and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed to be relevant;

(7)	Participated in certain discussions and negotiations among representatives of the Companies and the Acquiror and their financial and legal advisors;

(8)	Reviewed the potential pro forma impact of the Transaction on the Acquiror;

(9)	Reviewed the Agreement, the License Agreement dated June 1, 2007 between DSU Medical Corporation (“DSU”) and MDS, and the form of Consulting Agreement to be entered into by and among the Acquiror, DSU and the Seller (the “Consulting Agreement”); and

(10)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Companies or the Acquiror, or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Companies or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Companies or the Acquiror. With respect to the financial forecast information furnished to or discussed with us by the Companies or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgement of the Companies’ or the Acquiror’s management as to the expected future financial performance of the Companies or the Acquiror, as the case may be.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any diverstiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction. We have also assumed that the representations and warranties of each party contained in the Agreement are true and correct as of the date of the Agreement, that each party will perform all of its respective covenants and agreements contained in the Agreement and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment. We are not rendering any accounting, legal, tax or intellectual property advice and understand that the Acquiror is relying upon its own accounting, legal, tax and intellectual property advisors as to accounting, legal, tax and intellectual property matters in connection with the Transaction.

We are acting as financial advisor to the Acquiror in connection with the Transaction and will receive a fee from the Acquiror for our services, which is contingent upon the consummation of the Transaction. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade securities of the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Transaction and does not constitute a recommendation to any stockholder of the Acquiror as to how such stockholder should vote on the issuance of the Acquiror Shares contemplated by the Agreement or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Acquiror.

We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Transaction.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by the Acquiror pursuant to the Transaction is fair from a financial point of view to the Acquiror.

Very truly yours,

/s/  Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH,	PIERCE, FENNER & SMITH INCORPORATED

ANNEX C

AMENDMENT NO. 1 TO
2005 STOCK INCENTIVE PLAN
OF
NxSTAGE MEDICAL, INC.

The 2005 Stock Incentive Plan (the “Plan”) of NxStage Medical, Inc. is hereby amended as follows:

Section 4(a) is deleted in its entirety and the following is substituted in its place:

(a) Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to an aggregate of 7,401,457 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”); provided, however, that of the 3,800,000 shares of Common Stock added to the Plan as of the Stockholder Approval Date, the maximum number of shares with respect to which Restricted Stock Awards may be granted shall be 1,500,000.

For purposes of counting the number of shares available for the grant of Awards under the Plan and under the sublimits contained in Section 4(a) and 4(b), (i) all shares of Common Stock covered by independent SARs shall be counted against the number of shares available for the grant of Awards; provided, however, that independent SARs that may be settled in cash only shall not be so counted; (ii) if any Award (A) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (B) results in any Common Stock not being issued (including as a result of an independent SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, in the case of Incentive Stock Options (as hereinafter defined), the foregoing shall be subject to any limitations under the Code; and provided further, in the case of independent SARs, that the full number of shares subject to any stock-settled SAR shall be counted against the shares available under the Plan and against the sublimits listed in the first clause of this Section regardless of the number of shares actually used to settle such SAR upon exercise; (iii) shares of Common Stock tendered to the Company by a Participant to (A) purchase shares of Common Stock upon the exercise of an Award or (B) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and (iv) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

Section 5(c) is deleted in its entirety and the following is substituted in its place:

(c) Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable option agreement. The exercise price shall be not less than 100% of the Fair Market Value (as defined below) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date. The “Fair Market Value” of a share of Common Stock for purposes of the Plan will be determined as follows: (i) if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or (ii) if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor as listed on the OTCBB website (otcbb.com) on the date of grant; or (iii) if the Common Stock is not publicly traded, the Board will determine the Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Code Section 409A, except as the Board or Committee may expressly determine otherwise.

Section 5(d) is deleted in its entirety and the following is substituted in its place:

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

A new Section 5(h) is hereby added to the Plan, as follows:

(h) Limitation on Repricing. Unless such action is approved by the Company’s stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9) and (2) the Board may not cancel or repurchase for cash any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option.

A new Section 6(d) is hereby added to the Plan, as follows:

(d) Limitation on Repricing. Unless such action is approved by the Company’s stockholders: (1) no outstanding SAR granted under the Plan may be amended to provide a exercise price per share that is lower than the then-current exercise price per share of such outstanding SAR (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having a exercise price per share lower than the then-current exercise price per share of the cancelled SAR.

Except as set forth above, the remainder of the Plan remains in full force and effect.

Adopted by the Board of Directors on July 25, 2007.
Adopted by the Stockholders on          , 2007
(the “Stockholder Approval Date”)

NxSTAGE MEDICAL, INC.

2005 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this 2005 Stock Incentive Plan (the “Plan”) of NxStage Medical, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers, directors, consultants and advisors are eligible to receive options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Participant.”

3.	Administration and Delegation

(a) Administration by Board of Directors.  The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) Appointment of Committees.  To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

4.	Stock Available for Awards

(a) Number of Shares.  Subject to adjustment under Section 9, Awards may be made under the Plan for up to the number of shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) that is equal to the sum of:

(1) such number of shares of Common Stock as is equal to the sum of (x) the number of shares of Common Stock reserved for issuance under the Company’s 1999 Stock Option and Grant Plan (the “Existing Plan”) that remain available for grant under the Existing Plan immediately prior to the closing of the Company’s initial public offering and (y) the number of shares of Common Stock subject to awards granted under the Existing Plan which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options (as hereinafter defined) to any limitations of the Code); plus

(2) an annual increase to be added on the first day of each of the Company’s fiscal years during the period beginning in fiscal year 2007 and ending on the second day of fiscal year 2015 equal to the lesser of (i) 600,000 shares of Common Stock, (ii) 3% of the outstanding shares on such date or (ii) an amount determined by the Board.

Notwithstanding clause (2) above, in no event shall the number of shares available under this Plan be increased as set forth in clause (2) to the extent such increase, in addition to any other increases proposed by the Board in the number of shares available for issuance under all other employee or director stock plans, would result in the total number of shares then available for issuance under all employee and director stock plans exceeding 30% of the outstanding shares of the Company on the first day of the applicable fiscal year.

If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Further, shares of Common Stock tendered to the Company by a Participant to exercise an Award shall be added to the number of shares of Common Stock available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) Per-Participant Limit.  Subject to adjustment under Section 9, for Awards granted after the Common Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,000,000(1) per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR (as each is hereafter defined) shall be treated as a single Award. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

5.	Stock Options

(a) General.  The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option.”

(b) Incentive Stock Options.  An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of NxStage, any of NxStage’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board pursuant to Section 10(f), including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price.  The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement.

(d) Duration of Options.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement.

(e) Exercise of Option.  Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company following exercise either as soon as practicable or, subject to such conditions as the Board shall specify, on a deferred basis (with the Company’s obligation to be evidenced by an instrument providing for future delivery of the deferred shares at the time or times specified by the Board).

(1) After giving effect to the proposed reverse stock split of the Company’s Common Stock in anticipation of the initial public offering.

(f) Payment Upon Exercise.  Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as the Board may otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) when the Common Stock is registered under the Exchange Act, by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent permitted by applicable law and by the Board, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

(5)	by any combination of the above permitted forms of payment.

(g) Substitute Options.  In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2. Substitute Options shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

6.	Stock Appreciation Rights

(a) General.  A Stock Appreciation Right, or SAR, is an Award entitling the holder, upon exercise, to receive an amount of Common Stock determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date.

(b) Grants.  Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Rules Applicable to Tandem Awards.  When Stock Appreciation Rights are expressly granted in tandem with Options, (i) the Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event or a Change in Control Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event or a Change in Control Event and except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Right; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right; and (iv) the Stock Appreciation Right will be transferable only with the related Option.

(2) Exercise of Independent SARs.  A Stock Appreciation Right not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c) Exercise.  Stock Appreciation Rights may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

7.	Restricted Stock; Restricted Stock Units

(a) General.  The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock to be delivered at the time such shares of Common Stock vest (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions.  The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

(c) Stock Certificates.  Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

8.	Other Stock-Based Awards

Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock Unit Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the conditions of each Other Stock Unit Award, including any purchase price applicable thereto.

9.	Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the per-Participant limit set forth in Section 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions of each Stock Appreciation Right, (v) the repurchase price per share subject to each outstanding Restricted Stock Award, and (vi) the share- and per-share-related provisions of each outstanding Other Stock Unit Award, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board.

(b) Reorganization and Change in Control Events

(1) Definitions

(a)	A “Reorganization Event” shall mean:

(i)	any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled;

(ii) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction; or

(iii) any liquidation or dissolution of the Company.

(b) A “Change in Control Event” shall mean:

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company or (B) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

(ii) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company

Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv) the liquidation or dissolution of the Company.

(c) “Good Reason” shall mean any significant diminution in the Participant’s title, authority, or responsibilities from and after such Reorganization Event or Change in Control Event, as the case may be, or any reduction in the annual cash compensation payable to the Participant from and after such Reorganization Event or Change in Control Event, as the case may be, or the relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from its location immediately prior to such Reorganization Event or Change in Control Event.

(d) “Cause” shall mean any (i) willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company or (ii) willful misconduct by the Participant which affects the business reputation of the Company. The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for Cause was warranted.

(2) Effect on Options

(a) Reorganization Event.  Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to a Reorganization Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that if such Reorganization Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company (A) one-half of the number of shares subject to the Option which were not already vested shall be exercisable upon the occurrence of such Reorganization Event and, subject to (B) below, the remaining one-half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in such option, with one-half of the number of shares that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each subsequent vesting date and (B) such assumed or substituted options shall become immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Reorganization Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation. For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of

Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, or in the event of a liquidation or dissolution of the Company, the Board shall, upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the “Acquisition Price”), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Reorganization Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options.

(b) Change in Control Event that is not a Reorganization Event.  Upon the occurrence of a Change in Control Event that does not also constitute a Reorganization Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, the vesting schedule of such Option shall be accelerated in part so that one-half of the number of shares that would otherwise have first become vested on any date after the date of the Change in Control Event shall immediately become exercisable. The remaining one-half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in such Option, with one-half of the number of shares that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each such subsequent vesting date; provided, however, that each such Option shall be immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

(3)	Effect on Restricted Stock Awards

(a) Reorganization Event that is not a Change in Control Event.  Upon the occurrence of a Reorganization Event that is not a Change in Control Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.

(b) Change in Control Event.  Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event), except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, the vesting schedule of all Restricted Stock Awards shall be accelerated in part so that one-half of the number of shares that would otherwise have first become free from conditions or restrictions on any date after the date of the Change in Control Event shall immediately become free from conditions or restrictions. Subject to the following sentence, the remaining one- half of such number of shares shall continue to become free from conditions or restrictions in accordance with the original schedule set forth in such Restricted Stock Award, with one-half of the number of shares that would otherwise have become free from conditions or restrictions on each subsequent vesting date in accordance with the original schedule becoming free from conditions or restrictions on each subsequent vesting date. In addition, each such Restricted Stock Award shall immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in

Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

(4) Effect on Stock Appreciation Rights and Other Stock Unit Awards.

The Board may specify in an Award at the time of the grant the effect of a Reorganization Event and Change in Control Event on any SAR and Other Stock Unit Award.

10.	General Provisions Applicable to Awards

(a) Transferability of Awards.  Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation.  Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion.  Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status.  The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding.  Each Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with an Award to such Participant. Except as the Board may otherwise provide in an Award, for so long as the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f) Amendment of Award.  The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(g) Conditions on Delivery of Stock.  The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration.  The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

11.	Miscellaneous

(a) No Right To Employment or Other Status.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder.  Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c) Effective Date and Term of Plan.  The Plan shall become effective on the date on which it is adopted by the Board. No Awards shall be granted under the Plan after the completion of 10 years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that, to the extent determined by the Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement shall become effective until such stockholder approval is obtained.

(e) Authorization of Sub-Plans.  The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to this Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f) Compliance with Code Section 409A.  No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code.

(g) Governing Law.  The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

Adopted by the Board of Directors on September 7, 2005

Approved by the stockholders on October 14, 2005

ANNEX D

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NXSTAGE MEDICAL, INC.

SPECIAL MEETING OF STOCKHOLDERS
          , 2007

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Robert S. Brown and Winifred L. Swan, or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the Special Meeting of Stockholders of NxStage Medical, Inc. and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the proxy statement for the special meeting, and, in their discretion, upon any other matters which may properly come before the special meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER.

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

UNLESS YOU INTEND TO VOTE YOUR SHARES BY INTERNET OR
TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD
PROMPTLY IN ENCLOSED REPLY ENVELOPE

ADDRESS CHANGES/COMMENTS?

(If you noted any address changes/comments above, please mark corresponding box on other side)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

NXSTAGE 439 SOUTH UNION ST., 5th FLR LAWRENCE, MA 01843 ATTN:	VOTE BY INTERNET www.investorvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form

VOTE BY PHONE 1-800-652-VOTE (8683)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NxStage Medical, Inc., c/o Computershare Investor Services, PO Box 43010, Providence, RI 02940-3010

TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK AS FOLLOWS	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		FOR	AGAINST	ABSTAIN
1.	To approve the issuance of 6,500,000 shares of our common stock, plus any additional shares of common stock issuable pursuant to a post-closing working capital adjustment, pursuant to the stock purchase agreement, and any additional shares of our common stock that we may be required to issue in the future to satisfy any indemnification obligations under the stock purchase agreement or consulting agreement.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
2.	To amend our 2005 Stock Incentive Plan to increase the number of shares of our common stock which may be issued pursuant to the plan by an additional 3,800,000 shares, of which no more than 1,500,000 shares shall be granted as restricted stock awards.	☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

For address changes/comments, please check this box and write them on the back where indicated       ☐

Signature:	Date:

Signature:	Date:

D-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We have included such a provision in our Restated Certificate of Incorporation.

Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director to the extent permitted by Delaware law.

The indemnification provisions contained in our Restated Certificate of Incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

In addition to the indemnification provided for in our Restated Certificate of Incorporation, we have entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director, officer, employee or agent of ours, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the director or executive officer if he or she is found liable to us, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case the director or executive officer is fairly and reasonably entitled to be indemnified. In the event that we do not assume the defense of a claim against a director or executive officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

In addition, we maintain insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 21.	Exhibits and Financial Statement Schedule.

Exhibit
No.	Description

3.1	Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.4 to the Registrant’s Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-126711), as originally filed on October 7, 2005, and incorporated herein by reference)

Exhibit
No.		Description

3.2		Amended and Restated By-Laws of the Registrant (filed as Exhibit 3.5 to the Registrant’s Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-126711), as originally filed on October 7, 2005, and incorporated herein by reference)
4.1		Specimen Certificate evidencing shares of common stock (filed as Exhibit 4.1 to the Registrant’s Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-126711), as originally filed on October 7, 2005, and incorporated herein by reference)
5.1		Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
10.1		Stock Purchase Agreement, dated June 4, 2007, between the Registrant and David S. Utterberg (included as Annex A to the proxy statement/prospectus part of this Registration Statement)
10	.2*	License Agreement, dated June 1, 2007, by and between Medisystems Corporation and DSU Medical, Inc.
10	.3*	Form of Consulting Agreement to be entered into between the Registrant and David S. Utterberg
10.4		1999 Stock Option and Grant Plan, as amended (filed as Exhibit 10.1 to the Registrant’s Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-126711), as originally filed on October 7, 2005, and incorporated herein by reference)
10.5		Form of Incentive Stock Option Agreement under the 1999 Stock Option and Grant Plan (filed as Exhibit 10.2 to the Registrant’s Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-126711), as originally filed on October 7, 2005, and incorporated herein by reference)
10.6		Form of Nonstatutory Stock Option Agreement under the 1999 Stock Option and Grant Plan (filed as Exhibit 10.3 to the Registrant’s Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-126711), as originally filed on October 7, 2005, and incorporated herein by reference)
10.7		Loan and Security Agreement dated December 23, 2004 by and between the Registrant and Lighthouse Capital Partners V, L.P. (filed as Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-126711), as originally filed on July 19, 2005, and incorporated herein by reference)
10.8		Secured Promissory Note made December 29, 2004 by Registrant in favor of Lighthouse Capital Partners V, L.P. (filed as Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-126711), as originally filed on July 19, 2005, and incorporated herein by reference)
10.9		Warrant to Purchase Series F Preferred Stock dated December 23, 2004 issued to Lighthouse Capital Partners IV, L.P. (filed as Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-126711), as originally filed on July 19, 2005, and incorporated herein by reference)
10.10		Warrant to Purchase Series F Preferred Stock dated December 23, 2004 issued to Lighthouse Capital Partners V, L.P. (filed as Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1 (File No. 333-126711), as originally filed on July 19, 2005, and incorporated herein by reference)
10.11		Warrant to Purchase Series E Preferred Stock dated September 26, 2002 issued to Comerica Bank (filed as Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 (File No. 333-126711), as originally filed on July 19, 2005, and incorporated herein by reference)
10.12		Investor Rights Agreement dated June 30, 1999 between the Registrant and the Investors, as amended on January 24, 2000, May 24, 2001, April 15, 2003, August 18, 2004, December 23, 2004 and July 8, 2005 (filed as Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1 (File No. 333-126711), as originally filed on July 19, 2005, and incorporated herein by reference)
10.13		Standard Form Commercial Lease dated October 17, 2000 between the Registrant and Heritage Place, LLC, as amended by Modification to Standard Form Commercial Lease (filed as Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 (File No. 333-126711), as originally filed on July 19, 2005, and incorporated herein by reference)
10.14		Commercial Tenancy-At-Will Agreement dated March 14, 2005 between Registrant and Osgood St., LLC, as amended by Modification to Tenancy at Will Agreement (filed as Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1 (File No. 333-126711), as originally filed on July 19, 2005, and incorporated herein by reference)

Exhibit
No.		Description

10.15		Employment Agreement dated March 22, 1999 between the Registrant and Jeffrey H. Burbank (filed as Exhibit 10.12 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-126711), as originally filed on October 20, 2005, and incorporated herein by reference)
10.16		Employment Agreement dated September 17, 2004 between the Registrant and Philip Licari (filed as Exhibit 10.13 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-126711), as originally filed on October 20, 2005, and incorporated herein by reference)
10.17		Employment Agreement dated May 15, 2000 between the Registrant and Joseph E. Turk, Jr. (filed as Exhibit 10.15 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-126711), as originally filed on October 20, 2005, and incorporated herein by reference)
10.18		Employment Agreement dated November 27, 2000 between the Registrant and Winifred L. Swan (filed as Exhibit 10.16 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-126711), as originally filed on October 20, 2005, and incorporated herein by reference)
10.19		Employment Agreement dated November 27, 2006 between Registrant and Robert S. Brown (filed as Exhibit 10.10 to the Registrants Annual Report on Form 10-K (file No. 000-51567) for the period ended December 31, 2006, as originally filed on March 16, 2007, and incorporated herein by reference)
†10	.20	Supply Agreement dated as of October 26, 2004 between the Registrant and B. Braun Medizintechnologie GmbH (filed as Exhibit 10.17 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-126711), as originally filed on October 20, 2005, and incorporated herein by reference)
†10	.21	Supply Agreement dated October 1, 2004 among the Registrant, EIR Medical, Inc. and Membrana GmbH (filed as Exhibit 10.18 to the Registrant’s Registration Statement on Form S-1 (File No. 333-126711), as originally filed on July 19, 2005, and incorporated herein by reference)
†10	.22	Production Agreement dated as of June 27, 2005 between the Registrant and KMC Systems, Inc. (filed as Exhibit 10.19 to the Registrant’s Registration Statement on Form S-1 (File No. 333-126711), as originally filed on July 19, 2005, and incorporated herein by reference)
†10	.23	Supply Agreement dated as of January 5, 2007 between the Registrant and Membrana GmbH (filed as Exhibit 10.27 to the Registrant’s Annual Report on Form 10-K (File No. 000-51567) for the period ended December 31, 2006, as originally filed on March 16, 2007, and incorporated herein by reference)
†10	.24	Supply Agreement dated as of January 1, 2007 between the Registrant and Medisystems Corporation (filed as Exhibit 10.28 to the Registrant’s Annual Report on Form 10-K (File No. 000-51567) for the period ended December 31, 2006, as originally filed on March 16, 2007, and incorporated herein by reference)
†10	.25	National Service Provider Agreement dated as of February 7, 2007 between the Registrant and DaVita Inc. (filed as Exhibit 10.29 to the Registrant’s Annual Report on Form 10-K (File No. 000-51567) for the period ended December 31, 2006, as originally filed on March 16, 2007, and incorporated herein by reference)
10.26		Form of Indemnification Agreement entered into between the Registrant and each of its Directors and Executive Officers (filed as Exhibit 10.21 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-126711), as originally filed on September 21, 2005, and incorporated herein by reference)
10.27		2005 Stock Incentive Plan, together with Form of Incentive Stock Option Agreement and Form of Nonstatutory Stock Option Agreement (filed as Exhibit 10.22 to the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-126711), as originally filed on October 20, 2005, and incorporated herein by reference)
10.28		Form of Restricted Stock Agreement under the 2005 Stock Incentive Plan (filed as Exhibit 10.4 to the Registrants Annual Report on Form 10-K (file No. 000-51567) for the period ended December 31, 2006, as originally filed on March 16, 2007, and incorporated herein by reference)
10.29		Director Compensation Policy (filed as Exhibit 10.2 to the Registrant’s Form 10-Q (File No. 0-51567) for the quarterly period ended March 31, 2006, and incorporated herein by reference)

Exhibit
No.		Description

10.30		Supply Agreement dated March 27, 2006 between the Registrant and Laboratorios PISA S.A. de C.V. (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 000-51567) for the quarterly period ended March 31, 2006, and incorporated herein by reference)
10.31		Loan and Security Agreement dated as of May 15, 2006 between the Silicon Valley Bank and the Registrant (filed as Exhibit 10.24 to the Registrant’s Registration Statement on Form S-1 (File No. 333-134187), as originally filed on May 17, 2006, and incorporated herein by reference)
10.32		Summary of 2006 Executive Compensation and 2006 Corporate Bonus Plan (filed as Exhibit 10.25 to the Registrant’s Registration Statement on Form S-1 (File No. 333-134187), as originally filed on May 17, 2006, and incorporated herein by reference)
10.33		Restricted Stock Agreement Granted Under 2005 Stock Incentive Plan dated March 24, 2006 between the Registrant and Philip R. Licari (filed as Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q (File No. 000-51567) for the quarterly period ended March 31, 2006, and incorporated herein by reference)
10.34		Amendment to Non-Qualified Stock Option Agreement dated March 24, 2006 between the Registrant and Philip R. Licari (filed as Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q (File No. 000-51567) for the quarterly period ended March 31, 2006, and incorporated herein by reference)
10.35		Stock Purchase Agreement dated as of February 7, 2007 between the Registrant and DaVita Inc. (filed as Exhibit 10.31 to the Registrant’s Annual Report on Form 10-K (File No. 000-51567) for the period ended December 31, 2006, as originally filed on March 16, 2007, and incorporated herein by reference)
10.36		Registration Rights Agreement dated as of February 7, 2007 between the Registrant and DaVita Inc. (filed as Exhibit 10.32 to the Registrant’s Annual Report on Form 10-K (File No. 000-51567) for the period ended December 31, 2006, as originally filed on March 16, 2007, and incorporated herein by reference)
*10	.37	Extracorporeal Disposables Distribution Agreement dated as of July 25, 2007 by and between Medisystems Corporation and Henry Schein, Inc.
21.1		List of Subsidiaries (filed as Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K (File No. 000-51567) for the period ended December 31, 2006, as originally filed on March 16, 2007, and incorporated herein by reference)
23.1		Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in the opinion filed as Exhibit 5.1).
23.2		Consent of Ernst & Young LLP
23.3		Consent of Grant Thornton LLP
23.4		Consent of Deloitte & Touche S.p.A.
23.5		Consent of Kim Quezada Yasociados, S.C.
23.6		Consent of Merrill Lynch, financial advisor to the Registrant
24.1		Power of Attorney (included on page II-6 and filed herewith)
99.1		Form of Proxy Card (included as Annex D to the proxy statement/prospectus part of this Registration Statement)
99.2		Opinion of Merrill Lynch, financial advisor to the Registrant (included as Annex B to the proxy statement/prospectus part of this Registration Statement)
99.3		Proposed Amendment to the 2005 Stock Incentive Plan (included in Annex C to the proxy statement/prospectus part of this Registration Statement)

*	To be filed by amendment

†	Confidential treatment has been requested with respect to the omitted portions of this exhibit and such information has been filed separately with the Securities and Exchange Commission.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(b) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(c) That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of this registration statement through the date of responding to such request; and

(e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lawrence, Massachusetts on July 26, 2007.

NxStage Medical, Inc

By:	/s/ Jeffrey H. Burbank
Jeffrey H. Burbank
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey H. Burbank, Robert S. Brown and Winifred L. Swan, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jeffrey H. Burbank Jeffrey H. Burbank	Chief Executive Officer and Director (principal executive officer)	July 26, 2007

/s/ Robert S. Brown Robert S. Brown	Chief Financial Officer (principal financial and accounting officer)	July 26, 2007

/s/ Philippe O. Chambon Philippe O. Chambon, M.D., Ph.D.	Director	July 26, 2007

/s/ Daniel A. Giannini Daniel A. Giannini	Director	July 26, 2007

/s/ Reid S. Perper Reid S. Perper	Director	July 26, 2007

/s/ Peter P. Phildius Peter P. Phildius	Director	July 26, 2007

/s/ Craig W. Moore Craig W. Moore	Director	July 26, 2007

/s/ David S. Utterberg David S. Utterberg	Director	July 26, 2007